                                                Filed pursuant to Rule 424(b)(3)
                                                SEC File No. 333-63099
PROSPECTUS

                          FIRST PLACE FINANCIAL CORP.
                  (Proposed Holding Company for First Federal
                    Savings and Loan Association of Warren)
                       9,077,065 Shares of Common Stock

     First Place Financial Corp. (the "Company"), a Delaware corporation, is offering up to 9,077,065 shares of its common stock, par value $.01 per share (the "Common Stock"), in connection with the conversion of First Federal Savings and Loan Association of Warren (the "Association") from a federally-chartered mutual savings and loan association to a federally-chartered stock savings and loan association and the issuance of the Association's capital stock to the Company pursuant to the Association's plan of conversion (the "Plan" or "Plan of Conversion"). The simultaneous conversion of the Association to stock form, the issuance of the Association's stock to the Company and the offer and sale of the Common Stock by the Company are herein referred to as the "Conversion." In certain circumstances, the Company may increase the amount of Common Stock offered hereby up to 10,438,625 shares. See Footnote 4 to the table below.

                                                   (continued on following page)

                             ---------------------

     FOR ADDITIONAL INFORMATION ON HOW TO SUBSCRIBE FOR COMMON STOCK, PLEASE CALL THE CONVERSION CENTER AT (330) 373-6022.

     FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY EACH PROSPECTIVE INVESTOR, SEE "RISK FACTORS" ON PAGES 16 THROUGH 25.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION ("SEC"), THE OFFICE OF THRIFT SUPERVISION ("OTS") OR ANY OTHER FEDERAL AGENCY OR ANY STATE SECURITIES COMMISSION, OR ANY OTHER AGENCY, NOR HAS SUCH COMMISSION, OFFICE OR OTHER AGENCY OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THE SHARES OF COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS OR DEPOSITS AND ARE NOT INSURED OR GUARANTEED BY THE BANK INSURANCE FUND ("BIF") OR THE SAVINGS ASSOCIATION INSURANCE FUND ("SAIF") OF THE FEDERAL DEPOSIT INSURANCE CORPORATION ("FDIC") OR ANY OTHER GOVERNMENT AGENCY AND ARE NOT GUARANTEED BY THE COMPANY OR ASSOCIATION. THE COMMON STOCK IS SUBJECT TO INVESTMENT RISK, INCLUDING THE POSSIBLE LOSS OF THE PRINCIPAL INVESTED.

-------------------------------------------------------------------------------------------------------------
                                                                ESTIMATED UNDERWRITING
                                                              COMMISSIONS AND OTHER FEES        ESTIMATED NET
                                    SUBSCRIPTION PRICE(1)          AND EXPENSES(2)               PROCEEDS(3)
-------------------------------------------------------------------------------------------------------------
Minimum Per Share                        $      10.00                 $     0.27                 $       9.73
-------------------------------------------------------------------------------------------------------------
Midpoint Per Share                       $      10.00                 $     0.25                 $       9.75
-------------------------------------------------------------------------------------------------------------
Maximum Per Share                        $      10.00                 $     0.23                 $       9.77
-------------------------------------------------------------------------------------------------------------
Total Minimum(1)                         $ 67,091,350                 $1,811,000                 $ 65,280,350
-------------------------------------------------------------------------------------------------------------
Total Midpoint(1)                        $ 78,931,000                 $1,947,000                 $ 76,984,000
-------------------------------------------------------------------------------------------------------------
Total Maximum(1)                         $ 90,770,650                 $2,082,000                 $ 88,688,650
-------------------------------------------------------------------------------------------------------------
Total Maximum, as adjusted(4)            $104,386,250                 $2,082,000                 $102,304,250
-------------------------------------------------------------------------------------------------------------

(1) Determined in accordance with an independent appraisal prepared by Keller & Company, Inc. ("Keller") dated August 14, 1998 and updated October 23, 1998, which states that the aggregate estimated pro forma market value of the Common Stock being issued in the Conversion ranged from $72.3 million to $97.8 million with a midpoint of $85.0 million taking into account the contribution to the First Federal of Warren Community Foundation of an amount of Common Stock equal to approximately 7.7% of the Common Stock sold in the Conversion (the "Valuation Range"). The independent appraisal of Keller is based upon estimates and projections that are subject to change and the valuation must not be construed as a recommendation as to the advisability of purchasing the Common Stock nor an assurance that a purchaser of Common Stock will thereafter be able to sell the Common Stock at prices within the Valuation Range. Based on the Valuation Range, the Board of Directors of the Company and the Board of Directors of the Association established an estimated price range of the Common Stock being offered for sale in the Conversion within the Valuation Range of $67.1 million to $90.8 million (the "Estimated Price Range") or between 6,709,135 and 9,077,065 shares of Common Stock issued at the $10.00 per share price (the "Purchase Price") to be paid for each share of Common Stock subscribed for or purchased in the Offerings. See "The Conversion--Stock Pricing."
(2) Consists of the estimated costs to the Association and the Company arising from the Conversion, including estimated fixed expenses of approximately $1.1 million, and marketing fees to be paid to Charles Webb & Company ("Webb"), a Division of Keefe, Bruyette & Woods, Inc. ("KBW"), estimated to be between $711,000 and $983,000 at the minimum and maximum of the Estimated Price Range, respectively. See "The Conversion--Marketing and Underwriting Arrangements." The actual fees and expenses may vary from the estimates. See "Pro Forma Data" for the assumptions used to arrive at these estimates.
(3) Actual net proceeds may vary substantially from estimated amounts depending upon the number of shares sold in the Offerings and other factors. Includes the purchase of shares of Common Stock by the First Federal Savings and Loan Association of Warren Employee Stock Ownership Plan and related trust (the "ESOP") which is intended to be funded by a loan to the ESOP from the Company or from a third party, which will be deducted from the Company's stockholders' equity. See "Use of Proceeds" and "Pro Forma Data."
(4) As adjusted to reflect the sale of up to an additional 15% of the Common Stock which may be offered at the Purchase Price, without resolicitation of subscribers or any right of cancellation, due to regulatory considerations, changes in market conditions or general financial and economic conditions. See "Pro Forma Data" and "The Conversion--Stock Pricing." For a discussion of the distribution and allocation of the additional shares, if any, see "The ConversionSubscription Offering and Subscription Rights," "--Community Offering" and "--Limitations on Common Stock Purchases."

                           ------------------------

                            CHARLES WEBB & COMPANY
                  A DIVISION OF KEEFE, BRUYETTE & WOODS, INC.

                           ------------------------

               The date of this Prospectus is November 12, 1998.

(continued from previous page)

     NON-TRANSFERABLE RIGHTS TO SUBSCRIBE FOR THE COMMON STOCK IN A SUBSCRIPTION OFFERING (THE "SUBSCRIPTION OFFERING") HAVE BEEN GRANTED IN THE FOLLOWING ORDER OF PRIORITY TO: (1) THE ASSOCIATION'S ELIGIBLE ACCOUNT HOLDERS (DEFINED AS HOLDERS OF DEPOSIT ACCOUNTS TOTALING $50 OR MORE AS OF MARCH 31, 1997); (2) THE COMPANY'S AND ASSOCIATION'S TAX-QUALIFIED EMPLOYEE BENEFIT PLANS (COLLECTIVELY, THE "EMPLOYEE PLANS"), INCLUDING THE ESOP WHICH INTENDS TO SUBSCRIBE FOR UP TO 8% OF THE COMMON STOCK ISSUED IN CONNECTION WITH THE CONVERSION (INCLUDING SHARES ISSUED TO THE FIRST FEDERAL OF WARREN COMMUNITY FOUNDATION (THE "FOUNDATION")); (3) THE ASSOCIATION'S SUPPLEMENTAL ELIGIBLE ACCOUNT HOLDERS (DEFINED AS HOLDERS OF DEPOSIT ACCOUNTS TOTALING $50 OR MORE AS OF SEPTEMBER 30,
1998); AND (4) OTHER MEMBERS OF THE ASSOCIATION (DEFINED AS DEPOSITORS OF THE ASSOCIATION AS OF OCTOBER 31, 1998, THE VOTING RECORD DATE (THE "VOTING RECORD DATE") FOR THE SPECIAL MEETING (AS DEFINED HEREIN), AND BORROWERS WITH LOANS OUTSTANDING AS OF SEPTEMBER 8, 1998, OTHER THAN THOSE MEMBERS WHO OTHERWISE QUALIFY AS ELIGIBLE ACCOUNT HOLDERS AND SUPPLEMENTAL ELIGIBLE ACCOUNT HOLDERS). SUBSCRIPTION RIGHTS ARE NON-TRANSFERABLE. PERSONS FOUND TO BE TRANSFERRING SUBSCRIPTION RIGHTS WILL BE SUBJECT TO FORFEITURE OF SUCH RIGHTS AND POSSIBLE FURTHER SANCTIONS AND PENALTIES IMPOSED BY THE OTS. Concurrently, and subject to the prior rights of holders of subscription rights, the Company is offering the shares of Common Stock not subscribed for in the Subscription Offering for sale in a community offering to certain members of the general public (the "Community Offering") with a preference given to natural persons residing in Trumbull and Mahoning Counties, Ohio (the Association's "Local Community") (such natural persons herein referred to as "Preferred Subscribers"). Shares not subscribed for in the Subscription and Community Offerings will be offered to certain members of the general public in a syndicated community offering (the "Syndicated Community Offering") (the Subscription Offering, Community Offering and the Syndicated Community Offering are referred to collectively as the "Offerings"). For a description of limitations on the amount of Common Stock that can be purchased in the Offerings, see "Summary of the Conversion and the OfferingsPurchase Limitations" and "The Conversion--Subscription Offering and Subscription Rights," "--Community Offering" and "--Limitation on Common Stock Purchases."

     The Plan provides that the Association and the Company create the Foundation, which has been incorporated under Delaware law as a non-stock corporation, and fund the Foundation with shares of Common Stock contributed by the Company from authorized but unissued shares, in an amount equal to 7.7% of the number of shares of Common Stock sold in the Conversion. For a discussion of the Foundation and its effects on the Conversion, including if the members do not approve the establishment of the Foundation, see "Risk Factors--Effects of the Establishment of the Charitable Foundation," "Pro Forma Data," and "The Conversion--Establishment of the Charitable Foundation."

     The Association has engaged Webb to consult with and advise the Company and the Association in the Offerings and Webb has agreed to use its best efforts to assist the Company with the solicitation of subscriptions and purchase orders for shares of Common Stock in the Offerings. Webb is not obligated to take or purchase any shares of Common Stock in the Offerings. The Association and the Company will pay a fee to Webb which will be based on the aggregate Purchase Price of the Common Stock sold in the Offerings. The Company and the Association have agreed to indemnify Webb against certain liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"). See "The Conversion--Marketing and Underwriting Arrangements."

     THE SUBSCRIPTION AND COMMUNITY OFFERINGS WILL TERMINATE AT 12:00 NOON, EASTERN TIME, ON DECEMBER 16, 1998 (THE "EXPIRATION DATE") UNLESS EXTENDED BY THE ASSOCIATION AND THE COMPANY, WITH THE APPROVAL OF THE OTS, IF NECESSARY. Orders submitted are irrevocable until the completion of the Conversion; provided, that if the Conversion is not completed within 45 days after the close of the Subscription and Community Offerings, unless such period has been extended with the consent of the OTS, if necessary, all subscribers will have their funds returned promptly with interest, and all withdrawal authorizations will be cancelled. Such extensions may not go beyond December 22, 2000. See "The Conversion--Procedure for Purchasing Shares." The Company and the Association reserve the right, in their absolute discretion, to accept or reject, in whole or in part, any and all subscriptions in the Community Offering and the Syndicated Community Offering, either at the time of receipt of an order or as soon as practicable following the termination of the Offerings.

     The Company has received conditional approval to have its Common Stock quoted on the Nasdaq National Market under the symbol "FPFC" upon completion of the Conversion. Prior to this offering there has not been a public market for the Common Stock, and there can be no assurance that an active and liquid trading market for the Common Stock will develop, or that the Common Stock will trade at or above the Purchase Price. To the extent an active and liquid trading market does not develop, the liquidity and market value of the Common Stock may be adversely affected. See "Risk Factors--Absence of Market for Common Stock" and "Market for the Common Stock."

     EXPLANATORY NOTE: This Prospectus contains certain forward looking statements consisting of estimates with respect to the financial condition, results of operations and business of the Company and the Association. Prospective investors are cautioned that such forward looking statements are not guarantees of future performance and are subject to various factors which could cause actual results to differ materially from these estimates. These factors include changes in general, economic and market conditions, and the development of an interest rate environment that adversely affects the interest rate spread or other income anticipated from the Company's and the Association's operations and investments. See "Risk Factors" for a discussion of other factors that might cause actual results to differ from such estimates.













                                [MAP GOES HERE]

                  SUMMARY OF THE CONVERSION AND THE OFFERINGS

     The following summary of the Conversion and the Offerings is qualified in its entirety by the more detailed information appearing elsewhere in this Prospectus.

Risk Factors......................  A purchase of the Common Stock involves a substantial degree of risk.  Eligible Account Holders, Supplemental Eligible Account
                                    Holders, Other Members and other prospective investors should carefully consider the matters set forth under "Risk Factors."
                                    THE SHARES OF COMMON STOCK OFFERED HEREBY ARE NOT INSURED OR
                                    GUARANTEED BY THE FDIC, BIF OR SAIF OR ANY OTHER GOVERNMENT AGENCY
                                    AND ARE NOT GUARANTEED BY THE COMPANY OR ASSOCIATION.

First Place Financial Corp........  The Company is a Delaware corporation organized at the direction of the Association to become a savings and loan holding company and own all of the Association's capital stock to be issued upon its conversion from mutual form to stock form.  To date, the
                                    Company has not engaged in any business.  Its executive office is located at 185 East Market Street, Warren, Ohio 44482 and its
                                    telephone number is (330) 373-1221.

First Federal Savings and Loan
  Association of Warren...........  The Association is a federally-chartered mutual savings association.  At June 30, 1998, the Association had total assets of $609.4 million, total deposits of $435.5 million and retained earnings of $59.4 million.  The Association is located at 185 East
                                    Market Street, Warren, Ohio 44482 and its telephone number is
                                    (330) 373-1221.

                                    The Association is a community-oriented savings institution whose principal business consists of accepting retail deposits from the general public in its primary market area and investing those deposits, together with funds generated from operations and borrowings, primarily in one- to four-family residential mortgage loans, automobile and home equity loans and, to a much lesser extent, multi-family and commercial real estate loans,
                                    construction loans, commercial loans and passbook savings loans.
                                    The Association also invests in government issued and sponsored mortgage-backed securities, securities issued by the U.S.
                                    Government and agencies thereof, and other investments permitted by applicable laws and regulations.  See "Business of the
                                    Association."

The Conversion and
  Reasons for Conversion..........  The Board of Directors of the Association has adopted a Plan of
                                    Conversion pursuant to which the Association intends to convert to a federally-chartered stock savings association and issue all of its stock to the Company.  The Company is offering shares of its
                                    Common Stock in the Offerings in connection with the Association's
                                    Conversion.  Management believes the Conversion offers a number of advantages, including:  (i) providing a larger capital base on which to operate; (ii) providing enhanced future access to capital markets; (iii) providing enhanced ability to diversify into other financial services related activities; and (iv) providing enhanced ability to increase its presence in the communities it serves through the acquisition or establishment of branch offices or the acquisition of other financial institutions.  The Conversion and the Offerings are subject to approval of members of the
                                    Association eligible to vote at a special meeting to be held on
                                    December 22, 1998 (the "Special Meeting").  The OTS issued an approval letter on November 12, 1998.  See "The Conversion--General."

First Federal of Warren Community
  Foundation......................  The Association's Plan of Conversion provides for the establishment of a charitable foundation in connection with the
                                    Conversion.  The Foundation, which has been  incorporated under
                                    Delaware law as a non-stock corporation, will be funded concurrent with the sale of Common Stock of the Company with a contribution by the Company equal to approximately 7.7% of the Common Stock sold in the Conversion.  The authority for the affairs of the
                                    Foundation is vested in the Board of Directors of the Foundation, three of whom are existing Directors of the Company and the
                                    Association and one of whom is not a director, officer or employee of the Company or the Association.  See "The Conversion--
                                    Establishment of the Charitable Foundation."

Terms of the Offering.............  The shares of Common Stock to be sold in connection with the
                                    Conversion are being offered at a fixed price of $10.00 per share in the Subscription Offering pursuant to subscription rights in the following order of priority to:  (i) Eligible Account Holders;
                                    (ii) the ESOP; (iii) Supplemental Eligible Account Holders; and
                                    (iv) Other Members.  Concurrently, and subject to the prior rights of holders of subscription rights, any shares of Common Stock not subscribed for in the Subscription Offering are being offered in the Community Offering at $10.00 per share to certain members of the general public with a preference given to Preferred
                                    Subscribers.  Subscription rights will expire if not exercised by
                                    12:00 Noon, Eastern time, on December 16, 1998, unless extended by the Association and the Company, with the approval of the OTS, if necessary.  See "The Conversion--Subscription Offering and
                                    Subscription Rights" and "--Community Offering."

Procedure for Ordering Shares
 and Prospectus Delivery..........  Forms to order Common Stock offered in the Subscription Offering and the Community Offering will only be distributed with or preceded by a Prospectus.  Any person receiving a stock order form and certification form who desires to subscribe for shares must do so prior to the Expiration Date by delivering to the Association a properly executed stock order form and certification form together with full payment.  ONCE TENDERED, SUBSCRIPTION ORDERS CANNOT BE
                                    REVOKED OR MODIFIED WITHOUT THE CONSENT OF THE ASSOCIATION.  To
                                    ensure that each purchaser receives a prospectus at least 48 hours prior to the Expiration Date in accordance with Rule 15c2-8 of the
                                    Securities Exchange Act of 1934, as amended (the "Exchange Act"), no prospectus will be mailed any later than five days prior to the
                                    Expiration Date or hand delivered any later than two days prior to such date.  The Company and the Association are not obligated to accept subscriptions not submitted on an original stock order form.  See "The Conversion--Procedure for Purchasing Shares."

                                    IMPORTANT:  TO ENSURE THAT YOUR SUBSCRIPTION RIGHTS ARE PROPERLY
                                    IDENTIFIED, YOU MUST LIST ALL QUALIFYING DEPOSIT ACCOUNTS AND
                                    LOANS, AS OF THE RESPECTIVE QUALIFYING DATES ON THE STOCK ORDER
                                    FORM.  PERSONS WHO DO NOT LIST ALL QUALIFYING DEPOSIT ACCOUNTS AND
                                    LOANS MAY BE SUBJECT TO REDUCTION OR REJECTION OF THEIR
                                    SUBSCRIPTION.

Form of Payment for Shares........  Payment for subscriptions may be made:  (i) in cash (if delivered in person); (ii) by check, bank draft or money order; or (iii) by authorization of withdrawal from deposit accounts maintained at the Association. No wire transfers will be accepted.  See "The
                                    Conversion--Procedure for Purchasing Shares."

Nontransferability of
  Subscription Rights.............  The subscription rights of Eligible Account Holders, Supplemental
                                    Eligible Account Holders, Other Members and the Employee Plans,
                                    including the ESOP, are nontransferable.  THE ASSOCIATION AND THE
                                    COMPANY WILL PURSUE ANY AND ALL LEGAL AND EQUITABLE REMEDIES
                                    (INCLUDING FORFEITURE) IN THE EVENT THEY BECOME AWARE OF THE
                                    TRANSFER OF SUBSCRIPTION RIGHTS AND WILL NOT HONOR ORDERS KNOWN BY
                                    THEM TO INVOLVE THE TRANSFER OF SUCH RIGHTS.  Certificates
                                    representing shares of Common Stock purchased in the Subscription
                                    Offering must be registered in the name of the Eligible Account
                                    Holder, Supplemental Eligible Account Holder or Other Member, as
                                    the case may be.  Joint stock registration will be allowed only if the qualifying deposit account is so registered.  See "The
                                    Conversion--Restrictions on Transfer of Subscription Rights and
                                    Shares."

Purchase Limitations..............  No Eligible Account Holder, Supplemental Eligible Account Holder
                                    or Other Member may purchase in the Subscription Offering more than $250,000 of Common Stock.  No person, together with
                                    associates and persons acting in concert with such person, may purchase in the Community Offering and the Syndicated Community
                                    Offering more than $250,000 of Common Stock.  No person, together with associates and persons acting in concert with such person, may purchase in the aggregate more than 1% of the Common Stock offered (exclusive of any increase in Common Stock sold by 15%
                                    above the Maximum of the Estimated Price Range).  However, the
                                    ESOP may purchase up to 10% of the Common Stock issued, including shares issued to the Foundation.  Pursuant to the Plan of
                                    Conversion, it is the intent of the ESOP to purchase 8% of the
                                    Common Stock issued, including shares issued to the Foundation.
                                    The minimum purchase is 25 shares of Common Stock.  At any time during the Conversion and without approval of the Association's depositors or a resolicitation of subscribers, the Association and the Company may, in their sole discretion, decrease the maximum purchase limitation below $250,000 of Common Stock; however, such amount may not be reduced to less than 0.10% of the Common Stock offered.  Additionally, at any time during the Conversion, the
                                    Association and the Company may, in their sole discretion, increase the maximum purchase limitation in the Subscription and
                                    Community Offerings to an amount in excess of $250,000 up to a maximum of 5% of the shares to be issued in the Conversion.
                                    Similarly, the 1% overall maximum purchase limitation may be increased up to 5% of the total shares of Common Stock offered in the Conversion.

Securities Offered and Purchase
 Price............................  The Company is offering between 6,709,135 and 9,077,065 shares of
                                    Common Stock at a Purchase Price of $10.00 per share.  The maximum of the Estimated Price Range may be increased by up to 15% and the maximum number of shares of Common Stock to be offered may be increased up to 10,438,625 shares due to regulatory considerations and changes in market or general financial or economic conditions.
                                    See "The Conversion--Stock Pricing" and "--Number of Shares to Be
                                    Issued."

Appraisal.........................  The Purchase Price per share has been fixed at $10.00.  The total number of shares to be issued in the Conversion is based upon an independent appraisal prepared by Keller, dated as of August 14,
                                    1998, and updated October 23, 1998, which states that the
                                    estimated pro forma market value of the Common Stock ranged from
                                    $72.3 million to $97.8 million, taking into account shares to be issued to the Foundation.  The final aggregate value will be determined at the time of closing of the Offerings

                                    and is subject to change due to changing market conditions and other factors. See "The Conversion--Stock Pricing."

Use of Proceeds...................  The Company will use 50% of the net proceeds of the Offerings to purchase all of the outstanding common stock of the Association to be issued in the Conversion.  A portion of net proceeds retained by the Company will be used for general business activity, including a loan of funds by the Company directly to the ESOP to enable the ESOP to purchase up to 8% of the stock issued in connection with the Conversion, including shares issued to the
                                    Foundation.  The Company intends to initially invest the remaining net proceeds primarily in mortgage-backed and mortgage-related securities and investment grade debt and equity securities.  The
                                    Association intends to utilize net proceeds from the sale of its stock to the Company to expand its lending and investment
                                    activities and to enhance customer services.  The Association currently intends to utilize the net proceeds received for general business purposes, including investment in loans and securities, as well as the possible expansion of its facilities and operations through marketing, business development, or the acquisition or establishment of branch offices, although the Company and the
                                    Association have no current arrangements, understanding or agreements regarding any such transactions.  The Association anticipates that the portion of the net proceeds received by the
                                    Association will initially be invested in overnight funds and short-term investments with maturities of up to three years.  See
                                    "Use of Proceeds."

Dividend Policy...................  Upon Conversion, the Board of Directors of the Company will have the authority to declare dividends on the Common Stock, subject to statutory and regulatory requirements.  In the future, the Board of Directors of the Company may consider a policy of paying cash dividends on the Common Stock.  However, no decision has been made with respect to such dividends, if any.  See "Dividend Policy."

Benefits of the Conversion to
  Management......................  Among the benefits to the Association and the Company anticipated from the Conversion is the ability to attract and retain personnel through the use of stock options and other stock related benefit programs.  Subsequent to the Conversion, the Company intends to adopt a Stock Program (as defined herein) and Stock Option Plan
                                    (as defined herein) for the benefit of directors, officers and employees.  If such benefit plans are adopted within one year after the Conversion, such plans will be subject to stockholders'
                                    approval at a meeting of stockholders which may not be held earlier than six months after the Conversion.

                                     The following table presents the dollar value and percentage of the shares to be issued in the Offerings, including shares issued to the Foundation, of the shares to be allocated under the ESOP to all eligible employees over a ten year period in accordance with the requirements of the Employee Retirement Income Security Act of
                                     1974, as amended ("ERISA"), and the proposed Stock Program and
                                     Stock Option Plan that the Company intends to adopt within one year of the consummation of the Conversion, subject to shareholder approval.

                                                                                   PERCENTAGE OF SHARES
                                                                      ESTIMATED     ISSUED, INCLUDING
                                                                      VALUE OF        SHARES ISSUED
                                                                      SHARES (1)   TO THE FOUNDATION(1)
                                     -------------------------------------------------------------------
                                     ESOP........................    $ 7,820,000             7.3%
                                     Stock Awards (2)............      3,910,000             3.6
                                     Stock Options...............             -  (3)         9.1
                                                                     -----------            ----
                                        Total....................    $11,730,000            20.0%
                                                                     ===========            ====
                                     ______________
                                     (1)  Assumes shares are allocated to participants at $10.00 per share, that shares are sold in the Offerings at the maximum of the Valuation Ranges and that all Stock Options granted are exercised.
                                     (2)  Any Common Stock awarded under the Stock Program will be awarded at no cost to the recipients.
                                     (3)  Stock Options will be granted with an exercise price equal to the fair market value of Common Stock on the day of grant.
                                          Recipients of stock options realize value only in the event of an increase in the price of the Common Stock of the Company following the date of grant of the stock options.

                                     Additionally, certain officers of the Company and the Association will be provided with employment agreements or change in control agreements which provide such officers with employment rights and/or payments upon their termination of service following a change in control.  For a further description of the Stock Program and Stock Option Plan, see "Risk FactorsStock Based Benefits to
                                     Management, Employment Contracts and Change in Control Payments"
                                     and "Management of the AssociationBenefit Plans."  See "Management
                                     of the Association--Subscriptions of Executive Officers and
                                     Directors," "Restrictions on Acquisition of the Company and the
                                     Association--Restrictions in the Company's Certificate of
                                     Incorporation and Bylaws," and "The Conversion--Establishment of the
                                     Charitable Foundation."

Expiration Date for the
 Subscription and
 Community Offerings..............   The Expiration Date for the Subscription and Community Offerings
                                     is 12:00 Noon, Eastern time on December 16, 1998, unless extended by the Association and the Company.  See "The
                                     Conversion--Subscription Offering and Subscription Rights."

Market for Stock..................   As a mutual institution, the Association has never issued capital stock and, consequently, there is no existing market for the
                                     Common Stock.  The Company has received approval to have its
                                     Common Stock quoted on the Nasdaq National Market under the symbol
                                     "FPFC" subject to the completion of the Conversion and compliance with certain conditions, including the presence of at least three registered and active market makers.  KBW has advised the Company that it intends to make a market in the Common Stock following completion of the Conversion, but it is under no obligation to do
                                     so.  See "Market for the Common Stock."

No Board Recommendations..........   The Association's Board of Directors and the Company's Board of
                                     Directors are not making any recommendations to depositors or other potential investors regarding whether such persons should purchase the Common Stock.  An investment in the Common Stock must be made pursuant to each investor's evaluation of his or her best interests.

Conversion Center.................   If you have any questions regarding Conversion, please call the
                                     Conversion Center at  (330) 373-6022.

Voting Control of Officers
   and Directors..................   Directors and executive officers of the Association and the
                                     Company expect to purchase approximately 4.9% or 3.7% of shares of
                                     Common Stock outstanding, based upon the minimum and the maximum of the Estimated Price Range, including shares issued to the
                                     Foundation, respectively.  Additionally, assuming the
                                     implementation of the ESOP, Stock Program and Stock Option Plan,
                                     directors, executive officers and employees have the potential to control the voting of approximately 24.5% or 23.3% of the Common
                                     Stock at the minimum and the maximum of the Estimated Price Range, respectively, including shares issued to the Foundation, on a fully diluted basis.  See "The Conversion--Establishment of the
                                     Charitable Foundation,"  "Management of the Association--
                                     Subscriptions of Executive Officers and Directors," and
                                     "Restrictions on Acquisition of the Company and the
                                     Association--Restrictions in the Company's Certificate of
                                     Incorporation and Bylaws."

              SELECTED FINANCIAL AND OTHER DATA OF THE ASSOCIATION

     Set forth below are selected financial and other data of the Association. These financial data are derived in part from, and should be read in conjunction with, the Financial Statements of the Association and Notes thereto presented elsewhere in this Prospectus.

                                                                                         AT JUNE 30,
                                                              ---------------------------------------------------------------
                                                                  1998         1997         1996         1995         1994
                                                              -----------   ----------   ----------   ----------   ----------
                                                                                       (IN THOUSANDS)
SELECTED FINANCIAL DATA:

Total assets...............................................      $609,398     $548,870     $523,131     $481,192     $480,317
Loans receivable, net......................................       353,012      285,212      254,435      239,459      217,574
Securities available for sale(1)...........................       211,185      202,677      202,176      148,273      158,243
Securities held to maturity(1).............................        28,295       44,875       47,918       74,006       81,707
Deposits...................................................       435,462      412,934      392,350      377,644      382,710
Federal Home Loan Bank advances............................        44,820       58,398       76,078       52,436       47,265
Repurchase agreements......................................        60,430       16,000            -            -        5,062
Total retained earnings....................................        59,357       53,747       48,823       46,209       40,107

                                                                                FOR THE YEARS ENDED JUNE 30,
                                                              ---------------------------------------------------------------
                                                                  1998         1997         1996         1995         1994
                                                              -----------   ----------   ----------   -----------   ---------
                                                                                       (IN THOUSANDS)
SELECTED OPERATING DATA:

Total interest income......................................      $ 42,482     $ 38,413     $ 36,436     $ 34,362     $ 32,208
Total interest expense.....................................        25,512       22,929       21,858       20,150       18,558
                                                                 --------     --------     --------     --------     --------
    Net interest income....................................        16,970       15,484       14,578       14,212       13,650
Provision for loan losses..................................         1,779          590          238          313          360
                                                                 --------     --------     --------     --------     --------
    Net interest income after provision for loan losses....        15,191       14,894       14,340       13,899       13,290
Total noninterest income...................................         1,751          444        1,220          565        1,240
Total noninterest expense..................................        10,372       11,898        9,149        8,396        8,039
                                                                 --------     --------     --------     --------     --------
    Income before income tax...............................         6,570        3,440        6,411        6,068        6,491
Provision for income tax...................................         2,498        1,216        2,262        2,039        2,249
                                                                 --------     --------     --------     --------     --------
    Net income.............................................      $  4,072     $  2,224     $  4,149     $  4,029     $  4,242
                                                                 ========     ========     ========     ========     ========

                                                   (Continued on following page)

                                                                                          FOR THE YEARS ENDED JUNE 30,
                                                                               -------------------------------------------------
                                                                                 1998       1997      1996      1995      1994
                                                                               ---------  --------  --------  --------  --------
                                                                                             (DOLLARS IN THOUSANDS)
SELECTED FINANCIAL RATIOS AND OTHER DATA(2):

PERFORMANCE RATIOS:
  Return on average assets...................................................      0.70%     0.42%     0.82%     0.84%     0.87%
  Return on average retained earnings........................................      7.16      4.26      8.34      8.75     10.39
  Average retained earnings to average assets................................      9.71      9.81      9.83      9.57      8.41
  Retained earnings to total assets at end of period.........................      9.48      9.78      9.84      9.82      9.01
  Net interest rate spread(3)................................................      2.55      2.52      2.48      2.49      2.39
  Net interest margin(4).....................................................      3.00      2.97      2.94      2.88      2.70
  Average interest-earning assets to average interest-bearing liabilities....    110.46    109.90    109.94    109.08    108.07
  Total noninterest expense to average assets................................      1.77      2.23      1.81      1.75      1.66
  Efficiency ratio(5)........................................................     55.40     74.70     57.91     56.82     53.99
  Net interest income to operating expenses..................................    163.60    130.13    159.35    169.27    169.79

REGULATORY CAPITAL RATIOS(6):
  Tangible capital...........................................................      9.52%     9.80%     9.79%     9.81%     8.05%
  Core capital...............................................................      9.52      9.80      9.79      9.81      8.05
  Total risk-based capital...................................................     21.84     23.85     25.64     24.87     22.50

ASSET QUALITY DATA AND RATIOS:
  Total nonperforming loans(7)...............................................   $ 2,143   $ 2,480   $ 1,126   $   992   $   731
  Real estate owned, net.....................................................         -         -         -         -       140
  Total nonperforming assets(8)..............................................     2,143     2,480     1,126       992       871
  Allowance for loan losses..................................................     3,027     1,723     1,259     1,186     1,034
  Nonperforming loans as a percent of total loans (7)(9).....................      0.60%     0.86%     0.44%     0.41%     0.33%
  Nonperforming assets as a percent of total assets(8).......................      0.35      0.45      0.22      0.21      0.18
  Allowance for loan losses as a percent of loans(9).........................      0.85      0.60      0.49      0.49      0.47
  Allowance for loan losses as a percent of nonperforming loans(7)...........    141.25     69.48    111.81    119.56    141.45

___________________
(1) The Association adopted Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities," ("SFAS No. 115"), as of June 30, 1994.
(2) Asset Quality Ratios and Regulatory Capital Ratios are end of period ratios. With the exception of end of period ratios, all ratios are based on average daily balances during the indicated periods and are annualized where appropriate.
(3) The net interest rate spread represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of average interest-bearing liabilities.
(4) The net interest margin represents net interest income as a percent of average interest-earning assets.
(5) The efficiency ratio represents the ratio of noninterest expense divided by the sum of net interest income and noninterest income.
(6) For definitions and further information relating to the Association's regulatory capital requirements, see "Regulation--Federal Savings Institution Regulation--Capital Requirements." See "Regulatory Capital Compliance" for the Association's pro forma capital levels as a result of the Offerings.
(7) Nonperforming loans consist of all non-accrual loans and all other loans 90 days or more past due. It is the Association's policy to generally cease accruing interest on all loans 90 days or more past due when, in management's opinion, the collection of all or a portion of the loan principal has become doubtful. See "Business of the Association--Delinquent Loans, Classified Assets and Real Estate Owned."
(8) Nonperforming assets consist of nonperforming loans and real estate owned, net ("REO").
(9) Loans represent loans receivable, net, excluding the allowance for loan losses.

                         SUMMARY OF RECENT DEVELOPMENTS

     The selected financial and operating data presented below at September 30, 1998 and for the three month periods ended September 30, 1998 and 1997 are derived from unaudited financial data, but, in the opinion of management reflect all adjustments (consisting only of normal recurring adjustments) which are necessary to present fairly the results for such interim periods. The results of operations for the three months ended September 30, 1998 are not necessarily indicative of the results of operations that may be expected for the year ended June 30, 1999.

                                                      AT                      AT
                                              SEPTEMBER 30, 1998        JUNE 30, 1998
                                              ------------------        -------------
                                                          (IN THOUSANDS)
SELECTED FINANCIAL DATA:
Total assets................................        $628,664               $609,398
Loans receivable, net.......................         384,856                353,012
Securities available for sale...............         200,492                211,185
Securities held to maturity.................          27,039                 28,295
Deposits....................................         437,382                435,462
Federal Home Loan Bank advances.............          57,694                 44,820
Repurchase agreements.......................          60,430                 60,430
Total retained earnings.....................          61,105                 59,357

                                              FOR THE THREE MONTHS ENDED SEPTEMBER 30,
                                              ----------------------------------------
                                                     1998                  1997
                                              ------------------    ------------------
                                                           (IN THOUSANDS)
SELECTED OPERATING DATA:
Total interest income.......................        $ 11,215               $ 10,194
Total interest expense......................           6,700                  6,094
                                                    --------               --------
     Net interest income....................           4,515                  4,100
Provision for loan losses...................             183                    245
                                                    --------               --------
     Net interest income after provision
          for loan losses...................           4,332                  3,855
Total noninterest income....................             458                    558
Total noninterest expense...................           2,900                  2,649
                                                    --------               --------
     Income before income tax...............           1,890                  1,764
Provision for income tax....................             643                    498
                                                    --------               --------
     Net income.............................        $  1,247               $  1,266
                                                    ========               ========

                                                                FOR THE THREE MONTHS ENDED SEPTEMBER 30,
                                                                ----------------------------------------
                                                                       1998                  1997
                                                                -------------------  -------------------
                                                                          (DOLLARS IN THOUSANDS)

SELECTED FINANCIAL RATIOS AND OTHER DATA (1):
PERFORMANCE RATIOS:
  Return on average assets....................................           0.81%                0.91%
  Return on average retained earnings.........................           8.21                 9.14
  Average retained earnings to average assets.................           9.86                 9.93
  Retained earnings to total assets at end of period..........           9.72                 9.74
  Net interest rate spread (2)................................           2.55                 2.58
  Net interest margin (3).....................................           3.03                 3.04
  Average interest-earning assets to
       average interest-bearing liabilities...................         110.89               110.45
  Total noninterest expense to average assets.................           1.88                 1.94
  Efficiency ratio (4)........................................          54.10                53.58
  Net interest income to operating expenses...................         155.67               154.76
REGULATORY CAPITAL RATIOS (5):
  Tangible capital............................................           9.43%                9.77%
  Core capital................................................           9.43                 9.77
  Total risk-based capital....................................          21.00                23.37
ASSET QUALITY DATA AND RATIOS:
  Total nonperforming loans (6)...............................        $ 1,289              $ 2,324
  Real estate owned, net......................................              -                  115
  Total nonperforming assets (7)..............................          1,289                2,439
  Allowance for loan losses...................................          3,143                1,841
  Nonperforming loans as a percent of total loans (6)(8)......           0.33%                0.66%
  Nonperforming assets as a percent of total assets (7).......           0.21                 0.40
  Allowance for loan losses as a percent of loans (8).........           0.81                 0.52
  Allowance for loan losses as a percent of
     nonperforming loans (6)..................................         243.83                79.22

__________
(1) Asset Quality Ratios and Regulatory Capital ratios are end of period ratios. With the exception of end of period ratios, all ratios are based on average daily balances during the indicated periods and are annualized where appropriate.
(2) The net interest rate spread represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of average interest-earning liabilities.
(3) The net interest margin represents net interest income as a percent of average interest-earning assets.
(4) The efficiency ratio represents the ratio of noninterest expense divided by the sum of net interest income and noninterest income, net of security gains.
(5) For definitions and further information relating to the Association's regulatory capital requirements, see "Regulation--Federal Savings Institution RegulationCapital Requirements." See "Regulatory Capital Compliance" for the Association's pro forma capital levels as a result of the Offerings.
(6)  Nonperforming loans consist of all non-accrual loans and all other loans
     90 days or more past due. It is the Association's policy to generally cease accruing interest on all loans 90 days or more past due when, in management's opinion, the collection of all or a portion of the loan principal has become doubtful. See "Business of the Association--Delinquent Loans, Classified Assets and Real Estate Owned."
(7)  Nonperforming assets consist of nonperforming loans and REO.
(8) Loans represent loans receivable, net, excluding the allowance for loan losses.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF RECENT DEVELOPMENTS

COMPARISON OF FINANCIAL CONDITION AT SEPTEMBER 30, 1998 AND JUNE 30, 1998

     Total assets at September 30, 1998 were $628.7 million compared to $609.4 million at June 30, 1998, an increase of $19.3 million. The primary factor in this increase was a $31.9 million increase in loans receivable, net from $353.0 million at June 30, 1998 to $384.9 million at September 30, 1998, due primarily to expansion into Mahoning County, and was partially offset by a $10.7 million decrease in securities available for sale from $211.2 million at June 30, 1998 to $200.5 million at September 30, 1998 as a result of funding loan growth with proceeds from maturing securities and principal repayments.

     Total deposits of the Association increased by $1.9 million from $435.5 million at June 30, 1998 to $437.4 million at September 30, 1998 due principally to an increase in NOW accounts as a result of the expansion into Mahoning County. Federal Home Loan Bank ("FHLB") advances increased by
$12.9 million from $44.8 million at June 30, 1998 to $57.7 million at September 30, 1998. The Association used the new advances to fund loan growth during the three months ended September 30, 1998.

     Total retained earnings at September 30, 1998 were $61.1 million compared to $59.4 million at June 30, 1998, an increase of $1.7 million, or 2.9%, due to net earnings of $1.2 million for the three months ended September 30, 1998 and a $500,000 increase in the value of securities available for sale, net of tax.

COMPARISON OF OPERATING RESULTS FOR THE THREE MONTHS ENDED SEPTEMBER 30, 1998 AND SEPTEMBER 30, 1997

     General. Net income for the three months ended September 30, 1998 was $1.25 million compared to $1.27 million for the three months ended September 30, 1997. Net interest income increased $415,000 or 10.1% for the three months ended September 30, 1998 compared to the same period in 1997, due to the increase in the average balance of interest-earning assets and the change in the composition of assets and liabilities.

     Average interest-earning assets for the three months ended September 30, 1998 increased 10.9% to $605.2 million, due primarily to loan growth by expansion into Mahoning County, and average interest-bearing liabilities increased 10.4% to $545.7 million compared to the three months ended
September 30, 1997 as a result of increased average deposits and borrowings used to fund the loan growth. The net interest margin decreased only one basis point from 3.04% for the three months ended September 30, 1997 to 3.03% for the three months ended September 30, 1998. The growth in net interest income during the three months ended September 30, 1998 compared to the same period in 1997 was the result of growth in interest-earning assets.

     Noninterest income for the three months ended September 30, 1998 decreased $100,000, due to the sale of debt securities during the same period in 1997. Noninterest expense increased $251,000 in the three months ended September 30, 1998 from the three months ended September 30, 1997, attributable to the increase in salaries and wages and other operating expenses.

     Interest Income. Interest income for the three months ended September 30, 1998 was $11.2 million compared to $10.2 million for the three months ended September 30, 1997, an increase of $1.0 million or 10%. The increase in interest income was primarily the result of growth in average interest-earning assets from $546.2 million for the three months ended September 30, 1997 to $605.2 million for the three months ended September 30, 1998. The yield on interest-earning assets for the three months ended September 30, 1998 decreased to 7.40% as compared to 7.46% for the same period in 1997, which partially offset the increase in interest income due to volume.

     Interest Expense.  Interest expense for the three months ended
September 30, 1998 was $6.7 million as compared to $6.1 million for the three months ended September 30, 1997, an increase of $606,000 or 9.9%. The increase in interest expense was primarily the result of growth in average interest-bearing liabilities from $494.5 million for the three months ended September 30, 1997 to $545.7 million for the three months ended September 30, 1998. The yield on interest-bearing liabilities for the three months ended September 30, 1998 decreased to 4.86% compared to 4.88% for the same period in 1997, which partially offset the increase in interest expense due to volume.

     Provision for Loan Losses. The Association's provision for loan losses for the three months ended September 30, 1998 was $183,000, compared to $245,000 for the three months ended September 30, 1997. The amount of the provision for loan losses is based upon management's periodic analysis of the adequacy of the allowance for loan losses. The change in the provision for loan losses is due to a decrease in the level of charge-offs for the three months ended
September 30, 1998 compared to the same period in 1997. Charge-offs reduce the amount of loan loss allowance recorded on the balance sheet and generally necessitate that the Association set aside additional funds to replace the allowance through the loan loss provision.

     Noninterest Income. Noninterest income for the three months ended September 30, 1998 was $458,000 compared to $558,000 for the three months ended September 30, 1997, a decrease of $100,000, or 17.9%. The Association sold debt securities and recorded a $100,000 gain on sale for the three months ended September 30, 1997. No securities were sold during the three months ended September 30, 1998.

     Noninterest Expense. Noninterest expense was $2.9 million for the three months ended September 30, 1998 compared to $2.6 million for the three months ended September 30, 1997, a $300,000, or 9.5%, increase. Compensation and benefits expense increased to $1.5 million for the three months ended
September 30, 1998 compared to $1.4 million for the three months ended
September 30, 1997, a $100,000, or 7.1% increase. The increase was due to the addition of approximately twelve full-time equivalent employees over the year, in part to implement the expansion into Mahoning County. The employees were added to facilitate the loan production process as evidenced by the 29% increase in loan volume for the three months ended September 30, 1998 as compared to the three months ended September 30, 1997. Other operating expenses increased to $608,000 for the three months ended September 30, 1998 compared to $420,000 for the same period in 1997, an increase of $188,000 or 44.8%. $110,000 of the increase in other operating expenses is related to an advertising and promotional campaign targeting customers of competing institutions, as well as stationery and supplies expenditures. The Association purchases its stationery and other supplies in bulk in amounts that are expected to last four to six months; therefore, such expenses are not regularly incurred on a quarterly basis.

     Income Taxes. Income taxes for the three months ended September 30, 1998 were $643,000 compared to $498,000 for the three months ended September 30, 1997, an increase of $145,000 or 29.1%.

                                  RISK FACTORS

     The following special considerations, in addition to those discussed elsewhere in this Prospectus, should be considered by investors in deciding whether to purchase the Common Stock offered hereby.

SENSITIVITY TO INCREASES IN INTEREST RATES

     The Association's profitability, like that of most financial institutions, is dependent to a large extent upon its net interest income, which is the difference between its interest income on interest-earning assets, such as loans and securities, and its interest expense on interest-bearing liabilities, such as its deposits and borrowed funds. Accordingly, the Association's results of operations and financial condition are largely dependent on movements in market interest rates and its ability to manage its assets and liabilities in response to such movements.

     At June 30, 1998, the Association had $185.5 million of long-term, fixed-rate mortgage loans, or 51% of the Association's total loan portfolio, all of which the Association maintains in its portfolio. At that date, $111 million, or 30.5% of the Association's total loan portfolio consisted of adjustable-rate mortgage ("ARM") loans. As of June 30, 1998, $60.6 million, or 25.3%, of the Association's securities had adjustable rates and its securities portfolio had a weighted average life of 6.4 years. The Association's certificates of deposit with maturities of less than one year totaled $167.8 million, and certificates of deposit over $100,000 ("jumbo certificates of deposit") totaled
$53.2 million. Such jumbo certificates of deposit tend to be less stable sources of funding as compared to money market, savings, retail checking/negotiable order of withdrawal ("NOW") accounts and commercial checking accounts (collectively, "core deposits"), and at June 30, 1998, represented 10.3% of the Association's interest-bearing liabilities.

     Management monitors the Association's interest rate sensitivity through the use of an internally generated Net Portfolio Value Model which generates estimates of the change in the Association's net portfolio value ("NPV") over a range of interest rate scenarios. NPV is the present value of expected cash flows from assets, liabilities and off-balance sheet contracts. The NPV ratio, under any interest rate scenario, is defined as the NPV in that scenario divided by the market value of assets in the same scenario. As of June 30, 1998, the Association's NPV was $72.2 million, or 11.7% of the market value of assets. A 200 basis point increase in interest rates would result in a decrease in the Association's NPV to $53.4 million, representing a 26.0% reduction in the value of the Association's discounted cash flows. Conversely, a 200 basis point decrease in interest rates would result in a decrease in the Association's NPV to $66.6 million, representing only a 7.7% decrease in the value of the Association's discounted cash flows. Consequently, an increase in interest rates will have a significantly greater impact on the Association's NPV than a corresponding decrease in interest rates.

     Significant increases in the level of market interest rates also may adversely affect the fair value of the Association's securities and other interest-earning assets. At June 30, 1998, $178.9 million, or 74.7%, of the Association's securities had fixed interest rates. Generally, the value of fixed-rate instruments fluctuates inversely with changes in interest rates. As a result, increases in interest rates could result in decreases in the market value of interest-earning assets which could adversely affect the Association's results of operations if sold or, in the case of interest-earning assets classified as available-for-sale, the Association's retained earnings if retained. Increases in market interest rates also can affect the type (fixed-rate or adjustable-rate) and amount of loans originated by the Association and the average life of loans and securities, which can adversely impact the yields earned on the Association's loan and securities portfolio. In periods of decreasing interest rates, the average life of loans held by the Association may be shortened to the extent increased prepayment activity occurs during such periods which, in turn, may result in the Association investing funds from such prepayments in lower yielding assets. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Asset and Liability Management and Market Risk."

RISKS ASSOCIATED WITH ECONOMIC CONDITIONS IN THE ASSOCIATION'S PRIMARY
MARKET AREA

     The Association's primary market area consists of Trumbull and Mahoning Counties in Northeastern Ohio. Nine of the Association's offices are located in Trumbull County, including the Association's main office in the City of Warren and two offices are in Mahoning County. With regard to several important economic factors, statistics for the Association's primary market area in recent years have trailed both the State of Ohio and the United States.

     In 1997, the per capita annual income of $14,953 for the Association's primary market area was lower than the $17,244 and $18,100 per capita annual income for Ohio and the United States, respectively. The median annual household income for the Association's primary market area was $31,060 in 1996, compared to $36,165 for the State of Ohio and $36,961 for the United States. The unemployment rates for the Association's market area and the City of Warren have exceeded both the Ohio and national rates in the recent past. For 1998, through May, the unemployment rate in the Association's primary market area averaged 5.0%, compared to 4.2% for Ohio and 3.9% for the United States. The City of Warren experienced a significantly higher unemployment rate of 9.3% in January 1998.

     There have been published reports that General Motors ("GM") is evaluating which of its plants will be awarded their next generation of small cars, replacing their Cavalier and Sunbird models in 2002. The assembly plant producing the current models noted is located in Lordstown, Ohio, and employs approximately 6,000 people in the Warren/Youngstown area. As a result, the future of the plant beyond 2002 remains uncertain unless or until GM awards the Lordstown complex a new model line. GM has not commented on such reports, and the possibility of a plant closure cannot be determined. If the plant were to be shut down, the resulting unemployment would, in all likelihood, have a major adverse impact on the economy in the region, and therefore on the Association's results of operations. Additionally, a number of businesses in the Warren/Youngstown area are dependent on the Lordstown plant and/or its employees and the impact of a plant closing would have a ripple effect on other businesses in the area, which in turn would exacerbate the adverse impact of the closing on the Association. The reports estimate that a closure, should it occur, would be effective in 2002-2003. The reports state that decision on the future of the Lordstown plant could be made within the next twelve months. The Association is unable to estimate the extent of the adverse impact that such a closure would have on its results of operations.

     A decline in the local economy could result in an increase in the level of defaults by borrowers in the repayment of existing loans and could suppress demand for new loans. Similarly, a decline in the local economy could result in a decline in core deposits as customers would have fewer discretionary funds for savings. If these conditions occurred, they could adversely affect the Association's net income. Moreover, the absence of a robust local economy could limit the Association's potential for growth in its primary market area.

LENDING AND DEPOSIT CONCENTRATIONS

     At June 30, 1998, the majority of the Association's total real estate loans were secured by properties in Trumbull and Mahoning Counties, located in northeastern Ohio. A concentration of loans secured by properties in any single area presents the risk that any adverse change in the local economic or employment conditions may result in increased loan delinquencies and loan losses. The Association attempts to address this risk by relying upon conservative underwriting practices when considering loans and frequently reviewing general economic information relating to northeastern Ohio. See "Business of the Association--Lending Activities."

INCREASED LENDING RISKS ASSOCIATED WITH AUTOMOBILE LOANS

     In recent years, as part of its efforts to diversify its loan portfolio and generate greater returns, the Association has increased its emphasis on automobile loans. At June 30, 1998, the Association's consumer loan portfolio totaled $64.1 million, or 17.6% of the Association's total loans, and consisted primarily of new and used automobile loans. At that date, automobile loans totaled $52.8 million, or 14.5% of total loans and 82.5% of consumer loans. Loans secured by rapidly depreciable assets such as automobiles entail greater risks than one- to four-family residential mortgage loans. In such cases, repossessed collateral for a defaulted loan may not provide an adequate source of repayment of the outstanding loan balance, since there is a greater likelihood of damage, loss or depreciation of the underlying collateral. Further, collections on these loans are dependent on the borrower's continuing financial stability and, therefore, are more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy. Finally, the application of various federal and state laws, including federal and state bankruptcy and insolvency laws, may limit the amount which can be recovered on such loans in the event of a default. See "Business of the Association--Lending Activities-- Consumer Lending."

POTENTIAL LOW RETURN ON EQUITY FOLLOWING THE CONVERSION

     At June 30, 1998, the Association's ratio of average retained earnings to average assets was 9.7%. The national average ratio of average retained earnings to average assets for all savings institutions was 4.0% at June 30, 1998, while the average ratio for savings institutions in Ohio with assets between $300 million to $1 billion was 5.6% at that same date, as reported by a national banking information service. The Company's equity position will be significantly increased as a result of the Conversion. On a pro forma basis as of June 30, 1998, assuming the sale of Common Stock at the midpoint of the Estimated Price Range, the Company's ratio of equity to assets would exceed 18.9%. The national average ratio of equity to assets for all savings institutions was 8.6% at June 30, 1998, while the average ratio of equity to assets for savings institutions in Ohio with assets between $300 million to $1 billion was 9.3% at that same date, as reported by a national banking information service. The Company's ability to deploy this new capital through investments in interest-bearing assets, such as loans and securities, which bear rates of return comparable to its current investments, will be significantly affected by industry competition for such investments. The Company currently anticipates that it will take time to prudently deploy such capital. In addition, the issuance of authorized but unissued shares of Common Stock to the Foundation will adversely impact the Company's earnings per share on a going-forward basis. As a result, the Company's return on equity initially is expected to be below its historical return on equity and may be below peer group institutions after the Conversion.

YEAR 2000 COMPLIANCE

     The Federal Financial Institutions Examination Council (the "FFIEC"), through the bank regulatory agencies, has issued compliance guidelines requiring financial institutions to develop and implement plans for addressing Year 2000 issues relevant to their operations. The Association has implemented a detailed Year 2000 plan, as required by the FFIEC guidelines, to evaluate Year 2000 compliance of its computer systems and the equipment which supports the operations of the Association. Also included in this Year 2000 plan is a detailed review of the readiness of the Association's service providers, vendors, major fund providers, major borrowers and companies with which the Association has material investments. As of October 15, 1998, the Association has met all current target objectives of the Year 2000 plan, and management believes that it will continue to meet all future target objectives in accordance with the terms of the plan.

     To date, the Association has not identified any system which presents a material risk of not being Year 2000 ready in a timely fashion or for which a suitable alternative cannot be implemented. However, as the Association progresses with its Year 2000 conversion, the Association may identify systems which do present a material risk of Year 2000 disruption. Such disruption may include, among other things, the inability to process and underwrite loan applications, to credit deposits and withdrawals from customer accounts, to credit loan payments or track delinquencies, to properly reconcile and record daily activity or to engage in similar normal banking activities. Additionally, if the Association's commercial customers are not Year 2000 compliant and suffer adverse effects on their operations, their ability to meet their obligations to the Association could be adversely affected.

     The failure of the Association to identify systems which require Year 2000 conversion that are critical to the Association's operations or the failure of the Association or others with which the Association does business to become Year 2000 ready in a timely manner could have a material adverse impact on the Association's financial condition and results of operations. Moreover, to the extent that the risks posed by the Year 2000 problem are pervasive in data processing and transmission and communications services worldwide, the Association cannot predict with any certainty that its operations will remain materially unaffected after January 1, 2000 or on dates preceding this date at which time post-January 1, 2000 dates become significant within the Association's systems. For further discussion of the Association's Year 2000 compliance efforts, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000 Issues."

HIGHLY COMPETITIVE INDUSTRY AND GEOGRAPHIC AREA

     The Association faces significant competition in its primary market area both in attracting deposits and in originating loans. All of the Association's offices are located in Trumbull and Mahoning Counties in northeastern Ohio. The Association's share of deposits in Trumbull and Mahoning Counties amounts to approximately 7.3%. The remainder of deposits in Trumbull and Mahoning Counties are spread among a number of competitors; no one competitor holds more than 15% of deposits in the Association's primary market area. The Association faces direct competition from a significant number of financial institutions operating in its market area, many with a state-wide or regional presence, and, in some cases, a national presence. This competition arises from commercial banks, savings banks, mortgage banking companies, credit unions and other providers of financial services, many of which are significantly larger than the Association and, therefore, have greater financial and marketing resources than those of the Association. As the Trumbull and Mahoning Counties area continues to develop, the continued profitability of the Association will depend, in part, upon its ability to compete successfully in its primary market area. See "Business of the Association--Primary Market Area."

PROVISIONS WHICH MAY DISCOURAGE TAKEOVER ATTEMPTS

     Provisions in the Company's and the Association's Governing Instruments. Certain provisions of the Company's Certificate of Incorporation and Bylaws, particularly a provision limiting voting rights, and the Association's Stock Charter and Bylaws, as well as certain federal regulations, assist the Company in maintaining its status as an independent publicly owned corporation. These provisions provide for, among other things, supermajority voting on certain matters, staggered boards of directors, noncumulative voting for directors, limits on the calling of special meetings of shareholders, limits on the ability to vote Common Stock in excess of 10% of outstanding shares, and certain uniform price provisions for certain business combinations. The uniform price provisions for certain business combinations provide that 80% approval of shareholders is required for any business combination involving an Interested Stockholder (generally defined as any individual, corporation, partnership or other entity (other than the Company or its subsidiaries) which owns or controls 10% or more of the voting power of the outstanding shares of voting stock of the Company), unless the transaction is approved by a majority of directors unaffiliated with the Interested Stockholder or if the proposed transaction meets certain conditions which are designed to provide shareholders a fair price in consideration for their shares, in which case approval of only a majority of the outstanding shares of voting stock would be required. By requiring a vote of shareholders in excess of that required by statute generally, the uniform fair price provision would permit management controlling the voting of greater than 20% of the outstanding Common Stock to reject certain takeover attempts that certain stockholders deem to be in their best interests. See "Restrictions on Acquisition of the Company and the AssociationRestrictions in the Company's Certificate of Incorporation and Bylaws--Stockholder Vote Required to Approve Business Combinations with Interested Stockholders." The Association's Stock Charter also prohibits, for five years, the acquisition or offer to acquire, directly or indirectly, the beneficial ownership of more than 10% of the Association's equity securities. Any person, or group acting in concert, violating this restriction may not vote the Association's securities in excess of 10%. These provisions in the Association's and the Company's governing instruments may discourage potential proxy contests and other potential takeover attempts, particularly those which have not been negotiated with the Boards of Directors, and thus, generally may serve to perpetuate current management. For a more detailed discussion of these provisions, see "Restrictions on Acquisition of the Company and the Association."

     Voting Control of Officers and Directors. Directors and executive officers of the Association and the Company expect to purchase approximately 4.9% or 3.7% of the shares of Common Stock to be issued in the Conversion, including shares issued to the Foundation, based upon the minimum and the maximum of the Estimated Price Range, respectively, and exclusive of shares that may be attributable to directors and officers through the Stock Program, the Stock Option Plan and the ESOP, which plans may give directors, executive officers and employees the potential to control the voting of an additional 20.0% of the Company's Common Stock on a fully diluted basis at the maximum of the Estimated Price Range. In addition, the Foundation will be funded with a contribution by the Company equal to 7.7% of the Common Stock sold in the Conversion, which if a waiver of the voting restriction imposed on such Common Stock is obtained from the OTS, may be voted as determined by the Directors of the Foundation a majority of whom are Directors of the Company or the Association. Management's potential voting control could, together with additional stockholder support, defeat stockholder proposals requiring 80% approval of stockholders. As a result, this potential voting control may preclude takeover attempts that certain stockholders deem to be in their best interest and may tend to perpetuate existing management. See "Restrictions on Acquisition of the Company and the Association--Restrictions in the Company's Certificate of Incorporation and Bylaws" and "The Conversion--Establishment of the Charitable Foundation."

ABSENCE OF MARKET FOR COMMON STOCK

     The Company, as a newly organized company, has never issued capital stock, and consequently, there is no established market for its Common Stock at this time. The Company has received conditional approval to have its Common Stock quoted on the Nasdaq National Market under the symbol "FPFC" upon completion of the Conversion. A public trading market having the desirable characteristics of depth, liquidity and orderliness depends upon the existence of willing buyers and sellers at any given time, the presence of which is dependent upon the individual decisions of buyers and sellers over which the Company has no control. Accordingly, there can be no assurance that an active and liquid trading market for the Common Stock will develop or that, if developed, will continue, nor is there any assurance that purchasers of the Common Stock will be able to sell their shares at or above the Purchase Price. The absence or discontinuance of a market for the Common Stock would have an adverse impact on both the price and liquidity of the Common Stock. See "Market for the Common Stock."

POSSIBLE DILUTIVE EFFECT OF STOCK PROGRAM AND STOCK OPTIONS

     Following the Conversion, the Stock Program (as defined herein) will acquire an amount of shares equal to 4% of the shares of Common Stock issued in the Conversion, including shares issued to the Foundation, either through open market purchases or the issuance of authorized but unissued shares of Common Stock from the Company. If the Stock Program is funded by the issuance of authorized but unissued shares, the voting interests of existing shareholders will be diluted by approximately 3.8%. Also following the Conversion, the Company intends to implement the Stock Option Plan (as defined herein) which will provide directors and selected employees of the Company and the Association with Stock Options to purchase authorized but unissued shares in an amount equal to 10% of the Common Stock issued in the Conversion, including shares issued to the Foundation. If all of the Stock Options intended to be granted were to be exercised using authorized but unissued Common Stock and if the Stock Program were funded with authorized but unissued shares, the voting interests of existing stockholders would be diluted by approximately 12.3%.

POSSIBLE ADVERSE INCOME TAX CONSEQUENCES OF THE DISTRIBUTION OF
SUBSCRIPTION RIGHTS

     The Association has received an opinion of Keller that subscription rights granted to Eligible Account Holders, Supplemental Eligible Account Holders and Other Members have no value. However, this opinion is not binding on the IRS. If the subscription rights granted to Eligible Account Holders, Supplemental Eligible Account Holders and Other Members are deemed to have an ascertainable value, such recipients could be taxed upon receipt of such subscription rights. Additionally, the Association could recognize a gain for tax purposes on such distribution. Whether subscription rights are considered to have ascertainable value is an inherently factual determination. See "The Conversion--Effects of Conversion" and "--Tax Aspects."

POSSIBLE INCREASE IN ESTIMATED PRICE RANGE AND NUMBER OF SHARES ISSUED

     The number of shares to be issued in the Conversion may be increased as a result of an increase in the Estimated Price Range of up to 15% to reflect changes in market and financial conditions following the commencement of the Subscription and Community Offerings. In the event that the Estimated Price Range is so increased, it is expected that the Company will sell up to 10,438,625 shares of Common Stock at the Purchase Price for an aggregate purchase price of up to $104.4 million. An increase in the number of shares issued will decrease a subscriber's pro forma net earnings per share and stockholders' equity per share and will increase the Company's pro forma consolidated stockholders' equity and net earnings. Such an increase will also increase the Purchase Price as a percentage of pro forma stockholders' equity per share and net earnings per share.

NO FAIRNESS OPINION

     The Association has engaged Webb as a financial and marketing advisor, and Webb has agreed to assist the Association and the Company in its solicitation of subscriptions and purchase orders for Common Stock in the Offerings. Webb has not prepared any report or opinion constituting recommendations or advice to the Association. In addition, Webb has expressed no opinion as to the prices at which Common Stock to be issued in the Offerings may trade. Furthermore, Webb has not verified the accuracy or completeness of the information contained in the Prospectus or the proxy statement for the Special Meeting. See "The Conversion--Marketing and Underwriting Arrangements."

POTENTIAL DELAYS OF CONSUMMATION OF THE CONVERSION

     Orders submitted in the Subscription Offering, Community Offering and/or Syndicated Community Offering are irrevocable. The Company and the Association expect to complete the Conversion within the time periods indicated in this Prospectus. Nevertheless, it is possible that several factors, including, but not limited to, a delay in receiving regulatory approval of the final updated appraisal prepared by Keller, a delay in processing orders in the event the Offerings are oversubscribed or a delay caused by a regulatory or legal challenge to the establishment and funding of the Foundation or other actions taken in connection with the Conversion could significantly delay the completion of the Conversion. Subscribers will have no access to subscription funds and/or shares of Common Stock until the Conversion is completed or terminated. In the event the Conversion is terminated, subscribers will be refunded their subscription funds, together with interest at a rate equal to the Association's interest rate paid on passbook accounts, or will have their withdrawal authorization terminated. See "The Conversion."

EFFECTS OF THE ESTABLISHMENT OF THE CHARITABLE FOUNDATION

     Pursuant to the Plan, the Company has voluntarily established a charitable foundation in connection with the Conversion. The Foundation has been incorporated under Delaware law as a non-stock corporation and will be funded with shares of Common Stock contributed by the Company. Establishment and funding of the Foundation is subject to the approval of the Association's members at the Special Meeting. If approved by members, the establishment of the Foundation and the contribution of Common Stock to the Foundation will be dilutive to the interests of stockholders and will have an adverse impact on the reported earnings of the Company in fiscal 1999, the year in which the Foundation will be funded.

     Dilution of Stockholders' Interests. The Company proposes to fund the Foundation with Common Stock of the Company in an amount equal to approximately 7.7% of the Common Stock to be sold in the Conversion. At the minimum, midpoint and maximum of the Estimated Price Range, the contribution to the Foundation would equal 515,865, 606,900 and 697,935 shares, with a value of $5.2 million, $6.1 million and $7.0 million, respectively, based on the Purchase Price of $10.00 per share. Assuming the sale of Common Stock at the maximum of the Estimated Price Range, upon completion of the Conversion and funding of the Foundation, the Company will have 9,775,000 shares issued and outstanding of which the Foundation will own 697,935 shares, or 7.1%. AS A RESULT, PERSONS PURCHASING SHARES OF COMMON STOCK IN THE CONVERSION WILL HAVE THEIR OWNERSHIP AND VOTING INTERESTS IN THE COMPANY DILUTED BY 7.1%, AS COMPARED TO COMPLETING THE CONVERSION WITHOUT THE FOUNDATION. SEE "PRO FORMA DATA" AND "COMPARISON OF VALUATION AND PRO FORMA INFORMATION WITH NO FOUNDATION."

     Adverse Impact on Earnings. Assuming receipt of approval of the Association's members, the contribution of Common Stock to the Foundation will have an adverse impact on the Company's earnings in the year in which the contribution is made. The Company will recognize the full expense in the amount of the contribution of Common Stock to the Foundation in the quarter in which it occurs, which is expected to be the second quarter of fiscal 1999. The amount of the contribution will range from $5.2 million to $7.0 million, based on the minimum and maximum of the Estimated Price Range. The contribution expense will be partially offset by the tax benefit related to the expense. The Company and the Association have been advised by their independent tax advisors that the contribution to the Foundation will be tax deductible, subject to an annual limitation based on 10% of the Company's annual taxable income. Assuming a contribution of $7.0 million in Common Stock (based on the maximum of the Estimated Price Range), the Company estimates a net tax effected expense of $4.6 million (based upon a 34% tax rate). If the Foundation had been established at June 30, 1998, the Association would have reported a net loss of $534,000, rather than reporting net income of $4.1 million for the year ended June 30, 1998. Management cannot predict earnings for fiscal 1999, but expects that the establishment and funding of the Foundation will have an adverse impact on the Company's earnings for the quarter in which the Foundation is funded. Due to the contribution to the Foundation, the Association expects in the future to reduce the amount of its current charitable contributions within its community. The Company and the Association do not currently anticipate making additional contributions to the Foundation within the first five years following the initial contribution.

     Tax Considerations. The Company and the Association have been advised by Crowe, Chizek and Company LLP that an organization created for the above purposes would qualify as a Section 501(c)(3) exempt organization under the Internal Revenue Code of 1986, as amended (the "Code"), and would be classified as a private foundation. The Foundation will submit a request to the Internal Revenue Service ("IRS") to be recognized as an exempt organization. The Company and the Association have received an opinion of Crowe, Chizek and Company LLP that the Foundation would qualify as a Section 501(c)(3) exempt organization under the Code. The independent tax advisors' opinion further provides that the Company's contribution of its own stock to the Foundation will not constitute an act of self-dealing, and that the Company will be entitled to a deduction in the amount of the fair market value of the stock at the time of the contribution less the nominal par value that the Foundation is required to pay to the Company for such stock, subject to an annual limitation based on 10% of the Company's annual taxable income. The Company, however, would be able to carry forward any unused portion of the deduction for five years following the contribution subject to the 10% annual limitation. Thus, while the Company would have received a charitable contribution deduction of approximately $700,000 in fiscal 1998 (based upon the sale of stock at the maximum of the Estimated Price Range and a contribution of $7.0 million of Common Stock and the Association's pre-tax income for fiscal 1998), the Company is permitted under the Code to carryover the excess contribution in the five following years. Assuming the sale of Common Stock at the midpoint of the Estimated Price Range, the Company estimates that substantially all of the deduction should be deductible over the six-year period. Although the Company and the Association have received an opinion of Crowe, Chizek and Company LLP that the Company will be entitled to the deduction for the charitable contribution, there can be no assurances that the IRS will recognize the Foundation as a Section 501(c)(3) exempt organization or that the deduction will be permitted. In such event, the Company's tax benefit related to the Foundation would have to be fully expensed, resulting in a further reduction in earnings in the year in which the IRS makes such a determination. The establishment and funding of the Foundation is subject to the regulatory condition agreed to by the Foundation that Common Stock issued to the Foundation be voted in the same ratio as all shares of the Company's Common Stock voted on all proposals considered by stockholders of the Company. See "The Conversion--Establishment of the Charitable Foundation." Consistent with this condition, in the event that the Company or the Foundation receives an opinion of their legal or tax counsel that compliance with the voting restriction would have the effect of causing the Foundation to lose its tax-exempt status, or otherwise have a material and adverse tax consequence on the Foundation or subject the Foundation to an excise tax under Section 4941 of the Code, the OTS will waive such voting restriction upon submission of an opinion by the Company or the Foundation that is satisfactory to the OTS.

     Comparison of Valuation and Other Factors Assuming the Foundation is Not Established as Part of the Conversion. The establishment of the Foundation was taken into account by Keller in determining the estimated pro forma market value of the Common Stock of the Company. The aggregate price of the shares of Common Stock being offered in the Subscription and Community Offerings is based upon the independent appraisal conducted by Keller of the estimated pro forma market value of the Common Stock of the Company. The pro forma aggregate price of the Common Stock being offered for sale in the Conversion is currently estimated to be between $67.1 million and $90.8 million, with a midpoint of $78.9 million. Based on the appraisal, the pro forma market capitalization of the Association at the midpoint of the Estimated Price Range, including shares issued to the Foundation, is $85.0 million. The pro forma price to book ratio and the pro forma price to earnings ratio, at and for the year ended June 30, 1998, are 66.30% and 13.81x, respectively, at the midpoint of the Estimated Price Range. In the event that the Conversion did not include the Foundation, Keller has estimated that the estimated pro forma market capitalization of the Association would be approximately $90.5 million at the midpoint based on a pro forma price to book ratio and the pro forma price to earnings ratio that are approximately the same as the independent appraisal at 66.10% and 13.89x, respectively. If the Foundation was not part of the Conversion, the pro forma market value of the shares being offered is estimated to be between $76.9 million and $104.1
million.   See "Comparison of Valuation and Pro Forma Information with No
Foundation." This estimate by Keller was prepared at the request of the OTS and is solely for purposes of providing depositors and subscribers with information with which to make an informed decision on the Conversion. There is no assurance that if the Foundation was not approved the appraisal prepared at that time would conclude that the pro forma market value of the Company would be the same as the amount estimated herein. Any appraisal prepared at that time would be based on the facts and circumstances existing at that time, including, among other things, market and economic conditions.

     The Association believes that the establishment of the Foundation is in the best interests of the Association, its depositors, its prospective stockholders and the communities in which it operates. The Foundation is integrally tied to the Association's business of operating a community banking institution and the Association believes that the Foundation will have a positive impact on the Association's long-term franchise value. The amount of Common Stock being offered in the Conversion at the midpoint of the Estimated Price Range is approximately $11.6 million less than the estimated amount of Common Stock that would be offered in the Conversion without the Foundation based on the estimate provided by Keller. Accordingly, certain depositors of the Association who subscribe to purchase Common Stock in the Subscription Offering may receive fewer shares depending on the appraisal valuation at that time, the number of shares sold based on that appraisal, the size of a depositor's stock order, the amount of his or her qualifying deposits in the Association and the overall level of subscriptions. The decrease in the amount of Common Stock being offered as a result of the contribution of Common Stock to the Foundation will not have a significant effect on the Company or the Association's capital position. The Association's regulatory capital is significantly in excess of its regulatory capital requirements and will further exceed such requirements following the Conversion. The Association's tangible, core and risk-based capital ratios at June 30, 1998 were 9.5%, 9.5% and 21.8%, respectively. Assuming the sale of shares at the midpoint of the Estimated Price Range, the Association's pro forma tangible, core and risk-based capital ratios at June 30, 1998 would be 13.5%, 13.5% and 30.6%, respectively. On a consolidated basis, the Company's pro forma stockholders' equity would be $128.2 million, or approximately 18.9% of pro forma consolidated assets, assuming the sale of shares at the midpoint of the Estimated Price Range. Pro forma stockholders' equity per share and pro forma net earnings per share would be $15.08 and $0.72, respectively. If the Foundation was not being established in the Conversion, based on the Keller estimate, the Company's pro forma stockholders' equity would be approximately $140.5 million, or approximately 20.5% of pro forma consolidated assets at the midpoint of the estimate, and pro forma stockholders' equity per share and pro forma net earnings per share would be substantially similar with the Foundation as without the establishment of the Foundation.
See "Comparison of Valuation and Pro Forma Information with No Foundation."

     Potential Anti-Takeover Effect. If approved by members, upon completion of the Conversion, the Foundation will own 7.1% of the total shares of the Company's Common Stock outstanding. Such shares will be owned solely by the Foundation; however, pursuant to the terms of the contribution as mandated by the OTS, the shares of Common Stock held by the Foundation must be voted in the same ratio as all other shares of the Company's Common Stock on all proposals considered by the stockholders of the Company. See "The Conversion-- Establishment of the Charitable Foundation--Regulatory Conditions Imposed on the Foundation." Such restriction is included in the Foundation's corporate governance documents. In the event that the OTS were to waive this voting restriction, the Foundation's Board of Directors would exercise sole voting power over such shares and would no longer be subject to the restriction. However, the OTS could impose additional conditions at that time on the composition of the Board of Directors of the Foundation or which otherwise relate to control of the Common Stock held by the Foundation. See "The Conversion--Establishment of the Charitable Foundation--Regulatory Conditions Imposed on the Foundation." If a waiver of the voting restriction were granted by the OTS and no further conditions were imposed on the Foundation at that time, management of the Company and the Association may benefit to the extent that the Board of Directors of the Foundation determines to vote the shares of Common Stock held by the Foundation in favor of proposals supported by the Company and the Association. Furthermore, in such an event, when the Foundation's shares are combined with shares purchased directly by officers and directors of the Company, shares held by the Stock Program trust, and shares held by the ESOP trust, the aggregate of such shares could exceed 20% of the Company's outstanding Common Stock, which could enable management to defeat stockholder proposals requiring 80% approval. Consequently, in the event the voting restriction was waived, the potential voting control might preclude takeover attempts that certain stockholders deem to be in their best interest, and might tend to perpetuate management. However, since the ESOP shares are allocated to all eligible employees of the Association, and any unallocated shares will be voted by an independent trustee, and because the Stock Program must first be approved by stockholders no sooner than six months following completion of the Conversion, and awards under such proposed plans may be granted to employees other than executive officers and Directors, management of the Company does not expect to have voting control of all shares covered by the ESOP and other stock-based benefit plans. See "--Provisions which May Discourage Takeover Attempts-- Voting Control of Officers and Directors."

     Further, there will be no agreements or understandings, written or tacit, with respect to the exercise of either direct or indirect control over the management or policies of the Company by the Foundation which may discourage takeover attempts, including agreements related to voting, acquisition or disposition of the Company's Common Stock. Finally, as the Foundation sells its shares of Common Stock over time, its ownership interest and voting power in the Company is expected to decrease.

     Potential Challenges. The establishment and funding of a charitable foundation as part of a conversion of a mutual savings institution to stock form is innovative and has been done in a limited number of instances. As such, the Foundation may be subject to potential challenges notwithstanding that the Board of Directors of the Company and the Board of Directors of the Association have carefully considered the various factors involved in the establishment of the Foundation in reaching their determination to establish the Foundation as part of the Conversion. See "The Conversion--Establishment of the Charitable Foundation--Purpose of the Foundation." In conjunction with its approval of the Conversion, the Association determined to submit the Foundation for a vote of members so that members have a right to vote on whether the Foundation should be established as part of the Conversion. If certain parties were to institute an action seeking to require the Association to eliminate establishment of the Foundation in connection with the Conversion, no assurances can be made that the resolution of such challenges would not result in a delay in the consummation of the Conversion or that any objecting persons would not be ultimately successful in obtaining such removal or other equitable relief or monetary damages against the Company or the Association. Additionally, if the Company and the Association are forced to eliminate the Foundation, the Company may be required to resolicit subscribers in the Offerings.

     Approval of Members. Establishment and funding of the Foundation is subject to the approval of a majority of the total outstanding votes of the Association's members eligible to be cast the Special Meeting. The Foundation will be considered as a separate matter from approval of the Plan of Conversion. If the Association's members approve the Plan of Conversion, but not the establishment of the Foundation, the Association intends to complete the Conversion without the establishment of the Foundation. Failure to approve the Foundation may materially increase the pro forma market value of the Common Stock being offered for sale in the Offerings since the Valuation Range, as set forth herein, takes into account the dilutive impact of the issuance of shares to the Foundation. If the pro forma market value of the Common Stock without the Foundation is either greater than $104.4 million or less than $67.1 million, the Association will establish a new Estimated Price Range and commence a resolicitation of subscribers (i.e., subscribers will be permitted to continue their orders, in which case they will need to affirmatively reconfirm their subscriptions prior to the expiration of the resolicitation offering or their subscriptions funds will be promptly refunded with interest at the Association's passbook rate of interest, or be permitted to increase, decrease, or cancel their subscriptions). Any change in the Estimated Price Range must be approved by the OTS. See "The Conversion--Stock Pricing." A resolicitation, if any, following the conclusion of the Subscription and Community Offerings would not exceed 45 days unless further extended by the OTS for periods of up to 90 days not to extend beyond December 22, 2000.

STOCK-BASED BENEFITS TO MANAGEMENT, EMPLOYMENT CONTRACTS AND CHANGE IN CONTROL PAYMENTS

     Stock Program. The Company intends to adopt a stock benefit plan which would provide stock grants of Common Stock to non-employee directors and selected officers and employees of the Company and Association (the "Stock Program") and intends to seek stockholder approval of such plan at a meeting of stockholders following the Conversion, which may be held no earlier than six months after completion of the Conversion. The Company expects to acquire Common Stock on behalf of the Stock Program in an amount equal to 4% of the Common Stock issued in connection with the Conversion, including shares issued to the Foundation, or 289,000 shares and 391,000 shares at the minimum and maximum of the Estimated Price Range, respectively. These shares will be acquired either through open market purchases or from authorized but unissued Common Stock. See "--Possible Dilutive Effect of Stock Program and Stock Options." Although no specific award determinations have been made, the Company anticipates that it will provide awards under the Stock Program to the directors and selected officers and employees of the Company and Association to the extent permitted by applicable regulations. See "Management of the Association-- Benefit Plans--Stock Program." These shares granted under the Stock Program will be awarded at no cost to the recipients. The implementation of such Stock Program may result in increased compensation expenses to the Company and may have a dilutive effect on existing stockholders. See "Management of the Association--Benefit Plans--Stock Program" and "--Possible Dilutive Effect of Stock Program and Stock Options."

     Stock Option Plan. The Company also intends to adopt stock-based benefit plans which would provide options to purchase Common Stock ("Stock Options") to officers, employees and non-employee directors of the Company and Association (the "Stock Option Plan") and intends to seek stockholder approval of such plans at a meeting of stockholders following the Conversion, which may be held no earlier than six months after completion of the Conversion. Although no specific determinations have been made, the Company expects that non-employee directors and selected officers and employees of the Company and Association will be granted options to purchase Common Stock in an amount equal to 10% of the Common Stock issued in connection with the Conversion, including shares issued to the Foundation, or 722,500 shares and 977,500 shares at the minimum and maximum of the Estimated Price Range, respectively. It is currently intended that the exercise price of the Stock Options will be equal to the fair market value of the underlying Common Stock on the date of grant. Recipients of Stock Options will not be required to pay for the shares until the date of exercise. The implementation of such Stock Option Plan may have a dilutive effect upon existing stockholders of the Company to the extent option exercises are satisfied with authorized but unissued shares. See "--Possible Dilutive Effect of Stock Program and Stock Options" and "Management of the Association-- Benefit Plans--Stock Option Plan."

     Change In Control Provisions. The Company and the Association intend to enter into employment or change in control agreements with certain officers of the Association and Company which will provide for benefits and cash payments in the event of their involuntary or, in certain circumstances, voluntary termination following a change in control of the Company or Association. These provisions may have the effect of increasing the cost of acquiring the Company or Association, thereby discouraging future attempts to take over the Company or the Association. Additionally, the Association intends to adopt an employee severance compensation plan, which similarly provides a cash payment and benefits to eligible employees upon such employees' termination following a change in control of the Company or Association, which, in addition to any payments which may be made under the Stock Program and Stock Option Plan, also may have the effect of increasing the cost of acquiring the Company or Association. Based on current salaries, cash payments to be paid in the event of a change in control pursuant to the terms of the employment agreements and change in control agreements would be approximately $1.2 million. However, the actual amount to be paid in the event of a change in control of the Association or the Company cannot be estimated at this time because the actual amount is based on the average salary of the employee and other factors existing at the time of the change in control. See "Restrictions on Acquisition of the Company and the Association--Restrictions in the Company's Certificate of Incorporation and Bylaws," "Management of the Association--Employment Agreements," "--Change in Control Agreements," "--Employee Severance Compensation Plan," "--Benefit Plans--Stock Option Plan" and "--Benefit Plans--Stock Program."

                          FIRST PLACE FINANCIAL CORP.

     First Place Financial Corp. is a Delaware corporation recently organized at the direction of the Board of Directors of the Association for the purpose of acquiring all of the capital stock of the Association to be issued in the Conversion. The Company expects to receive approval from the OTS to become a savings and loan holding company and, upon completion of the Conversion, will be subject to regulation by the OTS. See "The Conversion--General" and "Regulation--Holding Company Regulation." Upon consummation of the Conversion, the Company will have no significant assets other than all of the shares of the Association's capital stock acquired in the Conversion and an amount equal to 50% of the net proceeds of the Conversion, including the loan to the ESOP, and will have no significant liabilities. The Company intends to use a portion of the net proceeds it retains to loan to the ESOP funds to enable the ESOP to purchase up to 8% of the stock issued in connection with the Conversion, including shares issued to the Foundation. The Company and the Association may, however, alternatively choose to fund the ESOP through a loan to the ESOP trust by a third-party financial institution. The management of the Company is set forth under "Management of the Company." Initially, the Company will neither own nor lease any property, but will instead use the premises, equipment and furniture of the Association. At the present time, the Company does not intend to employ any persons other than certain officers who are currently officers of the Association but will utilize the support staff of the Association from time to time. Additional employees will be hired as appropriate to the extent the Company expands its business in the future.

     Management believes that the holding company structure will provide the Company additional flexibility to diversify its business activities through existing or newly formed subsidiaries (which subsidiaries could be financial institutions), or through acquisitions of or mergers with other financial institutions and financial services related companies. Although there are no current arrangements, understandings or agreements regarding any such opportunities, the Company will be in a position after the Conversion, subject to regulatory limitations and the Company's financial position, to take advantage of any such acquisition and expansion opportunities that may arise. The initial activities of the Company are anticipated to be funded by the proceeds to be retained by the Company, income thereon and through dividends from the Association.

     The Company's executive office is located at the administrative offices of the Association, 185 East Market Street, Warren, Ohio 44482. Its telephone number is (330) 373-1221.


             FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF WARREN

     The Association was originally organized in 1922 as an Ohio-chartered savings and loan association, and converted to a federally-chartered savings and loan association in 1936. The Association's deposit accounts are insured to the maximum allowable amount by the SAIF as administered by the FDIC. Including the Association's principal office, which is located in Warren, Ohio, the Association serves its customers from eleven full-service banking facilities and two loan service centers located in Warren, Ohio and its surrounding areas. At June 30, 1998, the Association had total assets of $609.4 million, total deposits of $435.5 million, retained earnings of $59.4 million and had a tangible capital ratio of 9.52%, a core capital ratio of 9.52% and a total risk-based capital ratio of 21.84%. See "Regulation--Federal Savings Institution Regulation--Capital Requirements."

     The Association is a community-oriented savings institution whose principal business consists of accepting retail deposits from the general public in its primary market area, consisting of those areas surrounding its full-service branch offices, and investing those deposits, together with funds generated from operations and borrowings, primarily in one- to four-family residential mortgage loans, automobile and home equity loans and, to a much lesser extent, multi-family and commercial real estate loans, construction loans, commercial loans and passbook savings loans. The Association also invests in government issued and sponsored mortgage-backed securities, securities issued by the U.S. Government and agencies thereof, and other investments permitted by applicable laws and regulations. The Association's primary market area for lending consists of Trumbull and Mahoning Counties. See "Business of the Association."

     At June 30, 1998, the Association's gross loan portfolio totaled
$363.2 million, or 59.6% of total assets, of which $268.0 million were one- to four-family residential mortgage loans, $4.5 million were multi-family real estate loans, $8.6 million were commercial real estate loans, $6.3 million were construction loans, $9.2 were home equity loans and $64.1 million were consumer loans, consisting primarily of automobile loans. The Association originates one- to four-family mortgage loans generally secured by properties located in the Association's primary market area. See "Business of the Association."

     The Association's investment activities primarily consist of investments in mortgage-backed securities and U.S. Government obligations. At June 30, 1998, the Association's securities portfolio totaled $239.5 million, or 39.3% of total assets, of which $211.2 million was categorized as available-for-sale. At
June 30, 1998, the Association's mortgage-backed securities portfolio totaled $207.9 million, or 34.1% of total assets, of which $190.1 million was classified as available-for-sale and consisted almost entirely of mortgage-backed securities, guaranteed or issued by Governmental-sponsored and federal agencies such as the Federal National Mortgage Association ("FNMA"), Federal Home Loan Mortgage Corporation ("FHLMC") and Government National Mortgage Association ("GNMA"). The Association's investment securities generally consist of United States Government or federal agency obligations. See "Business of the Association--Investment Activities."

     At June 30, 1998, the Association's deposit accounts totaled $435.5 million or 79.2% of total liabilities, of which $175.5 million, or 40.3%, were comprised of passbook saving accounts, retail checking/NOW accounts, money market accounts and commercial checking accounts. In addition to core deposits, the Association had $260.0 million of certificate accounts, or 59.7% of total deposits, of which $167.8 million were certificates of deposit with maturities of one year or less and $53.2 million were jumbo certificates of deposit.

     The Association's executive office is located at 185 East Market Street, Warren, Ohio 44482. Its telephone number at that location is (330) 373-1221.

                         REGULATORY CAPITAL COMPLIANCE

     At June 30, 1998, the Association exceeded each of its regulatory capital requirements. Set forth below is a summary of the Association's compliance with the OTS capital standards as of June 30, 1998, on an historical and pro forma basis assuming that the indicated number of shares were sold as of such date and receipt by the Association of 50% of the net proceeds. For purposes of the table below, the amount expected to be borrowed by the ESOP and the cost of its shares expected to be acquired by the Stock Program are deducted from pro forma regulatory capital.

                                                     PRO FORMA AT JUNE 30, 1998 BASED UPON THE SALE AT $10.00 PER SHARE
                                               ------------------------------------------------------------------------------
                                                6,709,135 SHARES    7,893,100 SHARES    9,077,065 SHARES   10,438,625 SHARES
                                                (MINIMUM OF THE     (MIDPOINT OF THE    (MAXIMUM OF THE    (15% ABOVE MAXIMUM
                             HISTORICAL AT         ESTIMATED           ESTIMATED           ESTIMATED        OF THE ESTIMATED
                             JUNE 30, 1998        PRICE RANGE)        PRICE RANGE)        PRICE RANGE)      PRICE RANGE)(1)
                          -------------------  ------------------  ------------------  ------------------  ------------------
                                     PERCENT             PERCENT             PERCENT             PERCENT             PERCENT
                                       OF                  OF                  OF                  OF                  OF
                           AMOUNT   ASSETS(2)   AMOUNT  ASSETS(2)   AMOUNT  ASSETS(2)   AMOUNT  ASSETS(2)   AMOUNT  ASSETS(2)
                          -------   ---------  -------  ---------  -------  ---------  -------  ---------  -------  ---------
                                                                 (DOLLARS IN THOUSANDS)
GAAP Capital(3).........  $59,357      9.7%    $83,327    13.2%    $87,649    13.7%    $91,971    14.3%    $97,020    15.0%
                          =======     ====     =======    ====     =======    ====     =======    ====     =======    ====
Tangible Capital:
  Capital Level(4)......  $57,763      9.5%    $81,733    12.9%    $86,055    13.5%    $90,370    14.1%    $95,426    14.8%
  Requirement(5)........    9,117      1.5       9,477     1.5       9,541     1.5       9,606     1.5       9,682     1.5
                          -------     ----     -------    ----     -------    ----     -------    ----     -------    ----
  Excess................  $48,646      8.0%    $72,256    11.4%    $76,514    12.0%    $80,764    12.6%    $85,744    13.3%
                          =======     ====     =======    ====     =======    ====     =======    ====     =======    ====
Core Capital:
  Capital Level(4)......  $57,763      9.5%    $81,733    12.9%    $86,055    13.5%    $90,370    14.1%    $95,426    14.8%
  Requirement(5)........   18,234      3.0      18,953     3.0      19,083     3.0      19,213     3.0      19,364     3.0
                          -------     ----     -------    ----     -------    ----     -------    ----     -------    ----
  Excess................  $39,529      6.5%    $62,780     9.9%    $66,972    10.5%    $71,157    11.1%    $76,062    11.8%
                          =======     ====     =======    ====     =======    ====     =======    ====     =======    ====
Risk-Based Capital:
  Capital Level(4)(6)...  $60,418(7)  21.8%    $84,388    29.3%    $88,710    30.6%    $93,032    31.9%    $98,081    33.4%
  Requirement...........   22,134      8.0      23,005     8.0      23,161     8.0      23,318     8.0      23,502     8.0
                          -------     ----     -------    ----     -------    ----     -------    ----     -------    ----
  Excess................  $38,284     13.8%    $61,383    21.3%    $65,549    22.6%    $69,714    23.9%    $74,579    25.4%
                          =======     ====     =======    ====     =======    ====     =======    ====     =======    ====

____________________
(1) As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the Estimated Price Range of up to 15% as a result of regulatory considerations as changes in market or general financial or economic conditions following the commencement of the Subscription and Community Offerings.
(2) Tangible capital levels are shown as a percentage of total adjusted assets of $609.4 million. Core capital levels are shown as a percentage of total adjusted assets of $609.4 million. Risk-based capital levels are calculated on the basis of a percentage of risk-weighted assets of $276.7 million.
(3) GAAP defined as Generally Accepted Accounting Principles.
(4) Pro forma capital levels assume receipt by the Association of 50% of the net proceeds from the shares of Common Stock sold at the minimum, midpoint, maximum and maximum, as adjusted, of the Estimated Price Range. These levels also assume funding by the Association of the Stock Program equal to 4% of the Common Stock issued, including shares issued to the Foundation, and repayment of the Company's loan to the ESOP to enable the ESOP to purchase 8% of the Common Stock issued, including shares issued to the Foundation, valued at the minimum, midpoint, maximum and maximum, as adjusted, of the Estimated Price Range. See "Management of the Association--Benefit Plans" for a discussion of the Stock Program and ESOP.
(5) The current OTS core capital requirement for savings associations is 3% of total adjusted assets. The OTS has proposed core capital requirements which would require a core capital ratio of 3% of total adjusted assets for thrifts that receive the highest supervisory rating for safety and soundness and that are not experiencing or anticipating significant growth, and a 4% to 5% core capital ratio requirement for all other thrifts. See "Regulation--Federal Savings Institution Regulation--Capital Requirements." The Company will not be subject to regulatory capital requirements.
(6) Assumes net proceeds are invested in assets that carry a risk-weighting of 45.4%, the average risk weighting of the Association's assets as of June 30, 1998.
(7) Historical risk-based capital is comprised of tangible capital of $57.8 million plus the Association's general valuation allowance of $2.7 million at June 30, 1998.

                                USE OF PROCEEDS

     Although the actual net proceeds from the sale of the Common Stock cannot be determined until the Conversion is completed, it is presently anticipated that the net proceeds from the sale of the Common Stock will be between $65.3 million and $88.7 million (or $102.3 million if the Estimated Price Range is increased by 15%). See "Pro Forma Data" and "The Conversion--Stock Pricing" as to the assumptions used to arrive at such amounts. The Company will be unable to utilize any of the net proceeds of the Offerings until the consummation of the Conversion.

     The Company will purchase all of the outstanding capital stock of the Association to be issued upon Conversion in exchange for 50% of the net proceeds of the Offerings, with the remaining net proceeds to be retained by the Company. Based on net proceeds of $65.3 million to $88.7 million, the Company expects to utilize between $32.6 million and $44.3 million of net proceeds to purchase the common stock of the Association. Such portion of net proceeds received by the Association from the Company will be added to the Association's general funds to permit the Association to expand its lending and investment activities and to enhance customer services. The Association currently intends to utilize the net proceeds received for general corporate purposes, including investment in loans and securities, as well as the possible expansion of its facilities and operations through marketing, business development, or the acquisition or establishment of branch offices, although the Company and the Association have no current arrangements, understandings or agreements regarding any such transactions. The Association anticipates that the portion of the net proceeds received by the Association will initially be invested in overnight funds and short-term investments with maturities of up to three years. To the extent that the stock-based benefit programs which the Company or the Association intend to adopt subsequent to the Conversion are not funded with authorized but unissued common stock of the Company, the Company or Association may use net proceeds from the Conversion to fund the purchase of stock to be awarded under such stock benefit programs. The Association has not yet determined the approximate amount of net proceeds to be used for any of the purposes mentioned above. While the amount of net proceeds received by the Association will further strengthen the Association's capital position, which already substantially exceeds all regulatory requirements, it should be noted that the Association is not converting primarily to raise capital. Rather, one of the principal purposes for the Conversion is to structure the Association in the stock form used in the United States by all commercial banks, most major business organizations and most savings institutions. See "Risk Factors--Stock-Based Benefits to Management, Employment Contracts and Change in Control Payments" and "Management of the Association--Benefit Plans--Stock Option Plan" and "--Stock Program."

     The Company intends to use a portion of the net proceeds it retains (i.e., 50% of the net proceeds, which based on net proceeds of $65.3 million to $88.7 million will be between $32.6 million and $44.3 million) to make a loan directly to the ESOP to enable the ESOP to purchase in the Conversion 8% of the Common Stock issued in connection with the Conversion, including shares issued to the Foundation. Based upon the sale of 6,709,135 shares or 9,077,065 shares at the minimum and maximum of the Estimated Price Range, and the issuance of shares to the Foundation, the amount of the loan to the ESOP would be $5.8 million or $7.8 million, respectively (or $9.0 million if the Estimated Price Range is increased by 15%), with a term of 15 years at the prevailing prime rate of interest. The Company and Association may alternatively choose to fund the ESOP's stock purchases through a loan by a third party financial institution. See "Management of the Association--Benefit Plans--ESOP." The remaining net proceeds retained by the Company will initially be invested in mortgage-backed and investment securities.

     Ultimately, the net proceeds retained by the Company may also be used to support the future expansion of operations through branch acquisitions, the establishment of branch offices and the acquisition of savings associations and commercial banks or their assets, including those located within the Association's market area or diversification into other banking related businesses. The Company and the Association have no current arrangements, understandings or agreements regarding any such transactions. The Company, upon the Conversion, will be a unitary savings and loan holding company, which under existing laws would not be restricted as to the types of business activities in which it may engage. See "Regulation--Holding Company Regulation" for a description of certain regulations applicable to the Company. The Company may also determine to pay dividends, make a tax-free return of capital, repurchase Common Stock and fund the Stock Program. However, the Company and the Association have committed to the OTS that they will take no action to further the payment of any return of capital during the one-year period following consummation of the Conversion. See "Dividend Policy."

     Upon completion of the Conversion, the Board of Directors of the Company will have the authority to adopt stock repurchase plans, subject to statutory and regulatory requirements. Unless approved by the OTS, the Company, pursuant to OTS regulations, will be prohibited from repurchasing any shares of Common Stock for three years except (i) for an offer to all stockholders on a pro rata basis, or (ii) for the repurchase of qualifying shares of a director. Notwithstanding the foregoing and except as provided below, beginning one year following completion of the Conversion, the OTS regulations permit the Company to repurchase its Common Stock so long as: (i) the repurchases within the following two years are part of an open-market program not involving greater than 5% of its outstanding capital stock during a twelve-month period; (ii) the repurchases do not cause the Association to become "undercapitalized" within the meaning of the OTS prompt corrective action regulation; and (iii) the Company provides to the Regional Director of the OTS no later than ten days prior to the commencement of a repurchase program written notice containing a full description of the program to be undertaken and such program is not disapproved by the Regional Director. See "Regulation--Prompt Corrective Regulatory Action." In addition, under current OTS policies, repurchases may be allowed in the first year following Conversion and in amounts greater than 5% in the second and third years following Conversion provided there are valid and compelling business reasons for such repurchases and the OTS does not object to such repurchases.

     Based upon facts and circumstances following the Conversion and subject to applicable regulatory requirements, the Board of Directors may determine to repurchase stock in the future. Such facts and circumstances may include but not be limited to: (i) market and economic factors such as the price at which the stock is trading in the market, the volume of trading, the attractiveness of other investment alternatives in terms of the rate of return and risk involved in the investment, the ability to increase the book value and/or earnings per share of the remaining outstanding shares, and the opportunity to improve the Company's return on equity; (ii) the avoidance of dilution to stockholders by not having to issue additional shares to cover the exercise of stock options or to fund employee stock benefit plans; and (iii) any other circumstances in which repurchases would be in the best interests of the Company and its shareholders. In the event the Company determines to repurchase stock, such repurchases may be made at market prices which may be in excess of the Purchase Price in the Conversion and in excess of the per share book value. To the extent that the Company repurchases stock at market prices in excess of the per share book value, such repurchases may have a dilutive effect upon the interests of existing stockholders. Any stock repurchases will be subject to the determination of the Board of Directors that both the Company and the Association will be capitalized in excess of all applicable regulatory requirements after any such repurchases and that such capital will be adequate, taking into account, among other things, the level of non-performing and other risk assets, the Company's and the Association's current and projected results of operations and asset/liability structure, the economic environment, tax and other considerations. See "The Conversion--Certain Restrictions on Purchase or Transfer of Shares after Conversion."


                                DIVIDEND POLICY

     Upon Conversion, the Board of Directors of the Company will have the authority to declare dividends on the Common Stock, subject to statutory and regulatory requirements. In the future, the Board of Directors intends to consider a policy of paying cash or stock dividends on the Common Stock. However, no decision has been made with respect to the payment of dividends. Declarations of dividends by the Board of Directors, if any, will depend upon a number of factors, including the amount of net proceeds retained by the Company in the Conversion, investment opportunities available to the Company or the Association, capital requirements, regulatory limitations, the Company's and the Association's financial condition and results of operations, tax considerations and general economic conditions. No assurances can be given, however, that any dividends will be paid or, if commenced, will continue to be paid. Special cash dividends, stock dividends or returns of capital may be paid in addition to, or in lieu of, regular cash dividends (however, the Company and the Association have committed to the OTS that they will take no action to further the payment of any return of capital during the one-year period following consummation of the Conversion).

     The Association will not be permitted to pay dividends to the Company on its capital stock if its stockholders' equity would be reduced below the amount required for the liquidation account. See "The Conversion--Liquidation Rights." For information concerning federal regulations which apply to the Association in determining the amount of proceeds which may be retained by the Company and regarding a savings institution's ability to make capital distributions, including payment of dividends to its holding company, see "Federal and State TaxationFederal TaxationDistributions" and "Regulation-- Federal Savings Institution Regulation--Limitation on Capital Distributions."

     Unlike the Association, the Company is not subject to OTS regulatory restrictions on the payment of dividends to its stockholders, although the source of such dividends will be, in part, dependent upon dividends from the Association in addition to the net proceeds retained by the Company and earnings thereon. The Company is subject, however, to the requirements of Delaware law, which generally limit dividends to an amount equal to the excess of the net assets of the Company (the amount by which total assets exceed total liabilities) over its statutory capital (generally defined as the aggregate par value of the outstanding shares of the Company's capital stock having a par value plus the amount of the consideration paid for shares of the Company's capital stock without par value) or, if there is no such excess, to its net profits for the current and/or immediately preceding fiscal year.


                          MARKET FOR THE COMMON STOCK

     The Company and the Association have never issued capital stock, and consequently, there is no established market for the Common Stock at this time. The Company has received conditional approval to have its Common Stock quoted on the Nasdaq National Market under the symbol "FPFC." Making a market involves maintaining bid and ask quotations and being able, as principal, to effect transactions in reasonable quantities at these quoted prices, subject to various securities laws and other regulatory requirements. Additionally, the development of a liquid public market depends on the existence of willing buyers and sellers, the presence of which is not within the control of the Company, the Association or any market maker. Accordingly, the number of active buyers and sellers of the Common Stock at any particular time may be limited. Under such circumstances, investors in the Common Stock could have difficulty disposing of their shares and should not view the Common Stock as a short-term investment. Accordingly, there can be no assurance that an active and liquid trading market for the Common Stock will develop or that, if developed, it will continue, nor is there any assurance that persons purchasing shares of Common Stock will be able to sell them at or above the Purchase Price. In order to be quoted on the Nasdaq National Market, among other criteria, there must be at least three market makers for the Common Stock, the Company must satisfy certain minimum capitalization requirements, and there must be at least 400 round lot shareholders. KBW has indicated its intention to act as a market maker in the Common Stock following the consummation of the Conversion, depending on trading volume and subject to compliance with applicable laws and regulatory requirements. Furthermore, Webb has agreed to use its best efforts to assist the Company in obtaining at least two additional market makers for the Common Stock. There can be no assurance there will be two additional market makers for the Common Stock. There can be no assurance that purchasers will be able to sell their shares at or above the Purchase Price.

                                 CAPITALIZATION

     The following table presents the unaudited historical capitalization of the Association at June 30, 1998, and the pro forma consolidated capitalization of the Company after giving effect to the Conversion, including the issuance of shares to the Foundation, based upon the sale of the number of shares indicated in the table and the other assumptions set forth under "Pro Forma Data."

                                                                 COMPANY PRO FORMA BASED UPON SALE AT $10.00 PER SHARE
                                                            ---------------------------------------------------------------
                                                                                                              10,438,625
                                                             6,709,135       7,893,100       9,077,065          SHARES
                                                              SHARES           SHARES         SHARES          (15% ABOVE
                                                            (MINIMUM OF     (MIDPOINT OF    (MAXIMUM OF       MAXIMUM OF
                                             ASSOCIATION     ESTIMATED       ESTIMATED       ESTIMATED         ESTIMATED
                                              HISTORICAL    PRICE RANGE)    PRICE RANGE)    PRICE RANGE)    PRICE RANGE)(1)
                                             -----------    ------------    ------------    ------------    ---------------
                                                                     (IN THOUSANDS)
Borrowings:
 Deposits (2)..............................    $435,462       $435,462        $435,462        $435,462          $435,462
      Repurchase agreements................      60,430         60,430          60,430          60,430            60,430
 FHLB advances.............................      44,820         44,820          44,820          44,820            44,820
                                               --------       --------        --------        --------          --------
 Total deposits and borrowed funds.........    $540,712       $540,712        $540,712        $540,712          $540,712
                                               ========       ========        ========        ========          ========
Stockholders' equity:
 Preferred Stock, $.01 par value,
   3,000,000 shares authorized;
   none to be issued.......................    $      -       $      -        $      -        $      -          $      -
 Common Stock, $.01 par value,
   33,000,000 shares authorized;
   shares to be issued as reflected(3).....           -             72              85              98               112
 Additional paid-in capital(3).............           -         65,208          76,899          88,591           102,192
 Retained earnings(4)......................      57,763         57,763          57,763          57,763            57,763
 Net unrealized gain (loss) on
   securities available-for-sale,
   net of taxes............................       1,594          1,594           1,594           1,594             1,594
 Shares issued to Foundation...............           -          5,159           6,069           6,979             8,026
Less:
 Foundation contribution expense,
   net (5).................................           -          3,405           4,006           4,606             5,297
 Common Stock acquired by the
   ESOP(6).................................           -          5,780           6,800           7,820             8,993
 Common Stock acquired by the
   Stock Program(7)........................           -          2,890           3,400           3,910             4,497
                                               --------       --------        --------        --------          --------
Total stockholders' equity.................    $ 59,357       $117,721        $128,204        $138,689          $150,900
                                               ========       ========        ========        ========          ========

____________________
(1) As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the Estimated Price Range of up to 15% as a result of regulatory considerations or changes in market or general financial and economic conditions following the commencement of the Subscription and Community Offerings.
(2) Does not reflect withdrawals from deposit accounts for the purchase of Common Stock in the Conversion. Such withdrawals would reduce pro forma deposits by the amount of such withdrawals.
(3) Reflects the issuance of shares sold in the Offerings and the issuance of additional shares of Common Stock to the Foundation in an amount of 515,865, 606,900, 697,935 and 802,625 shares at the minimum, midpoint, maximum and maximum, as adjusted, of the Estimated Price Range, at a value of $10.00 per share. No effect has been given to the issuance of additional shares of Common Stock pursuant to the Company's Stock Option Plan intended to be adopted by the Company and presented for approval of stockholders at a meeting of stockholders following the Conversion. The Stock Option Plan would provide the grant of stock options to purchase an amount of Common Stock equal to 10% of the shares of Common Stock issued in the Conversion, including shares issued to the Foundation. See "Management of the Association--Benefit Plans--Stock Option Plan."
(4) The retained earnings of the Association will be substantially restricted after the Conversion. See "The Conversion--Liquidation Rights."
(5) Represents the tax effect of the contribution of Common Stock to the Foundation based on a 34% tax rate. The realization of the deferred tax benefit is limited annually to 10% of the Company's annual taxable income, subject to the ability of the Company to carry forward any unused portion of the deduction for five years following the year in which the contribution is made.
(6) Assumes that 8% of the shares issued in connection with the Conversion, including shares issued to the Foundation, will be purchased by the ESOP and the funds used to acquire the ESOP shares will be borrowed from the Company. The Common Stock acquired by the ESOP is reflected as a reduction of stockholders' equity. See "Management of the Association--Benefit Plans--ESOP" and "--Benefit Plans--Stock Program."
(7) Assumes that, subsequent to the Conversion, an amount equal to 4% of the shares of Common Stock sold in the Conversion, including shares issued to the Foundation, is purchased by the Stock Program through open market purchases. The Common Stock purchased by the Stock Program is reflected as a reduction of stockholders' equity. See "Risk Factors--Possible Dilutive Effect of Stock Program and Stock Options," Footnote 3 to the table under "Pro Forma Data" and "Management of the Association--Benefit Plans--Stock Program."

                                 PRO FORMA DATA

     The actual net proceeds from the sale of the Common Stock cannot be determined until the Conversion is completed. However, net proceeds are currently estimated to be between $65.3 million and $88.7 million based upon the following assumptions: (i) $5.0 million will be sold to executive officers, Directors and employees of the Association and Company, the ESOP will purchase 8% of the Common Stock issued in connection with the Conversion, including shares issued to the Foundation, and the remaining shares will be sold in the Subscription and Community Offerings; (ii) Webb will receive a fee equal to 1.25% of the aggregate Purchase Price of the shares sold in the Subscription Offering and Community Offering, up to the maximum of the estimated price range, except that no fee will be paid with respect to shares purchased by the Employee Plans, including the ESOP, officers, employees, Directors of the Association and Company and members of their immediate families; (iii) the Company will issue to the Foundation an amount of Common Stock of equal to approximately 7.7% of the Common Stock sold in the Conversion from authorized but unissued shares; and
(iv) Conversion expenses, excluding the marketing fees paid to Webb, will be approximately $1.1 million. Actual Conversion expenses may vary from those estimated.

     Pro forma consolidated net income of the Company for the year ended
June 30, 1998 has been calculated as if the Common Stock had been sold at the beginning of the fiscal year and the net proceeds had been invested at 5.38%, the one year U.S. Treasury note rate at June 30, 1998. The Treasury yield was used on the reinvestment of proceeds because it more appropriately reflects a market rate of return than the arithmetic average of the average yield of the Association's interest-earning assets and cost of deposits, which was 5.23% at June 30, 1998. The tables do not reflect the effect of withdrawals from deposit accounts for the purchase of Common Stock. The pro forma after-tax yield for the Company and the Association is assumed to be 3.55% for the year ended June 30, 1998 (based on an assumed tax rate of 34%). Historical and pro forma per share amounts have been calculated by dividing historical and pro forma amounts by the indicated number of shares of Common Stock, as adjusted to give effect to the purchase of shares by the ESOP and the effect of the issuance of shares to the Foundation. No effect has been given in the pro forma stockholders' equity calculations for the assumed earnings on the net proceeds. As discussed under "Use of Proceeds," the Company will retain 50% of the net Conversion proceeds.

     The following pro forma information may not be representative of the financial effects of the foregoing transactions at the dates on which such transactions actually occur and should not be taken as indicative of future results of operations. Pro forma consolidated stockholders' equity represents the difference between the stated amount of assets and liabilities of the Company. The pro forma stockholders' equity is not intended to represent the fair market value of the Common Stock and may be greater than amounts that would be available for distribution to stockholders in the event of liquidation.

     The following table summarizes historical data of the Association and pro forma data of the Company at or the year ended June 30, 1998, based on the assumptions set forth above and in the table and should not be used as a basis for projections of market value of the Common Stock following the Conversion. The table below gives effect to the Stock Program, which are expected to be adopted by the Company following the Conversion and presented to stockholders for approval at a meeting of stockholders. See Footnote 3 to the table and "Management of the Association--Benefit Plans--Stock Program." No effect has been given in the table to the possible issuance of additional shares reserved for future issuance pursuant to the Stock Option Plan to be adopted by the Board of Directors of the Company and presented to stockholders for approval at a meeting of stockholders, nor does book value as presented give any effect to the liquidation account to be established for the benefit of Eligible Account Holders or Supplemental Eligible Account Holders or, in the event of liquidation of the Association, to the tax effect of the bad debt reserve and other factors. See Footnote 4 to the tables below, "The Conversion--Liquidation Rights" and "Management of the Association--Benefit Plans--Stock Option Plan." THE FOLLOWING TABLES GIVE EFFECT TO THE ISSUANCE OF AUTHORIZED BUT UNISSUED SHARES OF THE COMPANY'S COMMON STOCK TO THE FOUNDATION CONCURRENTLY WITH THE COMPLETION OF THE CONVERSION. THE VALUATION RANGE, AS SET FORTH HEREIN AND IN THE TABLES BELOW, TAKES INTO ACCOUNT THE DILUTIVE IMPACT OF THE ISSUANCE OF SHARES TO THE FOUNDATION.

                                                                         AT OR FOR THE YEAR ENDED JUNE 30, 1998
                                                        -------------------------------------------------------------------------
                                                                                                                    10,438,625
                                                           6,709,135          7,893,100          9,077,065        SHARES SOLD AT
                                                         SHARES SOLD AT     SHARES SOLD AT     SHARES SOLD AT    $10.00 PER SHARE
                                                        $10.00 PER SHARE   $10.00 PER SHARE   $10.00 PER SHARE      (15% ABOVE
                                                            (MINIMUM          (MIDPOINT         (MAXIMUM OF         MAXIMUM OF
                                                          OF ESTIMATED      OF ESTIMATED       ESTIMATED PRICE    ESTIMATED PRICE
                                                          PRICE RANGE)      PRICE RANGE)           RANGE)            RANGE)(7)
                                                        -------------------------------------------------------------------------
                                                                         (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Gross proceeds.....................................         $ 67,091           $ 78,931           $ 90,771           $104,386
Plus:  Shares issued to the Foundation
         (equal to 7.7% of stock sold in
         Conversion)...............................            5,159              6,069              6,979              8,026
                                                            --------           --------           --------           --------
Pro forma market capitalization....................         $ 72,250           $ 85,000           $ 97,750           $112,412
                                                            ========           ========           ========           ========
Gross proceeds.....................................         $ 67,091           $ 78,931           $ 90,771           $104,386
Less:  Offering expenses and
         commissions...............................           (1,811)            (1,947)            (2,082)            (2,082)
                                                            --------           --------           --------           --------
Estimated net proceeds.............................           65,280             76,984             88,689            102,304
Less:  Common Stock purchased
         by ESOP...................................           (5,780)            (6,800)            (7,820)            (8,993)
       Common Stock purchased by
         Stock Program.............................           (2,890)            (3,400)            (3,910)            (4,497)
                                                            --------           --------           --------           --------
  Estimated net proceeds, as adjusted..............         $ 56,610           $ 66,784           $ 76,959           $ 88,814
                                                            ========           ========           ========           ========
Net income(1):
  Historical.......................................         $  4,072           $  4,072           $  4,072           $  4,072
  Pro forma income on net proceeds,
    as adjusted....................................            2,010              2,371              2,733              3,154
Less:  Pro forma ESOP adjustment(2)................             (254)              (299)              (344)              (396)
       Pro forma Stock Program
         adjustment(3).............................             (381)              (449)              (516)              (594)
                                                            --------           --------           --------           --------
       Pro forma net income........................         $  5,447           $  5,695           $  5,945           $  6,236
                                                            ========           ========           ========           ========
       Per share net income(1):
       Historical..................................         $   0.61           $   0.52           $   0.46           $   0.40
       Pro forma income on net proceeds,
         as adjusted...............................             0.30               0.30               0.30               0.30
Less:  Pro forma ESOP adjustment(2)................            (0.04)             (0.04)             (0.04)             (0.04)
       Pro forma Stock Program
         adjustment(3).............................            (0.06)             (0.06)             (0.06)             (0.06)
                                                            --------           --------           --------           --------
       Pro forma net income per share..............         $   0.81           $   0.72           $   0.66           $   0.60
                                                            ========           ========           ========           ========
Stockholders' equity(4):
  Historical.......................................         $ 59,357           $ 59,357           $ 59,357           $ 59,357
  Estimated net proceeds...........................           65,280             76,984             88,689            102,304
  Plus:  Shares issued to Foundation...............            5,159              6,069              6,979              8,026
  Less:  After tax cost of Foundation..............           (3,405)            (4,006)            (4,606)            (5,297)
  Less:  Common Stock acquired
           by ESOP(2)..............................           (5,780)            (6,800)            (7,820)            (8,993)
  Less:  Common Stock acquired
           by Stock Program(3).....................           (2,890)            (3,400)            (3,910)            (4,497)
                                                            --------           --------           --------           --------
       Pro forma stockholders'
         equity(3)(5)(6)...........................         $117,721           $128,204           $138,689           $150,900
                                                            ========           ========           ========           ========
Stockholders' equity per share(4)(7):
  Historical.......................................         $   8.22           $   6.98           $   6.07           $   5.28
  Estimated net proceeds...........................             9.04               9.06               9.07               9.10
  Plus:  Shares issued to Foundation...............             0.71               0.71               0.71               0.71
  Less:  After tax cost of Foundation..............            (0.47)             (0.47)             (0.47)             (0.47)
  Less:  Common Stock acquired by ESOP(2)..........            (0.80)             (0.80)             (0.80)             (0.80)
  Less:  Common Stock acquired by
           Stock Program(3)........................            (0.40)             (0.40)             (0.40)             (0.40)
                                                            --------           --------           --------           --------
       Pro forma stockholders' equity
         per share(3)(5)(6)........................         $  16.30           $  15.08           $  14.18           $  13.42
                                                            ========           ========           ========           ========
Offering price as a percentage of
  pro forma stockholders' equity per share.........            61.37%             66.30%             70.48%             74.49%
Offering price to pro forma net
  earnings per share...............................            12.28x             13.81x             15.22x             16.68x

                                                    (See footnotes on next page)

____________________
(1) Does not give effect to the non-recurring expense that will be recognized in fiscal 1999 as a result of the establishment of the Foundation. The Company will recognize an after-tax expense for the amount of the contribution to the Foundation which is expected to be $3.4 million, $4.0 million, $4.6 million and $5.3 million at the minimum, midpoint, maximum and maximum as adjusted, of the Estimated Price Range, respectively. Assuming the contribution to the Foundation was expensed during the year ended June 30, 1998, pro forma net income (loss) per share would be $0.10, $0.01, $(0.06) and $(0.12), at the minimum, midpoint, maximum and maximum, as adjusted, respectively. Per share net income data is based on 6,685,533, 7,865,333, 9,045,153 and 10,401,903 shares outstanding which represents shares sold in the Conversion, shares contributed to the Foundation and shares to be allocated or distributed under the ESOP and Stock Program for the period presented.
(2) It is assumed that 8% of the shares of Common Stock issued in connection with the Conversion, including shares issued to the Foundation, will be purchased by the ESOP. For purposes of this table, the funds used to acquire such shares are assumed to have been borrowed by the ESOP from the Company. The amount to be borrowed is reflected as a reduction of stockholders' equity. The Association intends to make annual contributions to the ESOP in an amount at least equal to the principal and interest requirement of the debt. The Association's total annual payment of the ESOP debt is based upon fifteen equal annual installments of principal. The pro forma net earnings assumes: (i) that the Association's contribution to the ESOP is equivalent to the debt service requirement for the year ended
    June 30, 1998, and was made at the end of the period; (ii) that 38,533, 45,333, 52,133 and 59,953 shares at the minimum, midpoint, maximum and 15% above the maximum of the range, respectively, were committed to be released during the year ended June 30, 1998 at an average fair value of $10.00 per share in accordance with SOP 93-6; and (iii) only the ESOP shares committed to be released were considered outstanding for purposes of the net earnings per share calculations. See "Management of the Association--Benefit Plans-- ESOP."
(3) Gives effect to the Stock Program expected to be adopted by the Company following the Conversion and presented for approval at a meeting of stockholders. If the Stock Program is approved by stockholders, the Stock Program intends to acquire an amount of Common Stock equal to 4% of the shares of Common Stock issued in connection with the Conversion, including shares issued to the Foundation, or 289,000, 340,000, 391,000 and 449,650 shares of Common Stock at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Price Range, respectively, either through open market purchases, if permissible, or from authorized but unissued shares of Common Stock or treasury stock of the Company, if any. Funds used by the Stock Program to purchase the shares will be contributed to the Stock Program by the Association. In calculating the pro forma effect of the Stock Program, it is assumed that the shares were acquired by the Stock Program at the beginning of the period presented in open market purchases at the Purchase Price and that 20% of the amount contributed was an amortized expense during such period. The issuance of authorized but unissued shares of the Company's Common Stock to the Stock Program instead of open market purchases would dilute the voting interests of existing stockholders by approximately 3.8% and pro forma net earnings per share would be $0.80, $0.71, $0.64 and $0.59 at the minimum, midpoint, maximum and 15% above the maximum of the range, respectively and pro forma stockholders' equity per share would be $18.57, $17.41, $16.55 and $15.82 at the minimum, midpoint, maximum and 15% above the maximum of the range, respectively. There can be no assurance that stockholder approval of the Stock Program will be obtained, or that the actual purchase price of the shares granted under the Stock Program will be equal to the Purchase Price. See "Management of the Association--Benefit Plans--Stock Program."
(4) No effect has been given to the issuance of additional shares of Common Stock pursuant to the Stock Option Plan expected to be adopted by the Company following the Conversion. The Company expects to present the Stock Option Plan for approval at a meeting of stockholders. If the Stock Option Plan is approved by stockholders, an amount equal to 10% of the Common Stock issued in connection with the Conversion, including shares issued to the Foundation, or 722,500, 850,000, 977,500 and 1,124,125 shares at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Price Range, respectively, will be reserved for future issuance upon the exercise of options to be granted under the Stock Option Plan. The issuance of Common Stock pursuant to the exercise of options under the Stock Option Plan will result in the dilution of existing stockholders' interests. Assuming all options were exercised at the end of the period at an exercise price of $10.00 per share, the pro forma net earnings per share would be $0.77, $0.69, $0.63 and $0.58, respectively, and the pro forma stockholders' equity per share would be $18.11, $17.01, $16.19 and $15.50, respectively. See "Management of the Association--Benefit Plans--Stock Option Plan."
(5) The retained earnings of the Association will continue to be substantially restricted after the Conversion. See "Dividend Policy" and "The Conversion--Liquidation Rights."
(6) Stockholders' equity per share data is based upon 7,225,000, 8,500,000, 9,775,000 and 11,241,250 shares outstanding representing shares sold in the conversion, shares contributed to the Foundation and shares purchased by the ESOP and Stock Program.
(7) As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the Estimated Price Range of up to 15% as a result of regulatory considerations or changes in market or general financial and economic conditions following the commencement of the Subscription and Community Offerings.

      COMPARISON OF VALUATION AND PRO FORMA INFORMATION WITH NO FOUNDATION

     In the event that the Foundation was not being established as part of the Conversion, Keller has estimated that the pro forma aggregate market capitalization of the Company would be approximately $90.5 million, at the midpoint, which is approximately $5.5 million greater than the pro forma aggregate market capitalization of the Company if the Foundation is approved by members of the Association, and would result in approximately an $11.6 million increase, or 14.66%, in the amount of Common Stock offered for sale in the Conversion. The pro forma price to book ratio and pro forma price to earnings ratio would be approximately the same under both the current appraisal and the estimate of the value of the Company without the Foundation. Further, assuming the midpoint of the Estimated Price Range, pro forma stockholders' equity per share and pro forma earnings per share would be substantially the same with the Foundation as without the Foundation. In this regard, pro forma stockholders' equity and pro forma net income per share would be $15.13 and $0.72, respectively, at the midpoint of the estimate, assuming no Foundation, and $15.08 and $0.72, respectively, with the Foundation. The pro forma price to book ratio and the pro forma price to earnings ratio are 66.10% and 13.89x, respectively, at the midpoint of the estimate, assuming no Foundation and are 66.30% and 13.81x, respectively, with the Foundation. This estimate by Keller was prepared at the request of the OTS and is solely for the purposes of providing members with sufficient information with which to make an informed decision on the Foundation. There is no assurance that in the event the Foundation is not approved by members of the Association that the appraisal prepared at that time would conclude that the pro forma market value of the Company would be the same as that estimated herein. Any appraisal prepared at that time would be based on the facts and circumstances existing at that time, including, among other things, market and economic conditions.

     For comparative purposes only, set forth below are certain pricing ratios and financial data and ratios, at the minimum, midpoint, maximum and maximum, as adjusted, of the Estimated Price Range, assuming the Conversion was completed at June 30, 1998.

                                                                                                                AT THE MAXIMUM,
                                         AT THE MINIMUM          AT THE MIDPOINT         AT THE MAXIMUM           AS ADJUSTED
                                     ----------------------  ----------------------  ----------------------  ----------------------
                                        WITH         NO         WITH         NO         WITH         NO         WITH         NO
                                     FOUNDATION  FOUNDATION  FOUNDATION  FOUNDATION  FOUNDATION  FOUNDATION  FOUNDATION  FOUNDATION
                                     ----------  ----------  ----------  ----------  ----------  ----------  ----------  ----------
                                                        (DOLLARS IN THOUSANDS EXCEPT PER SHARE INFORMATION)
Estimated offering amount..........   $ 67,091    $ 76,925    $ 78,931    $ 90,500    $ 90,771    $104,075    $104,386    $119,686
Pro forma market capitalization....     72,250      76,925      85,000      90,500      97,750     104,075     112,412     119,686
Total assets.......................    667,762     678,244     678,245     690,577     688,730     702,911     700,942     717,198
Total liabilities..................    550,041     550,041     550,041     550,041     550,041     550,041     550,041     550,041
Pro forma stockholders' equity.....    117,721     128,204     128,204     140,537     138,689     152,870     150,900     167,158
Pro forma consolidated net
 earnings..........................      5,447       5,730       5,695       6,030       5,945       6,329       6,236       6,677
Pro forma stockholders' equity
 per share.........................      16.30       16.27       15.08       15.13       14.18       14.29       13.42       13.57
Pro forma consolidated net
 earnings per share................       0.81        0.81        0.72        0.72        0.66        0.66        0.60        0.60
Pro Forma Pricing Ratios:
 Offering price as a percentage
  of pro forma stockholders'
  equity per share.................      61.37%      61.48%      66.30%      66.10%      70.48%      69.99%      74.49%      73.71%
 Offering price to pro forma
  net earnings per share...........      12.28x      12.42x      13.81x      13.89x      15.22x      15.22x      16.68X      16.59X
 Pro forma market capitalization
  to assets........................      10.82%      11.34%      12.53%      13.10%      14.19%      14.61%      16.04%      16.69%
Pro Forma Financial Ratios:
 Return on assets..................       0.82%       0.84%       0.84%       0.87%       0.86%       0.90%       0.89%       0.93%
 Return on stockholders' equity....       4.63        4.47        4.44        4.29        4.29        4.14        4.13        3.99
 Stockholders' equity to assets....      17.63       18.90       18.90       20.35       20.14       21.75       21.53       23.31

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

    The Association's results of operations are dependent primarily on net interest income, which is the difference ("spread") between the interest income earned on its loans, mortgage-backed securities, and investment portfolio and its cost of funds, consisting of interest paid on its deposits and borrowed funds. The interest rate spread is affected by regulatory, economic and competitive factors that influence interest rates, loan demand and deposit flows. The Association's net income is also affected by, among other things, loan fee income, provisions for loan losses, service charges, operating expenses and franchise and income taxes. The Association's revenues are derived primarily from interest on mortgage loans, consumer loans, mortgage-backed securities and investments, as well as income from service charges and loan originations. The Association's operating expenses principally consist of employee compensation and benefits, occupancy and other general and administrative expenses. The Association's results of operations are also significantly affected by general economic and competitive conditions, particularly changes in market interest rates, government policies and actions of regulatory authorities.

    The Association has been, and intends to continue to be, a community-oriented financial institution offering a variety of financial services to meet the needs of the communities it serves. The Association attracts deposits from the general public and uses such deposits, together with borrowings and other funds, to originate one- to four-family residential mortgage loans and short-term consumer loans. To a lesser extent, the Association also originates residential construction loans in its market area and a limited amount of commercial business loans and loans secured by multi-family and non-residential real estate. The Association's deposits are insured up to the maximum allowable amount by the SAIF as administered by the FDIC. The Association also invests in mortgage-backed securities, most of which are insured or guaranteed by federal agencies, as well as securities issued by the U.S. government or agencies thereof.

    The Association is not aware of any market or institutional trends, events or uncertainties that are expected to have a material effect on liquidity, capital resources or operations, except as discussed below. The Association is also not aware of any current recommendations by its regulators which would have a material effect if implemented, except as discussed below.

MANAGEMENT STRATEGY

    The Association operates as a consumer-oriented savings association, offering traditional savings deposit and loan products to its local community. Management's primary goal has been to improve profitability and its capital position, so that the Association can have greater flexibility in providing the products and services desired by the customers in the communities it serves. To accomplish this, the Association has employed an operating strategy which has:
(1) emphasized the increased origination of one- to four-family residential mortgage loans secured by properties located in its primary market area;
(2) emphasized the increased origination of consumer loans, consisting primarily of home equity and automobile loans, in an effort to diversify the loan portfolio; (3) sought to maintain asset quality and manage credit risk by limiting its investment in commercial real estate and multi-family lending;
(4) invested funds not utilized for lending in investment securities primarily consisting of U.S. Government Agency and mortgage-backed securities; and
(5) focused on increasing its loan and deposit market share and the retention of existing deposit accounts by offering competitive rates on its deposit and loan products and expanding the number of deposit and loan products and services offered. In addition, while the Association has not done so in the past, it may in the future sell long-term, fixed-rate mortgage loans. Such sales would help the Association better manage interest rate risk by giving it a portfolio of interest-earning assets and interest-bearing liabilities that reprice more similarly, thus reducing the risk posed by rapidly-changing interest rate environments in which different periods to repricing adversely affect net interest income.

    Management periodically engages in arbitrage strategies as a means of augmenting the earnings of the Association by leveraging the balance sheet while helping to insulate against interest rate risk. The arbitrage is accomplished by acquiring matching assets and liabilities with similar cash flow characteristics as a means of increasing earnings on the positive spread between the interest earning assets and the interest bearing liabilities. As the Association typically makes relatively longer-term mortgage loans, while the deposit base is generally short term in nature (i.e.

passbook accounts, checking accounts and certificates of deposit with terms of less than three years), the arbitrage strategy helps the Association manage interest rate risk by more closely matching the term to repricing of the interest-earning assets and the interest-bearing liabilities. The assets used in the arbitrage strategies are mortgage-backed securities issued or guaranteed by FNMA, FHLMC or GNMA, while funding is obtained through FHLB advances or through reverse repurchase agreements. Historically, the Association has looked to achieve spreads of between 100 to 120 basis points with its arbitrage positions.

    Average Balances, Interest Rates and Yields. The following table presents for the periods indicated the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed in both dollars and rates. Average balances are derived from daily average balances.

                                                                           FOR THE YEARS ENDED JUNE 30,
                                                  -------------------------------------------------------------------------------
                                AT JUNE 30, 1998             1998                       1997                      1996
                                ----------------  -------------------------  -------------------------  -------------------------
                                                                    AVERAGE                    AVERAGE                    AVERAGE
                                                  AVERAGE            YIELD/  AVERAGE            YIELD/  AVERAGE            YIELD/
                                 BALANCE   RATE   BALANCE  INTEREST   COST   BALANCE  INTEREST   COST   BALANCE  INTEREST   COST
                                 -------- ------  -------- -------- -------  -------- -------- -------  -------- -------- -------
                                                                   (DOLLARS IN THOUSANDS)

ASSETS:
 Interest-earning assets:
  Interest-bearing deposits
   in other financial
   institutions................  $  1,565  5.50%  $  4,107  $   306   7.45%  $ 10,452  $   623   5.96%  $  3,110  $   191   6.14%
  Taxable securities(1)........    25,949  6.09     40,264    2,441   6.04     47,337    2,751   5.71     45,785    2,691   5.80
  Nontaxable securities(1)(2)..     1,217 10.46      1,234       66   8.29        437       32  11.09        457       32  10.61
  Mortgage-backed
   securities(1)...............   207,899  6.74    200,866   13,581   6.84    188,362   12,805   6.76    193,599   13,124   6.73
  Loans receivable, net........   353,012  7.93    315,726   25,736   8.15    267,928   21,872   8.16    247,699   20,135   8.13
  FHLB stock...................     4,415  7.25      4,869      352   7.23      4,683      330   7.05      3,749      263   7.02
                                 --------         --------  -------          -------- --------          --------  -------

     Total interest-earning
      assets...................   594,057          567,066   42,482   7.52    519,199   38,413   7.37    494,399   36,436   7.34
 Noninterest-earning assets:
  Cash and amounts due from
   depository institutions.....     6,668            9,780                      9,366                      4,953
  Premises and equipment, net..     5,899            6,183                      5,589                      4,958
  Other noninterest-earning
   assets......................     2,774            2,304                     (1,727)                     2,023
                                 --------         --------                   --------                   --------
     Total assets..............  $609,398         $585,333                   $532,427                   $506,333
                                 ========         ========                   ========                   ========
 Interest-bearing liabilities:
  NOW and money market
   accounts....................  $102,874  3.34   $ 95,871    3,300   3.44   $ 84,388    2,701   3.20   $ 70,183    1,942   2.77
  Savings accounts.............    67,401  2.24     68,945    1,661   2.41     72,132    1,782   2.47     77,953    2,013   2.58
  Time deposits................   259,969  5.88    251,130   14,898   5.93    238,859   14,013   5.87    232,955   13,927   5.98
  Repurchase agreements........    60,430  5.69     45,044    2,596   5.76      8,470      480   5.67          -        -      -
  FHLB advances................    44,820  5.71     52,396    3,057   5.83     68,596    3,953   5.76     68,615    3,976   5.79
                                 --------         --------  -------          --------  -------          --------  -------
     Total interest-bearing
      liabilities..............   535,494          513,386   25,512   4.97    472,445   22,929   4.85    449,706   21,858   4.86
 Noninterest-bearing
  liabilities..................    14,547           13,739                      9,368                      7,944
                                 --------         --------                   --------                   --------
  Total liabilities............   550,041          527,125                    481,813                    457,650
 Retained earnings.............    59,357           58,208                     50,614                     48,683
                                 --------         --------                   --------                   --------
     Total liabilities and
      retained earnings........  $609,398         $585,333                   $532,427                   $506,333
                                 ========         ========                   ========                   ========
 Net interest income/interest
  rate spread..................                             $16,970   2.55%            $15,484   2.52%            $14,578    2.48%
                                                            ======= ======             ======= ======             =======  ======
 Net interest margin (net
  interest income as a
  percent of average
  interest-earning assets).....                                       3.00%                      2.97%                       2.94%
                                                                    ======                     ======                      ======
 Average interest-earning
  assets to interest-
  bearing liabilities..........                                     110.46%                    109.90%                     109.94%
                                                                    ======                     ======                      ======

----------------
(1) Includes unamortized discounts and premiums. Average balance is computed using the carrying value of securities. The average yield has been computed using the historical amortized cost average balance for available for sale securities.
(2)  Average yields are stated on a fully taxable equivalent basis.

     Rate/Volume Analysis of Net Interest Income. The following table presents the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities. It distinguishes between the increase or decrease related to changes in balances and/or changes in interest rates. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume (i.e., changes in volume multiplied by old rate) and (ii) changes in rate (i.e., changes in rate multiplied by old volume). For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately to the change due to volume and the change due to rate.

                                                          YEAR ENDED                            YEAR ENDED
                                                         JUNE 30, 1998                         JUNE 30, 1997
                                                          COMPARED TO                           COMPARED TO
                                                          YEAR ENDED                            YEAR ENDED
                                                         JUNE 30, 1997                         JUNE 30, 1996
                                              -----------------------------------  -----------------------------------
                                                INCREASE (DECREASE)                  INCREASE (DECREASE)
                                                       DUE TO                               DUE TO
                                              ----------------------               ----------------------
                                                VOLUME       RATE         NET        VOLUME       RATE         NET
                                              ----------  ----------  -----------  ----------  ----------  -----------
                                                                           (IN THOUSANDS)
INTEREST-EARNING ASSETS:
 Interest-bearing deposits in other
  financial institutions....................    $ (445)      $128       $ (317)      $  438       $  (6)      $  432
 Taxable securities.........................      (460)       150         (310)         102         (42)          60
 Nontaxable securities......................        67        (33)          34           (2)          2            -
 Mortgage-backed securities.................       637        139          776         (385)         66         (319)
 Loans receivable, net......................     3,896        (32)       3,864        1,651          86        1,737
 FHLB stock.................................        13          9           22           66           1           67
                                                ------       ----       ------       ------       -----       ------
     Total interest-earning assets..........     3,708        361        4,069        1,870         107        1,977
                                                ------       ----       ------       ------       -----       ------
INTEREST-BEARING LIABILITIES:
 NOW and money market accounts..............       385        214          599          428         331          759
 Savings accounts...........................       (77)       (44)        (121)        (146)        (85)        (231)
 Time deposits..............................       727        158          885          349        (262)          87
 Repurchase agreements......................     2,108          8        2,116          480           -          480
 FHLB advances..............................      (945)        49         (896)          (1)        (22)         (23)
                                                ------       ----       ------       ------       -----       ------
     Total interest-bearing liabilities.....     2,210        373        2,583        1,111         (39)       1,072
                                                ------       ----       ------       ------       -----       ------
 Net change in net interest income..........    $1,498       $(12)      $1,486       $  759       $ 146       $  905
                                                ======       ====       ======       ======       =====       ======

ASSET AND LIABILITY MANAGEMENT AND MARKET RISK

     General. The principal market risk affecting the Association is interest rate risk. The Association does not maintain a trading account for any class of financial instrument, and the Association is not affected by foreign currency exchange rate risk or commodity price risk. Because the Association does not hold any equity securities other than stock in the FHLB of Cincinnati, the Association is not subject to equity price risk.

     The Association, like other financial institutions, is subject to interest rate risk to the extent that its interest-earnings assets reprice differently than its interest-bearing liabilities. As part of its efforts to monitor and manage the interest rate risk of the Association, the Board of Directors has adopted an interest rate risk policy which charges the Board with reviewing quarterly reports related to interest rate risk and to set exposure limits for the Association as a guide to senior management in setting and implementing day to day operating strategies.

     Quantitative Aspects of Market Risk. As part of its efforts to monitor and manage interest rate risk, the Association uses the NPV methodology adopted by the OTS as part of its capital regulations. See "Regulation--Federal Savings Institution Regulation--Capital Requirements." In essence, NPV is the difference between the present value of expected cash flows from assets and the present value of expected cash flows from liabilities. The Association uses a net portfolio value simulation model prepared in-house as the primary method of managing interest rate risk. The model utilizes the actual cash flows and repricing characteristics of its assets and liabilities and incorporates market-based assumptions regarding the impact of changing interest rates on future volumes and prepayment rates. For purposes of valuing core deposit products, valuations derived by the OTS for the Association each quarter are utilized.

     Presented below, as of June 30, 1998, is an analysis of the Association's interest rate risk as measured by changes in NPV for instantaneous and sustained parallel shifts of 100 basis point increments in market interest rates. The percentage changes fall within the policy limits set forth by the Board of Directors of the Association.







                                                           NPV AS % OF PORTFOLIO
    CHANGE IN             NET PORTFOLIO VALUE                VALUE OF ASSETS
 INTEREST RATES    ------------------------------------  -----------------------
 IN BASIS POINTS                                  %
  (RATE SHOCK)       AMOUNT      $ CHANGE      CHANGE     NPV RATIO     CHANGE
-----------------  ----------  ------------  ----------  -----------  ----------
                        (DOLLARS IN THOUSANDS)


        400         $32,658      $(39,530)     -54.76%      5.99%       -571 bp

        300          43,056       (29,132)     -40.36       7.65        -405

        200          53,449       (18,739)     -25.96       9.19        -251

        100          63,770        (8,418)     -11.66      10.63        -107

          0          72,188             -           -      11.70           -

       (100)         71,122        (1,066)      -1.48      11.40         -30

       (200)         66,614        (5,574)      -7.72      10.64        -106

       (300)         65,500        (6,688)      -9.26      10.37        -133

       (400)         64,447        (7,741)     -10.72      10.13        -157

     As illustrated in the table, the Association's NPV is more sensitive to increases in interest rates than to decreases. This sensitivity arises because as interest rates rise borrowers become less likely to prepay fixed-rate loans than when rates are falling. Since a majority of the Association's assets have longer terms and its liabilities have shorter terms, an increase in market interest rates results in the cash flow characteristics of the Association's liabilities changing more rapidly than the cash flow characteristics of its assets resulting in a decrease in NPV from the base.

     In evaluating the Association's exposure to interest rate risk, certain shortcomings inherent in the method of analysis presented in the foregoing table must be considered. For example, although certain assets and liabilities may have similar maturities or period to repricing, they may react in varying degrees to changes in market interest rates. In addition, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Furthermore, in the event of a change in interest rates, prepayments on loans and mortgage-backed securities and early withdrawals of certificates of deposit would likely deviate significantly from those assumed in calculating the table. Therefore, the actual effect of changing interest rates may differ from that presented in the foregoing table.

     The Board of Directors and management of the Association believe that certain factors afford the Association the ability to operate successfully despite its exposure to interest rate risk. The Association manages its interest rate risk by maintaining capital and liquidity well in excess of regulatory requirements. The Association continually manages interest rate risk, and formally measures changes in interest rate risk quarterly using its own interest rate risk model, as well as the OTS model outlined above. The Board of Directors sets interest rate risk limits to give management guidelines and limitations as to how much risk can be maintained. The guidelines are reviewed periodically to ensure effectiveness. Management makes adjustments to both assets and liabilities continuously to mitigate interest rate risk exposure. For the year ended June 30, 1998, the Association's tangible capital was 9.5% of total assets and its liquidity ratio was 9.4%. At that same date, the average liquidity ratio for all savings institutions was 7.0%, while the average liquidity ratio for Ohio savings institutions with assets between $300 million and $1 billion was 9.7%, as reported by a national banking information service.

FINANCIAL CONDITION AT JUNE 30, 1998 AND 1997

     Total assets of the Association were $609.4 million at June 30, 1998, compared to $548.9 million at June 30, 1997, representing an increase of $60.5 million, or 11.0%. The growth was primarily attributable to increases in loans, which was partially offset by decreases in investment and mortgage-backed securities. The increase was funded from an increase in deposits and repurchase agreements. The changes in the balance sheets and the factors that caused the changes are discussed below.

     Investment and Mortgage-Backed Securities. Total investment and mortgage-backed securities decreased $8.1 million, or 3.3%, from $247.6 million at June 30, 1997 to $239.5 million at June 30, 1998. The decrease was the result of the Association investing funds obtained through sales and maturities of investment securities to partially fund loan growth.

     At June 30, 1998 the Association's mortgage-backed securities portfolio was comprised primarily of agency-issued securities. The net unrealized gain on these securities totaled $2.5 million at June 30, 1998. Of the $207.9 million mortgage-backed securities, $190.1 million, or 91.4%, are classified as available-for-sale, however, the Association does not anticipate the need to sell these securities in the near future. Management's strategy emphasizes investment in securities guaranteed by the U.S. Government and its agencies in order to minimize credit risk. The investment strategy also includes purchasing an established level of variable rate mortgage-backed securities with monthly and annually adjusting interest rates in order to minimize interest rate risk. These securities provide the Association a continued cash flow stream through principal paydowns and help reduce the Association's exposure to interest rate risk. In addition, the Association had approximately $990,000, or 0.5% of mortgage-related securities, consisting of privately-backed CMOs at June 30, 1998. Privately-backed CMOs carry more risk than government-backed CMOs due to slightly higher credit risk. While many private issues carry insurance or guarantees against credit losses to ensure "AAA" market rating, the insurance is not for 100% of the principal as is the implicit guarantee associated with government-backed CMOs. The reward for investing in private label product is the yield premium versus comparable government-backed CMOs. Investment securities totaled $31.6 million at June 30, 1998 and included U.S. government and government agency securities as well as a small portfolio of municipal securities. During 1998, the Association elected to liquidate its position in a mutual fund which had been underperforming for an extended period. The fund invested primarily in mortgage-backed securities backed by the U.S. government or its agencies. The position was sold at a loss of $174,000.

     At June 30, 1997, the Association's mortgage-backed and investment securities were comprised of $202.7 million in available-for-sale securities and $44.9 million in held-for-maturity securities.

     Loans.  Loans increased from $285.2 million at June 30, 1997 to
$353.0 million at June 30, 1998. Average loans comprised 55.7% of interest-earning assets in 1998 compared to 51.6% in 1997. Real estate loans increased $56.7 million, or 23.7%, from $239.8 million at June 30, 1997 to $296.6 million at June 30, 1998. The increase in one- to four-family loans represented
$52.4 million, or 92.4%, of the increase in real estate loans as the Association continued to increase its core lending product. At June 30, 1998, one- to four-family loans of $268.0 million represented 73.8% of gross loans. The increase in real estate loans reflects the Association's expansion efforts into Mahoning County as well as the decrease in long-term interest rates in 1998 which led to an overall increase in loan demand due to significant refinancing activity.

     Consumer loans increased $14.4 million, or 29.0%, from $49.7 million at June 30, 1997 to $64.1 million at June 30, 1998. The increases were primarily due to management's increased emphasis on originating consumer loans, which resulted in a $9.7 million increase in automobile loans and a $4.7 million increase in other loans.

     Deposits and Borrowings. The Association's deposits are obtained primarily from individuals and businesses in its primary market area. Total deposits increased $22.6 million, or 5.5%, from $412.9 million at June 30, 1997 to $435.5 million at June 30, 1998. The growth was primarily in certificates of deposits, which increased $12.8 million, or 5.2% during the period and money market accounts which increased $10.9 million, or 18.9%. Repurchase agreements increased $44.4 million, or 277.7%, from $16.0 million at June 30, 1997 to $60.4 million at June 30, 1998, due to the Association's arbitrage positions taken during the year.

COMPARISON OF RESULTS OF OPERATIONS FOR THE YEARS ENDED JUNE 30, 1998 AND 1997

     General. Net income for the year ended June 30, 1998 increased by $1.9 million or 83.1% from $2.2 million for the year ended June 30, 1997 to $4.1
million for the year ended June 30, 1998.   The increase was primarily due to a
decrease in noninterest expense, due to the one-time special assessment to recapitalize the SAIF, which was recorded in fiscal 1997, as well as the increase in net interest income and noninterest income, including an increase in gains on sales of securities. The increase in net income was partially offset by increases in the provision for loan losses and federal income tax expense.

     Net Interest Income. Net interest income is the largest component of the Association's net income, and consists of the difference between interest income generated on interest-earnings assets and interest expense incurred on interest-bearing liabilities. Net interest income is primarily affected by the volume, interest rates and composition of interest-earning assets and interest-bearing liabilities.

     Net interest income increased approximately $1.5 million, or 9.6%, from $15.5 million in 1997 to $17.0 million in fiscal 1998. The primary component of this change was a $3.9 million, or 17.7%, increase in interest income on loans. The increase in interest income on loans consisted of a $3.9 million increase due to increased average volume in the loan portfolio and a $32,000 decrease due to decreasing average interest rates. The increase in interest income of $4.1 million was partially offset by a $2.6 million, or 11.3%, increase in interest expense, primarily due to the $2.1 million increase in repurchase agreements.

     Average loans outstanding during fiscal 1998 increased $47.8 million, or 17.8%, compared to fiscal 1997, while average mortgage-backed securities increased $12.5 million, or 6.6%, compared to the prior year. The increase in average loans reflects the Association's expansion efforts into Mahoning County, the decrease in long term interest rates in 1998 which led to an overall increase in loan demand due to significant refinancing activity and the continued growth in the consumer automobile loan portfolio based on successful relationship development with dealers in the Association's local market. In fiscal 1998, the Association experienced increases in yield on assets and cost of liabilities of 15 and 12 basis points, resulting in the $4.1 million increase in interest income and $2.6 million increase in interest expense. Net interest margin increased three basis points from 2.97% in 1997 to 3.00% in 1998. The Association's average interest rate spread increased three basis points from 2.52% in 1997 to 2.55% in 1998.

     The tables appearing elsewhere in this discussion provide a more detailed analysis of the changes in average balances, yields/rates and net interest income identifying that portion of change in average volume versus that portion due to change in average rates. See "--Average Balances, Interest Rates and Yields," and "--Rate/Volume Analysis of Net Interest Income."

     Provision for Loan Losses. The provision for loan losses is based on management's regular review of the loan portfolio, which considers factors such as past experience, prevailing general economic conditions and considerations applicable to specific loans, such as the ability of the borrower to repay the loan and the estimated value of the underlying collateral, as well as changes in the size and growth of the loan portfolio.

     The provision for loan losses increased $1.2 million from $590,000 for 1997 to $1.8 million for 1998. At June 30, 1998, the allowance for loan losses represented 0.85% of loans, net of unearned and deferred income, compared to 0.60% at June 30, 1997. The increased provision and resulting increased allowance for loan losses was due to several factors including an increase in the level of consumer loan charge-offs, the approximately 25% growth in total loans, the continued trend of increased non-performing loans over the Association's historical levels as well as local economic conditions including significant recent layoffs at GM's Lordstown plant caused by a strike at two of GM's other facilities. The strike which affected these facilities has subsequently been settled and the majority of the striking workers have returned to full employment. Management considered the evaluation of the local economic conditions and the increase in the level of consumer loan charge-offs as significant factors in evaluating the allowance for loan losses. While nonperforming loans have increased in the last two years over historical levels, the Association's level of nonperforming loans is not above peers. The increase in nonperforming loans is due primarily to increases in nonperforming real estate loans which have historically resulted in a relatively low level of charge-offs. The increase in nonperforming consumer loans and charge-offs is due to the increase in nonperforming loans and charge-offs from indirect automobile lending. Both the increase in nonperforming loans and the charge-offs are a result of increases in consumer bankruptcy filings, which is a national trend. In an effort to reduce the level of nonperforming consumer loans and charge-offs, management has implemented more aggressive collection efforts than have historically been utilized. Management believes the allowance for loan losses is adequate to absorb losses; however, future additions to the allowance may be necessary based on changes in economic conditions. In addition, the OTS, as an integral part of its examination process, periodically reviews the Association's allowance for loan losses. Such agency may require the Association to make additional provisions for loan losses based on judgments different from those of management.

     Noninterest Income. The Association experienced a $1.3 million, or 294.5%, increase in noninterest income during 1998. The increase was primarily due to sales of securities which generated net gains of $135,000 in 1998, resulting in an increase of $1.1 million over the loss on sale of securities of $934,000 recognized in fiscal 1997. The increase was due to management's decision to restructure a portion of its investment portfolio which occurred in 1997. The restructuring was accomplished by selling assets in the investment portfolio that were underperforming as compared to the rest of the portfolio and using the proceeds to fund additional loans. In addition, service charges provided an increase in noninterest income of $156,000, or 16.8% from $929,000 in fiscal 1997 to $1.1 million in fiscal 1998, due to the increase in the average balance of deposit accounts.

     Noninterest Expense. Noninterest expense decreased $1.5 million, or 12.8%, primarily due to the special assessment to recapitalize the SAIF recorded in fiscal 1997. Salaries and benefits increased $607,000, or 12.5%, for 1998, compared to 1997 due primarily to the staffing requirements for opening two new offices. The construction in progress at June 30, 1998 represented minor remodeling projects which will not significantly impact operating expenses in future periods. The Association expects that salaries and benefits may increase after the Conversion, primarily as a result of the adoption of various employee benefit plans contemplated in connection with the Conversion. See "Management of the Association--Benefit Plans." In addition, noninterest expense may increase in future periods as a result of the possible renovation or reconstruction of the Association's main office, the cost of which is currently estimated to be up to $15.0 million. See "Business of the Association--Properties." Other expense includes professional fees, advertising, deposit account expense, telephone, stationery and printing as well as other miscellaneous expense accounts. There were no significant changes to any category of expense included within other expenses.

     Income Taxes. The provision for income taxes totaled $2.5 million in fiscal 1998 compared to $1.2 million in fiscal 1997, due to the increase in income before income taxes. The effective tax rate was 38.0% for fiscal 1998 as compared to 35.3% for fiscal 1997.

COMPARISON OF RESULTS OF OPERATIONS FOR THE YEARS ENDED JUNE 30, 1997 AND 1996

     General. Net income for the year ended June 30, 1997 decreased by $1.9 million or 46.4% from $4.1 million for the year ended June 30, 1996 to $2.2
million for the year ended June 30, 1997.   The decrease was primarily due to
the increase in noninterest expense, due to the special assessment to recapitalize the SAIF recorded in 1997, and the provision for loan losses and the decrease in noninterest income, which was partially offset by increases in net interest income and a decrease in federal income tax expense.

     Net Interest Income. Net interest income increased approximately $906,000, or 6.2%, from $14.6 million in 1996 to $15.5 million in 1997. In fiscal 1997, the Association experienced an increased yield on assets of three basis points and a decreased cost of funds of one basis point. Interest income increased by $2.0 million, primarily due to increased interest earning assets and, to a lesser extent, due to the increase in weighted average yields. Interest expense increased $1.1 million due to increases in average interest bearing liabilities which was slightly offset by the modest one basis point decrease in the weighted average cost of funds.

     The primary component of the increase in interest income was a $1.7 million, or 8.6%, increase in interest income on loans. Average loans outstanding during fiscal 1997 increased $20.2 million, or 8.2% compared to fiscal

1996, while average investment and mortgage-backed securities decreased $2.8 million, or 1.1%, compared to the prior year. The increase in interest income on loans consisted of a $1.7 million increase due to increased average volume in the loan portfolio and an $86,000 increase due to rising average interest rates in the loan portfolio. The increase in interest income was also due to a $559,000 increase in interest income on securities which was partially offset by a $319,000 decrease in interest income on mortgage-backed securities. The increase in interest income on securities and decrease in interest income on mortgage-backed securities were substantially due to the changes in the average balance of the respective portfolios.

     The increase in interest income was partially offset by a $1.1 million, or 5.0%, increase in interest expense, primarily on NOW and money market accounts and FHLB advances. Interest expense on NOW and money market accounts increased both due to a $14.9 million increase in the average balance of NOW and money market accounts and a 43 basis point increase in the weighted average rate paid on NOW and money market accounts from 2.77% in 1996 to 3.20% in 1997, as part of management's strategy to increase core deposit accounts In addition, interest expense on repurchase agreements increased $480,000 as the Association utilized retail repurchase agreements as a source of funding in 1997. During 1997, the Association experienced a $5.9 million increase in the balance of average certificates, while reducing the weighted average rate paid on those deposits by eleven basis points, resulting in a modest overall increase of $86,000 in interest expense on certificates.

     The tables appearing elsewhere in this report provide a more detailed analysis of the changes in average balances, yields/rates and net interest income identifying that portion of change in average volume versus that portion due to change in average rates. See "Average Balances, Interest Rates and Yields," and "Rate/Volume Analysis of Net Interest Income."

     Provision for Loan Losses. The provision for loan losses increased from $238,000 in 1996 to $590,000 in 1997. The increase was based on management's evaluation of the loan portfolio, primarily the significant growth in the portfolio of automobile loans, which increased by 38% during the period and which, due to the increase in potential credit risk, necessitated an increase in the provision for loan losses. Management also considered an increase in delinquencies, the market conditions during the period and the size and mix of the loan portfolio. At June 30, 1997, the allowance for loan losses represented 0.60% of loans, net of unearned and deferred income, compared to 0.49% at June 30, 1996.

     During fiscal year 1997, the Association adopted Statement of Financial Accounting Standards ("SFAS") No. 114, "Accounting by Creditors for Impairment of a Loan," and SFAS No. 118 which require the carrying value of an impaired loan be determined by calculating the present value of estimated future cash flows discounted using the loan's effective interest yield. The adoption of these pronouncements did not have a significant impact on the Association's financial statements.

     Noninterest Income. The Association experienced a $776,000, or 63.6%, decrease in noninterest income during 1997. The decrease was primarily due to increases in losses on the sale of securities as the Association continued its strategy to use the sale of securities as a source of funding to support loan growth and to increase the yield on earnings assets by shifting assets from lower yielding securities to higher yielding loans. The decrease in noninterest income was slightly offset by a $126,000 increase in service charges, from $803,000 for fiscal 1996 to $929,000 for fiscal 1997, an increase of 15.7%. The increase was due to the increase in the average balance of deposit accounts.

     Noninterest Expense. Noninterest expense increased $2.8 million, or 30.1%, primarily due to the assessment to recapitalize the SAIF recorded in 1997. The SAIF assessment represented 65.7 basis points of deposits held as of March 31, 1995, and amounted to $2.5 million, which was paid in October 1996. Occupancy and equipment expense increased by $136,000, or 10.4%, in fiscal 1997, due to the conversion to a new computer system in October 1996. Other expense includes professional fees, advertising, deposit account expense, telephone, stationery and printing as well as other miscellaneous expense accounts. There were no significant changes to any category of expense included within other accounts.

     Income Taxes. The provision for income taxes totaled $1.2 million in fiscal 1997 compared to $2.3 million in fiscal 1996. The decrease was primarily the result of a decrease in pretax income.

LIQUIDITY AND CAPITAL RESOURCES

     Liquidity. The Association's liquidity, primarily represented by cash and cash equivalents, is a result of its operating, investing and financing activities. These activities are summarized below for the years ended June 30, 1998 and 1997.

                                                                                  YEAR ENDED JUNE 30,
                                                                          --------------------------------
                                                                             1998                  1997
                                                                          -----------           ----------
                                                                                   (IN THOUSANDS)
Net income.....................................................            $  4,072              $  2,224
Adjustments to reconcile net income to net cash from
  Operating activities.........................................               2,699                 2,233
                                                                           --------              --------
Net cash from operating activities.............................               6,771                 4,457
Net cash used in investing activities..........................             (60,522)              (24,762)
Net cash from financing activities.............................              53,662                19,504
                                                                           --------              --------
Net change in cash and cash equivalents........................                 (89)                 (801)
Cash and cash equivalents at beginning of period...............               6,757                 7,558
                                                                           --------              --------
Cash and cash equivalents at end of period.....................            $  6,668              $  6,757
                                                                           ========              ========

     The Association's sources of funds include customer deposits, other borrowings including FHLB advances and repurchase agreements, loan and mortgage-backed securities repayments and other funds provided by operations. The Association also has the ability to borrow additional funds from the FHLB of Cincinnati. The Association maintains investments in liquid assets based upon management's assessment of (i) the Association's need for funds, (ii) expected deposit flows, (iii) the yields available on short-term liquid assets, and (iv) the objectives of the Association's asset/liability management program. The OTS requires savings associations to maintain minimum levels of liquid assets. OTS regulations currently require the Association to maintain an average daily balance of liquid assets equal to at least 4.0% of the sum of its average daily balance of net withdrawable deposit accounts and borrowings payable in one year or less. At June 30, 1998, the Association's regulatory liquidity ratio was 9.4% compared to 13.0% at June 30, 1997. At June 30, 1998 and 1997, the
Association had commitments to originate loans or fund outstanding lines of credit totaling $23.9 million and $13.9 million, respectively. The Association considers its liquidity sufficient to meet its outstanding short- and long-term needs. The Association expects to be able to fund or refinance, on a timely basis, its material commitments and long-term liabilities.

     Capital Resources. Federally insured savings institutions, such as the Association, are required to meet a 1.5% tangible capital requirement, a 4.0% leverage ratio (core capital to risk weighted assets) requirement, a 4.0% leverage ratio (core capital to adjusted total assets) requirement and an 8.0% risk-based capital requirement. At June 30, 1998, the Association exceeded these requirements with tangible capital ratio of 9.5%, a core capital to risk weighted assets ratio of 20.9%, a core capital to adjusted total assets of 9.5% and a risk-based capital ratio of 21.8%. See "Regulatory Capital Compliance" for the Association's pro forma capital levels as a result of the Offerings.

YEAR 2000 ISSUES

     Introduction. Similar to other financial institutions, the operations of the Association are particularly sensitive to potential problems arising from the inability of many existing computer hardware and software systems and associated applications to process accurately information relating to any two-digit "date field" entries referring to the year 2000 and beyond. Many existing systems are constructed to read such entries as referring to dates beginning with "19," rather than "20." This set of issues is generally referred to as the "Year 2000" problem. The FFIEC, through the bank regulatory agencies, has issued compliance guidelines requiring financial institutions to develop and implement plans for addressing Year 2000 issues relevant to their operations.

     State of Readiness. The Association has implemented a detailed Year 2000 plan, as required by the FFIEC guidelines, to evaluate Year 2000 compliance of its computer systems and the equipment which supports the operations of the Association. Also included in this Year 2000 plan is a detailed review of the readiness of the Association's service providers, vendors, major fund providers, major borrowers and companies with which the Association has material investments. As of October 15, 1998, the Association has met all current target objectives of the Year 2000 plan, and management believes that it will continue to meet all future target objectives in accordance with the terms of the plan.

     Like many financial institutions, the Association relies upon computers for the daily conduct of its business and for data processing generally. As part of its regular upgrading of computer systems, the Association installed a new core computer system in 1996. The new system has been developed by one of the leading national vendors of data processing services for banks. The vendor of the new core system is executing its Year 2000 readiness plan in cooperation with the Association and has certified that the system is Year 2000 compliant. Management expects the new core banking system to be Year 2000 compliant.

     In addition to its core computer system, the Association is reliant on financial accounting and mortgage loan origination systems that are computer-based, and thus vulnerable to the Year 2000 issues. The Association has also installed new financial accounting, mortgage loan origination and mortgage loan servicing systems which are Year 2000 compliant as part of its computer upgrade.

     As a result of the new core computer system and the new financial accounting, mortgage loan origination and mortgage loan servicing systems, management believes that it has resolved the Year 2000 issues with respect to the most critical computer systems and applications. Management expects to begin the testing or remediation phase with respect to its computer systems and other equipment that is Year 2000 sensitive, which includes equipment containing embedded microprocessors or other technology related to the recognition of dates by December 31, 1998. The Association expects to complete its Year 2000 conversion by June 30, 1999.

     Because of the substantial progress made by the Association towards its Year 2000 conversion, the Association does not anticipate that any additional significant changes will be required or that the Year 2000 issue will pose significant operational problems for the Association. However, if the necessary changes are not made or completed in a timely fashion or unanticipated problems arise, the Year 2000 issue may take longer for the Association to address and may have a material impact on the Association's financial condition and results of operations.

     The Association receives periodic updates from its third party service providers on the status of their progress in remediation and testing. These providers are also subject to Year 2000 compliance examinations by the federal bank regulatory agencies. While these updates do not rise to the level of certifications or warranties, they do indicate what management believes to be satisfactory progress toward a timely resolution of the Year 2000 issue by these providers.

     In addition to its extensive interaction with major service providers, the Association has had initial communications with other vendors, major fund providers, major borrowers and companies with which the Association has material investments, to evaluate their Year 2000 compliance plans and state of readiness and to determine the extent to which the Association's systems may be affected by the failure of others to remediate their own Year 2000 issues. To date, however, the Association has received only preliminary feedback from such parties and has not independently confirmed any information received from other parties with respect to Year 2000 issues. As such, there can be no assurance that such other parties will complete their Year 2000 conversion in a timely fashion or will not suffer a Year 2000 business disruption that may adversely affect the Association's financial condition and results of operations.

     Costs to Address the Year 2000 Issue. The new computer systems were installed as a result of management's desire to keep the Association competitive by ensuring that its systems take advantage of recent advances in technology. The system conversions were made in 1996 for business reasons that were unrelated to the Year 2000 issues and did not contribute to the direct cost of Year 2000 compliance. Nevertheless, these system replacements are all Year 2000 compliant and therefore automatically address that issue. The additional costs to achieve Year 2000 compliance are currently estimated to be $300,000, and are not expected to have a material financial impact on the Association. The Association intends to fund such costs from its operations. However, as the Association progresses with its Year 2000 conversion and implements the necessary changes to its systems, certain additional costs may be identified. There can be no assurance that such additional costs will not have a material adverse effect on the Association's financial condition and results of operations.

     Risks of Year 2000 Issues. To date, the Association has not identified any system which presents a material risk of not being Year 2000 ready in a timely fashion or for which a suitable alternative cannot be implemented. However, as the Association progresses with its Year 2000 conversion, the Association may identify systems which do present a material risk of Year 2000 disruption. Such disruption may include, among other things, the inability to process and underwrite loan applications, to credit deposits and withdrawals from customer accounts, to credit loan payments or track delinquencies, to properly reconcile and record daily activity or to engage in similar normal banking activities. Additionally, if the Association's commercial customers are not Year 2000 compliant and suffer adverse effects on their operations, their ability to meet their obligations to the Association could be adversely affected. The failure of the Association to identify systems which require Year 2000 conversion that are critical to the Association's operations or the failure of the Association or others with which the Association does business to become Year 2000 ready in a timely manner could have a material adverse impact on the Association's financial condition and results of operations. Moreover, to the extent that the risks posed by the Year 2000 problem are pervasive in data processing and transmission and communications services worldwide, the Association cannot predict with any certainty that its operations will remain materially unaffected after January 1, 2000 or on dates preceding this date at which time post-January 1, 2000 dates become significant within the Association's systems.

     Contingency Plans.  The Association has two types of contingency plans:
Remediation and Business Interruption. Remediation Plans are designed to mitigate the risks associated with the failure to successfully complete renovation, validation and implementation of mission-critical systems. Business Interruption Plans are plans of action to ensure the ability of the Association to continue functioning as a business entity in the event of unanticipated systems failures at critical dates prior to, on, and after the Year 2000.

     Remediation Plans:  The Association's Year 2000 conversion is expected to
     -----------------
be completed prior to any potential disruption to the Association's business. However, the Association has developed Year 2000 remediation contingency plans for mission-critical systems. These plans would be invoked in the event of anticipated failures of particular Year 2000 projects or sub-projects. Such plans involve the designation of alternate vendors to back up systems and would essentially constitute replacement of the current Year 2000 remediation path with an alternate one. Remediation plans will be built in succeeding stages of detail and this process may, if management deems appropriate, be halted at any point where the success of the base project is clearly predictable. The Association expects to complete testing of its systems by March 31, 1999. If the results of testing of the Association's systems are not satisfactory, the remediation contingency plans will then be invoked for mission-critical systems.

     Business Interruption Plans:  These plans would be invoked if unanticipated
     ---------------------------
Year 2000 problems occur in production, similar to scenarios in Disaster Recovery Plans. The Association has targeted the essential functions that may be adversely affected, and has developed specific responses, ranging from the printing out of records from the core banking system prior to January 1, 2000, to ensure that a hard copy of the data is available in the event of a failure, to preparations for failures of voice and data communications through the use of manual posting and courier services, as well as ensuring that branches can process off-line for a period of time. Teams will be established for mobilization in case of emergencies that threaten the viability of the Association, and require that certain resources be available immediately for utilization. The Association will continue to fine-tune these plans, train staff to carry them out, and test them. Staff will be trained to follow the plans, in conjunction with the Association's Year 2000 team, as they are trained to follow disaster recovery plans in the event of a disaster.

     The discussion above contains certain forward-looking statements. The costs of the Year 2000 conversion, the date which the Association has set to complete such conversion and the possible risks associated with the Year 2000 issue are based on the Association's current estimates and are subject to various uncertainties that could cause the actual results to differ materially from the Association's expectations. Such uncertainties include, among others, the success of the Association in identifying systems that are not Year 2000 compliant, the nature and amount of programming required to upgrade or replace each of the affected systems, the availability of qualified personnel, consultants and other resources, and the success of the Year 2000 conversion efforts of others.

RECENT ACCOUNTING DEVELOPMENTS

     Recent pronouncements by the Financial Accounting Standards Board ("FASB") will have an impact on financial statements issued in subsequent periods. Set forth below are summaries of such pronouncements.

     SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," was issued in 1996. It revises the accounting for transfers of financial assets, such as loans and securities, and for distinguishing between sales and secured borrowings. SFAS No. 125 was originally effective for some transactions occurring after December 31, 1996, and was effective for others in 1998. SFAS No. 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125," which was issued in December 1996, defers for one year the effective date of provisions relating to securities lending, repurchase agreements and other similar transactions. The impact of partial adoption in 1997 was not material to the 1997 financial statements and the impact of the complete adoption in 1998 was not material to the 1998 financial statements.

     In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income." This Statement establishes standards for reporting and display of comprehensive income and its components (revenue, expenses, gains and losses) in a full set of general-purpose financial statements. This Statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. Income tax effects must also be shown. This Statement is effective for fiscal years beginning after December 15, 1997.

     In June 1997, the FASB issued SFAS No. 131 "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. This statement is effective for financial statements for periods beginning after December 15, 1997.

     In June 1998, the FASB issued SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 addresses the accounting for derivative instruments and certain derivative instruments embedded in other contracts, and hedging activities. The statement standardizes the accounting for derivative instruments by requiring that an entity recognize those items as assets or liabilities in the statement of financial position and measure them at fair value. This statement is effective for all fiscal years beginning after June 15, 1999. Management will adopt SFAS No. 133 in the quarter beginning October 1, 1998 and will elect to reclassify all held to maturity securities to available for sale, as allowed by SFAS No. 133.

     These statements are not expected to have a material effect on the Association's consolidated financial position or results of operations.

IMPACT ON INFLATION AND CHANGING PRICES

     The financial statements and related data presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and results of operations primarily in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation. Unlike most industrial companies, virtually all of the assets and liabilities of the Association are monetary in nature. Therefore, interest rates have a more significant impact on a financial institution's performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services. The liquidity, maturity structure and quality of the Association's assets and liabilities are critical to the maintenance of acceptable performance levels.

                            BUSINESS OF THE COMPANY

GENERAL

     The Company was organized in August 1998 at the direction of the Board of Directors of the Association for the purpose of becoming a holding company to own all of the outstanding capital stock of the Association. Upon consummation of the Conversion, it is anticipated that the Association will become a wholly-owned subsidiary of the Company and that the Company will be a savings and loan holding company regulated by the OTS. See "Regulation--Holding Company Regulation."

     The Company is currently not an operating company. Following the Conversion, in addition to directing, planning and coordinating the business activities of the Association, the Company will initially invest net proceeds it retains primarily in mortgage-backed and mortgage-related securities and other investment-grade marketable securities. In addition, the Company intends to fund the loan to the ESOP to enable the ESOP to subscribe for 8% of the Common Stock issued in connection with the Conversion, including shares issued to the Foundation; however, a third-party lender may be utilized to lend funds to the ESOP. See "Use of Proceeds." In the future, the Company may acquire or organize operating subsidiaries, including other financial institutions and financial services companies. There are presently no agreements, understandings or plans for an expansion of the Company's operations. Initially, the Company will neither own nor lease any property from any third party, but will instead use the premises, equipment and furniture of the Association. At the present time, the Company does not intend to employ any persons other than certain officers of the Association, who will not be separately provided cash compensation by the Company. The Company may utilize the support staff of the Association from time to time, if needed. Additional employees will be hired as appropriate to the extent the Company expands its business in the future.


                          BUSINESS OF THE ASSOCIATION

GENERAL

     The Association is a community-oriented savings institution which was originally organized in 1922 as an Ohio-chartered savings and loan association, and converted to a federally-chartered savings and loan association in 1936.
The Association's principal business consists of the acceptance of retail deposits from the general public in its primary market area, consisting of those areas surrounding its full-service branch offices, and investing those deposits, together with funds generated from operations and borrowings, primarily in one- to four-family residential mortgage loans, automobile and home equity loans and, to a much lesser extent, multi-family and commercial real estate loans, construction loans, commercial loans, and passbook savings loans. The Association originates all of its loans for investment. Management may consider in the future selling long-term, fixed-rate mortgage loans in an effort to better manage interest rate risk and add flexibility to balance sheet management policy. The Association also invests in government issued and sponsored mortgage-backed securities, securities issued by the U.S. Government and agencies thereof, and other investments permitted by applicable laws and regulations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Management Strategy." The Association's revenues are derived principally from the interest on its mortgage and consumer loans and mortgage-backed and investment securities. The Association's primary sources of funds are retail savings deposits and, to a lesser extent, advances from the FHLB of Cincinnati and reverse repurchase agreements.

PRIMARY MARKET AREA

     Headquartered in Trumbull County, Ohio, the Association has been, and intends to continue to be, a community-oriented financial institution offering a variety of financial services to meet the needs of the communities it serves. The Association currently operates eleven full-service banking facilities and two loan origination centers in Trumbull and Mahoning Counties of Ohio. See "--Properties." The Association's primary lending and deposit gathering area is concentrated around the areas where its full-service banking facilities are located which the Association generally considers to be its primary market area.

     Warren is located in northeastern Ohio, in proximity to Youngstown, Ohio and approximately halfway between the cities of Cleveland, Ohio and Pittsburgh, Pennsylvania. The Association's primary market area is characterized by a higher current unemployment rate than in both Ohio and the United States. For 1998, through May, the primary market area continues to have a higher unemployment rate of 5.0%, as compared to Ohio at 4.2% and the United States at 3.9%. In Warren, the unemployment rate was 9.3% in January 1998. Overall, the primary market area's population decreased by 1.5% from 1990 to 1997, while Ohio's population increased by 3.4% and the United States' population increased by 7.7% for the same period. Median household income in the primary market area has increased by 19.6% from 1990 to 1997, while it has increased by 26.0% and 30.8% in Ohio and the United States, respectively, over the same period. According to the Youngstown/Warren Regional Chamber of Commerce, major employers in the Youngstown/Warren metropolitan area include Delphi Packard Electric Systems, General Motors and HM Health Systems. See "Risk Factors--Risks Associated with Economic Conditions in the Association's Primary Market Area."

COMPETITION

     The Association faces significant competition both in making loans and in attracting deposits. The State of Ohio has a high density of financial institutions, many of which are branches of significantly larger institutions which have greater financial resources than the Association, all of which are competitors of the Association to varying degrees. The Association's competition for loans comes principally from savings banks, savings and loan associations, commercial banks, mortgage banking companies, credit unions, insurance companies and other financial service companies. Its most direct competition for deposits has historically come from savings and loan associations, savings banks, commercial banks and credit unions. The Association faces additional competition for deposits from non-depository competitors such as the mutual fund industry, securities and brokerage firms and insurance companies. Competition may also increase as a result of the lifting of restrictions on the interstate operations of financial institutions. There are approximately seventeen different financial institutions with operations in Trumbull and Mahoning counties.

LENDING ACTIVITIES

     Loan Portfolio Composition. The types of loans that the Association may originate are subject to federal and state laws and regulations. Interest rates charged by the Association on loans are affected principally by the demand for such loans, the supply of money available for lending purposes and the rates offered by its competitors. These factors are, in turn, affected by general and economic conditions, monetary policies of the federal government, including the Board of Governors of the Federal Reserve System ("FRB"), legislative tax policies and governmental budgetary matters.

     The Association's loan portfolio primarily consists of first mortgage loans secured by one- to four-family residences, most of which are located in its primary market area. At June 30, 1998, the Association's total loans receivable were $363.2 million, of which $268.0 million were one- to four-family residential mortgage loans, or 73.7% of total loans receivable. At such date, the remainder of the loan portfolio consisted of $4.5 million of multi-family loans, or 1.2% of total loans receivable; $8.6 million of commercial real estate loans, or 2.4% of total loans receivable; $6.3 million of construction loans, or 1.7% of total loans receivable; $9.2 million of home equity loans, or 2.5% of total loans receivable; $2.6 million of commercial loans, or 0.7% of total loans receivable; and $64.1 million of consumer loans, or 17.6% of total loans receivable, consisting of $52.9 million of automobile loans and $11.2 million of other consumer loans. The Association has not sold loans in recent years and had no loans held for sale at each of the five years ended June 30, 1998. At June 30, 1998, 37.4% of the Association's real estate mortgage loans had adjustable interest rates, most of which were indexed to the one year Constant Maturity Treasury ("CMT") Index.

     The following table sets forth the composition of the Association's loan portfolio in dollar amounts and in percentages of the respective portfolios at the dates indicated.



                                                                       AT JUNE 30,
                                           -------------------------------------------------------------------
                                                   1998                   1997                  1996
                                           -------------------------------------------------------------------
                                                        PERCENT                PERCENT               PERCENT
                                            AMOUNT     OF TOTAL    AMOUNT     OF TOTAL    AMOUNT    OF TOTAL
                                           --------    ---------  --------   ----------  --------  ----------
                                                                  (DOLLARS IN THOUSANDS)
Real estate mortgage loans:
  One- to four-family....................  $267,950     73.77%    $215,549     73.92%    $202,697     78.14%
  Multi-family...........................     4,482      1.23        2,293      0.79        1,397      0.54
  Commercial real estate.................     8,626      2.37        6,789      2.33        7,159      2.76
  Construction...........................     6,301      1.73        5,376      1.84        2,515      0.97
  Home equity............................     9,189      2.53        9,822      3.37        6,531      2.52
                                           --------    ------     --------    ------     --------    ------
    Total real estate mortgage loans.....   296,548     81.64      239,829     82.25      220,299     84.93
Consumer loans:
  Automobiles............................    52,847     14.55       43,172     14.80       31,234     12.04
  Other(1)...............................    11,243      3.10        6,521      2.24        6,675      2.57
                                           --------    ------     --------    ------     --------    ------
    Total consumer loans.................    64,090     17.65       49,693     17.04       37,909     14.61
Commercial loans.........................     2,586      0.71        2,068      0.71        1,188      0.46
                                           --------    ------     --------    ------     --------    ------
Total loans receivable...................   363,224    100.00%     291,590    100.00%     259,396    100.00%
                                                       ======                 ======                 ======
Less:
  Net deferred loan origination fees.....     1,319                  1,316                  1,517
  Loans in process.......................     5,866                  3,339                  1,837
  Allowance for loan losses..............     3,027                  1,723                  1,259
                                           --------               --------               --------
Loans receivable, net....................  $353,012               $285,212               $254,783
                                           ========               ========               ========


                                                              AT JUNE 30,
                                           -----------------------------------------------
                                                    1995                   1994
                                           -----------------------------------------------
                                                         PERCENT                 PERCENT
                                             AMOUNT     OF TOTAL     AMOUNT     OF TOTAL
                                           -----------------------------------------------
                                                         (DOLLARS IN THOUSANDS)
Real estate mortgage loans:
  One- to four-family....................   $185,270      76.15%    $185,039      83.32%
  Multi-family...........................      1,515       0.62        1,719       0.77
  Commercial real estate.................      8,516       3.50        7,063       3.18
  Construction...........................      1,859       0.76        2,363       1.06
  Home equity............................      4,309       1.77        1,545       0.70
                                            --------     ------     --------     ------
    Total real estate mortgage loans.....    201,469      82.80      197,729      89.03
Consumer loans:
  Automobiles............................     32,212      13.24       14,679       6.61
  Other(1)...............................      8,262       3.40        7,863       3.54
                                            --------     ------     --------     ------
    Total consumer loans.................     40,474      16.64       22,542      10.15
Commercial loans.........................      1,358       0.56        1,813       0.82
                                            --------     ------     --------     ------
Total loans receivable...................    243,301     100.00%     222,084     100.00%
                                                         ======                  ======
Less:
  Net deferred loan origination fees.....      1,228                  1,776
  Loans in process.......................      1,221                  1,693
  Allowance for loan losses..............      1,186                  1,034
                                            --------               --------
Loans receivable, net....................   $239,666               $217,581
                                            ========               ========

__________
(1) Other consumer loans consist of home equity lines of credit and secured and unsecured personal loans.

     Loan Originations.   The Association's mortgage lending activities are
conducted primarily by its loan personnel operating at its executive and ten other full-service branch offices and its two loan origination centers. All loans originated by the Association are underwritten by the Association pursuant to the Association's policies and procedures. The Association originates both adjustable-rate and fixed-rate mortgage loans, commercial loans and consumer loans. The Association's ability to originate fixed- or adjustable-rate loans is dependent upon the relative customer demand for such loans, which is affected by the current and expected future level of interest rates. It is the general policy of the Association to retain all loans originated in its portfolio.

     During the years ended June 30, 1998, 1997 and 1996, the Association originated $105.2 million, $49.9 million and $54.6 million of one- to four-family and home equity loans, respectively, and $33.5 million, $31.6 million and $18.7 million of consumer loans, respectively. During the three years ended June 30, 1998, the Association neither sold nor purchased any loans, and no loans were held for sale at June 30, 1998.

     The following tables set forth the Association's loan originations and principal repayments for the periods indicated. All loans originated by the Association are held for investment. The Association neither purchased nor sold any loans during these periods.



                                                                         FOR THE YEARS ENDED JUNE 30,
                                                             --------------------------------------------------
                                                                  1998              1997              1996
                                                             --------------    ---------------    -------------
                                                                                (IN THOUSANDS)
Total loans receivable(1):
 Balance outstanding at beginning of period...........          $288,251           $257,559          $242,080
 Loans originated(2):
  Real estate mortgage loans:
     One- to four-family and home equity..............           105,184             49,913            54,644
     Multi-family and commercial real estate..........             4,515              5,494               316
     Construction.....................................             7,882              6,415             3,127
  Consumer loans(3)...................................            33,457             31,610            18,683
  Commercial loans....................................                62                 92                87
                                                                --------           --------          --------
     Total loans originated...........................           151,100             93,524            76,857
  Less:
   Principal repayments...............................            79,466             61,330            60,762
   Change in loans in process(4)......................             2,527              1,502               616
                                                                --------           --------          --------
Total loans receivable at end of period...............          $357,358           $288,251          $257,559
                                                                ========           ========          ========

____________________
(1) Total loans receivable does not include unearned discounts, deferred loan fees and the allowance for loan losses.
(2) Amounts for each period include loans in process at period end.
(3)  Consists primarily of originations of automobile loans.
(4) Represents change in loans in process, which primarily represent undisbursed funds on construction loans, from first day to last day of the period.

     Loan Maturity and Repricing. The following table shows the contractual maturity of the Association's loan portfolio at June 30, 1998. The table does not include prepayments or scheduled principal amortization. Prepayments and scheduled principal amortization on mortgage loans totaled $79.3 million, $61.3 million, and $60.8 million for the years ended June 30, 1998, 1997 and 1996, respectively. All loans originated by the Association are held for investment.


                                                                   AT JUNE 30, 1998
                                          -------------------------------------------------------------------
                                                    REAL                                             TOTAL
                                                   ESTATE                                            LOANS
                                                  MORTGAGE       CONSUMER         COMMERCIAL       RECEIVABLE
                                          -------------------------------------------------------------------
                                                                   (IN THOUSANDS)
Amounts due:
 Within one year.........................        $ 10,971         $ 1,114           $1,662         $ 13,747
                                                 --------         -------           ------         --------
 After one year:
   More than one year to three years.....           2,879          11,859               63           14,801
   More than three years to five years...           8,682          34,390               64           43,136
   More than five years to 10 years......          27,670           7,380              328           35,378
   More than 10 years to 20 years........          95,294           9,137              470          104,901
   More than 20 years....................         151,052             209                -          151,261
                                                 --------         -------           ------         --------

Total due after June 30, 1999............         296,548          64,089            2,587          349,477
                                                                                                   --------
     Total amount due....................                                                           363,224
                                                                                                   --------
Less:
   Net deferred loan origination fees....                                                             1,319
     Loans in process....................                                                             5,866
     Allowance for loan losses...........                                                             3,027
                                                                                                   --------
Loans receivable, net....................                                                          $353,012
                                                                                                   ========

     The following table sets forth at June 30, 1998, the dollar amount of total loans receivable contractually due after June 30, 1999, and whether such loans have fixed interest rates or adjustable interest rates.


                                                                   DUE AFTER JUNE 30, 1999
                                                     ------------------------------------------------
                                                        FIXED           ADJUSTABLE            TOTAL
                                                     -----------     ---------------       ----------
                                                                     (IN THOUSANDS)


Real estate mortgage loans................             $180,267          $105,310            $285,577
Consumer loans............................               53,737             9,238              62,975
Commercial loans..........................                  105               821                 926
                                                       --------          --------            --------
  Total loans.............................             $234,109          $115,369            $349,478
                                                       ========          ========            ========

     One- to Four-Family Lending. The Association currently offers both fixed-rate and adjustable-rate mortgage ("ARM") loans with maturities up to 30 years secured by one- to four-family residences, substantially all of which are located in the Association's primary market area. One- to four-family mortgage loan originations are generally obtained from the Association's in-house loan representatives, from existing or past customers, through advertising, and through referrals from local builders, real estate brokers and attorneys. At June 30, 1998, the Association's one- to four-family mortgage loans totaled $268.0 million, or 73.8%, of total loans. Of the one- to four-family mortgage loans outstanding at that date, 63.2% were fixed-rate mortgage loans and 36.8% were ARM loans.

     The Association currently offers fixed-rate one- to four-family mortgage loans with terms of up to 30 years. These loans have generally been priced competitively with current market rates for such loans. The Association currently offers a number of ARM loans with terms of up to 30 years and interest rates which adjust every year from the outset of the loan or which adjust annually after a three, five or seven year initial fixed period. The interest rates for the Association's ARM loans are indexed to the one year U.S. Treasury Index. The Association's ARM loans generally provide for periodic (not more than 2%) and overall (not more than 6%) caps on the increase or decrease in the interest rate at any adjustment date and over the life of the loan.

     The origination of adjustable-rate one- to four-family mortgage loans, as opposed to fixed-rate one- to four-family mortgage loans, helps reduce the Association's exposure to increases in interest rates. However, adjustable-rate loans generally pose credit risks not inherent in fixed-rate loans, primarily because as interest rates rise, the underlying payments of the borrower rise, thereby increasing the potential for default. Periodic and lifetime caps on interest rate increases help to reduce the risks associated with adjustable-rate loans but also limit the interest rate sensitivity of such loans.

     The Association currently originates all one- to four-family mortgage loans for its own portfolio. Management may consider in the future selling long-term, fixed-rate one- to four-family mortgage loans in an effort to better manage interest rate risk. Generally, the Association originates one- to four-family residential mortgage loans in amounts up to 97% of the appraised value or selling price of the property, whichever is lower, securing the loan. Private mortgage insurance ("PMI") may be required for such loans with a loan-to-value ("LTV") ratio of greater than 85%. One- to four-family mortgage loans originated by the Association generally include due-on-sale clauses which provide the Association with the contractual right to deem the loan immediately due and payable in the event the borrower transfers ownership of the property without the Association's consent. Due-on-sale clauses are an important means of adjusting the yields on the Association's fixed-rate one- to four-family mortgage loan portfolio. The Association requires fire, casualty, and, in required cases, flood insurance on all properties securing real estate loans made by the Association.

     Commercial Lending. The Association also originates on a very limited basis commercial loans in the form of term loans and lines of credit to small- and medium-sized businesses operating in the Association's primary market area. Since commercial loans are made on such an infrequent basis, the Association handles each such loan request on an individual basis. At June 30, 1998, the Association had $2.6 million of commercial loans, which amounted to 0.7% of the Association's total loans.

     Unlike mortgage loans, which generally are made on the basis of the borrower's ability to make repayment from his or her employment or other income, and which are secured by real property whose value tends to be more easily ascertainable, commercial loans are of higher risk and typically are made on the basis of the borrower's ability to make repayment from the cash flow of the borrower's business. As a result, the availability of funds for the repayment of commercial loans may be substantially dependent on the success of the business itself. Further, any collateral securing such loans may depreciate over time, may be difficult to appraise and may fluctuate in value based on the success of the business.

     Consumer Lending. Consumer loans at June 30, 1998 amounted to $64.1 million, or 17.6% of the Association's total loans, and consisted primarily of new and used automobile loans, and to a lesser extent, secured and unsecured personal loans. Such loans are generally originated in the Association's primary market area and generally are secured by real estate, deposit accounts, personal property and automobiles. Secured personal loans are generally secured by personal assets. Unsecured personal loans generally may not exceed $10,000 and must be approved by an executive officer of the Association. In recent years, the Association has increased its emphasis on the origination of new and used automobile loans. Such loans are only available to Ohio and Pennsylvania residents. Approximately half of the Association's automobile loans are made on used vehicles; the Association will generally not make a loan on a vehicle manufactured before 1991. The average automobile loan is for $13,000. The Association originates automobile loans through an automobile dealer network, primarily composed of new car dealers located in the Association's suggested retail price on new automobiles and 100% of the average retail value of used cars. The typical loan term is sixty-six months. At June 30, 1998, personal loans (both secured and unsecured) totaled $2.0 million, or 0.6% of the Association's total loans and 3.1% of consumer loans; and automobile loans totaled $52.8 million, or 14.5% of total loans and 82.5% of consumer loans.

     The Association also offers a variable rate home equity line of credit which extends a credit line based on the applicant's income and equity in the home. Generally, the credit line, when combined with the balance of the prior mortgage liens, may not exceed 90% of the appraised value of the property at the time of the loan commitment. Home equity lines of credit are secured by a mortgage on the underlying real estate. The Association holds the first mortgage on a substantial majority of the properties securing such lines of credit. The Association presently charges no origination fees for these loans. A borrower is required to make monthly payments of principal and interest. Generally, the interest rate charged is the prime rate of interest (as published in The Wall Street Journal) plus up to 0.49%. The interest rate adjusts when the prime rate adjusts. At June 30, 1998, the Association had outstanding home equity lines of credit of $9.2 million, against total available credit lines of $21.6 million.

     Loans secured by rapidly depreciable assets such as automobiles or that are unsecured entail greater risks than one- to four-family residential mortgage loans. In such cases, repossessed collateral for a defaulted loan may not provide an adequate source of repayment of the outstanding loan balance, since there is a greater likelihood of damage, loss or depreciation of the underlying collateral. Further, collections on these loans are dependent on the borrower's continuing financial stability and, therefore, are more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy. Finally, the application of various federal and state laws, including federal and state bankruptcy and insolvency laws, may limit the amount which can be recovered on such loans in the event of a default.

     Loan Approval Procedures and Authority. The Board of Directors of the Association establishes the lending policies and loan approval limits of the Association. The Board of Directors has established the Loan Committee (the "Committee") of the Board which considers and approves all loans within its designated authority as established by the Board. In addition, the Board of Directors has authorized certain officers of the Association (the "designated officers") to consider and approve all loans within their designated authority as established by the Board.

     The Board of Directors has authorized the following persons and groups of persons to approve loans up to the amounts indicated: one- to four-family mortgage loans up to $200,000 may be approved by any of the designated officers; one- to four-family mortgage loans in excess of $200,000 and up to $300,000 may be approved by two of the designated officers; one- to four-family mortgage loans in excess of $300,000 must be approved by the Board of Directors. Home equity loans and lines of credit up to $200,000 may be approved by any of the designated officers. Home equity loans and lines of credit over $200,000 must be approved by the Board of Directors. Multi-family and commercial real estate loans less than $100,000 may be approved by the Lending Division; any multi-family and commercial real estate loan greater than $100,000 must be approved by the Board of Directors. Construction loans are subject to the approval limits applicable to the type of property being constructed. Consumer loans may be approved by certain officers up to $50,000, and the President must approve loans in excess of $50,000 to $100,000. Consumer loans over $100,000 must approved by the Board of Directors. Commercial loans up to $50,000 may be approved by any member of the Commercial Loan Committee; commercial loans up to $100,000 must be approved by two members of that committee; commercial loans up to $250,000 must be approved by the Commercial Loan Committee and one member of the Board of Directors of the Association, and commercial loans in excess of $250,000 must be approved by the Board of Directors.

     With respect to all loans originated by the Association, upon receipt of a completed loan application from a prospective borrower, a credit report is ordered and certain other information is verified by an independent credit agency. If necessary, additional financial information may be required. An appraisal of real estate intended to secure a proposed loan generally is required to be performed by the Association's "in-house" appraisers or outside appraisers approved by the Association. The Board annually approves independent appraisers used by the Association. The Association's policy is to obtain hazard insurance on all mortgage loans and flood insurance when necessary and the Association may require borrowers to make payments to a mortgage escrow account for the payment of property taxes and insurance premiums.

DELINQUENT LOANS, CLASSIFIED ASSETS AND REAL ESTATE OWNED

     Delinquencies, Classified Assets and Real Estate Owned. Reports listing all delinquent accounts are generated and reviewed by management on a monthly basis and the Board of Directors performs a monthly review of all loans or lending relationships delinquent 30 days or more. The procedures taken by the Association with respect to delinquencies vary depending on the nature of the loan, period and cause of delinquency and whether the borrower is habitually delinquent. When a borrower fails to make a required payment on a loan, the Association takes a number of steps to have the borrower cure the delinquency and restore the loan to current status. The Association generally sends the borrower a written notice of non-payment after the loan is first past due. The Association's guidelines provide that telephone, written correspondence and/or face-to-face contact will be attempted to ascertain the reasons for delinquency and the prospects of repayment once a loan becomes 60 days past due. When contact is made with the borrower at any time prior to foreclosure, the Association will attempt to obtain full payment, offer to work out a repayment schedule with the borrower to avoid foreclosure or, in some instances, accept a deed in lieu of foreclosure. In the event payment is not then received or the loan not otherwise satisfied, additional letters and telephone calls generally are made. Once the loan becomes 90 days past due, the Association notifies the borrower in writing that if the loan is not brought current within two weeks, the Association will commence foreclosure proceedings against any real property that secured the loan. If a foreclosure action is instituted and the loan is not brought current, paid in full, or refinanced before the foreclosure sale, the property securing the loan generally is sold at foreclosure and, if purchased by the Association, becomes real estate owned.

     Federal regulations and the Association's internal policies require that the Association utilize an internal asset classification system as a means of reporting problem and potential problem assets. The Association currently classifies problem and potential problem assets as "Substandard," "Doubtful" or "Loss" assets. An asset is considered Substandard if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Substandard assets include those characterized by the distinct possibility that the Association will sustain some loss if the deficiencies are not corrected. Assets classified as Doubtful have all of the weaknesses inherent in those classified Substandard with the added characteristic that the weaknesses present make collection or liquidation in full, on the basis of currently existing facts, conditions and values, highly questionable and improbable. Assets classified as Loss are those considered uncollectible and of such little value that their continuance as assets, without the establishment of a specific loss reserve, is not warranted. Assets which do not currently expose the Association to a sufficient degree of risk to warrant classification in one of the aforementioned categories but possess weaknesses are required to be designated "Special Mention."

     When the Association classifies one or more assets, or portions thereof, as Substandard or Doubtful, it is required to establish an allowance for possible loan losses in an amount deemed prudent by management unless the loss of principal appears to be remote. When the Association classifies one or more assets, or portions thereof, as Loss, it is required either to establish a specific allowance for losses equal to 100% of the amount of the assets so classified or to charge off such amount.

     The Association's determination as to the classification of its assets and the amount of its valuation allowances is subject to review by the OTS which can order the establishment of additional general or specific loss allowances. The OTS, in conjunction with the other federal banking agencies, recently adopted an interagency policy statement on the allowance for loan and lease losses. The policy statement provides guidance for financial institutions on both the responsibilities of management for the assessment and establishment of adequate allowances and guidance for banking agency examiners to use in determining the adequacy of general valuation guidelines. Generally, the policy statement recommends that institutions have effective systems and controls to identify, monitor and address asset quality problems; that management has analyzed all significant factors that affect the collectibility of the portfolio in a reasonable manner; and that management has established acceptable allowance evaluation processes that meet the objectives set forth in the policy statement. While the Association believes that it has established an adequate allowance for possible loan losses, there can be no assurance that regulators, in reviewing the Association's loan portfolio, will not request the Association to materially increase at that time its allowance for possible loan losses, thereby negatively affecting the Association's financial condition and earnings at that time. Although management believes that adequate specific and general loan loss allowances have been established, future provisions are dependent upon future events such as loan growth and portfolio diversification and, as such, further additions to the level of specific and general loan loss allowances may become necessary.

     The Association reviews and classifies its assets on a quarterly basis and the Board of Directors reviews the results of the reports on a quarterly basis. The Association classifies its assets in accordance with the management guidelines described above. At June 30, 1998, the Association had $1.6 million, or 0.27%, of assets designated as Substandard, consisting of primarily mortgage loans secured by single-family owner-occupied residences. Assets classified as Doubtful totaled $231,000, consisting of automobile loans, and assets classified as Loss totaled $100,000 at June 30, 1998. At June 30, 1998, the Association had $933,000, or 0.15%, of assets designated as Special Mention, consisting primarily of automobile loans. At June 30, 1998, these classified assets totaled $2.8 million, representing 0.77% of loans receivable.

     The following tables set forth delinquencies in the Association's loan portfolio past due 30 days or more:


                                                   AT JUNE 30, 1998                                 At June 30, 1997
                                       -------------------------------------------------------------------------------------------
                                            30-89 DAYS             90 DAYS OR MORE          30-89 DAYS          90 DAYS OR MORE
                                       ---------------------   ----------------------   --------------------   -------------------
                                                   PRINCIPAL                PRINCIPAL              PRINCIPAL             PRINCIPAL
                                        NUMBER      BALANCE      NUMBER      BALANCE     NUMBER     BALANCE     NUMBER    BALANCE
                                       OF LOANS    OF LOANS     OF LOANS    OF LOANS    OF LOANS   OF LOANS    OF LOANS  OF LOANS
                                       --------   ---------    ---------    --------    --------   --------    --------  ---------
                                                                           (DOLLARS IN THOUSANDS)

Real estate mortgage loans.........       39        $1,298         59        $1,673        51       $1,380         82     $1,767
Consumer loans.....................      138         1,287         58           470       108        1,053         87        713
Commercial loans...................        -             -          -             -         -            -          -          -
                                         ---        ------        ---        ------     -----       ------       ----     ------
  Total delinquent loans(1)........      177        $2,585        117        $2,143       159       $2,433        169     $2,480
                                         ===        ======        ===        ======     =====       ======       ====     ======
Delinquent loans to total loans(1).                   0.73%                    0.60%                  0.85%                 0.86%
                                                    ======                   ======                 ======                ======


                                                        AT JUNE 30, 1996
                                       ----------------------------------------------
                                             30-89 DAYS              90 DAYS OR MORE
                                       ---------------------    ---------------------
                                                   PRINCIPAL                PRINCIPAL
                                        NUMBER      BALANCE      NUMBER      BALANCE
                                       OF LOANS    OF LOANS     OF LOANS    OF LOANS
                                       ---------------------    ---------------------
                                                  (DOLLARS IN THOUSANDS)
Real estate mortgage loans.........       (2)       $  939         (2)       $  825
Consumer loans.....................       (2)          588         (2)          200
Commercial loans...................       (2)          140         (2)          101
                                                    ------                   ------
  Total delinquent loans(1)........                 $1,667                   $1,126
                                                    ======                   ======
Delinquent loans to total loans(1).                   0.66%                    0.44%
                                                    ======                   ======

____________________
(1) Total loans represent gross loans receivable less deferred loan fees and loans in process.
(2) Information not available.

     Nonperforming Assets. The following table sets forth information regarding nonperforming loans and REO. At June 30, 1998, the Association had no troubled-debt restructured loans within the meaning of SFAS 15, and no REO properties.
It is the general policy of the Association to cease accruing interest on loans 90 days or more past due when, in management's opinion, the collection of all or a portion of the loan principal has become doubtful and to fully reserve for all previously accrued interest. For the years ended June 30, 1998, 1997, 1996, 1995 and 1994 the amount of additional interest income that would have been recognized on non-accrual loans if such loans had continued to perform in accordance with their contractual terms was $94,000, $172,000, $109,000, $88,000 and $59,000, respectively.


                                                                                    AT JUNE 30,
                                                                 --------------------------------------------------
                                                                   1998       1997       1996       1995      1994
                                                                 --------   --------   --------   -------   -------
                                                                                   (IN THOUSANDS)
Nonperforming loans (1):
 Real estate mortgage loans.............................          $1,673     $1,767     $  825     $ 665     $ 516
 Consumer loans.........................................             470        713        200       256        64
 Commercial loans.......................................               -          -        101        71       151
                                                                  ------     ------     ------     -----     -----
  Total nonperforming loans.............................           2,143      2,480      1,126       992       731
                                                                  ------     ------     ------     -----     -----
Real estate owned, net..................................               -          -          -         -       140
                                                                  ------     ------     ------     -----     -----
  Total nonperforming assets............................          $2,143     $2,480     $1,126     $ 992     $ 871
                                                                  ======     ======     ======     =====     =====
Nonperforming loans as a percent of total loans (2).....            0.60%      0.86%      0.44%     0.41%     0.33%
Nonperforming assets as a percent of total assets(3)....            0.35       0.45       0.22      0.21      0.18

__________
(1) Nonperforming loans represents non-accrual loans. The Association had no loans past due greater than 90 days still accruing.
(2) Loans represent loans receivable, net, excluding the allowance for loan losses.
(3) Nonperforming assets consist of nonperforming loans and REO.

     Nonperforming loans totaled $2.1 million as of June 30, 1998, and included 59 mortgage loans with an aggregate balance of $1.7 million and $470,000 in consumer loans.

ALLOWANCE FOR LOAN LOSSES

     The allowance for loan losses is maintained through provisions for loan losses based on management's on-going evaluation of the risks inherent in its loan portfolio in consideration of the trends in its loan portfolio, the national and regional economies and the real estate market in the Association's primary lending area. The allowance for loan losses is maintained at an amount management considers adequate to cover estimated losses in its loan portfolio which are deemed probable and estimable based on information currently known to management. The Association's loan loss allowance determinations also incorporate factors and analyses which consider the potential principal loss associated with the loan, costs of acquiring the property securing the loan through foreclosure or deed in lieu thereof, the periods of time involved with the acquisition and sale of such property, and costs and expenses associated with maintaining and holding the property until sale and the costs associated with the Association's inability to utilize funds for other income producing activities during the estimated holding period of the property.

     As of June 30, 1998, the Association's allowance for loan losses was $3.0 million, or 0.9% of total loans and 141.3% of nonperforming loans as compared to $1.7 million, or 0.6%, of total loans and 69.5% of nonperforming loans as of June 30, 1997. The increased allowance for loan losses was due to several factors including an increase in the level of consumer loan charge-offs, the approximately 25% growth in total loans, the continued trend of increased non-performing loans over the Association's historical levels as well as local economic conditions including significant recent layoffs at GM's Lordstown plant caused by a strike at two of GM's other facilities. The strike which affected these facilities has subsequently been settled and the majority of the striking workers have returned to full employment. The Association had total nonperforming loans of $2.1 million at June 30, 1998, and nonperforming loans to total loans of 0.6%. The Association will continue to monitor and modify its allowance for loan losses as conditions dictate. Management believes that, based on information currently available, the Association's allowance for loan losses is sufficient to cover losses inherent in its loan portfolio at this time. Based upon the Association's recent increased emphasis in consumer lending, the Association expects to increase its allowance for loan losses over future periods depending upon the then current conditions. However, no assurances can be given that the Association's level of allowance for loan losses will be sufficient to cover future loan losses incurred by the Association or that future adjustments to the allowance for loan losses will not be necessary if economic and other conditions differ substantially from the economic and other conditions used by management to determine the current level of the allowance for loan losses. In addition, the OTS, as an integral part of its examination process, periodically reviews the Association's allowance for loan losses. Such agency may require the Association to make additional provisions for estimated loan losses based upon judgments different from those of management.

     The following table sets forth activity in the Association's allowance for loan losses for the periods set forth in the table.


                                                                           AT OR FOR THE YEARS ENDED JUNE 30,
                                                --------------------------------------------------------------------------------
                                                   1998            1997              1996                1995           1994
                                                 ---------      ---------         ----------          ----------      ---------
                                                                             (DOLLARS IN THOUSANDS)
Balance at beginning of period.........           $ 1,723         $1,259            $ 1,186            $ 1,034        $ 1,087
Provision for loan losses..............             1,779            590                238                313            360
Charge-offs:
  Real estate mortgage loans:
   One- to four-family.................                32              -                  -                  -             50
   Commercial real estate..............                 -              -                  -                  -            325
  Consumer.............................               484            138                236                205             75
  Commercial...........................                 -              -                  -                  -             11
                                                  -------         ------            -------            -------        -------
    Total charge-offs..................               516            138                236                205            461
Recoveries:
  Real estate mortgage loans:
   One- to four-family.................                 3              3                  -                 12              -
  Consumer.............................                38              9                 71                 32             10
  Commercial...........................                 -              -                  -                  -             38
                                                  -------         ------            -------            -------        -------
    Total recoveries...................                41             12                 71                 44             48
                                                  -------         ------            -------            -------        -------
Balance at end of period...............           $ 3,027         $1,723            $ 1,259            $ 1,186        $ 1,034
                                                  =======         ======            =======            =======        =======
Allowance for loan losses as a percent
   of loans(1).........................              0.85%          0.60%              0.49%              0.49%          0.47%
Allowance for loan losses as a percent
   of nonperforming loans(2)...........            141.25          69.48             111.81             119.56         141.45
Net charge-offs as a percent
   of average loans....................              0.15           0.05               0.07               0.07           0.20

______________
(1) Loans receivable, net, excluding the allowance for loan losses.
(2) Nonperforming loans consist of all nonaccrual loans and all other loans 90 days or more past due.

     The following tables set forth the Association's percent of allowance for loan losses to total allowance and the percent of loans to total loans in each of the categories listed at the dates indicated.



                                                                           AT JUNE 30,
                              -------------------------------------------------------------------------------------------------
                                             1998                          1997                             1996
                              -------------------------------  ------------------------------  --------------------------------
                                                   PERCENT OF                     PERCENT OF                        PERCENT OF
                                      PERCENT OF   LOANS IN            PERCENT OF  LOANS IN            PERCENT OF    LOANS IN
                                       ALLOWANCE     EACH              ALLOWANCE     EACH              ALLOWANCE       EACH
                                       TO TOTAL   CATEGORY TO          TO TOTAL   CATEGORY TO          TO TOTAL     CATEGORY TO
                              AMOUNT   ALLOWANCE  TOTAL LOANS  AMOUNT  ALLOWANCE  TOTAL LOANS  AMOUNT  ALLOWANCE    TOTAL LOANS
                              ------   ---------  -----------  ------  ---------  -----------  ------  ---------    -----------
                                                                   (Dollars in thousands)
Real estate mortgage loans....$1,458     48.17%     81.64%    $  911     52.87%     82.25%    $  836     66.40%       84.86%
Consumer loans................   901     29.77      17.65        432     25.07      17.04        275     21.84        14.62
Commercial loans..............     9      0.30       0.71          7      0.41       0.71         11      0.87         0.52
Unallocated...................   659     21.76          -        373     21.65          -        137     10.89            -
                              ------    ------     ------     ------    ------     ------     ------    ------       ------
  Total allowance for loan
        losses................$3,027    100.00%    100.00%    $1,723    100.00%    100.00%    $1,259    100.00%      100.00%
                              ======    ======     ======     ======    ======     ======     ======    ======       ======



                                                                At June 30,
                              --------------------------------------------------------------------------------
                                                    1995                                1994
                              ---------------------------------------   --------------------------------------
                                                           PERCENT OF                              PERCENT OF
                                           PERCENT OF       LOANS IN               PERCENT OF       LOANS IN
                                           ALLOWANCE          EACH                  ALLOWANCE         EACH
                                            TO TOTAL      CATEGORY TO               TO TOTAL      CATEGORY TO
                                AMOUNT     ALLOWANCE      TOTAL LOANS   AMOUNT      ALLOWANCE     TOTAL LOANS
                              ---------    ----------     -----------   ------     ----------     -----------
Real estate mortgage loans.... $  779        65.68%          82.74%      $839         81.14%          88.62%
Consumer loans................    286        24.11           16.63        145         14.02           10.49
Commercial loans..............     12         1.01            0.63          6          0.58            0.89
Unallocated...................    109         9.20               -         44          4.26               -
                               ------       ------          ------     ------        ------          ------
  Total allowance for loan
        losses................ $1,186       100.00%         100.00%    $1,034        100.00%         100.00%
                               ======       ======          ======     ======        ======          ======


     Real Estate Owned. At June 30, 1998, the Association had no REO in its portfolio. When the Association does acquire property through foreclosure or deed in lieu of foreclosure, it is initially recorded at fair value of the related assets at the date of foreclosure, less costs to sell. Any initial loss is recorded as a charge to the allowance for loan losses before being transferred to REO. Thereafter, if there is a further deterioration in value, the Association provides for a specific valuation allowance and charges operations for the diminution in value.

INVESTMENT ACTIVITIES

     The Board of Directors of the Association sets the investment policy and procedures of the Association. This policy generally provides that investment decisions will be made based on the safety of the investment, liquidity requirements of the Association and, to a lesser extent, potential return on the investments. In pursuing these objectives, the Association considers the ability of an investment to provide earnings consistent with factors of quality, maturity, marketability and risk diversification. While the Board of Directors has final authority and responsibility for the securities investment portfolio, the Association has established an Investment Committee comprised of the Chief Executive Officer, the Chief Financial Officer and at least one member of the Board of Directors to supervise the Association's investment activities. A chief investment officer is appointed annually to oversee daily investment activities. The Association's Investment Committee meets quarterly and evaluates all investment activities for safety and soundness, adherence to the Association's investment policy, and assurance that authority levels are maintained.

     The Association currently does not participate in hedging programs, interest rate swaps, or other activities involving the use of off-balance sheet derivative financial instruments. Similarly, the Association does not invest in mortgage-related securities which are deemed to be "high risk," or purchase bonds which are not rated investment grade.

     Mortgage-Backed Securities. The Association currently purchases mortgage-backed securities in order to: (i) generate positive interest rate spreads with minimal administrative expense; and (ii) lower its credit risk as a result of the guarantees provided by FHLMC, FNMA, and GNMA. The Association invests in mortgage-backed securities issued or guaranteed by FNMA, FHLMC and GNMA. At June 30, 1998, mortgage-backed securities totaled $207.9 million, or 34.1%, of total assets, of which $190.1 million was classified as available-for-sale. At June 30, 1998, 29.1% of the mortgage-backed securities were backed by adjustable-rate loans and 70.9% were backed by fixed-rate loans. The mortgage-backed securities portfolio had coupon rates ranging from 4.7% to 10.25% and had a weighted average yield of 6.75% at June 30, 1998. The estimated fair value of the Association's mortgage-backed securities at June 30, 1998, was $208.0 million, which is $2.5 million more than the amortized cost of $205.6 million.

     Mortgage-backed securities are created by the pooling of mortgages and issuance of a security with an interest rate which is less than the interest rate on the underlying mortgage. Mortgage-backed securities typically represent a participation interest in a pool of single-family or multi-family mortgages, although the Association focuses its investments on mortgage-backed securities backed by single-family mortgages. The issuers of such securities (generally U.S. Government agencies and government-sponsored enterprises, including FNMA, FHLMC and GNMA) pool and resell the participation interests in the form of securities to investors such as the Association and guarantee the payment of principal and interest to investors. Mortgage-backed securities generally yield less than the loans that underlie such securities because of the cost of payment guarantees and credit enhancements. In addition, mortgage-backed securities are usually more liquid than individual mortgage loans and may be used to collateralize certain liabilities and obligations of the Association. Investments in mortgage-backed securities involve a risk that actual prepayments will be greater than estimated prepayments over the life of the security, which may require adjustments to the amortization of any premium or accretion of any discount relating to such instruments thereby reducing the net yield on such securities. There is also reinvestment risk associated with the cash flows from such securities or in the event such securities are redeemed by the issuer. In addition, the market value of such securities may be adversely affected by changes in interest rates. The Association estimates prepayments for its mortgage-backed securities at purchase to ensure that prepayment assumptions are reasonable considering the underlying collateral for the mortgage-backed securities at issue and current mortgage interest rates and to determine the yield and estimated maturity of its mortgage-backed security portfolio excluding FHLB stock. Of the Association's $207.9 million mortgage-backed securities portfolio at June 30, 1998, $715,000 with a weighted average yield of 6.23% had contractual maturities within five years and $207.2 million with a weighted average yield of 6.75% had contractual maturities over five years. However, the actual maturity of a mortgage-backed security may be less than its stated maturity due to prepayments of the underlying mortgages.

Prepayments that are faster than anticipated may shorten the life of the security and may result in a loss of any premiums paid and thereby reduce the net yield on such securities. Although prepayments of underlying mortgages depend on many factors, the difference between the interest rates on the underlying mortgages and the prevailing mortgage interest rates generally is the most significant determinant of the rate of prepayments. During periods of declining mortgage interest rates, refinancing generally increases and accelerates the prepayment of the underlying mortgages and the related security. Under such circumstances, the Association may be subject to reinvestment risk because, to the extent that the Association's mortgage-backed securities prepay faster than anticipated, the Association may not be able to reinvest the proceeds of such repayments and prepayments at a comparable rate.

     Investment Securities. At June 30, 1998, the Association's investment securities portfolio totaled $31.6 million, of which $21.1 million were classified as available for sale. Such portfolio primarily consists of short- to medium-term (maturities of one to five years) U.S. Treasury and agency securities.

     The following table sets forth the composition of the Association's investment and mortgage-backed securities portfolios in dollar amounts and in percentages at the dates indicated:


                                                                                           AT JUNE 30,
                                                        -----------------------------------------------------------------------
                                                                 1998                     1997                    1996
                                                        -----------------------   ---------------------   ---------------------
                                                                     PERCENT OF              PERCENT OF              PERCENT OF
                                                          AMOUNT       TOTAL       AMOUNT      TOTAL       AMOUNT      TOTAL
                                                        ---------   -----------   --------   ----------   --------  -----------
                                                                                 (DOLLARS IN THOUSANDS)
Available for sale:
U.S. Government agencies..............................   $ 15,797       6.60%    $ 33,678      13.60%    $ 25,012      10.00%
Obligations of states and political subdivisions......        853       0.36          838       0.34            -
FHLB stock............................................      4,415       1.84        4,893       1.98        4,563       1.82
Marketable equity securities..........................          -          -        2,980       1.20        2,920       1.17
                                                         --------     ------     --------     ------     --------     ------
 Total investment securities..........................     21,065       8.80       42,389      17.12       32,495      12.99
                                                         --------                --------                --------
Mortgage-backed securities:
   GNMA...............................................     37,714      15.75       39,823      16.09       31,075      12.43
   FNMA...............................................     50,518      21.09       57,888      23.38       63,959      25.57
   FHLMC..............................................    100,898      42.13       60,891      24.60       72,092      28.83
   Other mortgage-backed securities...................        990       0.41        1,686       0.68        2,555       1.02
                                                         --------     ------     --------     ------     --------     ------
   Total mortgage-backed securities...................    190,120      79.38      160,288      64.75      169,681      67.85
                                                         --------     ------     --------     ------     --------     ------
Total securities available for sale...................    211,185      88.18      202,677      81.87      202,176      80.84
                                                         --------                --------                --------
HELD TO MATURITY:
U.S. Treasury securities..............................      6,005       2.52       14,005       5.66       11,984       4.79
U.S. Government agencies..............................      4,147       1.73        4,239       1.71        6,000       2.40
Obligations of states and political subdivisions......        364       0.15          405       0.16          446       0.18
                                                         --------     ------     --------     ------     --------     ------
 Total investment securities..........................     10,516       4.40       18,649       7.53       18,430       7.37
                                                         --------                --------                --------
Mortgage-backed securities:
 GNMA.................................................      1,512       0.63        1,943       0.78        2,386       0.95
 FNMA.................................................     16,267       6.79       24,283       9.82       27,102      10.84
                                                         --------     ------     --------     ------     --------     ------
   Total mortgage-backed securities...................     17,779       7.42       26,226      10.60       29,488      11.79
                                                         --------     ------     --------     ------     --------     ------
Total securities held to maturity.....................     28,295      11.82       44,875      18.13       47,918      19.16
                                                         --------     ------     --------     ------     --------     ------
Total securities......................................   $239,480     100.00%    $247,552     100.00%    $250,094     100.00%
                                                         ========     ======     ========     ======     ========     ======

     The following table sets forth at the dates indicated certain information regarding the amortized cost and market values of the Association's investment and mortgage-backed securities.



                                                                                       AT JUNE 30,
                                                        ------------------------------------------------------------------
                                                                    1998                   1997                 1996
                                                        ------------------------   ------------------   ------------------
                                                           AMORTIZED      MARKET   AMORTIZED   MARKET   AMORTIZED   MARKET
                                                             COST         VALUE      COST      VALUE      COST      VALUE
                                                        --------------  --------  ---------  --------  ---------  --------
                                                                                   (IN THOUSANDS)
AVAILABLE FOR SALE:
U.S. Government agencies..............................       $ 15,734   $ 15,797   $ 34,012  $ 33,678   $ 25,938  $ 25,012
Obligations of states and political subdivisions......            826        853        825       838          -         -
FHLB stock............................................          4,415      4,415      4,893     4,893      4,563     4,563
Marketable equity securities..........................              -          -      3,216     2,980      3,216     2,920
                                                             --------   --------   --------  --------   --------  --------
 Total investment securities..........................         20,975     21,065     42,946    42,389     33,717    32,495
                                                             --------   --------   --------  --------   --------  --------
Mortgage-backed securities:
    GNMA..............................................         37,355     37,714     39,493    39,823     31,507    31,075
    FNMA..............................................         49,959     50,518     57,604    57,888     65,065    63,959
    FHLMC.............................................         99,494    100,898     60,893    60,891     73,428    72,092
    Other mortgage-backed securities..................            987        990      1,655     1,686      2,465     2,555
                                                             --------   --------   --------  --------   --------  --------
   Total mortgage-backed securities...................        187,795    190,120    159,645   160,288    172,465   169,681
                                                             --------   --------   --------  --------   --------  --------
Total securities available for sale...................       $208,770   $211,185   $202,591  $202,677   $206,182  $202,176
                                                             ========   ========   ========  ========   ========  ========

HELD TO MATURITY:
U.S.Treasury securities...............................       $  6,005   $  6,014   $ 14,005  $ 13,951   $ 11,984  $ 12,061
U.S. Government agencies..............................          4,147      4,181      4,239     4,236      6,000     5,932
Obligations of states and political subdivisions......            364        396        405       439        446       472
                                                             --------   --------   --------  --------   --------  --------
 Total investment securities..........................         10,516     10,591     18,649    18,626     18,430    18,465
                                                             --------   --------   --------  --------   --------  --------
Mortgage-backed securities:
 GNMA.................................................          1,512      1,561      1,943     1,993      2,386     2,324
 FNMA.................................................         16,267     16,367     24,283    24,180     27,102    26,597
                                                             --------   --------   --------  --------   --------  --------
   Total mortgage-backed securities...................         17,779     17,928     26,226    26,173     29,488    28,921
                                                             --------   --------   --------  --------   --------  --------
Total securities held to maturity.....................       $ 28,295   $ 28,519   $ 44,875  $ 44,799   $ 47,918  $ 47,386
                                                             ========   ========   ========  ========   ========  ========

     The table below sets forth certain information regarding the carrying value, weighted average yields and contractual maturities of the Association's securities portfolio, excluding FHLB stock.


                                                                                  AT JUNE 30, 1998
                                                      ---------------------------------------------------------------------------
                                                                                     MORE THAN ONE             MORE THAN FIVE
                                                           ONE YEAR OR LESS        YEAR TO FIVE YEARS        YEARS TO TEN YEARS
                                                      ------------------------    ---------------------    ----------------------
                                                                      WEIGHTED                 WEIGHTED                 WEIGHTED
                                                       CARRYING        AVERAGE    CARRYING     AVERAGE     CARRYING     AVERAGE
                                                         VALUE          YIELD      VALUE        YIELD       VALUE        YIELD
                                                       --------       --------    --------     --------    --------     --------
                                                                               (DOLLARS IN THOUSANDS)
AVAILABLE FOR SALE:
U.S. Government agencies.......................          $ 9,575        6.36%     $ 6,222        5.96%    $      -           -%
Obligations of state and political subdivisions                -           -          429        6.85          424        7.05
Mortgage-backed securities:
    GNMA.......................................                -           -            -           -            -           -
    FNMA.......................................                -           -            -           -        2,972        6.84
    FHLMC......................................                -           -            -           -       17,647        6.68
    Other mortgage-backed securities...........                -           -            -           -            -           -
                                                         -------           -      -------           -      -------           -
         Total securities available for sale...          $ 9,575        6.36      $ 6,651        6.02      $21,043        6.71
                                                         =======                  =======                  =======
HELD TO MATURITY:
U.S. Treasury securities.......................          $ 6,005        5.73     $      -           -     $      -           -
U.S. Government agencies.......................                -           -        4,147        6.17            -           -
Obligations of state and political subdivisions               40        6.80          161        6.80          163        6.80
Mortgage-backed securities:
   GNMA........................................                -           -            -           -        1,462        7.88
   FNMA........................................                -           -          710        6.23        4,174        6.78
                                                         -------                  -------                  -------
      Total securities held to maturity........          $ 6,045        5.74      $ 5,018        6.20      $ 5,799        7.06
                                                         =======                 ========                 ========
Total securities...............................          $15,620        6.12      $11,669        6.10      $26,842        6.79
                                                         =======                  =======                  =======


                                                                        AT JUNE 30, 1998
                                                         ----------------------------------------------
                                                            MORE THAN TEN YEARS           TOTAL
                                                         -----------------------   --------------------
                                                                        WEIGHTED               WEIGHTED
                                                          CARRYING      AVERAGE    CARRYING    AVERAGE
                                                           VALUE         YIELD      VALUE       YIELD
                                                          --------     ---------   --------    --------
                                                                     (DOLLARS IN THOUSANDS)
AVAILABLE FOR SALE:
U.S. Government agencies.......................            $     -           -%   $ 15,797       6.20%
Obligations of state and political subdivisions                  -           -         853       6.95
Mortgage-backed securities:
    GNMA.......................................             37,714        7.09      37,714       7.09
    FNMA.......................................             47,546        6.32      50,518       6.35
    FHLMC......................................             83,251        6.79     100,898       6.77
    Other mortgage-backed securities...........                990       10.04         990      10.04
                                                           -------                --------
         Total securities available for sale...            169,501        6.74    $206,770       6.70
                                                           =======                ========
HELD TO MATURITY:
U.S. Treasury securities.......................                  -           -      $6,005       5.73
U.S. Government agencies.......................                  -           -       4,147       6.17
Obligations of state and political subdivisions                  -           -         364       6.80
Mortgage-backed securities:
   GNMA........................................                 50        7.22       1,512       7.86
   FNMA........................................             11,383        6.77      16,267       6.75
                                                           -------                --------
      Total securities held to maturity........             11,433        6.77    $ 28,295       6.51
                                                           =======                ========
Total securities...............................            180,934        6.74    $235,065       6.68
                                                           =======                ========


SOURCES OF FUNDS

     General. Deposits, loan repayments, cash flows generated from operations (primarily cash basis net income) and FHLB advances are the primary sources of the Association's funds for use in lending, investing and for other general purposes.

     Deposits. The Association offers a variety of deposit accounts with a range of interest rates and terms. The Association's deposit accounts consist of savings, retail checking/NOW accounts, business checking accounts, money market accounts, club accounts and certificate of deposit accounts. The Association offers jumbo certificates and also offers Individual Retirement Accounts ("IRAs") and other qualified plan accounts.

     At June 30, 1998, the Association's deposits totaled $435.5 million, or 81.3%, of interest-bearing liabilities. For the year ended June 30, 1998, the average balance of core deposits totaled $169.3 million, or 40.3% of total average deposits. At June 30, 1998, the Association had a total of $260.0 million in certificates of deposit, of which $167.8 million had maturities of one year or less reflecting the shift in deposit accounts from savings accounts to shorter-term certificate accounts that has occurred in recent years. Although the Association has a significant portion of its deposits in core deposits, management monitors activity on the Association's core deposits and, based on historical experience and the Association's current pricing strategy, believes it will continue to retain a large portion of such accounts. The Association is not limited with respect to the rates it may offer on deposit products.

     The flow of deposits is influenced significantly by general economic conditions, changes in money market rates, prevailing interest rates and competition. The Association's deposits are obtained predominantly from the areas in which its branch offices are located. The Association relies primarily on customer service and long-standing relationships with customers to attract and retain these deposits; however, market interest rates and rates offered by competing financial institutions affect the Association's ability to attract and retain deposits. The Association uses traditional means of advertising its deposit products, including radio and print media and generally does not solicit deposits from outside its primary market area. While jumbo certificates are accepted by the Association, and may be subject to preferential rates, the Association does not actively solicit such deposits as such deposits are more difficult to retain than core deposits. The Association's policies do not permit the use of brokered deposits.

     The following table presents the deposit activity of the Association for the periods indicated.

                                                                 FOR THE YEARS ENDED
                                                                        JUNE 30,
                                                     ----------------------------------------------
                                                          1998            1997             1996
                                                     -------------   -------------   --------------
                                                                    (IN THOUSANDS)
Beginning balance.............................          $412,934        $391,715         $376,541

Net deposits (withdrawals)....................             2,579           2,538           (3,154)

Interest credited on deposit accounts.........            19,949          18,681           18,328
                                                        --------        --------         --------
Total increase in deposit accounts............            22,528          21,219           15,174
                                                        --------        --------         --------
  Ending balance..............................          $435,462        $412,934         $391,715
                                                        ========        ========         ========



     At June 30, 1998, the Association had outstanding $53.2 million in certificate of deposit accounts in amounts of $100,000 or more, maturing as follows:


                                                                                  WEIGHTED
              MATURITY PERIOD                             AMOUNT                AVERAGE RATE
--------------------------------------------        ----------------        -------------------
                                                               (DOLLARS IN THOUSANDS)
Three months or less........................             $ 5,374                   6.24%

Over three through six months...............              10,585                   6.17

Over six through 12 months..................              17,735                   5.91

Over 12 months..............................              19,531                   5.64
                                                         -------

  Total.....................................             $53,225                   5.89
                                                         =======

     The following table sets forth the distribution of the Association's deposit accounts at June 30, 1998 and the distribution of the average deposit accounts for the periods indicated and the weighted average interest rates on each category of deposits presented.

                                                    AT JUNE 30, 1998               FOR THE YEAR ENDED JUNE 30, 1998
                                             ------------------------------        --------------------------------
                                                        PERCENT   WEIGHTED                     PERCENT    WEIGHTED
                                                       OF TOTAL    AVERAGE          AVERAGE   OF TOTAL     AVERAGE
                                             BALANCE   DEPOSITS     RATE            BALANCE   DEPOSITS      RATE
                                             -------   --------   --------          -------   --------   ----------
                                                 (DOLLARS IN THOUSANDS)
Noninterest bearing demand..........         $  5,217      1.20%       -%          $  4,560      1.08%        -%
NOW and money market................          102,875     23.62     3.51             95,871     22.80      3.44
Savings.............................           67,401     15.48     2.24             68,945     16.40      2.41
Certificates of deposit.............          259,969     59.70     5.88            251,130     59.72      5.93
                                             --------    ------                    --------    ------
    Total deposits..................         $435,462    100.00%    4.69           $420,506    100.00%     4.72
                                             ========    ======                    ========    ======


                                         FOR THE YEAR ENDED JUNE 30, 1997       FOR THE YEAR ENDED JUNE 30, 1996
                                          -------------------------------      ----------------------------------
                                                     PERCENT   WEIGHTED                     PERCENT     WEIGHTED
                                          AVERAGE   OF TOTAL    AVERAGE         AVERAGE     OF TOTAL    AVERAGE
                                          BALANCE   DEPOSITS     RATE           BALANCE     DEPOSITS      RATE
                                          -------   --------   ---------       ----------  ----------  ----------

Noninterest bearing demand..........     $  3,681      0.92%         -%         $  3,033       0.79%          -%
NOW and money market................       84,388     21.15       3.20            70,183      18.27        2.77
Savings.............................       72,132     18.08       2.47            77,953      20.29        2.58
Certificates of deposit.............      238,859     59.86       5.87           232,955      60.65        5.98
                                         --------    ------                     --------     ------
    Total deposits..................     $399,060    100.00%      4.64          $384,124     100.00%       4.66
                                         ========    ======                     ========     ======


     The following table presents, by various rate categories, the amount of certificate of deposit accounts outstanding at the dates indicated.


                                                                       PERIOD TO MATURITY FROM JUNE 30, 1998
                                          ---------------------------------------------------------------------------
                                          LESS THAN  ONE TO TWO  TWO TO THREE THREE TO FOUR  FOUR TO FIVE   OVER FIVE  TOTAL AT JUNE
                                          ONE YEAR     YEARS         YEARS        YEARS         YEARS         YEARS      30, 1998
                                          ---------  ----------  ------------ -------------  ------------   ---------  -------------
                                                                             (DOLLARS IN THOUSANDS)
Certificate accounts:
    0 to 4.00%......................      $  1,241    $ 1,503     $    71        $   19         $  -       $    -       $ 2,834

    4.01 to 5.00%...................        15,072        969         681         2,006            41           414      19,183

    5.01 to 6.00%...................       109,434     29,629      13,664         3,022         1,017         4,110     160,876

    6.01 to 7.00%...................        25,359     18,244       3,268         1,646           569        10,415      59,501

    7.01 to 8.00%...................         3,160        759          20             -             -             -       3,939

    8.01 to 9.00%...................         3,036         56           -            22             6             -       3,120

    Over 9.01%......................        10,516          -           -             -             -             -      10,516
                                          --------   --------     -------        ------        ------       -------      ------
                                          $167,818    $51,160     $17,704        $6,715        $1,633       $14,939    $259,969
        Total at June 30, 1998......      ========    =======     =======        ======        ======       =======    ========

     Borrowings. The Association's policy has been to utilize borrowings as an alternative and/or less costly source of funds. The Association obtains advances from the FHLB of Cincinnati, which are collateralized by the capital stock of the FHLB of Cincinnati held by the Association, and certain mortgage loans of the Association. The Association also borrows funds through reverse repurchase agreements with the FHLB of Cincinnati and primary broker/dealers. Advances from the FHLB of Cincinnati are made pursuant to several different credit programs, each of which has its own interest rate and maturity. The maximum amount that the FHLB of Cincinnati will advance to member institutions, including the Association, for purposes of other than meeting withdrawals, fluctuates from time to time in accordance with the policies of the FHLB of Cincinnati and the OTS. The maximum amount of FHLB of Cincinnati advances permitted to a member institution generally is reduced by borrowings from any other source. At June 30, 1998, the Association's FHLB of Cincinnati advances totaled $44.8 million, representing 8.1% of total liabilities.

     During the year ended June 30, 1998, the Association continued to borrow funds from primary broker/dealers. The borrowings are collateralized by designated mortgage-backed securities and investment securities. The total of these borrowings at June 30, 1998, was $60.4 million, representing 11.0% of total liabilities. The Association has the right to freely substitute collateral as long as the margin is at least 95% of all outstanding borrowings, including accrued interest. The Association has used these repurchase agreements in arbitrage strategies, using the funds to purchase a mix of fixed and adjustable rate mortgage-backed securities, to generate a spread of approximately 100 to 120 basis points, as well as to help reduce the Association's interest rate risk. See "Management's Discussion and Analysis of Financial Condition and Results of OperationsManagement Strategy."

     The Association also has an available overnight line-of-credit with the FHLB of Cincinnati for a maximum of $20.0 million. There was no fee for the line-of-credit for the year ended June 30, 1998. The Association may continue to increase borrowings in the future to fund asset growth. To the extent it does so, the Association may experience an increase in its cost of funds.

     The following table sets forth certain information regarding the Association's borrowed funds at or for the periods ended on the dates indicated:

                                                                                       AT OR FOR THE YEARS ENDED
                                                                                               JUNE 30,
                                                                          ----------------------------------------------
                                                                               1998             1997            1996
                                                                          -------------     ------------     -----------
                                                                                       (DOLLARS IN THOUSANDS)
FHLB advances:
 Average balance outstanding......................................          $ 52,396           $68,596         $68,615
 Maximum amount outstanding at any
  month-end during the period.....................................            65,705            87,001          88,054
 Balance outstanding at end of period.............................            44,820            58,398          76,078
 Weighted average interest rate during the period.................              5.83%             5.76%           5.79%
 Weighted average interest rate at end of period..................              5.71%             5.84%           5.70%
Repurchase agreements:
 Average balance outstanding......................................          $ 45,044           $ 8,470         $     -
 Maximum amount outstanding at any
  MONTH-END during the period.....................................            60,430            16,000               -
 Balance outstanding at end of period.............................            60,430            16,000               -
 Weighted average interest rate during the period.................              5.76%             5.67%              -%
 Weighted average interest rate at end of period..................              5.69%             5.60%              -%
Total borrowings:
 Average balance outstanding......................................          $ 97,440           $77,066         $68,615
 Maximum amount outstanding at any
  month-end during the period.....................................           109,089            87,001          88,054
 Balance outstanding at end of period.............................           105,250            74,398          76,078
 Weighted average interest rate during the period.................              5.80%             5.75%           5.79%
 Weighted average interest rate at end of period..................              5.70%             5.79%           5.70%

PROPERTIES

     The Association conducts its business through an executive and 10 other full-service branch offices. The Association currently is considering plans to renovate or rebuild its main office, which includes its administrative offices. The Board of Directors is currently considering options presented to it by an outside consultant, which range from renovation of the existing facility to razing the existing facility and building a new office at that location. The cost of renovation or rebuilding is currently estimated to be up to $15.0 million, exclusive of land acquisition costs.


                                                     ORIGINAL                           NET BOOK VALUE
                                                       YEAR                             OF PROPERTY OR
                                     LEASED           LEASED           DATE OF            LEASEHOLD
                                       OR               OR              LEASE          IMPROVEMENTS AT
          LOCATION                    OWNED          ACQUIRED        EXPIRATION         JUNE 30, 1998
-----------------------------    -------------    ------------    ---------------    ------------------
EXECUTIVE/MAIN/BRANCH OFFICE:

185 East Market St.
Warren, OH 44482.............         Owned            1940               N/A               $353,581

BRANCH OFFICES AND LOAN CENTERS:

201 Elm Road NE
Warren, OH 44483.............        Leased            1970               2002                 8,128

8226 East Market Street
Warren, OH 44484.............        Leased            1973               2004                35,051

4460 Mahoning Ave NW
Warren, OH 44483.............         Owned            1976               N/A                376,401

325 S. High Street
Cortland, OH 44410...........         Owned            1979               N/A                167,281

7290 Sharon Warren Rd.
Brookfield, OH 44403.........         Owned            1981               N/A                144,813
Village Center Plaza,
Unit 530

6002 Warren-Youngstown Rd.
Niles, OH 44446..............        Leased            1986               2006               237,358

8228 East Market St.
Warren, OH 44484
(Loan Center)................        Leased            1994               2003               154,682

2104 Niles Cortland Rd, SE
Warren, OH 44484
(Inside Super Kmart).........        Leased            1995               2000               202,796

2790 Mahoning Ave NW
Warren, OH 44483.............        Leased            1995               1999                 3,009

486 Boardman Canfield Rd.
Youngstown, OH 44512.........        Leased            1996               2001               118,082

5220 Mahoning Avenue, Suite A
Youngstown, OH 44515.........        Leased            1997               2002                99,647

45 Manor Drive, Suite 400
Canfield, OH 44406
(Loan Center)................        Leased            1998               2003                57,579

     The Association also owns an office building located at 159 E. Market Street in Warren, Ohio, which is partially occupied by four commercial business tenants. The Association presently receives aggregate annual rental income of approximately $101,000 from its tenants. The largest tenant has a lease which expires in December 1999, with a three year option to renew. The other leases expire in the years 2000 and 2001.

LEGAL PROCEEDINGS

     The Association is not involved in any pending legal proceedings other than routine legal proceedings occurring in the ordinary course of business. Such routine legal proceedings, in the aggregate, are believed by management to be immaterial to the financial condition and results of operations of the Association.

PERSONNEL

     As of June 30, 1998, the Association had 150 full-time employees and 25 part-time employees. The employees are not represented by a collective bargaining unit and the Association considers its relationship with its employees to be good. See "Management of the Association--Benefit Plans" for a description of certain compensation and benefit programs offered to the Association's employees.


                           FEDERAL AND STATE TAXATION

FEDERAL TAXATION

     General. The Company and the Association will report their income on a June 30 fiscal year basis using the accrual method of accounting and will be subject to federal income taxation in the same manner as other corporations with some exceptions, including particularly the Association's reserve for bad debts discussed below. The following discussion of tax matters is intended only as a summary and does not purport to be a comprehensive description of the tax rules applicable to the Association or the Company. The Association has been audited by the IRS for the 1992 and 1993 tax years.

     Bad Debt Reserve. Historically, savings institutions such as the Association which met certain definitional tests primarily related to their assets and the nature of their business ("qualifying thrifts") were permitted to establish a reserve for bad debts and to make annual additions thereto, which are deducted in arriving at their taxable income. The Association's deductions with respect to "qualifying real property loans," which are generally loans secured by certain interest in real property, were computed using an amount based on the Association's actual loss experience, or a percentage equal to 8% of the Association's taxable income, computed with certain modifications and reduced by the amount of any permitted addition to the non-qualifying reserve. Due to the Association's loss experience, the Association generally recognized a bad debt deduction equal to 8% of taxable income.

     In August 1996, the provisions repealing the above thrift bad debt rules were passed by Congress as part of "The Small Business Job Protection Act of 1996." The new rules eliminate the 8% of taxable income method for deducting additions to the tax bad debt reserves for all thrifts for tax years beginning after December 31, 1995. These rules also require that all thrift institutions recapture all or a portion of their bad debt reserves added since the base year (last taxable year beginning before January 1, 1988). The Association has previously recorded a deferred tax liability equal to the bad debt recapture and as such, the new rules will have no effect on net income or federal income tax expense. For taxable years beginning after December 31, 1995, the Association's bad debt deduction will be equal to net charge-offs. The new rules allow an institution to suspend the bad debt reserve recapture for the 1996 and 1997 tax years if the institution's lending activity for those years is equal to or greater than the institution's average mortgage lending activity for the six taxable years preceding 1996. For this purpose, only home purchase and home improvement loans are included and the institution can elect to have the tax years with the highest and lowest lending activity removed from the average calculation. If an institution is permitted to postpone the reserve recapture, it must begin its six year recapture no later than the 1998 tax year. The unrecaptured base year reserves will not be subject to recapture as long as the institution continues to carry on the business of banking. In addition, the balance of the pre-

1988 bad debt reserves continue to be subject to a provision of present law referred to below that require recapture in the case of certain excess distributions to shareholders.

     Distributions. To the extent that the Association makes "non-dividend distributions" to the Company that are considered as made (i) from the reserve for losses on qualifying real property loans, to the extent the reserve for such losses exceeds the amount that would have been allowed under the experience method, or (ii) from the supplemental reserve for losses on loans ("Excess Distributions"), then an amount based on the amount distributed will be included in the Association's taxable income. Non-dividend distributions include distributions in excess of the Association's current and accumulated earnings and profits, distributions in redemption of stock, and distributions in partial or complete liquidation. However, dividends paid out of the Association's current or accumulated earnings and profits, as calculated for federal income tax purposes, will not be considered to result in a distribution from the Association's bad debt reserve. Thus, any dividends to the Company that would reduce amounts appropriated to the Association's bad debt reserve and deducted for federal income tax purposes would create a tax liability for the Association. The amount of additional taxable income created from an Excess Distribution is an amount that, when reduced by the tax attributable to the income, is equal to the amount of the distribution. Thus, if, after the Conversion, the Association makes a "non-dividend distribution," then approximately one and one-half times the amount so used would be includable in gross income for federal income tax purposes, assuming a 34% corporate income tax rate (exclusive of state and local taxes). See "Regulation" and "Dividend Policy" for limits on the payment of dividends of the Association. The Association does not intend to pay dividends that would result in a recapture of any portion of its bad debt reserve.

     Corporate Alternative Minimum Tax. The Code imposes a tax on alternative minimum taxable income ("AMTI") at a rate of 20%. The excess of the bad debt reserve deduction claimed by the Association over the deduction that would have been allowable under the experience method is treated as a preference item for purposes of computing the AMTI. Only 90% of AMTI can be offset by net operating loss carryovers of which the Association currently has none. AMTI is increased by an amount equal to 75% of the amount by which the Association's adjusted current earnings exceeds its AMTI (determined without regard to this preference and prior to reduction for net operating losses).

     Dividends Received Deduction and Other Matters. The Company may exclude from its income 100% of dividends received from the Association as a member of the same affiliated group of corporations. The corporate dividends received deduction is generally 70% in the case of dividends received from unaffiliated corporations with which the Company and the Association will not file a consolidated tax return, except that if the Company or the Association own more than 20% of the stock of a corporation distributing a dividend then 80% of any dividends received may be deducted.

OHIO TAXATION

     The Company is subject to the Ohio corporation franchise tax, which, as applied to the Company, is a tax measured by both net earnings and net worth. The rate of tax is the greater of (i) 5.1% on the first $50,000 of computed Ohio taxable income and 8.9% of computed Ohio taxable income in excess of $50,000 and
(ii) 0.582% times taxable net worth. Under these alternative measures of computing tax liability, the states to which a taxpayer's adjusted total net income and adjusted total net worth are apportioned or allocated are determined by complex formulas. The minimum tax is $50 per year.

     A special litter tax is also applicable to all corporations, including the Company, subject to the Ohio corporation franchise tax other than "financial institutions." If the franchise tax is paid on the net income basis, the litter tax is equal to .11% of the first $50,000 of computed Ohio taxable income and
 .22% of computed Ohio taxable income in excess of $50,000. If the franchise tax is paid on the net worth basis, the litter tax is equal to .014% times taxable net worth.

     Ohio corporation franchise tax law is scheduled to change markedly as a consequence of legislative reforms enacted July 1, 1997. Tax liability, however, continues to be measured by both net income and net worth. In general, tax liability will be the greater of (i) 5.1% on the first $50,000 of computed Ohio taxable income and 8.5% of computed

Ohio taxable income in excess of $50,000 or (ii) 0.40% of taxable net worth. Under these alternative measures of computing tax liability, the states to which total net income and total net worth will be apportioned or allocated will continue to be determined by complex formulas, but the formulas change. The minimum tax will still be $50 per year and maximum tax liability as measured by net worth will be limited to $150,000 per year. The special litter taxes remain in effect. Various other changes in the tax law may affect the Company.

     The Association is a "financial institution" for State of Ohio tax purposes. As such, it is subject to the Ohio corporation franchise tax on "financial institutions," which is imposed annually at a rate of 1.5% of the Association's apportioned book net worth, determined in accordance with GAAP, less any statutory deduction. This rate of tax is scheduled to decrease in each of the years 1999 and 2000. As a "financial institution," the Association is not subject to any tax based upon net income or net profits imposed by the State of Ohio.

DELAWARE TAXATION

     As a Delaware holding company not earning income in Delaware, the Company is exempted from Delaware corporate income tax but is required to file an annual report with and pay an annual franchise tax to the State of Delaware.


                                   REGULATION

GENERAL

     The Association is subject to extensive regulation, examination and supervision by the OTS, as its chartering agency, and the FDIC, as the deposit insurer. The Association is a member of the FHLB System. The Association's deposit accounts are insured up to applicable limits by the SAIF managed by the FDIC. The Association must file reports with the OTS and the FDIC concerning its activities and financial condition in addition to obtaining regulatory approvals prior to entering into certain transactions such as mergers with, or acquisitions of, other financial institutions. There are periodic examinations by the OTS and the FDIC to test the Association's compliance with various regulatory requirements. This regulation and supervision establishes a comprehensive framework of activities in which an institution can engage and is intended primarily for the protection of the insurance fund and depositors. The regulatory structure also gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies with respect to the classification of assets and the establishment of adequate loan loss reserves for regulatory purposes. Any change in such policies, whether by the OTS, the FDIC or the Congress, could have a material adverse impact on the Company, the Association and their operations. Assuming that the holding company form of organization is utilized, the Company, as a savings and loan holding company, will also be required to file certain reports with, and otherwise comply with the rules and regulations of the OTS and of the SEC under the federal securities laws.

     Certain of the regulatory requirements applicable to the Association and to the Company are referred to below or elsewhere herein. The description of statutory provisions and regulations applicable to savings associations set forth in this Prospectus do not purport to be complete descriptions of such statutes and regulations and their effects on the Association and the Company and is qualified in its entirety by reference to such statutes and regulations.

FEDERAL SAVINGS INSTITUTION REGULATION

     Business Activities. The activities of federal savings institutions are governed by the Home Owners' Loan Act, as amended (the "HOLA") and, in certain respects, the Federal Deposit Insurance Act ("FDI Act") and the regulations issued by the agencies to implement these statutes. These laws and regulations delineate the nature and extent of the activities in which federal associations may engage. In particular, many types of lending authority for federal associations, e.g., commercial, non-residential real property loans and consumer loans, are limited to a specified percentage of the institution's capital or assets.

     Loans-to-One Borrower. Under the HOLA, savings institutions are generally subject to the national bank limit on loans-to-one borrower. Generally, this limit is 15% of the Association's unimpaired capital and surplus, plus an additional 10% of unimpaired capital and surplus, if such loan is secured by readily-marketable collateral, which is defined to include certain financial instruments and bullion. At June 30, 1998, the Association's largest aggregate amount of loans-to-one borrower consisted of a $3.4 million real estate loan for a community development project.

     Qualified Thrift Lender Test. The HOLA requires savings institutions to meet a qualified thrift lender ("QTL") test. Under the QTL test, a savings association is required to qualify as a "domestic building and loan association" as that term is defined in the Code or maintain at least 65% of its "portfolio assets" (total assets less: (i) specified liquid assets up to 20% of total assets; (ii) intangibles, including goodwill; and (iii) the value of property used to conduct business) in certain "qualified thrift investments" (primarily residential mortgages and related investments, including certain mortgage-backed and related securities) in at least 9 months out of each 12-month period. A savings association that fails the QTL test must either convert to a bank charter or operate under certain restrictions. As of June 30, 1998, the Association met the QTL test. Recent legislation has expanded the extent to which education loans, credit card loans and small business loans may be considered as "qualified thrift investments."

     Limitation on Capital Distributions. OTS regulations impose limitations upon all capital distributions by a savings institution, such as cash dividends, payments to repurchase or otherwise acquire its shares, payments to shareholders of another institution in a cash-out merger and other distributions charged against capital. The rule establishes three tiers of institutions, which are based primarily on an institution's capital level. An institution that exceeds all fully phased-in regulatory capital requirements before and after a proposed capital distribution ("Tier 1 Bank") and has not been advised by the OTS that it is in need of more than normal supervision, could, after prior notice to, but without the approval of the OTS, make capital distributions during a calendar year equal to the greater of: (i) 100% of its net earnings to date during the calendar year plus the amount that would reduce by one-half its "surplus capital ratio" (the excess capital over its fully phased-in capital requirements) at the beginning of the calendar year; or (ii) 75% of its net earnings for the previous four quarters. Any additional capital distributions would require prior OTS approval. In the event the Association's capital fell below its capital requirements or the OTS notified it that it was in need of more than normal supervision, the Association's ability to make capital distributions could be restricted. In addition, the OTS could prohibit a proposed capital distribution by any institution, which would otherwise be permitted by the regulation, if the OTS determines that such distribution would constitute an unsafe or unsound practice.

     The OTS has proposed amendments to its capital distribution regulations which could conform OTS regulations to the existing requirements of other banking agencies, as well as simplify the existing OTS regulations. These proposed rules would eliminate the requirement of notifying the OTS when cash dividends of a certain amount will be paid for institutions that will remain at least adequately capitalized. However, applications for capital distributions will be required for all distributions over a specified amount. Notices will still be required for distributions that would reduce the amount of or retire common or preferred stock, or debt instruments included in the capital and for all capital distributions by savings associations in a holding company structure.

     Liquidity. The Association is required to maintain an average daily balance of specified liquid assets equal to a monthly average of not less than a specified percentage (currently 4%) of its net withdrawable deposit accounts plus short-term borrowings. Monetary penalties may be imposed for failure to meet these liquidity requirements. The Association's average liquidity ratio for the month ended June 30, 1998 was 9.40%, which exceeded the applicable requirements. The Association has never been subject to monetary penalties for failure to meet its liquidity requirements. See "Management's Discussion and Analysis of Financial Condition and Results of OperationsLiquidity and Capital Resources."

     Assessments. Savings institutions are required by regulation to pay assessments to the OTS to fund the agency's operations. The general assessment, paid on a semi-annual basis, is based upon the savings institution's total assets, including consolidated subsidiaries, as reported in the Association's latest quarterly Thrift Financial Report. The assessments paid by the Association for the year ended June 30, 1998 totaled $124,000.

     Branching. OTS regulations permit federally-chartered savings associations to branch nationwide under certain conditions. Generally, federal savings associations may establish interstate networks and geographically diversify their loan portfolios and lines of business. The OTS authority preempts any state law purporting to regulate branching by federal savings associations.

     Transactions with Related Parties. The Association's authority to engage in transactions with related parties or "affiliates" (i.e., any company that controls or is under common control with an institution, including the Company and any non-savings institution subsidiaries that the Company may establish) is limited by Sections 23A and 23B of the Federal Reserve Act ("FRA"). Section 23A restricts the aggregate amount of covered transactions with any individual affiliate to 10% of the capital and surplus of the savings institution and also limits the aggregate amount of transactions with all affiliates to 20% of the savings institution's capital and surplus. Certain transactions with affiliates are required to be secured by collateral in an amount and of a type described in
Section 23A and the purchase of low quality assets from affiliates is generally prohibited. Section 23B generally requires that certain transactions with affiliates, including loans and asset purchases, must be on terms and under circumstances, including credit standards, that are substantially the same or at least as favorable to the institution as those prevailing at the time for comparable transactions with non-affiliated companies. A savings association also is prohibited from extending credit to any affiliate engaged in activities not permitted for a bank holding company and may not purchase the securities of an affiliate (other than a subsidiary).

     Section 22(h) of the FRA restricts a savings association with respect to loans to directors, executive officers, and principal stockholders. Under
Section 22(h), loans to directors, executive officers and stockholders who control, directly or indirectly, 10% or more of voting securities of a savings association, and certain related interests of any of the foregoing, may not exceed, together with all other outstanding loans to such persons and affiliated entities, the savings association's total capital and surplus. Section 22(h) also prohibits loans above amounts prescribed by the appropriate federal banking agency to directors, executive officers, and shareholders who directly or indirectly control 10% or more of voting securities of a stock savings association, and their respective related interests, unless such loan is approved in advance by a majority of the board of directors of the savings association. Any "interested" director may not participate in the voting. The loan amount (which includes all other outstanding loans to such person) as to which such prior board of director approval is required, is the greater of $25,000 or 5% of capital and surplus or any loans over $500,000. Further, pursuant to Section 22(h), loans to directors, executive officers and principal shareholders must be made on terms substantially the same as offered in comparable transactions to other persons except for extensions of credit made pursuant to a benefit or compensation program that is widely available to the institution's employees and does not give preference to insiders over other employees. Section 22(g) of the FRA places additional limitations on loans to executive officers.

     Enforcement. Under the FDI Act, the OTS has primary enforcement responsibility over savings institutions and has the authority to bring action against all "institution-affiliated parties," including stockholders, and any attorneys, appraisers and accountants who knowingly or recklessly participate in wrongful action likely to have an adverse effect on an insured institution. Formal enforcement action may range from the issuance of a capital directive or cease and desist order to removal of officers or directors, receivership, conservatorship or termination of deposit insurance. Civil penalties cover a wide range of violations and can amount to $25,000 per day, or $1 million per day in especially egregious cases. Under the FDI Act, the FDIC has the authority to recommend to the Director of the OTS that enforcement action be taken with respect to a particular savings institution. If action is not taken by the Director, the FDIC has authority to take such action under certain circumstances. Federal and state law also establish criminal penalties for certain violations.

     Standards for Safety and Soundness. The FDI Act requires each federal banking agency to prescribe for all insured depository institutions standards relating to, among other things, internal controls, information systems and audit systems, loan documentation, credit underwriting, interest rate risk exposure, asset growth, and compensation, fees and benefits and such other operational and managerial standards as the agency deems appropriate. The federal banking agencies have adopted final regulations and Interagency Guidelines Establishing Standards for Safety and Soundness ("Guidelines") to implement these safety and soundness standards. The Guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. The Guidelines address internal controls and information systems;

internal audit system; credit underwriting; loan documentation; interest rate risk exposure; asset growth; asset quality; earnings; and compensation, fees and benefits. If the appropriate federal banking agency determines that an institution fails to meet any standard prescribed by the Guidelines, the agency may require the institution to submit to the agency an acceptable plan to achieve compliance with the standard, as required by the FDI Act. The final regulations establish deadlines for the submission and review of such safety and soundness compliance plans.

     Capital Requirements. The OTS capital regulations require savings institutions to meet three capital standards: a 1.5% tangible capital standard, a 3% leverage (core capital) ratio and an 8% risk based capital standard. Core capital is defined as common stockholder's equity (including retained earnings), certain non-cumulative perpetual preferred stock and related surplus, minority interests in equity accounts of consolidated subsidiaries less intangibles other than certain mortgage servicing rights ("MSRs") and credit card relationships. The OTS regulations require that, in meeting the leverage ratio, tangible and risk-based capital standards institutions generally must deduct investments in and loans to subsidiaries engaged in activities not permissible for a national bank. In addition, the OTS prompt corrective action regulation provides that a savings institution that has a leverage capital ratio of less than 4% (3% for institutions receiving the highest CAMEL examination rating) will be deemed to be "undercapitalized" and may be subject to certain restrictions. See "--Prompt Corrective Regulatory Action." The OTS has proposed to amend its capital regulations so that the leverage requirement is identical to the above prompt corrective standard to avoid "undercapitalized" status.

     The risk-based capital standard for savings institutions requires the maintenance of total capital (which is defined as core capital and supplementary capital) to risk-weighted assets of 8%. In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet assets, are multiplied by a risk-weight of 0% to 100%, as assigned by the OTS capital regulation based on the risks OTS believes are inherent in the type of asset. The components of core capital are equivalent to those discussed earlier under the 3% leverage standard. The components of supplementary capital currently include cumulative preferred stock, long-term perpetual preferred stock, mandatory convertible securities, subordinated debt and intermediate preferred stock and, within specified limits, the allowance for loan and lease losses. Overall, the amount of supplementary capital included as part of total capital cannot exceed 100% of core capital.

     The OTS has incorporated an interest rate risk component into its regulatory capital rule. The final interest rate risk rule also adjusts the risk-weighting for certain mortgage derivative securities. Under the rule, savings associations with "above normal" interest rate risk exposure would be subject to a deduction from total capital for purposes of calculating their risk-based capital requirements. A savings association's interest rate risk would be measured by the decline in the net portfolio value of its assets (i.e., the difference between incoming and outgoing discounted cash flows from assets, liabilities and off-balance sheet contracts) that would result from a hypothetical 200-basis point increase or decrease in market interest rates divided by the estimated economic value of the association's assets, as calculated in accordance with guidelines set forth by the OTS. A savings association whose measured interest rate risk exposure exceeds 2% must deduct an interest rate component in calculating its total capital under the risk-based capital rule. The interest rate risk component is an amount equal to one-half of the difference between the institution's measured interest rate risk and 2%, multiplied by the estimated economic value of the association's assets. That dollar amount is deducted from an association's total capital in calculating compliance with its risk-based capital requirement. Under the rule, there is a two quarter lag between the reporting date of an institution's financial data and the effective date for the new capital requirement based on that data. A savings association with assets of less than $300 million and risk-based capital ratios in excess of 12% is not subject to the interest rate risk component, unless the OTS determines otherwise. The rule also provides that the Director of the OTS may waive or defer an association's interest rate risk component on a case-by-case basis. The OTS has postponed indefinitely the date that the component will first be deducted from an institution's total capital.

     At June 30, 1998, the Association met each of its capital requirements, in each case on a fully phased-in basis. See "Regulatory Capital Compliance" for a table which sets forth in terms of dollars and percentages the OTS tangible, leverage and risk-based capital requirements, the Association's historical amounts and percentages at June 30, 1998, and pro forma amounts and percentages based upon the issuance of the shares within the Estimated Price Range and assuming that a portion of the net proceeds are retained by the Company.

PROMPT CORRECTIVE REGULATORY ACTION

     Under the OTS prompt corrective action regulations, the OTS is required to take certain supervisory actions against undercapitalized institutions, the severity of which depends upon the institution's degree of capitalization. Generally, a savings institution that has a total risk-based capital of less than 8.0% or a leverage ratio or a Tier 1 capital ratio that is less than 4.0% is considered to be undercapitalized. A savings institution that has a total risk-based capital less than 6.0%, a Tier 1 risk-based capital ratio of less than 3.0% or a leverage ratio that is less than 3.0% is considered to be "significantly undercapitalized" and a savings institution that has a tangible capital to assets ratio equal to or less than 2.0% is deemed to be "critically undercapitalized." Subject to a narrow exception, the banking regulator is required to appoint a receiver or conservator for an institution that is critically undercapitalized. The regulation also provides that a capital restoration plan must be filed with the OTS within 45 days of the date an association receives notice that it is "undercapitalized," "significantly undercapitalized" or "critically undercapitalized." Compliance with the plan must be guaranteed by any parent holding company. In addition, numerous mandatory supervisory actions may become immediately applicable to the institution depending upon its category, including, but not limited to, increased monitoring by regulators, restrictions on growth, and capital distributions and limitations on expansion. The OTS could also take any one of a number of discretionary supervisory actions, including the issuance of a capital directive and the replacement of senior executive officers and directors.

INSURANCE OF DEPOSIT ACCOUNTS

     The FDIC has adopted a risk-based insurance assessment system. The FDIC assigns an institution to one of three capital categories based on the institution's financial information, as of the reporting period ending seven months before the assessment period, consisting of (1) well capitalized, (2) adequately capitalized or (3) undercapitalized, and one of three supervisory subcategories within each capital group. The supervisory subgroup to which an institution is assigned is based on a supervisory evaluation provided to the FDIC by the institution's primary federal regulator and information which the FDIC determines to be relevant to the institution's financial condition and the risk posed to the deposit insurance funds. An institution's assessment rate depends on the capital category and supervisory category to which it is assigned. Assessment rates for SAIF member institutions currently range from 0 basis points to 27 basis points. The FDIC is authorized to raise the assessment rates in certain circumstances. The FDIC has exercised this authority several times in the past and may raise insurance premiums in the future. If such action is taken by the FDIC, it could have an adverse effect on the earnings of the Association. The Association's assessment rate for the year ended June 30, 1998 was 0.006% of assessable deposits.

     Under the FDI Act, insurance of deposits may be terminated by the FDIC upon a finding that the institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC or the OTS. The management of the Association does not know of any practice, condition or violation that might lead to termination of deposit insurance.

COMMUNITY REINVESTMENT ACT

     Federal Regulation. Under the Community Reinvestment Act, as amended ("CRA"), as implemented by OTS regulations, a savings association has a continuing and affirmative obligation consistent with its safe and sound operation to help meet the credit needs of its entire community, including low and moderate income neighborhoods. The CRA does not establish specific lending requirements or programs for financial institutions nor does it limit an institution's discretion to develop the types of products and services that it believes are best suited to its particular community, consistent with the CRA. The CRA requires the OTS, in connection with its examination of a savings institution, to assess the institution's record of meeting the credit needs of its community and to take such record into account in its evaluation of certain applications by such institution. The FIRREA amended the CRA to require the OTS to provide a written evaluation of an institution's CRA performance utilizing a four-tiered descriptive rating system, which replaced the five-tiered numerical rating system. The Association's latest CRA rating received from the OTS was "Outstanding."

FEDERAL HOME LOAN BANK SYSTEM

     The Association is a member of the FHLB System, which consists of 12 regional FHLBs. The FHLB provides a central credit facility primarily for member institutions. The Association, as a member of the FHLB, is required to acquire and hold shares of capital stock in the FHLB in an amount at least equal to 1% of the aggregate principal amount of its unpaid residential mortgage loans and similar obligations at the beginning of each year, or 1/20 of its advances (borrowings) from the FHLB, whichever is greater. The Association was in compliance with this requirement with an investment in FHLB stock at June 30, 1998 of $4.4 million. FHLB advances must be secured by specified types of collateral and all long-term advances may only be obtained for the purpose of providing funds for residential housing finance. At June 30, 1998, the Association had $44.8 million in FHLB advances.

     The FHLBs are required to provide funds for the resolution of insolvent thrifts and to contribute funds for affordable housing programs. These requirements could reduce the amount of dividends that the FHLBs pay to their members and could also result in the FHLBs imposing a higher rate of interest on advances to their members. For the years ended June 30, 1998, 1997 and 1996, dividends from the FHLB to the Association amounted to approximately $352,000, $330,000 and $261,000, respectively. If dividends were reduced, the Association's net interest income would likely also be reduced. Further, there can be no assurance that the impact of recent or future legislation on the FHLBs will not also cause a decrease in the value of the FHLB stock held by the Association.

FEDERAL RESERVE SYSTEM

     The Federal Reserve Board regulations require savings institutions to maintain non-interest-earning reserves against their transaction accounts. The Federal Reserve Board regulations generally require that reserves be maintained against aggregate transaction accounts as follows: for accounts aggregating $47.8 million or less (subject to adjustment by the Federal Reserve Board) the reserve requirement is 3%; and for accounts greater than $47.8 million, the reserve requirement is $1.4 million plus 10% (subject to adjustment by the Federal Reserve Board between 8% and 14%) against that portion of total transaction accounts in excess of $47.8 million. The first $4.7 million of otherwise reservable balances (subject to adjustment by the Federal Reserve Board) are exempted from the reserve requirements. The Association is in compliance with the foregoing requirements. Because required reserves must be maintained in the form of either vault cash, a non-interest-bearing account at a Federal Reserve Bank or a pass-through account as defined by the Federal Reserve Board, the effect of this reserve requirement is to reduce the Association's interest-earning assets. FHLB System members are also authorized to borrow from the Federal Reserve "discount window," but Federal Reserve Board regulations require institutions to exhaust all FHLB sources before borrowing from a Federal Reserve Bank.

HOLDING COMPANY REGULATION

     The Company, if utilized, will be a non-diversified unitary savings and loan holding company within the meaning of the HOLA. As such, the Company will be required to register with the OTS and will be subject to OTS regulations, examinations, supervision and reporting requirements. In addition, the OTS has enforcement authority over the Company and its non-savings institution subsidiaries. Among other things, this authority permits the OTS to restrict or prohibit activities that are determined to be a serious risk to the subsidiary savings institution. The Association must notify the OTS 30 days before declaring any dividend to the Company.

     As a unitary savings and loan holding company, the Company generally will not be restricted under existing laws as to the types of business activities in which it may engage, provided that the Association continues to be a QTL. See "--Federal Savings Institution Regulation--Qualified Thrift Lender Test" for a discussion of the QTL requirements. Upon any non-supervisory acquisition by the Company of another savings association, the Company would become a multiple savings and loan holding company (if the acquired institution is held as a separate subsidiary) and would be subject to extensive limitations on the types of business activities in which it could engage. The HOLA limits the activities of a multiple savings and loan holding company and its non-insured institution subsidiaries primarily to activities permissible for bank holding companies under Section 4(c)(8) of the Bank Holding Company Act, as amended (the "BHC Act"), subject to the prior approval of the OTS, and to other activities authorized by OTS regulation. Previously proposed legislation would have treated all savings and loan holding companies as bank holding companies and limit the activities of such companies to those permissible for bank holding companies.

     The HOLA prohibits a savings and loan holding company, directly or indirectly, or through one or more subsidiaries, from acquiring more than 5% of the voting stock of another savings institution, or holding company thereof, without prior written approval of the OTS; from acquiring or retaining, with certain exceptions, more than 5% of a non-subsidiary holding company or savings association. The HOLA also prohibits a savings and loan holding company from acquiring more than 5% of a company engaged in activities other than those authorized for savings and loan holding companies by the HOLA; or acquiring or retaining control of a depository institution that is not insured by the FDIC. In evaluating applications by holding companies to acquire savings institutions, the OTS must consider the financial and managerial resources and future prospects of the company and institution involved, the effect of the acquisition on the risk to the insurance funds, the convenience and needs of the community and competitive factors.

     The OTS is prohibited from approving any acquisition that would result in a multiple savings and loan holding company controlling savings institutions in more than one state, except: (i) the approval of interstate supervisory acquisitions by savings and loan holding companies, and (ii) the acquisition of a savings institution in another state if the laws of the state of the target savings institution specifically permit such acquisitions. The states vary in the extent to which they permit interstate savings and loan holding company acquisitions.

FEDERAL SECURITIES LAWS

     The Company has filed with the SEC a registration statement under the Securities Act for the registration of the Common Stock to be issued pursuant to the Conversion. The Company's Common Stock has been registered with the SEC under the Exchange Act. The Company is subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Exchange Act.

     The registration under the Securities Act of shares of the Common Stock to be issued in the Conversion does not cover the resale of such shares. Shares of the Common Stock purchased by persons who are not affiliates of the Company may be resold without registration. Shares purchased by an affiliate of the Company will be subject to the resale restrictions of Rule 144 under the Securities Act. If the Company meets the current public information requirements of Rule 144 under the Securities Act, each affiliate of the Company who complies with the other conditions of Rule 144 (including those that require the affiliate's sale to be aggregated with those of certain other persons) would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of (i) 1% of the outstanding shares of the Company or (ii) the average weekly volume of trading in such shares during the preceding four calendar weeks. Provision may be made in the future by the Company to permit affiliates to have their shares registered for sale under the Securities Act under certain circumstances.

                                 MANAGEMENT OF THE COMPANY

DIRECTORS OF THE COMPANY

     The Board of Directors of the Company is divided into three classes, each of which contains one-third of the Board. The directors shall be elected by the stockholders of the Company for staggered three year terms, or until their successors are elected and qualified. One class of directors, consisting of Messrs. Paul Watson, William Watson and Steven Lewis, has a term of office expiring at the first annual meeting of stockholders, a second class, consisting of Messrs. Thomas Humphries, Robert McGeough and Robert Grace, has a term expiring at the second annual meeting of stockholders and a third class, consisting of Messrs. George Gentithes and E. Jeffrey Rossi, has a term of office expiring at the third annual meeting of stockholders. It is currently intended that Directors of the Company will receive no additional fees for their services as Directors of the Company.

EXECUTIVE OFFICERS OF THE COMPANY

     The following individuals are executive officers of the Company and hold the offices set forth below opposite their names.

NAME                                          POSITION(S) HELD WITH THE COMPANY
----                                          ---------------------------------
Paul A. Watson                                Chairman of the Board of Directors
Steven R. Lewis                               President and Chief Executive Officer
Richard K. Smith                              Vice President - Treasurer
Mary Ann Roberts                              Corporate Secretary


     The executive officers of the Company are elected annually and hold office until their respective successors have been elected and qualified or until death, resignation, retirement or removal by the Board of Directors.

     Since the formation of the Company, none of the executive officers, Directors or other personnel has received remuneration from the Company. Information concerning the principal occupations, employment and other information concerning the directors and officers of the Company during the past five years is set forth under "Management of the Association--Biographical Information."

                         MANAGEMENT OF THE ASSOCIATION

DIRECTORS OF THE ASSOCIATION

     The Directors of the Company are also Directors of the Association. Upon consummation of the Conversion, the current Directors of the Association will become Directors of the stock-chartered Association. The following table sets forth certain information regarding the Board of Directors of the Association.

                                                                POSITION(S) HELD                     DIRECTOR            TERM
      NAME                             AGE(1)                WITH THE ASSOCIATION                      SINCE            EXPIRES
     -----                             ------                ---------------------                   --------           -------
Paul A. Watson                           66          Chairman of the Board of Directors                 1983              2001
George J. Gentithes                      65          Director                                           1989              2000
Robert P. Grace                          59          Director                                           1996              2001
Thomas M. Humphries                      53          Director                                           1990              1999
Steven R. Lewis                          40          Director, President and Chief                      1998              2001
                                                     Executive Officer
Robert S. McGeough                       67          Director                                           1973              1999
E. Jeffrey Rossi                         45          Director                                           1994              2000
William W. Watson                        71          Director                                           1993              2001

___________________
(1)     As of June 30, 1998.


EXECUTIVE OFFICERS OF THE ASSOCIATION WHO ARE NOT DIRECTORS

     The following table sets forth certain information regarding the executive officers of the Association who are not also directors.

                                                                           POSITION(S) HELD
           NAME                               AGE(1)                     WITH THE ASSOCIATION
           ----                               ------                    ---------------------
David J. Jenkins                                 60          Vice President-Lending Operations
R. Patrick Wilkinson                             50          Vice President-Retail Division
Richard K. Smith                                 40          Vice President-Treasurer
Brian Hoopes                                     40          Vice President - Bank Systems
Mary Ann Roberts                                 57          Secretary

__________________________
(1)     As of June 30, 1998.

     The executive officers of the Association are elected annually and will hold office in the converted Association until the annual meeting of the Board of Directors of the Association held immediately after the first annual meeting of stockholders of the Association subsequent to Conversion, and until their successors are elected and qualified or until death, resignation, retirement or removal by the Board of Directors. Officers are re-elected by the Board of Directors annually.

BIOGRAPHICAL INFORMATION

DIRECTORS OF THE ASSOCIATION

     Paul A. Watson is Chairman of the Board of Directors of the Association. Mr. Watson was elected to the Board of Directors of the Association in 1983 and has been Chairman of the Board since 1997. Prior to his retirement on December 31, 1996, Mr. Watson served as President and Chief Executive Officer of the Association since 1983. Mr. Watson is the brother of Mr. William Watson, a director of the Association.

     George J. Gentithes has served as a Director of the Association since 1989. Mr. Gentithes was owner and Chief Executive Officer of the Rapid Poulson Textile Service from 1976 until 1989, when he became a consultant for Clean Textile Service until 1994. He is currently a consultant for T.F. Industries, located in Warren, Ohio.

     Robert P. Grace has served as a Director of the Association since 1996.
Mr. Grace is Vice President and Chief Financial Officer of Salem Label Co., Salem, Ohio. Prior to assuming that position in May 1995, Mr. Grace was a principal in the accounting firm of Packer, Thomas & Co., since 1993, and was a partner in the accounting firm Ernst & Young from 1977 to 1993. Mr. Grace is a certified public accountant.

     Thomas M. Humphries has served on the Association's Board of Directors since 1990. Mr. Humphries is currently President of the Youngstown-Warren Regional Chamber of Commerce. Prior to taking that position in 1998, Mr. Humphries was a General Manager with Sprint Corp., a telecommunications corporation located in Warren, Ohio.

     Steven R. Lewis, a certified public accountant, is President and Chief Executive Officer of the Association. Mr. Lewis has been employed by the Association since 1983. He served as Vice President and Treasurer of the Association from 1985 until his promotion to Executive Vice President in 1995. He was elected President and Chief Executive Officer in 1997, and became a Director of the Association in January 1998. Mr. Lewis has a B.S. degree in Accounting from the University of Akron, and has an M.B.A. from Cleveland State University.

     Robert S. McGeough has served as a Director of the Association since 1973. Mr. McGeough was a partner with the law firm of Hoppe, Frey, Hewitt & Milligan from 1970 until 1997, when he became of counsel to the firm Harrington, Hoppe & Mitchell, located in Warren, Ohio. Harrington, Hoppe & Mitchell serves as the Association's legal counsel.

     E. Jeffrey Rossi joined the Association's Board of Directors in 1994. Mr. Rossi is principal of E.J. Rossi & Company, located in Youngstown and Warren, Ohio, where he is a life and health insurance broker. Mr. Rossi holds B.A. and J.D. degrees from The Catholic University of America. He is the immediate past Chairman of the Board of HM Health Services.

     William W. Watson has served as a Director of the Association since 1993. Prior to his retirement in 1991, Mr. Watson served as President of Trumbull Savings and Loan Association. Mr. Watson is the brother of Mr. Paul Watson, a director of the Association.

EXECUTIVE OFFICERS OF THE ASSOCIATION WHO ARE NOT DIRECTORS

     David J. Jenkins has been employed by the Association since 1969. From 1969 until 1982, Mr. Jenkins held various positions with the Association. In 1982, he was named Vice President-Secretary. He currently is responsible for overseeing all lending functions of the Association.

     R. Patrick Wilkinson has been with the Association since 1973. He served in various positions until he was named Vice President of the Retail Division in 1987. His responsibilities are primarily to plan, develop and implement policies and procedures in support of the Association's retail function, including branch operations and general services.

     Richard K. Smith, a certified public accountant, joined the Association in 1990 as Assistant Vice President-Financial. In January 1995, he was named Vice President-Treasurer. His primary areas of responsibility are overseeing financial and regulatory reporting, investment policy, interest rate risk policy and internal controls. Mr. Smith has Bachelor of Science degrees in Accounting and Industrial Management from the University of Akron.

     Brian E. Hoopes joined the Association in August 1998 as Vice President-Banking Systems. He was previously employed with Michelin Tire Corporation for the past 18 years in positions responsible for electronic data processing and financial operations. His most recent position there was Project Manager for the installation of a new financial software package in North America.

     Mary Ann Roberts has been with the Association since 1975. In 1981 she accepted the position of Executive Administrative Assistant. In August 1998 she was named the Corporate Secretary of the Association.

MEETINGS AND COMMITTEES OF THE BOARDS OF DIRECTORS OF THE ASSOCIATION AND THE COMPANY

     The Association's Board of Directors meets weekly and may have additional special meetings as may be called in the manner specified in the Bylaws. During the year ended June 30, 1998, the Board held fifty-two meetings. For the year ended June 30, 1998, no Director attended fewer than 75% in the aggregate of the total number of meetings of the Board or Committees on which such Director served.

     The Board of Directors of the Association has established the following committees:

     The Executive Committee consists of Messrs. Paul Watson, McGeough, Gentithes and Lewis. This committee acts upon such items that demand immediate attention between meetings of the Board of Directors. The committee meets on an as-needed basis and met one time in fiscal 1998.

     The Audit Committee consists of Messrs. Gentithes, Grace, Humphries and Rossi. The committee meets quarterly with the Internal Auditor to review material findings and general status, as well as to review proposed regulatory changes with regard to their impact on the Association.

     Additionally, the Board has established the following committees composed of directors and/or management: the Loan Committee, the Asset Classification Committee, the Human Resources Committee, the Long-Range Planning Committee, the Proxy Committee, the Pension and 401(k) Committee, the Investment Committee, the Technology Committee, the Asset Liability Committee, the CRA Committee, the Environmental Risk Committee, the Commercial Loan Committee and the Second Review Committee.

     The Board of Directors of the Company has established the following committees: the Audit Committee, consisting of Messrs. Gentithes, Grace, Humphries and Rossi; and the Compensation Committee consisting of Messrs. McGeough, Rossi, Gentithes and Humphries.

COMPENSATION OF DIRECTORS

     All outside Directors of the Association receive an annual retainer of $6,000. In addition, each outside director receives a fee of $300 ($350 for the Chairman of the Board) for each regular and special Board meeting which they attend. All outside Directors of the Association receive a fee of $90 ($150 in the case of the Audit Committee and the Asset Classification Committee) for each committee meeting attended.

DIRECTORS EMERITUS

     Pursuant to the Association's Bylaws, no person seventy-five years of age shall be eligible for election, reelection, appointment or reappointment to the Board of Directors, and no director shall serve as such beyond the annual meeting of the Association immediately following the director becoming seventy-two years of age. Any Director who retires because of such age limitation is eligible to be elected as advisor or emeritus director. Directors emeritus have no vote and receive fees as determined by resolution of the Directors of the Association. There is currently one director emeritus who receives an annual retainer of $6,600.

EXECUTIVE COMPENSATION

     Summary Compensation Table. The following table sets forth the cash compensation paid by the Association as well as certain other compensation paid or accrued for services rendered in all capacities during the fiscal year ended June 30, 1998, to the Chief Executive Officer. No other executive officers of the Association received salary and bonus in excess of $100,000.


 -----------------------------------------------------------------------------------------------------------------------------
                                                                                       LONG-TERM COMPENSATION
                                                                          -------------------------------------
                                        ANNUAL COMPENSATION(1)                      AWARDS              PAYOUTS
                                   ----------------------------------------------------------------------------
                                                           OTHER                          SECURITIES
                                                           ANNUAL          RESTRICTED     UNDERLYING     LTIP      ALL OTHER
NAME AND PRINCIPAL                                      COMPENSATION      STOCK AWARDS   OPTIONS/SARS   PAYOUTS   COMPENSATION
POSITIONS                    YEAR  SALARY($)  BONUS($)     ($)(2)             ($)            (#)          ($)        ($)(3)
------------------------------------------------------------------------------------------------------------------------------
Steven R. Lewis............  1998  $120,162   $12,480         -                -              -            -         $2,603
  President and Chief
   Executive Officer

_________________________
(1) Under Annual Compensation, the column titled "Salary" includes amounts deferred by the Chief Executive Officer under the Association's 401(k) Plan.
(2) For 1998, there were no (a) perquisites over the lesser of $50,000 or 10% of the individual's total salary and bonus for the year; (b) payments of above-market preferential earnings on deferred compensation; (c) payments of earnings with respect to long-term incentive plans prior to settlement or maturation; (d) tax payment reimbursements; or (e) preferential discounts on stock. For 1998, the Association had no restricted stock or stock-related plans in existence.
(3) Other compensation includes the Association's matching contribution under the Association's 401(k) Plan.

EMPLOYMENT AGREEMENTS

     Upon the Conversion, the Association and the Company intend to enter into employment agreements with Mr. Lewis (the "Executive") (collectively, the "Employment Agreements"). The Employment Agreements are subject to the review and approval of the OTS and may be amended as a result of such OTS review. Review of compensation arrangements by the OTS does not indicate, and should not be construed to indicate, that the OTS has passed on the merits of such arrangements. The Employment Agreements are intended to ensure that the Association and the Company will be able to maintain a stable and competent management base after the Conversion. The continued success of the Association and the Company depends to a significant degree on the skills and competence of Mr. Lewis. The Association does not currently hold "key man" life insurance on Mr. Lewis or any other executive officer.

     The Employment Agreements provide for a three-year term. The Association Employment Agreement provides that, commencing on the first anniversary date and continuing on each anniversary date thereafter, the Board of Directors may extend the agreement for an additional year so that the remaining term shall be three years, unless written notice of non-renewal is given by the Board of Directors after conducting a performance evaluation of the Executive. The terms of the Company Employment Agreement shall be extended on a daily basis, unless written notice of non-renewal is given by the Board of Directors. The Employment Agreements provide that the Executive's base salary will be reviewed annually. The base salary which will be effective for such Employment Agreements for Mr. Lewis will be $150,000. In addition to the base salary, the Employment Agreements provide for, among other things, participation in stock benefits plans and other fringe benefits applicable to executive personnel. The agreements provide for termination by the Association or the Company for cause, as defined in the Employment Agreements, at any time. In the event the Association or the Company chooses to terminate the Executive's employment for reasons other than for cause, or in the event of the Executive's resignation from the Association and the Company upon: (i) failure to re-elect the Executive to his current offices; (ii) a material change in the Executive's functions, duties or responsibilities; (iii) a relocation of the Executive's principal place of employment by more than 30 miles; (iv) a material reduction in the benefits and perquisites being provided to the Executive into the Employment Agreement, unless consented to by the Executive; (v) liquidation or dissolution of the Association or the Company; or (vi) a breach of the agreement by the Association or the Company, the Executive or, in the event of death, his beneficiary would be entitled to receive an amount equal to the remaining base salary payments due to the Executive for the remaining term of the Employment Agreement and the contributions that would have been made on the Executive's behalf to any employee benefit plans of the Association and the Company during the remaining term of the agreement. The Association and the Company would also continue and pay for the Executive's life, health, and dental coverage for the remaining term of the Agreement. Upon any termination of the Executive, the Executive is subject to a one year non-competition agreement.

     Under the Employment Agreements, if involuntary termination or under certain circumstances, voluntary termination follows a change in control of the Association or the Company, the Executive or, in the event of the Executive's death, his beneficiary, would be entitled to a severance payment equal to the greater of: (i) the payments due for the remaining terms of the agreement; or
(ii) three times the average of the five preceding taxable years' annual compensation. The Association and the Company would also continue the Executive's life, health and dental coverage for thirty-six months. Notwithstanding that both the Association and Company Employment Agreements provide for a severance payment in the event of a change in control, the Executive would only be entitled to receive a severance payment under one agreement.

     Payments to the Executive under the Association's Employment Agreement will be guaranteed by the Company in the event that payments or benefits are not paid by the Association. Payment under the Company's Employment Agreement would be made by the Company. All reasonable costs and legal fees paid or incurred by the Executive pursuant to any dispute or question of interpretation relating to the Employment Agreements shall be paid by the Association or Company, respectively, if the Executive is successful on the merits pursuant to a legal judgment, arbitration or settlement. The Employment Agreements also provide that the Association and Company shall indemnify the Executive to the fullest extent allowable under Federal and Delaware law, respectively. In the event of a change in control of the Association or the Company, the total amount of payments due under the Agreements, based solely on the base salary to be paid to Mr. Lewis effective upon consummation of the Conversion excluding any benefits under any employee benefit plan which may be payable, would be approximately $450,000.

CHANGE IN CONTROL AGREEMENTS

     Upon Conversion, the Association and the Company intend to enter into two-year Change in Control Agreements (the "CIC Agreements") with five executive officers of the Association, none of whom will be covered by employment contracts. Commencing on the first anniversary date and continuing on each anniversary thereafter, the Association CIC Agreements may be renewed by the Board of Directors of the Association for an additional year. The Company CIC Agreements shall be extended on a daily basis unless written notice of non-renewal is given by the Board of Directors. The CIC Agreements will provide that in the event involuntary termination or, in certain circumstances, voluntary termination follows a change in control of the Company or the Association, the officer would be entitled to receive a severance payment equal to two times the officer's average annual compensation for the five most recent taxable years preceding termination. The Company and the Association would also continue and pay for the officer's life and health coverage for 24 months following termination. In the event of a change in control of the Company or the Association, the total payments that would be due under the CIC Agreements, based solely on the current annual compensation paid to the officers covered by the CIC Agreements and excluding any benefits under any employee benefit plan which may be payable, would be approximately $702,000.

EMPLOYEE SEVERANCE COMPENSATION PLAN

     The Association's Board of Directors intends to, upon Conversion, establish the First Federal Savings and Loan Association of Warren Employee Severance Compensation Plan ("Severance Plan") which will provide eligible employees with severance pay benefits in the event of a change in control of the Association or the Company following Conversion. Management personnel with Employment Agreements or CIC Agreements are not eligible to participate in the Severance Plan. Generally, employees are eligible to participate in the Severance Plan if they have completed at least one year of service with the Association. The Severance Plan vests in each participant a contractual right to the benefits such participant is entitled to thereunder. Under the Severance Plan, in the event of a change in control of the Association or the Company, eligible employees who are terminated from or terminate their employment within one year (for reasons specified under the Severance Plan), will be entitled to receive a severance payment. If the participant, whose employment has terminated, has completed at least one year of service, the participant will be entitled to a cash severance payment equal to one-twelfth of annual compensation for each year of service up to a maximum of 100% of annual compensation. Such payments may tend to discourage takeover attempts by increasing costs to be incurred by the Association in the event of a takeover. The Severance Plan is an unfunded plan that will be paid out of retained earnings.

INSURANCE PLANS

     All full-time employees of the Association, upon completion of the applicable introductory period, are covered as a group for comprehensive hospitalization, including major medical and long-term disability insurance. Life insurance is also provided to employees and directors.

BENEFIT PLANS

     Retirement Plan. The Association sponsors a defined benefit pension plan known as the First Federal Savings and Loan Association of Warren Defined Benefit Pension Plan ("Retirement Plan"). The Retirement Plan is intended to satisfy the tax qualification requirements of Section 401(a) of the Code.

     Employees are eligible to participate in the Retirement Plan on the April 1 or October 1 coincident with or otherwise next following the later of an employee's 21/st/ birthday and the one year anniversary of the employee's date of employment, regardless of the number of hours of service credited. The Retirement Plan defines "Employee" as any individual employed by the Association or its affiliates or any leased employee who is deemed to be an employee under
Section 414(n) of the Code but excludes any person who is an independent contractor.

     The Retirement Plan provides for a normal retirement benefit to participants upon retirement at or after the later of (i) attainment of age 65 or (ii) the fifth anniversary of initial participation in the plan. The annual normal retirement benefit for a participant under the Retirement Plan equals 45% of a participant's "Average Monthly

Compensation" (as defined in the plan) plus 16% of the participant's "Average Monthly Compensation" in excess of one-twelfth "Covered Compensation" (as defined in the plan). However, if projected years of service to normal retirement age are less than twenty-five, the percentage of Average Monthly Compensation and the excess percentage will be reduced by one-twenty-fifth for each year of service less than twenty-five.

     A participant may also become eligible to receive an early retirement benefit upon the (i) attainment of age 60; and (ii) completion of 15 years of service. Early retirement benefits are generally calculated in the same manner as a participant's normal retirement benefits but may be actuarially reduced if paid prior to the participant's "Normal Retirement Date" (as defined by the plan). Participants generally become vested in their benefits under the Retirement Plan upon completing at least five years of Service.

     The plan generally pays benefits in the form of a straight life annuity with respect to unmarried participants and in the form of a joint and 50% survivor annuity (with the spouse as designated beneficiary) for married participants. Other forms of benefit payments, including a lump sum, are available under the Retirement Plan.

     The following table sets forth the estimated annual benefits payable under the Retirement Plan upon a participant's retirement at age 65 under the most advantageous plan provisions available at various levels of compensation and years of service. Covered compensation under the Retirement Plan basically includes the base salary for participants, and does not consider any cash bonus amounts. The benefits listed in the table below for the Retirement Plan are not subject to a deduction for social security benefits or any other offset amount.


                                          YEARS OF SERVICE
FINAL AVERAGE     ---------------------------------------------------------------
 COMPENSATION         15         20         25         30         35         40
-------------     --------   --------   --------   --------   --------   --------
     $ 20,000      $ 5,400    $ 7,200    $ 9,000    $ 9,000    $ 9,000    $ 9,000
       30,000        8,100     10,800     13,500     13,500     13,500     13,500
       50,000       13,500     18,000     22,500     22,500     22,500     22,500
       75,000       21,102     28,137     35,171     35,171     35,171     35,171
      100,000       30,252     40,337     50,421     50,421     50,421     50,421
      150,000       48,552     64,737     80,921     80,921     80,921     80,921
      200,000       52,212     69,617     87,021     87,021     87,021     87,021
      250,000       52,212     69,617     87,021     87,021     87,021     87,021
      300,000       52,212     69,617     87,021     87,021     87,021     87,021
      and over (1)

-----------
(1) Under current law, the final average compensation for computing benefits under the Retirement Plan cannot exceed $160,000 (indexed for inflation).


       The approximate years of service, as of June 30, 1998, for the named executive officer is as follows:


       NAMED EXECUTIVE OFFICER             YEARS OF SERVICE
       -----------------------             ----------------
       Steven R. Lewis                           14


       401(k) Plan. The Association also sponsors the First Federal Savings and Loan Association of Warren 401(k) Savings Plan ("401(k) Plan"), a tax-qualified profit sharing and salary reduction plan under Sections 401(a) and 401(k) of the Code. Generally, employees other than employees who are collective bargaining unit employees and employees who are non-resident aliens become eligible to participate in the 401(k) Plan upon the attainment of age 21 and the completion of one year of service. Under the 401(k) Plan, participants may make salary reduction contributions equal to 2% to 12% of their compensation or the legally permissible limit (currently $10,000). The Association matches of the compensation deferred by a participant with respect to amounts deferred up to 4% of annual compensation.

     Participants are always 100% vested in their salary reduction contributions. Participants become 100% vested in Association matching contributions after the completion of five years of service with the Association. A participant who terminates employment due to death, disability, or retirement immediately becomes fully vested in the Association's matching contributions credited to his or her account regardless of the participant's years of service. A participant's vested portion of his or her 401(k) Plan account is distributable from the 401(k) Plan upon the termination of the participant's employment, death, disability or retirement. In addition, a participant may be eligible for hardship withdrawals and loans under the 401(k) Plan. Any distribution made to a participant prior to the participant's attainment of age 59 is subject to a 10% excise tax in addition to federal income taxes. The Board of Directors may at any time discontinue the Association's contributions to employee accounts. For the years ended June 30, 1998, 1997 and 1996, the Association's matching contributions to the 401(k) Plan were $56,000, $52,000 and $48,000, respectively.

     The 401(k) Plan currently permits participants to invest their 401(k) Plan account balances in several types of investment funds. In connection with the Conversion, the Association has amended the 401(k) Plan to permit plan participants to invest their account balances in Company Common Stock through an employer stock fund (the "Employer Stock Fund.") The Employer Stock Fund will be invested primarily in shares of Common Stock. Participants may use their subscription rights to purchase stock in the Conversion but may not purchase more than $250,000 in aggregate value of the Common Stock in the Conversion (subject to the maximum overall purchase liability). A participant's ability to divert all or some of his vested account to purchase Common Stock in the Offering will be dependent upon such individual being an Eligible Account Holder, Supplemental Eligible Account Holder or Other Member. The trustee may follow the voting directions of 401(k) Plan participants investing in the Employer Stock Fund; provided that the trustee determines such voting is consistent with its fiduciary duties.

     ESOP. In connection with the Conversion, the Association also intends to implement an employee stock ownership plan ("ESOP"). An ESOP is a tax-qualified retirement plan designed to invest primarily in employer securities. The Association will make contributions to the ESOP on behalf of all ESOP participants. The ESOP will provide eligible employees with the opportunity to receive a Association funded retirement benefit based on the value of the Common Stock. The Association anticipates that the eligibility requirements for the ESOP will be similar to those of the 401(k) Plan.

     The ESOP intends to purchase 8.0% of the Common Stock issued in connection with the Conversion, including shares issued to the Foundation. As part of the Conversion and in order to fund the ESOP's purchase of the Common Stock to be issued in the Conversion, the ESOP intends to borrow funds from the Company equal to 100% of the aggregate purchase price of the Common Stock to be purchased by the ESOP. Alternatively, the Company and Association may choose to fund the ESOP's purchase of stock through a loan from a third party financial institution. The Common Stock purchased by the ESOP with the loan proceeds will serve as collateral for the loan, as described below. Based on the sale of 6,709,135 shares or 9,077,065 shares at the minimum and maximum of the Estimated Price Range, and the issuance of shares to the Foundation, the amount of the loan to the ESOP would be $5.8 million or $7.8 million, respectively (or
$9.0 million if the Estimated Price Range is increased by 15%). The term of the ESOP loan will be 15 years and the trustee will repay the loan principally from the Company's or the Association's contributions to the ESOP in fifteen equal annual installments of principal. The Association may use matching contributions made with respect to ESOP participants' 401(k) salary reduction contributions and other discretionary contributions to meet the ESOP loan obligations. Additionally, any dividends that may be paid on unallocated stock held by the ESOP will also be used to repay the ESOP loan. Subject to receipt of any necessary regulatory approvals or opinions, the Association may make additional contributions to the ESOP for repayment of the loan or to reimburse the Company for contributions made by it. The interest rate for the loan is expected to be at or near the prime rate, which currently is 8.0%.

     Shares of Common Stock purchased by the ESOP with the loan proceeds will initially be pledged as collateral for the loan, and will be held in a suspense account until released for allocation among participants as the loan is repaid. The trustee will release the pledged shares annually from the suspense account in an amount proportional to the repayment of the ESOP loan for each plan year. The released shares will then be allocated to the accounts of ESOP participants as follows: First, for each eligible ESOP participant, a portion of the shares released for the plan year will be allocated to a special "matching" account under the ESOP equal in value to the amount of matching contribution, if any, and/or if applicable, that such participant would be entitled to under the terms of the 401(k) Plan for the plan year. Second, the remaining shares which have been released for the plan year will be allocated to each eligible participant's general ESOP account based on the ratio of each such participant's base compensation to the total base compensation of all eligible ESOP participants. Participants will vest in their ESOP account at a rate of 20% annually commencing after the completion of two years of service, with 100% vesting upon the completion of six years of service. Participants will also become fully vested in their accounts if their service terminates due to death, retirement, disability, or upon the occurrence of a change in control. The ESOP may reallocate forfeitures among remaining participants, in the same proportion as contributions. Benefits under the ESOP will become payable upon death, retirement, early retirement, or separation from service. The annual contributions to the ESOP are not fixed, so benefits payable under the ESOP cannot be estimated.

     In connection with the establishment of the ESOP, the Board of Directors will appoint a Committee of the Board of Directors and officers of the Association to administer the ESOP (the "ESOP Committee"). The Association anticipates that this Committee will appoint an unrelated trustee for the ESOP and the 401(k) Plan Employer Stock Fund prior to the Conversion. The ESOP Committee may instruct the trustee regarding investment of funds contributed to the ESOP and the 401(k) Plan Employee Stock Fund. The ESOP trustee, subject to its fiduciary duties, must vote all allocated shares held in the ESOP in accordance with the instructions of the participating employees. Subject to its fiduciary duties under ERISA, the trustee will vote unallocated shares and allocated shares for which participants provide no instructions in a manner calculated to most accurately reflect the instructions it has received from participants regarding the allocated stock for which it has received instructions.

     Stock Option Plan. Following the Conversion, the Board of Directors of the Company intends to adopt a stock-based benefit plan which would provide for the granting of options to purchase Common Stock to certain individuals. Currently, the Company anticipates granting stock options under a single Stock Option Plan covering full-time employees and outside directors of the Company and its affiliates. However, it is possible that the Company may establish a separate option plan solely for outside directors. At a meeting of stockholders of the Company following the Conversion, which under applicable regulations may not be held earlier than six months after the completion of the Conversion, the Board of Directors intends to present the Stock Option Plan to stockholders for approval. The Company anticipates reserving an amount equal to 10% of the shares of Common Stock issued in the Conversion, including shares issued to the Foundation (or 977,500 shares based upon the issuance of 9,775,000 shares), for issuance under the Stock Option Plan. No specific award determinations have been made at this date.

     The Company intends to design the stock option benefits provided under the Stock Option Plan to attract and retain qualified personnel in key positions, provide officers and key employees with a proprietary interest in the Company as an incentive to contribute to the success of the Company and reward key employees for outstanding performance. The Company may condition the granting or vesting of stock options on the achievement of individual or Company-wide performance goals, including the achievement by the Company or the Association of specified levels of net income, asset growth, return on equity or other specific financial performance goals. The Company anticipates that the Stock Option Plan will provide for the grant of: (i) options for employees to purchase the Company's Common Stock intended to qualify as incentive stock options under Section 422 of the Code ("Incentive Stock Options"); (ii) options for all participants that do not qualify as Incentive Stock Options ("Non-Statutory Stock Options"); and (iii) Limited Rights (discussed below) which participants may exercise only upon a change in control of the Association or the Company. Unless sooner terminated, the Stock Option Plan will be in effect for a period of ten years from the earlier of adoption by the Board of Directors or approval by the Company's stockholders. If such plan is adopted within one year after Conversion, OTS regulations provide that no individual officer or employee of the Association may receive more than 25% of the stock options available under the Stock Option Plan (or any separate plan for officers and employees) and non-employee directors may not receive more than 5% individually, or 30% in the aggregate, of the stock options available under the Stock Option Plan (or any separate plan for directors). The Company intends to grant options with Limited Rights under the Stock Option Plan at an exercise price equal to the fair market value of the underlying Common Stock on the date of grant. Subject to any applicable regulations, upon exercise of Limited Rights in the event of a change in control, the employee will be entitled to receive a lump sum cash payment equal to the difference between the exercise price of the related option and the fair market value of the shares of common stock subject to the option on the date of exercise of the right in lieu of purchasing the stock underlying the option. The Company anticipates that all options granted contemporaneously with stockholder approval of the Stock Option Plan will qualify as Incentive Stock Options to the extent permitted under Section 422 of the Code.

     A committee of the Board of Directors will administer the Stock Option Plan and will determine which officers and employees may receive options and Limited Rights, whether such options will qualify as Incentive Stock Options, the number of shares subject to each option, the exercise price of each option, the manner of exercise of the options and the time when such options become exercisable.

     If the Company adopts an option plan in the form described above, an employee will not realize taxable income upon grant or exercise of any Incentive Stock Option, provided that the employee does not dispose of the shares received through the exercise of such option for at least one year after the date the employee receives the stock in connection with the option exercise and two years after the date of grant of the option (a "disqualifying disposition"). The Company may not take a compensation expense deduction with respect to the grant or exercise of Incentive Stock Options, unless the employee disposes of the shares in a disqualifying disposition. In the case of a Non-Statutory Stock Option and in the case of a disqualifying disposition of an Incentive Stock Option, an employee will be deemed to receive ordinary income upon exercise of the stock option in an amount equal to the amount by which the fair market value of the Common Stock on the date of exercise exceeds the exercise price of the option. The amount of taxable income realized by an optionee upon the exercise of a Non-Statutory Stock Option or due to a disqualifying disposition of shares acquired through the exercise of an Incentive Stock Option are a deductible expense for tax purposes by the Company. Upon the exercise of a Limited Right, the option holder realizes taxable income equal to the amount paid to him or her upon exercise of the right and the Company receives a deduction equal to that same amount.

     Stock options under an option plan adopted by the Company would become vested and exercisable in the manner specified by the committee responsible for administering the plan, subject to applicable regulations. If the Stock Option Plan (or any separate plans for employees and directors) is adopted within one year after the Conversion, awards would become vested and exercisable subject to applicable OTS regulations, which such regulations require that any awards begin vesting not earlier than one year from the date of shareholder approval of the plan and, thereafter, vest at a rate of no more than 20% per year and may not be accelerated except in case of death or disability. The Company anticipates options granted in connection with the Stock Option Plan will remain exercisable for at least three months following the date on which the employee ceases to perform services for the Association or the Company, except that in the event of death or disability, in which cases options accelerate and become fully vested and remain exercisable for up to one year thereafter, or such longer period as determined by the Company. However, any Incentive Stock Options exercised more than three months following the date the employee ceases to perform services as an employee, other than termination due to death or disability, would be treated for tax purposes as a Non-Statutory Stock Option. The Company also anticipates that in the event of retirement, if the optionee continues to perform services as a Director, Director Emeritus or consultant on behalf of the Association, the Company or an affiliate, unvested options would continue to vest in accordance with their original vesting schedule until the optionee ceases to serve as a Director, Director Emeritus or consultant. If the Stock Option Plan is adopted in the form described above, the Company, if requested by the optionee, could elect, in exchange for vested options, to pay the optionee, or beneficiary in the event of death, the amount by which the fair market value of the Common Stock exceeds the exercise price of the options on the date of the employee's termination of employment.

     All options granted to outside directors under an option plan must, by law, be Non-Statutory Stock Options and would vest and become exercisable in a manner specified by the committee, subject to applicable regulations, and would expire upon the earlier of ten years following the date of grant or one year following the date the optionee ceases to be a director, director emeritus, advisory director or consultant. In the event of the death or disability of a participant, all previously granted options would immediately vest and become fully exercisable.

     Subject to any applicable regulations, the Stock Option Plan (or any separate plan for employees and directors) described above may be amended subsequent to the expiration of the one-year period to provide for accelerated vesting of previously granted options in the event of a change in control of the Company or the Association. A change in control would be defined in the plan document and would generally occur when a person or group of persons acting in concert acquires beneficial ownership of 20% or more of any class of equity security of the Company or the Association or in the event of a tender or exchange offer, merger or other form of business combination, sale of all or substantially all of the assets of the Company or the Association or contested election of directors which resulted in the replacement of a majority of the Board of Directors by persons not nominated by the directors in office prior to the contested election.

     Stock Program. Following the Conversion, the Company intends to establish the Stock Program which would provide for the grant of stock awards to officers, employees and non-employee directors of the Association and Company as a method of providing officers, employees and non-employee directors with a proprietary interest in the Company in a manner designed to encourage such persons to remain with the Association. The benefits under the Stock Program may be provided for under either a separate plan for officers and employees and a separate plan for outside directors or may be combined with the Stock Option Plan. The Company intends to present the Stock Program for stockholder approval at a meeting of stockholders, which pursuant to applicable regulations, the Company may hold no earlier than six months after the completion of the Conversion.

     The Association or Company expects to contribute funds to the Stock Program to enable such plan to acquire, in the aggregate, an amount equal to 4% of the shares of Common Stock issued in the Conversion, including shares issued to the Foundation (or 391,000 shares based upon the issuance of 9,775,000 shares).
The Company will acquire these shares through open market purchases, if permitted, or from authorized but unissued shares. Although no specific award determinations have been made at this date, the Company anticipates that it will provide stock awards to the directors and employees of the Company or Association or their affiliates to the extent permitted by applicable regulations. If such plan is adopted within one year after Conversion, OTS regulations provide that no individual officer or employee of the Association may receive more than 25% of the stock awards available under the Stock Program (or any separate plan for officers and employees) and non-employee directors may not receive more than 5% individually, or 30% in the aggregate, of the stock awards available under the Stock Program (or any separate plan for directors). Shares of Common Stock granted pursuant to the Stock Program will be awarded at no cost to the recipients.

     A committee of the Board of Directors will administer the Stock Program. Stock awards will not be transferable or assignable. The Board intends to appoint an independent fiduciary to serve as trustee of a trust established pursuant to the Stock Program. The Company may make allocations and grants to officers and employees under the Stock Program in the form of non performance-based grants and/or performance-based grants. The Company may make the granting or vesting of stock awards under the Stock Program conditioned upon the achievement of individual or Company-wide performance goals, including the Company's or Association's achievement of specified levels of net income, return on assets, return on equity or other specified financial performance goals and will be subject to applicable regulations. If the Stock Program (or any separate plans for employees and directors) is adopted within one year after the Conversion, awards would become vested subject to applicable OTS regulations, which such regulations require that any awards begin vesting not earlier than one year from the date of shareholder approval of the plan and, thereafter, vest at a rate of no more than 20% per year and may not be accelerated except in case or death or disability.

     In the event of death, stock awards will become 100% vested. In the event of disability, stock awards would be 100% vested upon termination of employment of an officer or employee, or upon termination of service as a director. In the event of retirement, if the participant continues to perform services as a Director, Director Emeritus or consultant on behalf of the Association, the Company or an affiliate or, in the case of a retiring Director, Director Emeritus or as a consulting director, unvested stock awards will continue to vest in accordance with their original vesting schedule until the recipient ceases to perform such services at which time any unvested stock awards would lapse.

     Subject to any applicable regulations, the Stock Program described above may be amended subsequent to the expiration of the one-year period to provide for accelerated vesting of shares granted under the Stock Program in the event of a change in control of the Association or Company. A change in control, which will be defined in the plan document, generally occurs when a person or group of persons acting in concert acquires beneficial ownership of 20% or more of a class of equity securities of the Company or the Association or in the event of a tender or exchange offer, merger or other form of business combination, sale of all or substantially all of the assets of the Company or the

Association or contested election of directors which results in the replacement of a majority of the Board of Directors by persons not nominated by the directors in office prior to the contested election.

     When shares become vested in accordance with the Stock Program described above, the participants will recognize taxable income equal to the fair market value of the Common Stock at that time. The Company may take a deduction equal to that amount for the year in which it becomes taxable to the individual. When shares become vested and are actually distributed in accordance with the Stock Program, the participants also receive amounts equal to any accrued dividends with respect thereto. Prior to vesting, recipients of grants may direct the voting of the shares awarded to them. Shares not subject to grants and shares allocated subject to the achievement of performance goals will be voted by the trustee of the Stock Program in accordance to the directions provided by individuals with respect to shares subject to grants. Vested shares will be distributed to recipients as soon as practicable following the day on which they are vested.

     In the event that additional authorized but unissued shares are acquired by the Stock Program after the Conversion, the interests of existing shareholders would be diluted. See "Pro Forma Data."

TRANSACTIONS WITH CERTAIN RELATED PERSONS

     Federal regulations require that all loans or extensions of credit to executive officers and directors must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with the general public and must not involve more than the normal risk of repayment or present other unfavorable features. In addition, loans made to a director or executive officer in excess of the greater of $25,000 or 5% of the Association's capital and surplus (up to a maximum of $500,000) must be approved in advance by a majority of the disinterested members of the Board of Directors.

     The Association offers directors, officers and full-time employees of the Association who satisfy certain criteria and the general underwriting standards of the Association, mortgage loans with interest rates which may be up to 1% below the rates offered to the Association's other customers, the Employee Loan Rate ("ELR"). The program also offers a 3/4% interest rate discount on motor vehicle loans (other than motorcycles). Loan application fees are waived for all ELR loans. The ELR normally ceases upon termination of employment. Upon termination of the ELR, the interest rate reverts to the contract rate in effect at the time that the loan was originated. All other terms and conditions contained in the original mortgage and note continue to remain in effect. With the exception of ELR loans, the Association currently makes loans to its executive officers, directors and employees on the same terms and conditions offered to the general public. Loans made by the Association to its directors and executive officers are made in the ordinary course of business, on substantially the same terms , including collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than the normal risk of collectibility or present other unfavorable features. As of June 30, 1998, eight of the Association's executive officers or directors had loans with outstanding balances totaling $862,000 in the aggregate. All such loans were made by the Association in the ordinary course of business, with no favorable terms (except for ELR loans) and such loans do not involve more than the normal risk of collectibility or present unfavorable features.

     The Company intends that all transactions between the Company and its executive officers, directors, holders of 10% or more of the shares of any class of its Common Stock and affiliates thereof, will contain terms no less favorable to the Company than could have been obtained by it in arms-length negotiations with unaffiliated persons and will be approved by a majority of independent outside directors of the Company not having any interest in the transaction.

SUBSCRIPTIONS OF EXECUTIVE OFFICERS AND DIRECTORS

     The following table sets forth the number of shares of Common Stock that the executive officers and directors, and their associates, propose to purchase, assuming shares of Common Stock are issued at the minimum and maximum of the Estimated Price Range (including shares issued to the Foundation) and that sufficient shares will be available to satisfy their subscriptions. The table also sets forth the total expected beneficial ownership of Common Stock as to all directors and executive officers as a group.

                                                                                       AT THE MAXIMUM
                                                          AT THE MINIMUM                   OF THE
                                                         OF THE ESTIMATED             ESTIMATED PRICE
                                                          PRICE RANGE(1)                   RANGE(1)
                                                     --------------------------   -------------------------
                                                                   AS A PERCENT                AS A PERCENT
                                                         NUMBER      OF SHARES       NUMBER      OF SHARES
                   NAME                   AMOUNT       OF SHARES     ISSUED(2)     OF SHARES     ISSUED(2)
-----------------------------------   ------------   ------------  ------------   ------------  -----------

Paul A. Watson.....................     $  525,000       52,500       0.73%          52,500        0.54%

George J. Gentithes................        600,000       60,000       0.83           60,000        0.61

Robert P. Grace....................        250,000       25,000       0.35           25,000        0.26

Thomas M. Humphries................        250,000       25,000       0.35           25,000        0.26

Steven R. Lewis....................        400,000       40,000       0.55           40,000        0.41

Robert S. McGeough.................        250,000       25,000       0.35           25,000        0.26

E. Jeffrey Rossi...................        400,000       40,000       0.55           40,000        0.41

William W. Watson..................        375,000       37,500       0.52           37,500        0.38

All directors and executive officers
  as a group (12 persons)..........     $3,570,000      357,000       4.94%         357,000        3.65%
                                      ============   ==========  =========       ==========  ==========

______________________
(1) Includes proposed subscriptions, if any, by associates. Does not include orders by the ESOP. Intended purchases by the ESOP are expected to be 8% of the shares issued in the Conversion, including shares issued to the Foundation. Also does not include shares to be contributed to the Foundation equal to approximately 7.7% of the Common Stock sold, Common Stock which may be awarded under the Stock Program to be adopted equal to 4% of the Common Stock issued in the Conversion, including shares issued to the Foundation, and Common Stock which may be purchased pursuant to options which may be granted under the Stock Option Plan equal to 10% of the number of shares of Common Stock issued in the Conversion, including shares issued to the Foundation.
(2) Includes shares issued to the Foundation.

                                 THE CONVERSION

     THE BOARD OF DIRECTORS OF THE ASSOCIATION AND THE OTS HAVE APPROVED THE PLAN OF CONVERSION, SUBJECT TO APPROVAL BY THE MEMBERS OF THE ASSOCIATION ENTITLED TO VOTE ON THE MATTER AND THE SATISFACTION OF CERTAIN OTHER CONDITIONS. SUCH OTS APPROVAL, HOWEVER, DOES NOT CONSTITUTE A RECOMMENDATION OR ENDORSEMENT OF THE PLAN BY SUCH AGENCY.

GENERAL

     The Association's Board of Directors, on June 15, 1998, unanimously adopted, subject to approval by the OTS, the Plan pursuant to which the Association will be converted from a federally-chartered mutual savings association to a federally-chartered capital stock savings association. It is currently intended that all of the outstanding capital stock of the Association will be held by the Company, which has been incorporated under Delaware law. The Plan was approved by the OTS, subject to, among other things, approval of the Plan by the Association's members. The Special Meeting has been called for this purpose to be held on December 22, 1998.

     The Company has applied for and expects to receive the approval from the OTS to become a savings and loan holding company and to acquire all of the Common Stock of the Association to be issued in the Conversion. The Company plans to purchase the shares of issued and outstanding capital stock of the Association in exchange for 50% of the net proceeds and retain the remaining net proceeds. The Conversion will be effected only upon completion of the sale of all of the shares of Common Stock of the Company or the Association, if the holding company form of organization is not utilized, to be issued pursuant to the Plan.

     The Plan provides that the Board of Directors of the Association may, at any time prior to the issuance of the Common Stock and for any reason, decide not to use a holding company form. Such reasons may include possible delays resulting from overlapping regulatory processing or policies which could adversely affect the Association's or the Company's ability to consummate the Conversion and transact its business as contemplated herein and in accordance with the Association's operating policies. In the event such a decision is made, the Association will withdraw the Company's registration statement from the SEC and take steps necessary to complete the Conversion without the Company, including filing any necessary documents with the OTS. In such event, and provided there is no regulatory action, directive or other consideration upon which basis the Association determines not to complete the Conversion, if permitted by the OTS, the Association will issue and sell the Common Stock of the Association and subscribers will be notified of the elimination of a holding company and resolicited (i.e., be permitted to affirm their orders, in which case they will need to affirmatively reconfirm their subscriptions prior to the expiration of the resolicitation offering or their funds will be promptly refunded with interest at the Association's passbook rate of interest; or be permitted to modify or rescind their subscriptions), and notified of the time period within which the subscriber must affirmatively notify the Association of his intention to affirm, modify or rescind his subscription. The following description of the Plan assumes that a holding company form of organization will be used in the Conversion. In the event that a holding company form of organization is not used, all other pertinent terms of the Plan as described below will apply to the conversion of the Association from the mutual to stock form of organization and the sale of the Association's common stock.

     The Plan provides generally that (i) the Association will convert from a mutual savings association to a capital stock savings association and (ii) the Company will offer shares of Common Stock for sale in the Subscription Offering to the Association's Eligible Account Holders, the ESOP, Supplemental Eligible Account Holders, and Other Members. Concurrently, and subject to the prior rights of holders of subscription rights, the Company will offer shares not subscribed for in the Subscription Offering in a Community Offering with preference given to natural persons residing in the Association's Local Community. It is anticipated that all shares not subscribed for in the Subscription and Community Offerings will be offered for sale by the Company to the general public in a Syndicated Community Offering. The Association has the right to accept or reject, in whole or in part, any orders to purchase shares of the Common Stock received in the Community Offering or in the Syndicated Community Offering. See "--Community Offering" and "--Syndicated Community Offering."

     The aggregate price of the shares of Common Stock to be sold in the Conversion within the Estimated Price Range, currently estimated to be between $67.1 million and $90.8 million, will be determined based upon an independent appraisal, prepared by Keller of the estimated pro forma market value of the Common Stock of the Company. All shares of Common Stock to be sold in the Conversion will be sold at the same price. The independent appraisal will be affirmed or, if necessary, updated at the completion of the Subscription and Community Offerings, if all shares are subscribed for, or at the completion of the Syndicated Community Offering. The appraisal has been performed by Keller, a consulting firm experienced in the valuation and appraisal of savings institutions. See "Stock Pricing" for additional information as to the determination of the estimated pro forma market value of the Common Stock.

     The following is a brief summary of the material aspects of the Conversion. The summary is qualified in its entirety by reference to the provisions of the Plan. A copy of the Plan is available for inspection at each branch of the Association and at the Central Region and Washington, D.C. offices of the OTS.

ESTABLISHMENT OF THE CHARITABLE FOUNDATION

     General. In furtherance of the Association's long-standing commitment to its local community, the Association's Plan of Conversion provides for the establishment of a charitable foundation in connection with the Association's Conversion. The Plan provides that the Association and the Company establish the Foundation, which has been incorporated under Delaware law as a non-stock corporation, and will fund the Foundation with Common Stock of the Company, as further described below. The Company and the Association believe that the funding of the Foundation with Common Stock of the Company is a means of establishing a common bond between the Association and the communities in which the Association operates and thereby enables such communities to share in the potential growth and success of the Company and the Association over the long term. By further enhancing the Association's visibility and reputation in the communities in which it operates, the Association believes that the Foundation will enhance the long-term value of the Association's community banking franchise.

     The Foundation will be dedicated to the promotion of charitable purposes within the communities in which the Association operates, including, but not limited to, providing grants or donations to support housing assistance, not-for-profit medical facilities, community groups and other types of organizations or projects. Establishment and funding of the Foundation is subject to the approval of a majority of the total outstanding votes of the Association's members eligible to be cast at the Special Meeting. The Foundation will be considered as a separate matter from approval of the Plan of Conversion. If the Association's members approve the Plan of Conversion, but not the Foundation, the Association intends to complete the Conversion without the establishment of the Foundation. Failure to approve the establishment of the Foundation may materially affect the pro forma market value of the Common Stock. In such an event, the Association may establish a new Estimated Price Range and commence a resolicitation of subscribers. In the event of a resolicitation, unless an affirmative response is received within a specified period of time, all funds will be promptly returned to investors, as described elsewhere herein. See "--Stock Pricing."

     Purpose of the Foundation. The purpose of the Foundation is to provide funding to support charitable purposes within the communities in which the Association operates. The Association has long emphasized community lending and community development activities and currently has an "Outstanding" CRA rating. The Foundation is being formed as a complement to the Association's existing community activities, not as a replacement for such activities. Indeed, the Association intends to continue to emphasize community lending and community development activities following the Conversion. However, such activities are not the Association's sole corporate purpose. The Foundation, conversely, will be completely dedicated to community activities and the promotion of charitable causes, and may be able to support such activities in ways that are not presently available to the Association. Since the Association already engages in community development activities, the Association believes that the Foundation will enable the Company and the Association to assist their local community in areas beyond community development and lending. In this regard, the Board of Directors believes the establishment of a charitable foundation is consistent with the Association's commitment to community service. The Boards of Directors of the Association and Company also believe that the funding of the Foundation with Common Stock of the Company is a means of enabling the communities in which the Association operates to share in the potential growth and success of the Company long after completion of the Conversion. The Foundation accomplishes that goal by providing for continued ties between the

Foundation and Association, thereby forming a partnership with the Association's community. The establishment of the Foundation would also enable the Company and the Association to develop a unified charitable donation strategy and would centralize the responsibility for administration and allocation of corporate charitable funds.

     Structure of the Foundation. The Foundation has been incorporated under Delaware law as a non-stock corporation. The Foundation's Board of Directors is currently comprised of four members, three of whom are individuals elected from existing directors of the Association. The directors of the Association and Company who serve on the Board of Directors of the Foundation consist of Messrs. Paul Watson, Robert McGeough and Steven Lewis, who intend to purchase 52,500, 25,000 and 40,000 shares of Common Stock in the Conversion, respectively, or 0.5%, 0.3% and 0.4%, respectively, or 1.2% in the aggregate of the total number of shares to be issued in the Conversion, including shares issued to the Foundation, based upon the maximum of the Estimated Price Range. As required by the OTS, the fourth director, Mr. Richard P. Cowin, a certified public accountant in Warren, Ohio, is not a director, officer or employee of the Company or the Association. On an on-going basis, a Nominating Committee of the Board of Directors of the Foundation will nominate individuals eligible for election to the board of directors of the Foundation. The members of the Foundation, who are comprised of its board members, will elect the directors at the annual meeting of the Foundation from those nominated by the Nominating Committee. Only persons serving as directors of the Foundation qualify as members of the Foundation with voting authority. Directors will be divided into three classes with each class appointed for three-year terms. The Certificate of Incorporation of the Foundation provides that the Foundation is organized exclusively for charitable purposes as set forth in Section 501(c)(3) of the Code. The Foundation's Certificate of Incorporation further provides that no part of the net earnings of the Foundation will inure to the benefit of, or be distributable to, its directors, officers or members. A person who is a director, officer or employee of the Association, or has the power to direct its management or policies, or otherwise owes a fiduciary duty to the Association, and who will also serve as a director or employee of the Foundation would be subject to the requirements of OTS conflicts of interest regulations.

     The authority for the affairs of the Foundation are vested in the Board of Directors of the Foundation. The directors of the Foundation will be responsible for establishing the policies of the Foundation with respect to grants or donations by the Foundation, consistent with the stated purposes for which the Foundation is established. Although no formal policy governing Foundation grants exists at this time, the Foundation's board of directors will adopt such a policy after establishment of the Foundation. The directors are also responsible for directing the assets of the Foundation. Pursuant to the terms of the contribution as mandated by the OTS, all shares of Common Stock held by the Foundation must be voted in the same ratio as all other shares of the Company's Common Stock on all proposals considered by stockholders of the Company; provided, however, that the OTS will waive this voting restriction under certain circumstances if compliance with the restriction would: (i) cause a violation of the law of the State of Delaware and the OTS determines that federal law would not preempt the application of the laws of the State of Delaware to the Foundation; (ii) cause the Foundation to lose its tax-exempt status or otherwise have a material and adverse tax consequence on the Foundation; or (iii) cause the Foundation to be subject to an excise tax under
Section 4941 of the Code. In order for the OTS to waive such voting restriction, the Company's or the Foundation's tax or legal counsel must render an opinion satisfactory to OTS that compliance with the voting restriction would have the effect described in clauses (i), (ii) or (iii) above. Under those circumstances, the OTS will grant a waiver of the voting restriction upon submission of such opinion(s) by the Company or the Foundation. In the event that the OTS waived the voting restriction, the directors would direct the voting of the Common Stock held by the Foundation. However, a condition to the OTS approval of the Conversion provides that in the event such voting restriction is waived or becomes unenforceable, the Director of the OTS, or his designees, at that time may impose conditions on the composition of the board of directors of the Foundation or such other conditions or restrictions relating to the control of the Common Stock held by the Foundation, any of which could limit the ability of the board of directors of the Foundation to control the voting of the Common Stock held by the Foundation. Further, there will be no agreements or understandings with directors of the Foundation regarding the exercise of control, directly or indirectly, over the management or policies of the Company or the Association, including agreements related to voting, acquisition or disposition of the Company's stock. As directors of a nonprofit corporation, directors of the Foundation will at all times be bound by their fiduciary duty to advance the Foundation's charitable goals, to protect the assets of the Foundation and to act in a manner consistent with the charitable purpose for which the Foundation is established.

     The Company will provide office space and administrative support services to the Foundation. Initially, the Foundation is expected to have no employees. The board of directors of the Foundation will appoint such officers as may be necessary to manage the operations of the Foundation. It is anticipated that initially such officers will be selected from the board of directors of the Foundation. Any transaction between the Association and the Foundation will comply with the affiliate transaction restrictions set forth in Sections 23A and 23B of the Federal Reserve Act, as amended.

     The Company and the Association determined to fund the Foundation with Common Stock rather than cash because it desired to form a bond with its community in a manner that would allow the community to share in the potential growth and success of the Company and the Association over the long term. The funding of the Foundation with stock also provides the Foundation with a potentially larger endowment than if the Company contributed cash to the Foundation since, as a shareholder, the Foundation will share in the potential growth and success of the Company. As such, the contribution of stock to the Foundation has the potential to provide a self-sustaining funding mechanism which reduces the amount of cash that the Company, if it were not making the stock contribution, would have to contribute to the Foundation in future years in order to maintain a level amount of charitable grants and donations.

     The Foundation would receive working capital from any dividends that may be paid on the Common Stock in the future, and subject to applicable federal and state laws, loans collateralized by the Common Stock or from the proceeds of the sale of any of the Common Stock in the open market from time to time as may be permitted to provide the Foundation with additional liquidity. As a private foundation under Section 501(c)(3) of the Code, the Foundation will be required to distribute annually in grants or donations, a minimum of 5% of the average fair market value of its net investment assets. In the event that no ready market for the Common Stock develops after the Offering, the Foundation will lack a steady and dependable source of funding, which would adversely impact the Foundation's ability to distribute the minimum amount necessary under the Code. In such an event, the Company may consider making a cash contribution to the Foundation to enable it to meet this requirement. As the Common Stock has been approved for quotation on the Nasdaq National Market, management does not anticipate that there will be no market for the Common Stock. One of the conditions imposed on the gift of Common Stock by the Company is that the amount of Common Stock that may be sold by the Foundation in any one year shall not exceed 5% of the average market value of the assets held by the Foundation, except where the board of directors of the Foundation, determines that the failure to sell an amount of common stock greater than such amount would result in a long-term reduction of the value of the Foundation's assets or would otherwise jeopardize the Foundation's capacity to carry out its charitable purposes. While there may be a greater risk associated with a one-stock portfolio in comparison to a diversified portfolio, the Company believes any such risk is mitigated by the ability of the Foundation's directors to sell more than 5% of its stock in such circumstances. Upon completion of the Conversion and the contribution of shares to the Foundation immediately following the Conversion, the Company would have 7,225,000, 8,500,000 and 9,775,000 shares issued and outstanding at the minimum, midpoint and maximum of the Estimated Price Range. BECAUSE THE COMPANY WILL HAVE AN INCREASED NUMBER OF SHARES OUTSTANDING, THE VOTING AND OWNERSHIP INTERESTS OF SHAREHOLDERS IN THE COMPANY'S COMMON STOCK WOULD BE DILUTED BY 7.1%, AS COMPARED TO THEIR INTERESTS IN THE COMPANY IF THE FOUNDATION WAS NOT ESTABLISHED. For additional discussion of the dilutive effect, see "Comparison of Valuation and Pro Forma Information With No Foundation" and "Pro Forma Data."

     Comparison of Valuation and Other Factors Assuming the Foundation Is Not Established as Part of the Conversion. The Company proposes to capitalize the Foundation with Common Stock in an amount equal to approximately 7.7% of the total amount of Common Stock sold in connection with the Conversion. At the minimum, midpoint, maximum and 15% above the maximum of the Estimated Price Range, the contribution to the Foundation would equal 515,865, 606,900, 697,935 and 802,625 shares, respectively, which would have a market value of $5.2 million, $6.1 million, $7.0 million and $8.0 million, respectively, based on the Purchase Price of $10.00 per share. Such contribution, once made, will not be recoverable by the Company or the Association. As a result of the establishment of the Foundation, the Estimated Price Range, as estimated by Keller, has decreased and the amount of stock available for sale in the Offerings has also correspondingly decreased. The amount of the decrease is 983,365, 1,156,900, 1,330,435 and 1,530,000 shares, or $9.8 million, $11.6 million, $13.3 million and $15.3 million at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Price Range, respectively. See "Pro Forma Data" and "Comparison of Valuation and Pro Forma Data Information with No Foundation."

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     As a result of the establishment of the Foundation, the Company will recognize an expense of the full amount of the contribution, which is expected to be offset in part by a corresponding tax benefit, during the quarter in which the contribution is made, which is expected to be the second quarter of fiscal 1999. Such expense will reduce earnings and have a material impact on the Company's earnings for the fiscal year in which it is made. While management cannot predict earnings for fiscal 1999, it expects that the establishment and funding of the Foundation will have an adverse impact on the Company's earnings for the year in which it is made. Assuming a contribution of $7.0 million in Common Stock in fiscal 1999, based on the maximum of the Estimated Price Range and assuming a tax rate of 34%, the Company estimates a net tax effected expense of $4.6 million. If the Foundation had been established at June 30, 1998, the Association would have recorded a net loss of $534,000, rather than recording net income of $4.1 million for the year ended June 30, 1998, based on an assumed tax rate of 34%. Due to the contribution to the Foundation, the Association expects in the future to reduce the amount of its current charitable contributions within its community. The Association does not anticipate making future charitable contributions to the Foundation during the first five years following the initial contribution to the Foundation.

     Tax Considerations. The Company and the Association have been advised by Crowe, Chizek and Company LLP that the Foundation will qualify as a 501(c)(3) exempt organization under the Code, and will be classified as a private foundation rather than a public charity. A private foundation typically receives its support from one person or one corporation whereas a public charity receives its support from the public. The Foundation will submit a request to the IRS to be recognized as an exempt organization after approval of the Foundation by the Association's members at the Special Meeting being held to consider the Conversion. As long as the Foundation files its application for tax-exempt status within 15 months from the date of its organization, and provided the IRS approves the application, the effective date of the Foundation's status as a Section 501(c)(3) organization will be the date of its organization.

     A legal opinion of the OTS which addresses the establishment of charitable foundations by savings associations opines that as a general rule funds contributed to a charitable foundation should not exceed the deductible limitations set forth in the Code, and if a saving association's contributions exceed the deductible limit, such action must be justified by the Board of Directors. In addition, under Delaware law, the Company is authorized by statute to make charitable contributions and case law has recognized the benefits of such contributions to a Delaware corporation. In this regard, Delaware case law provides that a charitable gift must merely be within reasonable limits as to amount and purpose to be valid. Under the Code, the Company may deduct up to 10% of its taxable income in any one year and any contributions made by the Company in excess of the deductible amount will be deductible for federal tax purposes over each of the five succeeding taxable years. The Company and the Association believe that the Conversion presents a unique opportunity to establish and fund a charitable foundation given the substantial amount of additional capital being raised in the Conversion. In making such a determination, the Company and the Association considered the dilutive impact of the Foundation on the amount of Common Stock available to be offered for sale in the Conversion. See "Comparison of Valuation and Pro Forma Information with No Foundation." Based on such consideration, the Company and Association believe that the contribution to the Foundation in excess of the 10% annual limitation is justified given the Association's capital position and its earnings, the substantial additional capital being raised in the Conversion and the potential benefits of the Foundation to the Association's community. In this regard, assuming the sale of the Common Stock at the midpoint of the Estimated Price Range, the Company would have pro forma consolidated capital of $128.2 million, or 18.9% of pro forma consolidated assets and the Association's pro forma tangible, core and risk-based capital ratios would be 13.5%, 13.5% and 30.6%, respectively. See "Regulatory Capital Compliance," "Capitalization," and "Comparison of Valuation and Pro Forma Information with No Foundation." Thus, the amount of the contribution will not adversely impact the financial condition of the Company and the Association and the Company and the Association therefore believe that the amount of the charitable contribution is reasonable given the Company and the Association's pro forma capital positions. As such, the Company and the Association believe that the contribution does not raise safety and soundness concerns.

     The Company and the Association have received an opinion of Crowe, Chizek and Company LLP that the Company's contribution of its own stock to the Foundation should not constitute an act of self-dealing, and that the Company should be entitled to a deduction in the amount of the fair market value of the stock at the time of the contribution less the nominal par value that the Foundation is required to pay to the Company for such stock, subject to a limitation based on 10% of the Company's annual taxable income. The Company, however, would be able to carry

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

forward any unused portion of the deduction for five years following the year in which the contribution is made for federal tax purposes. Thus, while the Company expects, based on the midpoint of the Estimated Price Range, to be able to utilize for federal income tax purposes a charitable contribution deduction of approximately $1.2 million in fiscal year 1999, the Company is permitted under the Code to carryover the excess of the total contribution over such 1999 deduction over a five-year period for federal income tax purposes. Assuming the close of the Offerings at the midpoint of the Estimated Price Range, the Company estimates that all of the federal tax deduction should be deductible over the six-year period. However, no assurances can be made that the Company will have sufficient pre-tax income over the five year period following the year in which the contribution was made to fully utilize the carryover related to the excess contribution. Neither the Company nor the Association expects to make any further contributions to the Foundation within the first five years following the initial contribution. After that time, the Company and the Association may consider future contributions to the Foundation. Any such decisions would be based on an assessment of, among other factors, the financial condition of the Company and the Association at that time, the interests of shareholders and depositors of the Company and the Association, and the financial condition and operations of the Foundation.

     Although the Company and the Association have received an opinion of Crowe, Chizek and Company LLP that the Company is entitled to a deduction for the charitable contribution, there can be no assurances that the IRS will recognize the Foundation as a Section 501(c)(3) exempt organization or that the deduction will be permitted. In such event, the Company's contribution to the Foundation would be expensed without tax benefit, resulting in a reduction in earnings in the year in which the IRS makes such a determination. In cases of willful, flagrant or repeated acts or failures to act which result in violations of the IRS rules governing private foundations, a private foundation's status as a private foundation may be involuntarily terminated by the IRS. In such event, the managers of a private foundation could be liable for excise taxes based on such violations and the private foundation could be liable for a termination tax under the Code. The Foundation's Certificate of Incorporation provides that it shall have a perpetual existence. In the event, however, the Foundation were subsequently dissolved as a result of a loss of its tax exempt status, the Foundation would be required under the Code and its Certificate of Incorporation to distribute any assets remaining in the Foundation at that time for one or more exempt purposes within the meaning of Section 501(c)(3) of the Code, or to distribute such assets to the federal government, or to a state or local government, for a public purpose.

     As a private foundation, earnings and gains, if any, from the sale of Common Stock or other assets are exempt from federal and state corporate taxation. However, investment income, such as interest, dividends and capital gains, will be subject to a federal excise tax of 2.0%. The Foundation will be required to make an annual filing with the IRS within four and one-half months after the close of the Foundation's fiscal year to maintain its tax-exempt status. The Foundation will be required to publish a notice that the annual information return will be available for public inspection for a period of 180 days after the date of such public notice. The information return for a private foundation must include, among other things, an itemized list of all grants made or approved, showing the amount of each grant, the recipient, any relationship between a grant recipient and the Foundation's managers and a concise statement of the purpose of each grant.

     Regulatory Conditions Imposed on the Foundation. Establishment and funding of the Foundation is subject to the following conditions imposed by the OTS: (i) the Foundation must be subject to examination by the OTS, at the Foundation's own expense; (ii) the Foundation must comply with supervisory directives imposed by the OTS; (iii) the Foundation must provide annual reports to the OTS describing grants made and grant recipients; (iv) the Foundation must operate in accordance with written policies adopted by the board of directors, including a conflict of interest policy; (v) the Foundation must not engage in self-dealing and shall comply with all laws necessary to maintain its tax-exempt status; (vi) any purchases of Common Stock by the Foundation following that Conversion will be subject to OTS regulations on stock repurchases; (vii) for a period of five
(5) years following the Conversion, one (1) director of the Foundation must be an individual who is not an officer, director or employee of the Company or the Association or any affiliate thereof and who preferably has experience with local community foundations and grant making; (viii) for a period of five (5) years following the Conversion, one (1) director must be an individual who is a member of the Board of Directors of the Association or any successor organization; (ix) the Foundation shall be dedicated to serving and making grants in the Association's local community and (x) any shares of Common Stock of the Company held by the Foundation must be voted in the same ratio as all other shares of the Company's Common Stock on all proposals considered by stockholders of the Company; provided, however, that the OTS will waive this voting

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restriction under certain circumstances if compliance with the voting restriction would: (a) cause a violation of the law of the State of Delaware and the OTS determines the federal law does not preempt the application of the laws of the State of Delaware to the Foundation; (b) cause the Foundation to lose its tax-exempt status or otherwise have a material and adverse tax consequence on the Foundation; or (c) cause the Foundation to be subject to an excise tax under
Section 4941 of the Code. In order for the OTS to waive such voting restriction, the Company's or the Foundation's legal and/or tax counsel must render an opinion satisfactory to OTS that compliance with the voting restriction would have the effect described in clauses (a), (b) or (c) above. Under those circumstances, the OTS will grant a waiver of the voting restriction upon submission of such opinion(s) by the Company or the Foundation. There can be no assurances that either a legal or tax opinion addressing these issues will be rendered, or if rendered, that the OTS will grant an unconditional waiver of the voting restriction. In this regard, a condition to the OTS approval of the Conversion provides that in the event such voting restriction is waived or becomes unenforceable, the Director of the OTS, or his designees, at that time may impose conditions on the composition of the board of directors of the Foundation or such other conditions or restrictions relating to the control of the Common Stock held by the Foundation, any of which could limit the ability of the board of directors of the Foundation to control the voting of Common Stock held by the Foundation. In no event will the voting restriction survive the sale of shares of the Common Stock held by the Foundation.

     In addition, establishment of the Foundation is subject to the approval of a majority of the total outstanding votes of the Association's members eligible to be cast at the Special Meeting. The Foundation will be considered as a separate matter from approval of the Plan of Conversion. If the Association's members approve the Plan of Conversion, but not the Foundation, the Association intends to complete the Conversion without the establishment of the Foundation. Failure to approve the Foundation may materially increase the pro forma market value of the Common Stock being offered for sale in the Offerings since the Valuation Range, as set forth herein, takes into account the dilutive impact of the issuance of shares to the Foundation. See "Comparison of Valuation and Pro Forma Information With No Foundation."

PURPOSES OF CONVERSION

     The Association, as a federally-chartered mutual savings and loan association, does not have shareholders and has no authority to issue capital stock. By converting to the capital stock form of organization, the Association will be structured in the form used by commercial banks, other business entities and a growing number of savings institutions. The Conversion will enhance the Association's ability to access capital markets, expand its current operations, acquire other financial institutions or branch offices, provide affordable home financing opportunities to the communities it serves or diversify into other financial services to the extent allowable by applicable law and regulation.
The Conversion would also position the Association for a conversion to a commercial bank charter if the Board of the Association chooses to do so in the future.

     The holding company form of organization, if used, would provide additional flexibility to diversify the Association's business activities through existing or newly formed subsidiaries, or through acquisitions of or mergers with both mutual and stock institutions, as well as other companies. Although there are no current arrangements, understandings or agreements regarding any such opportunities, the Company will be in a position after the Conversion, subject to regulatory limitations and the Company's financial position, to take advantage of any such opportunities that may arise.

     The potential impact of the Conversion upon the Association's capital base is significant. The Conversion will significantly increase the Association's capital position to a level whereby the Association will be better positioned to take advantage of business opportunities and engage in activities which, prior to Conversion, would have been more difficult for the Association to engage in and still continue to meet its status as a "well-capitalized" institution. At June 30, 1998, the Association had total equity, determined in accordance with GAAP, of $59.4 million, or 9.7% of total assets, which approximated the Association's regulatory tangible capital at that date of 9.5% of assets. An institution with a ratio of tangible capital to total assets of greater than or equal to 5.0% is considered to be "well-capitalized" pursuant to OTS regulations. Assuming that the Company uses 50% of the net proceeds at the maximum of the Estimated Price Range to purchase the stock of the Association, the Association's GAAP capital will increase to $92.0 million or a ratio of GAAP capital to adjusted assets, on a pro forma basis, of 14.3% after the Conversion. In the event

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that the holding company form of organization is not utilized and all of the net
Conversion proceeds, at the midpoint of the Estimated Price Range, are retained by the Association, the Association's ratios of tangible and core capital to adjusted assets, on a pro forma basis, will both increase to 17.2% after Conversion. The investment of the net proceeds from the sale of the Common Stock is expected to provide the Association with additional income to increase further its capital position. The additional capital may also assist the Association in offering new programs and expanded services to its customers. See "Use of Proceeds."

     After completion of the Conversion, the unissued common and preferred stock authorized by the Company's Certificate of Incorporation will permit the Company, subject to market conditions and any required regulatory approval of an offering, to raise additional equity capital through further sales of securities, and to issue securities in connection with possible acquisitions.
At the present time, the Company has no plans with respect to additional offerings of securities, other than the possible issuance of additional shares upon exercise of Stock Options under the Stock Option Plan or the possible issuance of authorized but unissued shares to the Stock Program for Stock Awards. Following the Conversion, the Company will also be able to use stock-related incentive plans to attract and retain executive and other personnel for itself and its subsidiaries. See "Management of the Association -- Benefit Plans."

EFFECTS OF CONVERSION

     General. Each depositor in a mutual savings institution has both a deposit account in the institution and a pro rata ownership interest in the net worth of the institution based upon the balance in his or her account, which interest may only be realized in the event of a liquidation of the institution or in the event the institution declares a capital distribution to depositors, subject to applicable regulations of the OTS. However, this ownership interest is tied to the depositor's account and has no tangible market value separate from such deposit account. Any depositor who opens a deposit account obtains a pro rata ownership interest in the net worth of the institution without any additional payment beyond the amount of the deposit. A depositor who reduces or closes his account receives a portion or all of the balance in the account but nothing for his ownership interest in the net worth of the institution, which is lost to the extent that the balance in the account is reduced.

     Consequently, mutual savings institution depositors normally have no way to realize the value of their ownership interest, which has realizable value only in the unlikely event that the mutual savings institution is liquidated or in the event the institution declares a capital distribution to depositors, subject to applicable regulations of the OTS. In such event, the depositors of record at that time, as owners, would share pro rata in any residual surplus and reserves after other claims, including claims of depositors to the amounts of their deposits, are paid.

     When a mutual savings institution converts to stock form, permanent nonwithdrawable capital stock is created to represent the ownership of the institution's net worth. THE COMMON STOCK IS SEPARATE AND APART FROM DEPOSIT ACCOUNTS AND CANNOT BE AND IS NOT INSURED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY. Certificates are issued to evidence ownership of the capital stock.
The stock certificates are transferable and, therefore, the stock may be sold or traded if a purchaser is available with no effect on any account the seller may hold in the institution.

     Continuity. While the Conversion is being accomplished, the normal business of the Association of accepting deposits and making loans will continue without interruption. The Association will continue to be subject to regulation by the OTS and the FDIC. After the Conversion, the Association will continue to provide services for depositors and borrowers under current policies by its present management and staff. The Directors serving the Association at the time of Conversion will serve initially as Directors of the Association after the Conversion. The Directors of the Company will consist initially of individuals currently serving on the Board of Directors of the Association. All officers of the Association at the time of Conversion will retain their positions immediately after Conversion.

     Effect on Deposit Accounts. Under the Plan, each depositor in the Association at the time of Conversion will automatically continue as a depositor after the Conversion, and each such deposit account will remain the same with respect to deposit balance, interest rate and other terms. Each such account will be insured by the FDIC to the same extent as before the Conversion (i.e., up to $100,000 per depositor). Depositors will continue to hold their existing certificates, passbooks and other evidences of their accounts.

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

     Effect on Loans. No loan outstanding from the Association will be affected by the Conversion, and the amount, interest rate, maturity and security for each loan will remain as they were contractually fixed prior to the Conversion.

     Effect on Voting Rights of Members. At present, all depositors and certain borrowers of the Association are members of, and have voting rights in, the Association as to all matters requiring membership action. Upon Conversion, depositors and borrowers will cease to be members and will no longer be entitled to vote at meetings of the Association. Upon Conversion, all voting rights in the Association will be vested in the Company as the sole stockholder of the Association. Exclusive voting rights with respect to the Company will be vested in the holders of Common Stock. Depositors and borrowers of the Association will not have voting rights after the Conversion except to the extent that they become stockholders of the Company through the purchase of Common Stock.

     Tax Effects. The Association has received an opinion from Patton Boggs LLP with regard to federal income taxation and an opinion from Crowe, Chizek and Company LLP with regard to Ohio income taxation to the effect that the Conversion will not be a taxable transaction to the Association, its Eligible Account Holders, or its Supplemental Eligible Account Holders or the Company, except as discussed below. See " --Tax Aspects."

     Effect on Liquidation Rights. If a mutual savings institution were to liquidate, all claims of creditors (including those of depositors, to the extent of deposit balances) would be paid first. Thereafter, if there were any assets remaining, depositors would be entitled to such remaining assets, pro rata, based upon the deposit balances in their deposit accounts immediately prior to liquidation. In the unlikely event that the Association were to liquidate after Conversion, all claims of creditors (including those of depositors, to the extent of their deposit balances) would also be paid first, followed by distribution of the "liquidation account" to certain depositors (see "--Liquidation Rights"), with any assets remaining thereafter distributed to the Company as the holder of the Association's capital stock. Pursuant to the rules and regulations of the OTS, a post-Conversion merger, consolidation, sale of bulk assets or similar combination or transaction with another insured savings institution would not be considered a liquidation and, in such a transaction, the liquidation account would be assumed by the surviving institution.

STOCK PRICING

     The Plan of Conversion requires that the aggregate purchase price of the Common Stock must be based on the appraised pro forma market value of the Common Stock, as determined on the basis of an independent valuation. The Association and the Company have retained Keller to make such valuation. For its services in making such appraisal, Keller will receive a fee of $26,000, including out-of-pocket expenses. The Association and the Company have agreed to indemnify Keller and its employees and affiliates against certain losses (including any losses in connection with claims under the federal securities laws) arising out of its services as appraiser, except where Keller's liability results from its negligence, willful misconduct or bad faith.

     An appraisal has been made by Keller in reliance upon the information contained in this Prospectus, including the Consolidated Financial Statements. Keller also considered the following factors, among others: the present and projected operating results and financial condition of the Company and the Association and the economic and demographic conditions in the Association's existing marketing area; certain historical, financial and other information relating to the Association; a comparative evaluation of the operating and financial statistics of the Association with those of other similarly situated publicly-traded savings banks and savings institutions located in the Association's market area and the Midwest and the Midatlantic areas of the United States; the aggregate size of the offering of the Common Stock; the impact of Conversion on the Association's net worth and earnings potential; the proposed dividend policy of the Company and the Association; and the trading market for securities of comparable institutions and general conditions in the market for such securities.

     On the basis of the foregoing, Keller has advised the Company and the Association that, in its opinion, dated August 14, 1998 and updated October 23, 1998, the estimated pro forma market value of the Common Stock being offered for sale ranged from a minimum of $67.1 million to a maximum of $90.8 million with a midpoint of $78.9 million. Based upon the Valuation Range and the Purchase Price of $10.00 per share for the Common Stock established by the Board of Directors, the Board of Directors has established the Estimated Price Range of $67.1 million
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

to $90.8 million, with a midpoint of $78.9 million, and the Company expects to sell between 6,709,135 and 9,077,065 shares of Common Stock. The Board of Directors of the Company and the Association have reviewed the appraisal of Keller and in determining the reasonableness and adequacy of such appraisal consistent with OTS regulations and policies, have reviewed the methodology and reasonableness of the assumptions utilized by Keller in the preparation of such appraisal. The Estimated Price Range may be amended with the approval of the OTS (if required), if necessitated by subsequent developments in the financial condition of the Company or the Association or market conditions generally. The $10.00 per share price for the Common Stock was based on the consideration of a number of factors, including the potential after market liquidity of the stock, Nasdaq National Market listing requirements and other marketing conditions.

     SUCH APPRAISAL, HOWEVER, IS NOT INTENDED, AND MUST NOT BE CONSTRUED, AS A RECOMMENDATION OF ANY KIND AS TO THE ADVISABILITY OF PURCHASING COMMON STOCK IN THE OFFERINGS. KELLER DID NOT INDEPENDENTLY VERIFY THE CONSOLIDATED FINANCIAL STATEMENTS AND OTHER INFORMATION PROVIDED BY THE ASSOCIATION, NOR DID KELLER VALUE INDEPENDENTLY THE ASSETS OR LIABILITIES OF THE ASSOCIATION. THE APPRAISAL CONSIDERS THE ASSOCIATION AS A GOING CONCERN AND SHOULD NOT BE CONSIDERED AS AN
INDICATION OF THE LIQUIDATION VALUE OF THE ASSOCIATION.   MOREOVER, BECAUSE SUCH
APPRAISAL IS NECESSARILY BASED UPON ESTIMATES AND PROJECTIONS OF A NUMBER OF MATTERS, ALL OF WHICH ARE SUBJECT TO CHANGE FROM TIME TO TIME, NO ASSURANCE CAN BE GIVEN THAT PERSONS PURCHASING COMMON STOCK IN THE CONVERSION WILL THEREAFTER BE ABLE TO SELL COMMON STOCK AT PRICES AT OR ABOVE THE PURCHASE PRICE OR IN THE RANGE OF THE FOREGOING VALUATION OF THE PRO FORMA MARKET VALUE THEREOF. SEE "RISK FACTORS -- ABSENCE OF MARKET FOR COMMON STOCK."

     Following commencement of the Subscription Offering, the maximum of the Estimated Price Range may be increased up to 15% and the number of shares of Common Stock to be sold in the Conversion may be increased to 10,438,625 shares due to regulatory considerations, changes in the market and general financial and economic conditions, without the resolicitation of subscribers. See
" -- Limitations on Common Stock Purchases" as to the method of distribution and allocation of additional shares that may be issued in the event of an increase in the Estimated Price Range to fill unfilled orders in the Subscription Offering.

     If the pro forma market value of the Common Stock is either more than 15% above the maximum of the Estimated Price Range or less than the minimum of the Estimated Price Range, the Association and the Company, after consulting with the OTS, may terminate the Plan and return all funds promptly with interest at the Association's passbook rate of interest on payments made by check, Association draft or money order, extend or hold a new Subscription Offering and/or Community Offering, establish a new Estimated Price Range, commence a resolicitation of subscribers or take such other actions as permitted by the OTS in order to complete the Conversion. In the event that a resolicitation is commenced, unless an affirmative response is received within a reasonable period of time, all funds will be promptly returned to investors as described above. A resolicitation, if any, following the conclusion of the Subscription Offering would not exceed 45 days unless further extended by the OTS for periods of up to 90 days not to extend beyond December 22, 2000.

     If all shares of Common Stock are not sold through the Subscription Offering or Community Offering, then the Association and the Company expect to offer the remaining shares in a Syndicated Community Offering which would occur as soon as practicable following the close of the Subscription Offering but may commence during the Subscription Offering subject to prior rights of subscribers. All shares of Common Stock will be sold at the same price per share in the Syndicated Community Offering as in the Subscription Offering and Community Offering. See " -- Syndicated Community Offering."

     No sale of shares of Common Stock may be consummated unless, prior to such consummation, Keller confirms to the Association, the Company and the OTS that, to the best of its knowledge, nothing of a material nature has occurred which, taking into account all relevant factors, would cause Keller to conclude that the aggregate value of the Common Stock at the Purchase Price is incompatible with its estimate of the pro forma market value of the Common Stock of the Company. Any change which would result in an aggregate purchase price which is below or more than 15% above the Estimated Price Range would be subject to OTS approval. If such confirmation is not received, the Association may extend the Conversion, extend, reopen or commence a new Subscription Offering, Community Offering or Syndicated Community Offering, establish a new Estimated Price Range and commence a

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resolicitation of all subscribers with the approval of the OTS or take such other actions as permitted by the OTS in order to complete the Conversion, or terminate the Plan and cancel the Subscription and Community Offerings and/or the Syndicated Community Offering. In the event market or financial conditions change so as to cause the aggregate purchase price of the shares to be below the minimum of the Estimated Price Range or more than 15% above the maximum of such range, and the Company and the Association determine to continue the Conversion, subscribers will be resolicited (i.e., be permitted to continue their orders, in which case they will need to affirmatively reconfirm their subscriptions prior to the expiration of the resolicitation offering or their subscription funds will be promptly refunded with interest at the Association's passbook rate of interest, or be permitted to decrease or cancel their subscriptions). Any change in the Estimated Price Range must be approved by the OTS. A resolicitation, if any, following the conclusion of the Subscription Offering would not exceed 45 days unless further extended by the OTS for periods up to 90 days not to extend beyond December 22, 2000. If such resolicitation is not effected, the Association will return all funds promptly with interest at the Association's passbook rate of interest on payments made by check, bank draft or money order.

     Copies of the appraisal report of Keller, including any amendments thereto, and the detailed memorandum of the appraiser setting forth the method and assumptions for such appraisal are available for inspection at the main office of the Association and the other locations specified under "Additional Information."

NUMBER OF SHARES TO BE ISSUED

     Depending upon market or financial conditions following the commencement of the Subscription Offering, the total number of shares to be issued in the Conversion may be increased or decreased without a resolicitation of subscribers, provided that the product of the total number of shares times the price per share is not below the minimum of the Estimated Price Range or more than 15% above the maximum of the Estimated Price Range. Based on a fixed purchase price of $10.00 per share and Keller's estimate of the pro forma market value of the Common Stock to be sold ranging from a minimum of $67.1 million to a maximum, as increased by 15%, of $104.4 million, the number of shares of Common Stock expected to be sold in the Conversion is between a minimum of 6,709,135 shares and a maximum, as adjusted by 15%, of 10,438,625 shares. The actual number of shares sold between this range will depend on a number of factors and shall be determined by the Association and Company, subject to OTS approval, if necessary.

     In the event market or financial conditions change so as to cause the aggregate purchase price of the shares to be below the minimum of the Estimated Price Range or more than 15% above the maximum of the Estimated Price Range, if the Plan is not terminated by the Company and the Association after consultation with the OTS, purchasers will be resolicited (i.e., permitted to continue their orders, in which case they will need to affirmatively reconfirm their subscriptions prior to the expiration of the resolicitation offering or their subscription funds will be promptly refunded, or be permitted to modify or rescind their subscriptions). Any change in the Estimated Price Range must be approved by the OTS. If the number of shares issued in the Conversion is increased due to an increase of up to 15% in the Estimated Price Range to reflect changes in market or financial condition, persons who subscribed for the maximum number of shares will not be given the opportunity to subscribe for an adjusted maximum number of shares, except for the ESOP which will be able to subscribe for such adjusted amount. See " -- Limitations on Common Stock Purchases."

     In the event the members of the Association approve the establishment of the Foundation, the number of shares to be issued and outstanding following the Conversion will be increased by a number of shares equal to approximately 7.7% of the Common Stock sold in the Conversion. Assuming the sale of shares in the Offerings at the maximum of the Estimated Price Range, the Company will issue 697,935 shares of its Common Stock from authorized but unissued shares to the Foundation immediately following the completion of the Conversion. In that event, the Company will have total shares of Common Stock outstanding of 9,775,000 shares. Of that amount, the Foundation will own 7.1%. Funding the Foundation with authorized but unissued shares will have the effect of diluting the ownership and voting interests of persons purchasing shares in the Conversion by 7.1% since a greater number of shares will be outstanding upon completion of the Conversion than would be if the Foundation were not established. See "Pro Forma Data."

     An increase in the number of shares to be issued in the Conversion as a result of an increase in the estimated pro forma market value would decrease both a subscriber's ownership interest and the Company's pro forma net earnings and stockholders' equity on a per share basis while increasing pro forma net earnings and stockholders' equity on an aggregate basis. A decrease in the number of shares to be issued in the Conversion would increase both a subscriber's ownership interest and the Company's pro forma net earnings and stockholders' equity on a per share basis while decreasing pro forma net earnings and stockholder's equity on an aggregate basis. For a presentation of the effects of such changes, see "Pro Forma Data."

SUBSCRIPTION OFFERING AND SUBSCRIPTION RIGHTS

     In accordance with the Plan of Conversion, rights to subscribe for the purchase of Common Stock have been granted under the Plan of Conversion to the following persons in the following order of descending priority: (1) holders of deposit accounts (as defined by the Plan and described herein) with a balance of $50 or more as of March 31, 1997 ("Eligible Account Holders"); (2) the ESOP;
(3) holders of deposit accounts with a balance of $50 or more as of September 30, 1998 ("Supplemental Eligible Account Holders"); and (4) members of the Association, consisting of depositors of the Association as of October 31, 1998, the Voting Record Date, and borrowers with loans outstanding as of September 8, 1998, other than Eligible Account Holders and Supplemental Eligible Account Holders ("Other Members"). All subscriptions received will be subject to the availability of Common Stock after satisfaction of all subscriptions of all persons having prior rights in the Subscription Offering and to the maximum and minimum purchase limitations set forth in the Plan of Conversion and as described below under " --Limitations on Common Stock Purchases."

     Deposit accounts which will provide subscription rights to holders thereof consist of any "savings account," as defined by the Plan of Conversion. Pursuant to the Plan, noninterest-bearing demand deposit accounts qualify as "savings accounts."

     Priority 1: Eligible Account Holders. Each Eligible Account Holder will receive, without payment therefor, first priority, nontransferable subscription rights to subscribe for in the Subscription Offering up to the greater of
(1) the amount permitted to be purchased in the Community Offering, currently $250,000 of Common Stock; (2) one-tenth of one percent (.10%) of the total offering of shares of Common Stock; or (3) fifteen times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Common Stock to be issued by a fraction of which the numerator is the amount of the Eligible Account Holder's Qualifying Deposit (defined by the Plan as any deposit account in the Association with a balance of $50 or more as of March 31, 1997) and the denominator is the total amount of Qualifying Deposits of all Eligible Account Holders, in each case on the Eligibility Record Date, subject to the overall purchase limitation and exclusive of an increase in the shares issued pursuant to an increase in the Estimated Price Range of up to 15%. See " --Limitations on Common Stock Purchases."

     In the event that Eligible Account Holders exercise subscription rights for a number of shares of Conversion Stock in excess of the total number of such shares eligible for subscription, the shares of Conversion Stock shall be allocated among the subscribing Eligible Account Holders so as to permit each subscribing Eligible Account Holder, to the extent possible, to purchase a number of shares sufficient to make his or her total allocation of Conversion Stock equal to the lesser of 100 shares or the number of shares subscribed for by the Eligible Account Holder. Any shares remaining after that allocation will be allocated among the subscribing Eligible Account Holders whose subscriptions remain unsatisfied in the proportion that the amount of the Qualifying Deposit of each Eligible Account Holder whose subscription remains unsatisfied bears to the total amount of the Qualifying Deposits of all Eligible Account Holders whose subscriptions remain unsatisfied. If the amount so allocated exceeds the amount subscribed for by any one or more Eligible Account Holders, the excess shall be reallocated (one or more times as necessary) among those Eligible Account Holders whose subscriptions are still not fully satisfied on the same principle until all available shares have been allocated or all subscriptions satisfied.

     To ensure proper allocation of stock, each Eligible Account Holder must list on his subscription order form all accounts in which he has an ownership interest. Failure to list an account could result in less shares being allocated than if all accounts had been disclosed. The subscription rights of Eligible Account Holders who are also Directors

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

or Officers of the Association or their associates will be subordinated to the subscription rights of other Eligible Account Holders to the extent attributable to increased deposits in the twelve months preceding March 31, 1997.

     Priority 2: Employee Stock Ownership Plan. To the extent that there are sufficient shares remaining after satisfaction of the subscriptions by Eligible Account Holders, the ESOP will receive, without payment therefor, second priority, nontransferable subscription rights to purchase, in the aggregate, up to 10% of Common Stock issued in the Conversion, including shares issued to the Foundation, and any increase in the number of shares of Common Stock to be issued in the Conversion after the date hereof as a result of an increase of up to 15% in the maximum of the Estimated Price Range. The ESOP intends to purchase 8% of the shares to be issued in the Conversion, including shares issued to the Foundation, or 578,000 shares and 782,000 shares, based on the minimum and maximum of the Estimated Price Range, respectively. Subscriptions by the ESOP will not be aggregated with shares of Common Stock purchased directly by or which are otherwise attributable to any other participants in the Subscription Offering, including subscriptions of any of the Association's directors, officers, employees or associates thereof. See "Management of the Association--Benefit Plans--ESOP."

     Priority 3: Supplemental Eligible Account Holders. Each Supplemental Eligible Account Holder will receive, without payment therefor, third priority, nontransferable subscription rights to subscribe for in the Subscription Offering up to the greater of the amount permitted to be purchased in the Community Offering, currently $250,000 of Common Stock, one-tenth of one percent (.10%) of the total offering of shares of Common Stock or fifteen times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Common Stock to be issued by a fraction of which the numerator is the amount of the Supplemental Eligible Account Holder's Qualifying Deposit and the denominator is the total amount of Qualifying Deposits of all Supplemental Eligible Account Holders, in each case on the Supplemental Eligibility Record Date, subject to the overall purchase limitation and exclusive of an increase in the shares issued pursuant to an increase in the Estimated Price Range of up to 15%. See "--Limitations on Common Stock Purchases."

     In the event that Supplemental Eligible Account Holders exercise subscription rights for a number of shares of Conversion Stock in excess of the total number of such shares eligible for subscription, the shares of Conversion Stock shall be allocated among the subscribing Supplemental Eligible Account Holders so as to permit each subscribing Supplemental Eligible Account Holder, to the extent possible, to purchase a number of shares sufficient to make his or her total allocation of Conversion Stock equal to the lesser of 100 shares or the number of shares subscribed for by the Supplemental Eligible Account Holder. Any shares remaining after that allocation will be allocated among the subscribing Supplemental Eligible Account Holders whose subscriptions remain unsatisfied in the proportion that the amount of the Qualifying Deposit of each Supplemental Eligible Account Holder whose subscription remains unsatisfied bears to the total amount of the Qualifying Deposits of all Supplemental Eligible Account Holders whose subscriptions remain unsatisfied. If the amount so allocated exceeds the amount subscribed for by any one or more Supplemental Eligible Account Holders, the excess shall be reallocated (one or more times as necessary) among those Supplemental Eligible Account Holders whose subscriptions are still not fully satisfied on the same principle until all available shares have been allocated or all subscriptions satisfied.

     To ensure proper allocation of stock, each Supplemental Eligible Account Holder must list on his subscription order form all accounts in which he has an ownership interest. Failure to list an account could result in less shares being allocated than if all accounts had been disclosed. The subscription rights received by Eligible Account Holders will be applied in partial satisfaction to the subscription rights to be received as a Supplemental Eligible Account Holder.

     Priority 4: Other Members. To the extent that there are sufficient shares remaining after satisfaction of subscriptions by the Eligible Account Holders, the ESOP and the Supplemental Eligible Account Holders, each Other Member will receive, without payment therefor, fourth priority nontransferable subscription rights to subscribe for Common Stock in the Subscription Offering up to the greater of the amount permitted to be purchased in the Community Offering, currently $250,000 of Common Stock, or one-tenth of one percent (.10%) of the total offering of shares of Common Stock, subject to the overall purchase limitation and exclusive of an increase in shares issued pursuant to an increase in the Estimated Price Range of up to 15%.

     In the event that Other Members subscribe for a number of shares of Conversion Stock which, when added to the shares of Conversion Stock subscribed for by the Eligible Account Holders, the Employee Plans and the Supplemental Eligible Account Holders is in excess of the total number of shares of Conversion Stock being issued, the subscriptions of such Other Members will be allocated among the subscribing Other Members so as to permit each subscribing Other Member, to the extent possible, to purchase a number of shares sufficient to make his or her total allocation of Conversion Stock equal to the lesser of 100 shares or the number of shares subscribed for by the Other Member. Any shares remaining after that allocation will be allocated among the subscribing Other Members whose subscriptions remain unsatisfied pro rata in the same proportion that the number of votes of a subscribing Other Member on the Voting Record Date bears to the total votes on the Voting Record Date of all subscribing Other Members whose subscriptions remain unsatisfied. If the amount so allocated exceeds the amount subscribed for by any one or more remaining Other Members, the excess shall be reallocated (one or more times as necessary) among those remaining Other Members whose subscriptions are still not fully satisfied on the same principle until all available shares have been allocated or all subscriptions satisfied.

     Expiration Date for the Subscription Offering. The Subscription Offering will expire at 12:00 noon, December 16, 1998, unless extended for up to 45 days by the Association or such additional periods with the approval of the OTS. Subscription rights which have not been exercised prior to the Expiration Date will become void.

     The Association will not execute orders until all shares of Common Stock have been subscribed for or otherwise sold. If all shares have not been subscribed for or sold within 45 days after the Expiration Date, unless such period is extended with the consent of the OTS, all funds delivered to the Association pursuant to the Subscription Offering will be returned promptly to the subscribers with interest and all withdrawal authorizations will be canceled. If an extension beyond the 45 day period following the Expiration Date is granted, the Association will notify subscribers of the extension of time and of any rights of subscribers to modify or rescind their subscriptions and have their funds returned promptly with interest, and of the time period within which subscribers must affirmatively notify the Association of their intention to confirm, modify, or rescind their subscription. If an affirmative response to any resolicitation is not received by the Company from a subscriber, such order will be rescinded and all subscription funds will be promptly returned with interest. Such extensions may not go beyond December 22, 2000.

COMMUNITY OFFERING
     Concurrent with the Subscription Offering, and subject to prior rights of holders of subscription rights, the Association has determined to offer shares to certain members of the general public in a Community Offering. A preference will be given in the Community Offering to natural persons residing in Trumbull and Mahoning Counties, subject to the right of the Company to accept or reject any such orders, in whole or in part, in their sole discretion. Persons purchasing stock in the Community Offering, together with associates of and persons acting in concert with such persons, may purchase up to $250,000 of Common Stock subject to the maximum purchase limitation and exclusive of shares issued pursuant to an increase in the Estimated Price Range by up to 15%.
See "--Limitations on Common Stock Purchases." This amount may be increased to up to a maximum of 5% or decreased to less than $250,000 at the sole discretion of the Company and the Association. THE OPPORTUNITY TO SUBSCRIBE FOR SHARES OF COMMON STOCK IN THE COMMUNITY OFFERING CATEGORY IS SUBJECT TO THE RIGHT OF THE ASSOCIATION AND THE COMPANY, IN THEIR SOLE DISCRETION, TO ACCEPT OR REJECT ANY SUCH ORDERS IN WHOLE OR IN PART EITHER AT THE TIME OF RECEIPT OF AN ORDER OR AS SOON AS PRACTICABLE FOLLOWING THE EXPIRATION DATE.

     Subject to the foregoing, if the amount of stock remaining is insufficient to fill the orders of subscribers after completion of the Subscription Offering, such stock will be allocated first to each subscriber whose order is accepted by the Association, in an amount equal to the lesser of 100 shares or the number of shares subscribed for by each such subscriber, if possible. Thereafter, unallocated shares will be allocated among the subscribers whose order remains unsatisfied on a 100 shares per order basis until all such orders have been filled or the remaining shares have been allocated.

SYNDICATED COMMUNITY OFFERING

     As a final step in the Conversion, the Plan provides that, if feasible, all shares of Common Stock not purchased in the Subscription and Community Offerings, if any, will be offered for sale to the general public in a Syndicated Community Offering through a syndicate of registered broker-dealers to be formed and managed by Webb acting as agent of the Company to assist the Company and the Association in the sale of the Common Stock. The Company and the Association have the right to reject orders in whole or in part in their sole discretion in the Syndicated Community Offering. Neither Webb nor any registered broker-dealer shall have any obligation to take or purchase any shares of the Common Stock in the Syndicated Community Offering, however, Webb has agreed to use its best efforts in the sale of shares in the Syndicated Community Offering.

     The price at which Common Stock is sold in the Syndicated Community Offering will be determined as described above under "--Stock Pricing."
Subject to overall purchase limitations, no person, together with any associate or group of persons acting in concert, will be permitted to subscribe in the Syndicated Community Offering for more than $250,000 of the Common Stock, exclusive of an increase in shares issued pursuant to an increase in the Estimated Price Range of up to 15%; provided, however, that shares of Common Stock purchased in the Community Offering by any persons, together with associates of or persons acting in concert with such persons, will be aggregated with purchases in the Syndicated Community Offering and be subject to an overall maximum purchase limitation of 1.0% of the shares offered, exclusive of an increase in shares issued pursuant to an increase in the Estimated Price Range by up to 15%.

     Payments made in the form of a check, bank draft, money order or in cash will earn interest at the Association's passbook rate of interest from the date such payment is actually received by the Association until completion or termination of the Conversion.

     In addition to the foregoing, if a syndicate of broker-dealers ("selected dealers") is formed to assist in the Syndicated Community Offering, a purchaser may pay for his shares with funds held by or deposited with a selected dealer. If an order form is executed and forwarded to the selected dealer or if the selected dealer is authorized to execute the order form on behalf of a purchaser, the selected dealer is required to forward the order form and funds to the Association for deposit in a segregated account on or before noon of the business day following receipt of the order form or execution of the order form by the selected dealer. Alternatively, selected dealers may solicit indications of interest from their customers to place orders for shares. Such selected dealers shall subsequently contact their customers who indicated an interest and seek their confirmation as to their intent to purchase. Those indicating an intent to purchase shall execute order forms and forward them to their selected dealer or authorize the selected dealer to execute such forms. The selected dealer will acknowledge receipt of the order to its customer in writing on the following business day and will debit such customer's account on the third business day after the customer has confirmed his intent to purchase (the "debit date") and on or before noon of the next business day following the debit date will send order forms and funds to the Association for deposit in a segregated account. Although purchasers' funds are not required to be in their accounts with selected dealers until the debit date in the event that such alternative procedure is employed once a confirmation of an intent to purchase has been received by the selected dealer, the purchaser has no right to rescind his order.

     Certificates representing shares of Common Stock purchased, together with any refund due, will be mailed to purchasers at the address specified in the order form, as soon as practicable following consummation of the sale of the Common Stock. Any certificates returned as undeliverable will be disposed of in accordance with applicable law.

     The Syndicated Community Offering will terminate no more than 45 days following the Subscription Expiration Date, unless extended by the Company with the approval of the OTS. Such extensions may not be beyond December 22, 2000. See "--Stock Pricing" above for a discussion of rights of subscribers, if any, in the event an extension is granted.

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

PERSONS IN NONQUALIFIED STATES OR FOREIGN COUNTRIES

     The Company and the Association will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for stock pursuant to the Plan reside. However, the Plan provides that the Association and the Company are not required to offer stock in the Subscription Offering to any person who resides in a foreign country or resides in a state of the United States with respect to which both of the following apply: (i) a small number of persons otherwise eligible to subscribe for shares of Common Stock reside in such state; and (ii) the Company or the Association determines that compliance with the securities laws of such state would be impracticable for reasons of cost or otherwise, including but not limited to a request that the Company and the Association or their officers, directors or trustees register as a broker, dealer, salesman or selling agent, under the securities laws of such state, or a request to register or otherwise qualify the subscription rights or Common Stock for sale or submit any filing with respect thereto in such state. Where the number of persons eligible to subscribe for shares in one state is small, the Association and the Company will base their decision as to whether or not to offer the Common Stock in such state on a number of factors, including the size of accounts held by account holders in the state, the cost of registering or qualifying the shares or the need to register the Company, its officers, directors or employees as brokers, dealers or salesmen.

MARKETING AND UNDERWRITING ARRANGEMENTS

     The Association and the Company have engaged Webb as a consultant and financial advisor in connection with the offering of the Common Stock, and Webb has agreed to use its best efforts to solicit subscriptions and purchase orders for shares of Common Stock in the Offerings. Based upon negotiations between the Association and the Company concerning fee structure, Webb will receive a management fee of $25,000 and a fee equal to 1.25% of the aggregate Purchase Price of the shares sold in the Subscription and Community Offerings, up to the maximum of the Estimated Price Range, excluding shares purchased by directors, officers, employees and any immediate family member thereof, and any employee benefit plan of the Company or Association, including the ESOP for which Webb will not receive a fee. If Common Stock remains available after the satisfaction of all subscriptions in the Subscription Offering, Webb may enter into an agreement with other NASD member firms ("Selected Brokers") to assist in the sale of Common Stock in the Community Offering. If Selected Brokers are used, Webb will receive commission of no more than 5.5% of the aggregate purchase price of the Common Stock sold in the Community Offering by the Selected Brokers, and Webb will pay to the Selected Brokers a portion of the 5.5% commission pursuant to selected dealer agreements. Fees to Webb and to any other broker-dealer may be deemed to be underwriting fees, and Webb and such broker-dealers may be deemed to be underwriters. The Company and the Association have agreed to indemnify Webb for reasonable costs and expenses in connection with certain claims or liabilities, including certain liabilities under the Securities Act. Webb has received advances towards its fees. Total marketing fees to Webb are expected to be $711,000 and $983,000 at the minimum and the maximum of the Estimated Price Range, respectively. See "Pro Forma Data" for the assumptions used to arrive at these estimates. The Association will also reimburse Webb for its out-of-pocket expenses, provided such expenses (excluding counsel's fees) do not exceed $15,000.

     Crowe, Chizek & Company, LLP will perform conversion agent services and records management services for the Association in the Conversion and will receive a fee for these services of $30,000, including out-of-pocket expenses.

     Directors and executive officers of the Company and Association may participate in the solicitation of offers to purchase Common Stock. Questions of prospective purchasers will be directed to executive officers or registered representatives. Other employees of the Association may participate in the Offering in ministerial capacities or providing clerical work in effecting a sales transaction. Such other employees have been instructed not to solicit offers to purchase Common Stock or provide advice regarding the purchase of Common Stock. The Company will rely on Rule 3a4-1 under the Exchange Act, and sales of Common Stock will be conducted within the requirements of Rule 3a4-1, so as to permit officers, directors and employees to participate in the sale of Common Stock. No officer, director or employee of the Company or the Association will be compensated in connection with his participation by the payment of commissions or other remuneration based either directly or indirectly on the transactions in the Common Stock.

PROCEDURE FOR PURCHASING SHARES

     To ensure that each purchaser receives a prospectus at least 48 hours before the Expiration Date in accordance with Rule 15c2-8 of the Exchange Act, no prospectus will be mailed any later than five days prior to such date or hand delivered any later than two days prior to such date. Execution of the stock order form and certification form will confirm receipt or delivery in accordance with Rule 15c2-8. Stock order forms and certification forms will only be distributed with a prospectus.

     To purchase shares in the Offerings, an executed stock order form and certification form with the required payment for each share subscribed for, or with appropriate authorization for withdrawal from the Association's deposit account (which may be given by completing the appropriate blanks in the stock order form), must be physically received by the Association at any of its offices by Noon, Eastern time, on the Expiration Date. Stock order forms which are not received by such time or are executed defectively or are received without full payment (or appropriate withdrawal instructions) are not required to be accepted. In addition, the Association and Company are not obligated to accept orders submitted on photocopied or facsimiled stock order forms and will not accept stock order forms unaccompanied by an executed certification form. Notwithstanding the foregoing, the Company shall have the right, in its sole discretion, to permit institutional investors to submit irrevocable orders together with a legally binding commitment for payment and to thereafter pay for the shares of Common Stock for which they subscribe in the Community Offering at any time prior to 48 hours before the completion of the Conversion. The Company and the Association have the right to waive or permit the correction of incomplete or improperly executed forms, but do not represent that they will do so. Once received, an executed stock order form may not be modified, amended or rescinded without the consent of the Association unless the Conversion has not been completed within 45 days after the end of the Subscription Offering, unless such period has been extended.

     IMPORTANT: TO ENSURE THAT YOUR SUBSCRIPTION RIGHTS ARE PROPERLY IDENTIFIED, YOU MUST LIST ALL QUALIFYING DEPOSIT ACCOUNTS AND LOANS, AS OF THE RESPECTIVE QUALIFYING DATES ON THE STOCK ORDER FORM. PERSONS WHO DO NOT LIST ALL QUALIFYING DEPOSIT ACCOUNTS AND LOANS MAY BE SUBJECT TO REDUCTION OR REJECTION OF THEIR SUBSCRIPTION.

     In order to ensure that Eligible Account Holders, Supplemental Eligible Account Holders and Other Members are properly identified as to their stock purchase priorities, depositors as of the Eligibility Record Date (March 31, 1997) and/or the Supplemental Eligibility Record Date (September 30, 1998) and/or the Voting Record Date (October 31, 1998) must list all accounts on the stock order form giving all names in each account and the account number.

     Payment for subscriptions may be made (i) in cash if delivered in person at any branch office of the Association, (ii) by check, bank draft or money order, or (iii) by authorization of withdrawal from deposit accounts maintained with the Association. No wire transfers will be accepted. Interest will be paid on payments made by cash, check, bank draft or money order at the Association's passbook rate of interest from the date payment is received until the completion or termination of the Conversion. If payment is made by authorization of withdrawal from deposit accounts, the funds authorized to be withdrawn from a deposit account will continue to accrue interest at the contractual rates until completion or termination of the Conversion, but a hold will be placed on such funds, thereby making them unavailable to the depositor until completion or termination of the Conversion.

     If a subscriber authorizes the Association to withdraw the amount of the purchase price from his deposit account, the Association will do so as of the effective date of the Conversion. The Association will waive any applicable penalties for early withdrawal from certificate accounts. If the remaining balance in a certificate account is reduced below the applicable minimum balance requirement at the time that the funds actually are transferred under the authorization, the certificate will be canceled at the time of the withdrawal, without penalty, and the remaining balance will earn interest at the Association's passbook rate.

  If the ESOP subscribes for shares during the Subscription Offering, the ESOP will not be required to pay for the shares subscribed for at the time it subscribes, but rather, may pay for such shares of Common Stock subscribed for at the Purchase Price upon consummation of the Subscription Offering, if all shares are sold, or upon consummation of the Syndicated Community Offering if shares remain to be sold in such offering; provided, that there is in force from the time of its subscription until such time, a loan commitment from an unrelated financial institution or the Company to lend to the ESOP, at such time, the aggregate Purchase Price of the shares for which it subscribed.

     Owners of self-directed IRAs and Qualified Plans may use the assets of such IRAs and Qualified Plans to purchase shares of Common Stock in the Subscription Offering and/or Community Offering, provided that such IRAs are not maintained at the Association. Persons with self-directed IRAs and Qualified Plans maintained at the Association must have their accounts transferred to an unaffiliated institution or broker to purchase shares of Common Stock in the Subscription Offering and/or Community Offering. In addition, the provisions of ERISA and IRS regulations require that officers, directors and ten percent shareholders who use self-directed IRA funds and Qualified Plans to purchase shares of Common Stock in the Subscription Offering and/or Community Offering, make such purchases for the exclusive benefit of the IRAs and Qualified Plans.

     Certificates representing shares of Common Stock purchased will be mailed to purchasers at the address specified in properly completed stock order forms, as soon as practicable following consummation of the sale of all shares of Common Stock. Any certificates returned as undeliverable will be disposed of in accordance with applicable law.

RESTRICTIONS ON TRANSFER OF SUBSCRIPTION RIGHTS AND SHARES

     Prior to the completion of the Conversion, the OTS conversion regulations prohibit any person with subscription rights, including the Eligible Account Holders, the ESOP, the Supplemental Eligible Account Holders and Other Members of the Association, from transferring or entering into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the Plan or the shares of Common Stock to be issued upon their exercise. Such rights may be exercised only by the person to whom they are granted and only for his account. Each person exercising such subscription rights will be required to certify that he is purchasing shares solely for his own account and that he has no agreement or understanding regarding the sale or transfer of such shares. The regulations also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase such subscription rights or shares of Common Stock prior to the completion of the Conversion.

     THE ASSOCIATION AND THE COMPANY WILL PURSUE ANY AND ALL LEGAL AND EQUITABLE REMEDIES (INCLUDING FORFEITURE) IN THE EVENT THEY BECOME AWARE OF THE TRANSFER OF SUBSCRIPTION RIGHTS AND WILL NOT HONOR ORDERS KNOWN BY THEM TO INVOLVE THE TRANSFER OF SUCH RIGHTS.

LIMITATIONS ON COMMON STOCK PURCHASES

     The Plan includes the following limitations on the number of shares of Common Stock which may be purchased during the Conversion:

     (1)  No less than 25 shares;

     (2) Each Eligible Account Holder may subscribe for and purchase in the Subscription Offering up to the greater of: 1) the amount permitted to be purchased in the Community Offering, currently $250,000 of Common Stock; 2) one-tenth of one percent (.10%) of the total offering of shares of Common Stock; or 3) fifteen times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Common Stock to be issued by a fraction of which the numerator is the amount of the Qualifying Deposit of the Eligible Account Holder and the denominator is the total amount of Qualifying Deposits of all Eligible Account Holders, in each case on the Eligibility Record Date subject to the overall maximum purchase limitation in (8) below and exclusive of an increase in the total number of shares issued due to an increase in the Estimated Price Range of up to 15%;

     (3) The ESOP is permitted to purchase in the aggregate up to 10% of the shares of Common Stock issued in the Conversion, including shares issued to the Foundation, including shares issued in the event

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          of an increase in the Estimated Price Range of 15%, and intends to purchase 8% of the shares of Common Stock issued in the Conversion, including shares issued to the Foundation;

     (4) Each Supplemental Eligible Account Holder may subscribe for and purchase in the Subscription Offering up to the greater of: 1) the amount permitted to be purchased in the Community Offering, currently $250,000 of Common Stock; 2) one-tenth of one percent (.10%) of the total offering of shares of Common Stock; or 3) fifteen times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Common Stock to be issued by a fraction of which the numerator is the amount of the Qualifying Deposit of the Supplemental Eligible Account Holder and the denominator is the total amount of Qualifying Deposits of all Supplemental Eligible Account Holders, in such case on the Supplemental Eligibility Record Date subject to the overall maximum purchase limitation in (8) below and exclusive of an increase in the total number of shares issued due to an increase in the Estimated Price Range of up to 15%;

     (5) Each Other Member may subscribe for and purchase in the Subscription Offering up to the greater of: 1) the amount permitted to be purchased in the Community Offering, currently $250,000 of Common Stock; or 2) one-tenth of one percent (.10%) of the total offering of shares of Common Stock, in each case subject to the overall maximum purchase limitation in (8) below and exclusive of an increase in the total number of shares issued due to an increase in the Estimated Price Range of up to 15%;

     (6) Persons purchasing shares of Common Stock in the Community Offering, together with associates of and groups of persons acting in concert with such persons, may purchase in the Community Offering up to $250,000 of Common Stock, subject to the overall maximum purchase limitation in (8) below and exclusive of an increase in the total number of shares issued due to an increase in the Estimated Price Range of up to 15%;

     (7) Persons purchasing shares of Common Stock in the Syndicated Community Offering, together with associates of and persons acting in concert with such persons, may purchase in the Syndicated Offering up to $250,000 of Common Stock, subject to the overall maximum purchase limitation in (8) below and exclusive of an increase in the total number of shares issued due to an increase in the Estimated Price Range of up to 15% and, provided further that shares of Common Stock purchased in the Community Offering by any persons, together with associates of or persons acting in concert with such persons, will be aggregated with purchases in the Syndicated Community Offering in applying the $250,000 purchase limitation;

     (8) Except for the ESOP, the overall maximum number of shares of Common Stock subscribed for or purchased in all categories of the Conversion by any person, together with associates of or persons acting in concert with such persons, shall not exceed 1.0% of the shares of Common Stock offered in the Conversion and exclusive of an increase in the total number of shares issued due to an increase in the Estimated Price Range of up to 15%; and

     (9) No more than 25% of the total number of shares offered for sale in the Conversion may be purchased by directors and officers of the Association and their associates in the aggregate, excluding purchases by the ESOP.

     Subject to any required regulatory approval and the requirements of applicable laws and regulations, but without further approval of the members of the Association, both the individual amount permitted to be subscribed for and the overall maximum purchase limitation may be increased to up to a maximum of 5% at the sole discretion of the Company and the Association. If such amount is increased, subscribers for the maximum amount will be, and certain other large subscribers in the sole discretion of the Association may be, given the opportunity to increase their subscriptions up to the then applicable limit. In addition, the Boards of Directors of the Company and the Association may, in their sole discretion, increase the maximum purchase limitation referred to above up to 9.99%, provided that orders for shares exceeding 5% of the shares being offering in the Subscription and Community Offerings shall not

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

exceed, in the aggregate, 10% of the shares being offered in the Subscription and Community Offerings. Requests to purchase additional shares of Common Stock under this provision will be determined by the Boards of Directors and, if approved, allocated on a pro rata basis giving priority in accordance with the priority rights set forth herein.

     The overall maximum purchase limitation may not be reduced to less than 1% but the individual amount permitted to be subscribed for may be reduced by the Association to less than $250,000 subject to paragraphs (2), (4) and (5) above without the further approval of members or resolicitation of subscribers. An individual Eligible Account Holder, Supplemental Eligible Account Holder or Other Member may not purchase individually in the Subscription Offering the overall maximum purchase limit of 1.0% of the shares offered, but may make such purchase, together with associates of and persons acting in concert with such person, by also purchasing in other available categories of the Conversion, subject to availability of shares and the overall maximum purchase limit for purchases in the Conversion.

     In the event of an increase in the total number of shares offered in the Conversion due to an increase in the Estimated Price Range of up to 15% (the "Adjusted Maximum"), the additional shares will be allocated in the following order or priority in accordance with the Plan: (i) to fill the ESOP's subscription of 8% of the amount of Common Stock issued in the Conversion, including shares issued to the Foundation, at the Adjusted Maximum number of shares; (ii) in the event that there is an oversubscription by Eligible Account Holders, to fill unsatisfied subscriptions of Eligible Account Holders, exclusive of the Adjusted Maximum; (iii) in the event that there is an oversubscription by Supplemental Eligible Account Holders, to fill unsatisfied subscriptions of Supplemental Eligible Account Holders, exclusive of the Adjusted Maximum; (iv) in the event that there is an oversubscription by Other Members, to fill unsatisfied subscriptions of Other Members exclusive of the Adjusted Maximum; and (v) to fill unsatisfied subscriptions in the Community Offering to the extent possible, exclusive of the Adjusted Maximum, with preference to institutional investors.

     The term "associate" of a person is defined to mean: (i) any corporation, partnership (other than the Association or a majority-owned subsidiary of the Association) of which such person is an officer, partner or 10% stockholder;
(ii) any trust or other estate in which such person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity; provided, however, such term shall not include any employee stock benefit plan of the Association in which such person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who either has the same home as such person or who is a director or officer of the Association. Directors are not treated as associates of each other solely because of their Board membership. For a further discussion of limitations on purchases of a converting institution's stock at the time of Conversion and subsequent to Conversion, see "Management of the Association--Subscriptions of Executive Officers and Directors," "--Certain Restrictions on Purchase or Transfer of Shares After Conversion" and "Restrictions on Acquisition of the Company and the Association."

LIQUIDATION RIGHTS

     In the unlikely event of a complete liquidation of the Association in its present mutual form, each depositor would receive his pro rata share of any assets of the Association remaining after payment of claims of all creditors (including the claims of all depositors to the withdrawal value of their accounts). Each depositor's pro rata share of such remaining assets would be in the same proportion as the value of his deposit account was to the total value of all deposit accounts in the Association at the time of liquidation. After the Conversion, each depositor, in the event of a complete liquidation, would have a claim as a creditor of the same general priority as the claims of all other general creditors of the Association. However, except as described below, his claim would be solely in the amount of the balance in his deposit account plus accrued interest. He would not have an interest in the value or assets of the Association above that amount.

     The Plan provides for the establishment, upon the completion of the Conversion, of a special "liquidation account" for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders in an amount equal to the surplus and reserves of the Association as of the date of its latest balance sheet contained in the final Prospectus used in connection with the Conversion. Each Eligible Account Holder and Supplemental Eligible Account Holder, if he were to continue to maintain his deposit account at the Association, would be entitled, on a complete liquidation of the Association after the Conversion, to an interest in the liquidation account prior to any payment to the

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

stockholders of the Association. Each Eligible Account Holder and Supplemental Eligible Account Holder would have an initial interest in such liquidation account for each deposit account, including regular accounts, transaction accounts such as NOW accounts, money market deposit accounts, and certificates of deposit, with a balance of $50 or more held in the Association on March 31, 1997 and September 30, 1998, respectively. Each Eligible Account Holder and Supplemental Eligible Account Holder will have a pro rata interest in the total liquidation account based on the proportion that the balance of his Qualifying Deposits on the Eligibility Record Date or Supplemental Eligibility Record Date, respectively, bore to the total amount of all Qualifying Deposits of all Eligible Account Holders and Supplemental Eligible Account Holders in the Association. For deposit accounts in existence at both dates separate subaccounts shall be determined on the basis of the Qualifying Deposits in such deposit accounts on such respective record dates.

     If, however, on any annual closing date subsequent to the Eligibility Record Date or Supplemental Eligibility Record Date, the amount of the Qualifying Deposit of an Eligible Account Holder or Supplemental Eligible Account Holder is less than the amount of the Qualifying Deposit of such Eligible Account Holder or Supplemental Eligible Account Holder as of the Eligibility Record Date or Supplemental Eligibility Record Date, respectively, or less than the amount of the Qualifying Deposits as of the previous annual closing date, then the interest in the liquidation account relating to such Qualifying Deposit would be reduced from time to time by the proportion of any such reduction, and such interest will cease to exist if such Qualifying Deposit accounts are closed. In addition, no interest in the liquidation account would ever be increased despite any subsequent increase in the related Qualifying Deposit. Any assets remaining after the above liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders are satisfied would be distributed to the Company as the sole stockholder of the Association.

TAX ASPECTS

     Consummation of the Conversion is expressly conditioned upon the receipt by the Association of either a favorable ruling from the IRS or an opinion with respect to federal income taxation, and an opinion with respect to Ohio income taxation, to the effect that the Conversion will not be a taxable transaction to the Company, the Association, Eligible Account Holders, or Supplemental Eligible Account Holders except as noted below.

     No private ruling will be received from the IRS with respect to the proposed Conversion. Instead, the Association has received an opinion of its counsel, Patton Boggs LLP, to the effect that for federal income tax purposes, among other matters: (i) the Association's change in form from mutual to stock ownership will constitute a reorganization under section 368(a)(1)(F) of the Code and neither the Association nor the Company will recognize any gain or loss as a result of the Conversion; (ii) no gain or loss will be recognized to the Association or the Company upon the purchase of the Association's capital stock by the Company or to the Company upon the purchase of its Common Stock in the Conversion; (iii) no gain or loss will be recognized by Eligible Account Holders or Supplemental Eligible Account Holders upon the issuance to them of Deposit Accounts in the Association in its stock form plus their interests in the liquidation account in exchange for their deposit accounts in the Association;
(iv) the tax basis of the depositors' accounts in the Association immediately after the Conversion will be the same as the basis of their deposit accounts immediately prior to the Conversion; (v) the tax basis of each Eligible Account Holder's and Supplemental Eligible Account Holder's interest in the liquidation account will be zero; (vi) no gain or loss will be recognized by Eligible Account Holders or Supplemental Eligible Account Holders upon the distribution to them of nontransferable subscription rights to purchase shares of the Common Stock, provided that the amount to be paid for the Common Stock is equal to the fair market value of such stock; and (vii) the tax basis to the stockholders of the Common Stock of the Company purchased in the Conversion will be the amount paid therefor and the holding period for the shares of Common Stock purchased by such persons will begin on the date on which their subscription rights are exercised. Crowe, Chizek and Company LLP has opined that the Conversion will not be a taxable transaction to the Company, the Association, Eligible Account Holders or Supplemental Eligible Account Holders for Ohio income tax purposes. Certain portions of both the federal and the state income tax opinions are based upon the assumption that the subscription rights issued in connection with the Conversion will have no value.

     Unlike private rulings, an opinion of counsel or an opinion of an independent accountant is not binding on the IRS and the IRS could disagree with conclusions reached therein. In the event of such disagreement, there can be no assurance that the IRS would not prevail in a judicial or administrative proceeding.

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

     Keller has issued an opinion stating that, pursuant to its valuation, Keller is of the opinion that the subscription rights do not have any value, based on the fact that such rights are acquired by the recipients without cost, are nontransferable and of short duration, and afford the recipients the right only to purchase the Common Stock at a price equal to its estimated fair market value, which will be the same price as the Purchase Price for the shares of Common Stock sold in the Community Offering. Such valuation is not binding on the IRS. If the subscription rights granted to Eligible Account Holders or Supplemental Eligible Account Holders are deemed to have an ascertainable value, receipt of such rights could be taxable to those Eligible Account Holders or Supplemental Eligible Account Holders who receive and/or exercise the subscription rights in an amount equal to such value and the Association could recognize gain on such distribution. Eligible Account Holders and Supplemental Eligible Account Holders are encouraged to consult with their own tax advisor as to the tax consequences in the event that such subscription rights are deemed to have an ascertainable value.

INTERPRETATION AND AMENDMENT OF THE PLAN OF CONVERSION

     To the extent permitted by law, all interpretations of the Plan by the Board of Directors of the Association will be final. The Plan provides that the Association's Board of Directors shall have the discretion to interpret and apply the provisions of the Plan to particular circumstances and that such interpretation or application shall be final. This includes any and all interpretations, applications and determinations made by the Board of Directors on the basis of such information and assistance as was then reasonably available for such purpose.

     The Plan provides that, if deemed necessary or desirable by the Board of Directors, the Plan may be substantively amended at any time prior to solicitation of proxies from members to vote on the Plan by a two-thirds vote of the Association's Board of Directors. After submission of the proxy materials to the members, the Plan may be amended by a two-thirds vote of the Association's Board of Directors at any time prior to the Special Meeting with the concurrence of the OTS. The Plan may be amended at any time after the approval of members with the approval of the OTS and no further approval of the members will be necessary unless otherwise required by the OTS. By adoption of the Plan, the Association's members will be deemed to have authorized amendment of the Plan under the circumstances described above.

     The establishment of the Foundation will be considered as a separate matter from approval of the Plan of Conversion. If the Association's members approve the Plan of Conversion, but not the creation of the Foundation, the Association intends to complete the Conversion without the Foundation. Failure to approve the establishment of the Foundation may materially increase the pro forma market value of the Common Stock since the Valuation Range, as set forth herein, takes into account the dilutive impact of the issuance of shares to the Foundation.
In such an event, the Association may establish a new Estimated Price Range and commence a resolicitation of subscribers. In the event of a resolicitation, unless an affirmative response is received within a specified period of time, all funds will be promptly returned to investors, as described elsewhere herein. See "--Stock Pricing."

CERTAIN RESTRICTIONS ON PURCHASE OR TRANSFER OF SHARES AFTER CONVERSION

     All shares of Common Stock purchased in connection with the Conversion by a director or an officer of the Association will be subject to a restriction that the shares not be sold for a period of one year following the Conversion, except in the event of the death of such director or officer. Each certificate for restricted shares will bear a legend giving notice of this restriction on transfer, and instructions will be issued to the effect that any transfer within such time period of any certificate or record ownership of such shares other than as provided above is a violation of the restriction. Any shares of Common Stock issued at a later date as a stock dividend, stock split, or otherwise, with respect to such restricted stock will be subject to the same restrictions. The directors and officers of the Association will also be subject to the insider trading rules promulgated pursuant to the Exchange Act and any other applicable requirements of the federal securities laws.

     Purchases of outstanding shares of Common Stock of the Company by directors, officers (or any person who was an officer or director of the Association after adoption of the Plan of Conversion) and their associates during the three-year period following Conversion may be made only through a broker or dealer registered with the SEC, except

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with the prior written approval of the OTS. This restriction does not apply, however, to negotiated transactions involving more than 1.0% of the Company's outstanding Common Stock or to the purchase of stock pursuant to any stock option plan to be established after the Conversion.

     Unless approved by the OTS, the Company, pursuant to OTS regulations, will be prohibited from repurchasing any shares of the Common Stock for three years after the Conversion except: (i) for an offer to all stockholders on a pro rata basis; or (ii) for the repurchase of qualifying shares of a director. Notwithstanding the foregoing, beginning one year following completion of the Conversion the Company may repurchase its Common Stock so long as: (i) the repurchases within the following two years are part of an open-market program not involving greater than 5% of its outstanding capital stock during a twelve-month period; (ii) the repurchases do not cause the Company to become undercapitalized; and (iii) the Company provides to the Regional Director of the OTS no later than 10 days prior to the commencement of a repurchase program written notice containing a full description of the program to be undertaken and such program is not disapproved by the Regional Director. In addition, under current OTS policies, repurchases may be allowed in the first year following Conversion and in amounts greater than 5% in the second and third years following Conversion, provided there are valid and compelling business reasons for such repurchases and the OTS approves such repurchases.


         RESTRICTIONS ON ACQUISITION OF THE COMPANY AND THE ASSOCIATION

GENERAL

     The Association's Plan of Conversion provides for the Conversion of the Association from the mutual to the stock form of organization and, in connection therewith, a new Federal Stock Charter and Bylaws to be adopted by members of the Association. The Plan also provides for the concurrent formation of a holding company, which form of organization may or may not be utilized at the option of the Board of Directors of the Association. See "The Conversion-- General." In the event that the holding company form of organization is utilized, as described below, certain provisions in the Company's Certificate of Incorporation and Bylaws and in its management remuneration entered into in connection with the Conversion, together with provisions of Delaware corporate law, may have anti-takeover effects. In the event that the holding company form of organization is not utilized, the Association's Stock Charter and Bylaws and management remuneration entered into in connection with the Conversion may have anti-takeover effects as described below. In addition, regulatory restrictions may make it difficult for persons or companies to acquire control of either the Company or the Association.

RESTRICTIONS IN THE COMPANY'S CERTIFICATE OF INCORPORATION AND BYLAWS

     A number of provisions of the Company's Certificate of Incorporation and Bylaws deal with matters of corporate governance and certain rights of stockholders. The following discussion is a general summary of the material provisions of the Company's Certificate of Incorporation and Bylaws and certain other statutory and regulatory provisions relating to stock ownership and transfers, the Board of Directors and business combinations, which might be deemed to have a potential "anti-takeover" effect. These provisions may have the effect of discouraging a future takeover attempt which is not approved by the Board of Directors but which individual Company stockholders may deem to be in their best interests or in which shareholders may receive a substantial premium for their shares over then current market prices. As a result, stockholders who might desire to participate in such a transaction may not have an opportunity to do so. Such provisions will also render the removal of the current Board of Directors or management of the Company more difficult. The following description of certain of the provisions of the Certificate of Incorporation and Bylaws of the Company is necessarily general and reference should be made in each case to such Certificate of Incorporation and Bylaws, which are incorporated herein by reference. See "Additional Information" as to how to obtain a copy of these documents.

     Limitation on Voting Rights. The Certificate of Incorporation of the Company provides that in no event shall any record owner of any outstanding Common Stock which is beneficially owned, directly or indirectly, by a person who beneficially owns in excess of 10% of the then outstanding shares of Common Stock (the "Limit") be entitled or permitted to any vote in respect of the shares beneficially owned by such person in excess of the Limit. Beneficial

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ownership is determined pursuant to Rule 13d-3 of the General Rules and
Regulations promulgated pursuant to the Exchange Act, and includes shares beneficially owned by such person or any of his affiliates (as defined in the Certificate of Incorporation), shares which such person or his affiliates have the right to acquire upon the exercise of conversion rights or options and shares as to which such person and his affiliates have or share investment or voting power, but shall not include shares beneficially owned by the ESOP or directors, officers and employees of the Association or Company or shares that are subject to a revocable proxy and that are not otherwise beneficially owned, or deemed by the Company to be beneficially owned, by such person and his affiliates. The Certificate of Incorporation of the Company further provides that this provision limiting voting rights may only be amended upon the vote of 80% of the outstanding shares of voting stock (after giving effect to the limitation on voting rights).

     Board of Directors. The Board of Directors of the Company is divided into three classes, each of which shall contain approximately one-third of the whole number of members of the Board. Each class shall serve a staggered term, with approximately one-third of the total number of directors being elected each year. The Company's Certificate of Incorporation and Bylaws provide that the size of the Board shall be determined by a majority of the directors, but in the absence of such determination shall be eight. The Certificate of Incorporation and the Bylaws provide that any vacancy occurring in the Board, including a vacancy created by an increase in the number of directors or resulting from death, resignation, retirement, disqualification, removal from office or other cause, shall be filled for the remainder of the unexpired term exclusively by a majority vote of the directors then in office. The classified Board is intended to provide for continuity of the Board of Directors and to make it more difficult and time consuming for a stockholder group to fully use its voting power to gain control of the Board of Directors without the consent of the incumbent Board of Directors of the Company. The Certificate of Incorporation of the Company provides that a director may be removed from the Board of Directors prior to the expiration of his term only for cause, upon the vote of 80% of the outstanding shares of voting stock.

     In the absence of these provisions, the vote of the holders of a majority of the shares could remove the entire Board, with or without cause, and replace it with persons of such holders' choice.

     Cumulative Voting, Special Meetings And Action by Written Consent. The Certificate of Incorporation does not provide for cumulative voting for any purpose. Moreover, special meetings of stockholders of the Company may be called only by the Board of Directors of the Company. The Certificate of Incorporation also provides that any action required or permitted to be taken by the stockholders of the Company may be taken only at an annual or special meeting and prohibits stockholder action by written consent in lieu of a meeting.

     Authorized Shares. The Certificate of Incorporation authorizes the issuance of 33,000,000 shares of Common Stock and 3,000,000 shares of Preferred Stock. The shares of Common Stock and Preferred Stock were authorized in an amount greater than that to be issued in the Conversion to provide the Company's Board of Directors with as much flexibility as possible to effect, among other transactions, financings, acquisitions, stock dividends, stock splits and employee Stock Options. However, these additional authorized shares may also be used by the Board of Directors consistent with its fiduciary duty to deter future attempts to gain control of the Company. The Board of Directors also has sole authority to determine the terms of any one or more series of Preferred Stock, including voting rights, conversion rates, and liquidation preferences. As a result of the ability to fix voting rights for a series of Preferred Stock, the Board has the power, to the extent consistent with its fiduciary duty, to issue a series of Preferred Stock to persons friendly to management in order to attempt to block a post-tender offer merger or other transaction by which a third party seeks control, and thereby assist management to retain its position. The Company's Board of Directors currently has no plans for the issuance of additional shares, other than the issuance of additional shares pursuant to the terms of the Stock Program and upon exercise of Stock Options to be issued pursuant to the terms of the Stock Option Plan, all of which are to be established and presented to stockholders at the first annual meeting after the Conversion.

     Stockholder Vote Required to Approve Business Combinations With Interested
Stockholders.   The Certificate of Incorporation requires the approval of the holders of at least 80% of the Company's outstanding shares of voting stock to approve certain "Business Combinations," as defined therein, and related transactions. Under Delaware law, absent this provision, Business Combinations, including mergers, consolidations and sales of all or substantially all of the assets of a corporation must, subject to certain exceptions, be approved by the vote of the holders of only a majority of the outstanding shares of Common Stock of the Company and any other affected class of stock. Under the

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Certificate of Incorporation, at least 80% approval of shareholders is required in connection with any transaction involving an Interested Stockholder (as defined below) except (i) in cases where the proposed transaction has been approved in advance by a majority of those members of the Company's Board of Directors who are unaffiliated with the Interested Stockholder and were directors prior to the time when the Interested Stockholder became an Interested Stockholder or (ii) if the proposed transaction meets certain conditions set forth therein which are designed to afford the shareholders a fair price in consideration for their shares in which case, if a stockholder vote is required, approval of only a majority of the outstanding shares of voting stock would be sufficient. The term "Interested Stockholder" is defined to include any individual, corporation, partnership or other entity (other than the Company or its subsidiaries) which owns beneficially or controls, directly or indirectly, 10% or more of the voting power of the outstanding shares of voting stock of the Company. This provision of the Certificate of Incorporation applies to any "Business Combination," which is defined to include (i) any merger or consolidation of the Company or any of its subsidiaries with or into any Interested Stockholder or Affiliate (as defined in the Certificate of Incorporation) of an Interested Stockholder; (ii) any sale, lease, exchange, mortgage, pledge, transfer, or other disposition to or with any Interested Stockholder or Affiliate of 25% or more of the assets of the Company or combined assets of the Company and its subsidiary; (iii) the issuance or transfer to any Interested Stockholder or its Affiliate by the Company (or any subsidiary) of any securities the value of which equals or exceeds 25% of the fair market value of the Common Stock of the Company in exchange for any assets, cash or securities; (iv) the adoption of any plan for the liquidation or dissolution of the Company proposed by or on behalf of any Interested Stockholder or Affiliate thereof; and (v) any reclassification of securities, recapitalization, merger or consolidation of the Company which has the effect of increasing the proportionate share of Common Stock or any class of equity or convertible securities of the Company owned directly or indirectly by an Interested Stockholder or Affiliate thereof. The directors and executive officers of the Association are purchasing in the aggregate approximately 3.7% of the shares of the Common Stock to be issued in the Conversion, including shares to be issued to the Foundation, at the maximum of the Estimated Price Range. In addition, the ESOP intends to purchase 8% of the Common Stock issued in connection with the Conversion, including shares issued to the Foundation. Additionally, if at a meeting of stockholders following the Conversion stockholder approval of the proposed Stock Program and Stock Option Plan is received, the Company expects to acquire 4% of the Common Stock issued in connection with the Conversion, including shares issued to the Foundation, on behalf of the Stock Program and expects to issue options to purchase up to 10% of the Common Stock issued in connection with the Conversion, including shares issued to the Foundation, under the Stock Option Plan to directors and executive officers. As a result, at the maximum of the Estimated Price Range, assuming the Stock Program and Stock Option Plan is approved by stockholders, directors, executive officers and employees have the potential to control the voting of approximately 23.3% of the Company's Common Stock, if the shares held by the ESOP are aggregated with the shares purchased in the Conversion by management and acquired for award under the Stock Program and Stock Option Plan, thereby enabling them to prevent the approval of the transactions requiring the approval of at least 80% of the Company's outstanding shares of voting stock described hereinabove.

     Evaluation of Offers. The Certificate of Incorporation of the Company further provides that the Board of Directors of the Company, when evaluating any offer of another "Person" (as defined therein) to (i) make a tender or exchange offer for any equity security of the Company, (ii) merge or consolidate the Company with another corporation or entity, or (iii) purchase or otherwise acquire all or substantially all of the properties and assets of the Company, may, in connection with the exercise of its judgment in determining what is in the best interest of the Company, the Association and the stockholders of the Company, give due consideration to all relevant factors, including, without limitation, the social and economic effects of acceptance of such offer on the Company's customers and the Association's present and future account holders, borrowers and employees; on the communities in which the Company and the Association operate or are located; and on the ability of the Company to fulfill its corporate objectives as a savings and loan holding company and on the ability of the Association to fulfill the objectives of a federally-chartered stock savings institution under applicable statutes and regulations. By having these standards in the Certificate of Incorporation of the Company, the Board of Directors may be in a stronger position to oppose such a transaction if the Board concludes that the transaction would not be in the best interest of the Company, even if the price offered is significantly greater than the then market price of any equity security of the Company.

     Amendment of Certificate of Incorporation and Bylaws. Amendments to the Company's Certificate of Incorporation must be approved by a majority vote of its Board of Directors and also by a majority of the outstanding shares of its voting stock; provided, however, that an affirmative vote of at least 80% of the outstanding voting stock

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entitled to vote (after giving effect to the provision limiting voting rights)
is required to amend or repeal certain provisions of the Certificate of Incorporation, including the provision limiting voting rights, the provisions relating to approval of certain business combinations, calling special meetings, the number and classification of directors, director and officer indemnification by the Company and amendment of the Company's Bylaws and Certificate of Incorporation. The Company's Bylaws may be amended by its Board of Directors, or by a vote of 80% of the total votes eligible to be voted at a duly constituted meeting of stockholders.

     Certain Bylaw Provisions. The Bylaws of the Company also require a stockholder who intends to nominate a candidate for election to the Board of Directors, or to raise new business at a stockholder meeting to give at least 90 days advance notice to the Secretary of the Company. The notice provision requires a stockholder who desires to raise new business to provide certain information to the Company concerning the nature of the new business, the stockholder and the stockholder's interest in the business matter. Similarly, a stockholder wishing to nominate any person for election as a director must provide the Company with certain information concerning the nominee and the proposing stockholder.

ANTI-TAKEOVER EFFECTS OF THE COMPANY'S CERTIFICATE OF INCORPORATION AND BYLAWS AND MANAGEMENT REMUNERATION ADOPTED IN CONVERSION

     The provisions described above are intended to reduce the Company's vulnerability to takeover attempts and certain other transactions which have not been negotiated with and approved by members of its Board of Directors. The provisions of the Employment Agreements, CIC Agreements, Employee Severance Compensation Plan, Stock Program or Stock Option Plan to be established may also discourage takeover attempts by increasing the costs to be incurred by the Association and the Company in the event of a takeover. See "Management of the Association--Employment Agreements."

     The Company's Board of Directors believes that the provisions of the Certificate of Incorporation, Bylaws and management remuneration plans to be established are in the best interest of the Company and its stockholders. An unsolicited non-negotiated proposal can seriously disrupt the business and management of a corporation and cause it great expense. Accordingly, the Board of Directors believes it is in the best interests of the Company and its stockholders to encourage potential acquirors to negotiate directly with management and that these provisions will encourage such negotiations and discourage non-negotiated takeover attempts. It is also the Board of Directors' view that these provisions should not discourage persons from proposing a merger or other transaction at a price that reflects the true value of the Company and that otherwise is in the best interest of all stockholders.

THE FOUNDATION

  If approved by the members of the Association, upon completion of the Conversion, the Foundation will own 7.1% of the total shares of the Company's Common Stock outstanding. Such shares will be owned solely by the Foundation; however, pursuant to the terms of the contribution as mandated by the OTS, the shares of Common Stock held by the Foundation must be voted in the same ratio as all other shares of the Company's Common Stock on all proposals considered by stockholders of the Company. In the event the OTS were to waive this restriction, the Foundation's board of directors would exercise sole voting power over such shares and would no longer be subject to the restriction. However, the OTS could impose additional conditions at that time on the composition of the board of directors of the Foundation or which would otherwise relate to the control of the Common Stock held by the Foundation. See "The Conversion--Establishment of the Foundation--Regulatory Conditions Imposed on the Foundation." If a waiver of the voting restriction were granted by the OTS and no further conditions were imposed on the Foundation at that time, with the Foundation's shares combined with shares purchased directly by officers and directors of the Company, shares held by the Stock Program trust, and shares held by the ESOP trust, the aggregate of such shares could exceed 20% of the Company's outstanding Common Stock, which could enable management to defeat stockholder proposals requiring 80% approval. Consequently, in the event the voting restriction was waived, the potential voting control might preclude takeover attempts that certain stockholders deem to be in their best interest, and might tend to perpetuate management. However, since the ESOP shares are allocated to all eligible employees of the Association, and any unallocated shares will be voted by an independent trustee, and because the Stock Program and Stock Option Plan must first be approved by stockholders no sooner than six months following completion of the Conversion, and

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awards under such proposed plans may be granted to employees other than executive officers and Directors, management of the Company does not expect to have voting control of all shares covered by the ESOP and other stock-based benefit plans.

DELAWARE CORPORATE LAW

     The state of Delaware has a statute designed to provide Delaware corporations with additional protection against hostile takeovers. The takeover statute, which is codified in Section 203 of the Delaware General Corporate Law ("Section 203"), is intended to discourage certain takeover practices by impeding the ability of a hostile acquiror to engage in certain transactions with the target company.

     In general, Section 203 provides that a "Person" (as defined therein) who owns 15% or more of the outstanding voting stock of a Delaware corporation (an "Interested Stockholder") may not consummate a merger or other business combination transaction with such corporation at any time during the three-year period following the date such Person became an Interested Stockholder. The term "business combination" is defined broadly to cover a wide range of corporate transactions including mergers, sales of assets, issuances of stock, transactions with subsidiaries and the receipt of disproportionate financial benefits.

     The statute exempts the following transactions from the requirements of
Section 203: (i) any business combination if, prior to the date a person became an Interested Stockholder, the Board of Directors approved either the business combination or the transaction which resulted in the stockholder becoming an Interested Stockholder; (ii) any business combination involving a person who acquired at least 85% of the outstanding voting stock in the transaction in which he became an Interested Stockholder, with the number of shares outstanding calculated without regard to those shares owned by the corporation's directors who are also officers and by certain employee stock plans; (iii) any business combination with an Interested Stockholder that is approved by the Board of Directors and by a two-thirds vote of the outstanding voting stock not owned by the Interested Stockholder; and (iv) certain business combinations that are proposed after the corporation had received other acquisition proposals and which are approved or not opposed by a majority of certain continuing members of the Board of Directors. A corporation may exempt itself from the requirements of the statute by adopting an amendment to its Certificate of Incorporation or Bylaws electing not to be governed by Section 203. At the present time, the Board of Directors does not intend to propose any such amendment.

RESTRICTIONS IN THE ASSOCIATION'S NEW CHARTER AND BYLAWS

     Although the Board of Directors of the Association is not aware of any effort that might be made to obtain control of the Association after the Conversion, the Board of Directors believes that it is appropriate to adopt certain provisions permitted by federal regulations to protect the interests of the converted Association and its stockholders from any hostile takeover. Such provisions may, indirectly, inhibit a change in control of the Company, as the Association's sole stockholder. See "Risk Factors--Provision Which May Discourage Takeover Attempts."

     The Association's Federal Stock Charter will contain a provision whereby the acquisition of or offer to acquire beneficial ownership of more than 10% of the issued and outstanding shares of any class of equity securities of the Association by any person (i.e., any individual, corporation, group acting in concert, trust, partnership, joint stock company or similar organization), either directly or through an affiliate thereof, will be prohibited for a period of five years following the date of completion of the Conversion. Any stock in excess of 10% acquired in violation of the Federal Stock Charter provision will not be counted as outstanding for voting purposes. This limitation shall not apply to any transaction in which the Association forms a holding company without a change in the respective beneficial ownership interests of its stockholders other than pursuant to the exercise of any dissenter or appraisal rights. In the event that holders of revocable proxies for more than 10% of the shares of the Common Stock of the Company seek, among other things, to elect one-third or more of the Company's Board of Directors, to cause the Company's stockholders to approve the acquisition or corporate reorganization of the Company or to exert a continuing influence on a material aspect of the business operations of the Company, which actions could indirectly result in a change in control of the Association, the Board of Directors of the Association will be able to assert this provision of the Association's Federal Stock Charter against such holders. Although the Board of Directors of the Association is not

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

currently able to determine when and if it would assert this provision of the Association's Federal Stock Charter, the Board of Directors, in exercising its fiduciary duty, may assert this provision if it were deemed to be in the best interests of the Association, the Company and its stockholders. It is unclear, however, whether this provision, if asserted, would be successful against such persons in a proxy contest which could result in a change in control of the Association indirectly through a change in control of the Company. Finally, for five years, stockholders will not be permitted to call a special meeting of stockholders relating to a change of control of the Association or a charter amendment or to cumulate their votes in the election of directors. Furthermore, the staggered terms of the Board of Directors could have an anti-takeover effect by making it more difficult for a majority of shares to force an immediate change in the Board of Directors since only one-third of the Board is elected each year. The purpose of these provisions is to assure stability and continuity of management of the Association in the years immediately following the Conversion.

     Although the Association has no arrangements, understandings or plans at the present time, except as described in "Description of Capital Stock of the Company--Preferred Stock," for the issuance or use of the shares of undesignated Preferred Stock proposed to be authorized, the Board of Directors believes that the availability of such shares will provide the Association with increased flexibility in structuring possible future financings and acquisitions and in meeting other corporate needs which may arise. In the event of a proposed merger, tender offer or other attempt to gain control of the Association of which management does not approve, it might be possible for the Board of Directors to authorize the issuance of one or more series of Preferred Stock with rights and preferences which could impede the completion of such a transaction. An effect of the possible issuance of such Preferred Stock, therefore, may be to deter a future takeover attempt. The Board of Directors does not intend to issue any Preferred Stock except on terms which the Board deems to be in the best interest of the Association and its then existing stockholders.

REGULATORY RESTRICTIONS

     The Plan of Conversion prohibits any person, prior to the completion of the Conversion, from transferring, or from entering into any agreement or understanding to transfer, to the account of another, legal or beneficial ownership of the subscription rights issued under the Plan or the Common Stock to be issued upon their exercise. The Plan also prohibits any person, prior to the completion of the Conversion, from offering, or making an announcement of an offer or intent to make an offer, to purchase such subscription rights or Common Stock.

     For three years following the Conversion, OTS regulations prohibit any person from acquiring or making an offer to acquire more than 10% of the stock of any converted savings institution, except for: (i) offers that, if consummated, would not result in the acquisition by such person during the preceding 12-month period of more than 1% of such stock; (ii) offers for up to 25% in the aggregate by the ESOP or other tax qualified plans of the Association or the Company; or (iii) offers which are not opposed by the Board of Directors of the Association and which receive the prior approval of the OTS. Such prohibition is also applicable to the acquisition of the stock of the Company. Such acquisition may be disapproved by the OTS if it is found, among other things, that the proposed acquisition (a) would frustrate the purposes of the provisions of the regulations regarding conversions; (b) would be manipulative or deceptive; (c) would subvert the fairness of the conversion; (d) would be likely to result in injury to the savings institution; (e) would not be consistent with economical home financing; (f) would otherwise violate law or regulation; or (g) would not contribute to the prudent deployment of the savings institution's conversion proceeds. In the event that any person, directly or indirectly, violates this regulation, the securities beneficially owned by such person in excess of 10% shall not be counted as shares entitled to vote and shall not be voted by any person or counted as voting shares in connection with any matters submitted to a vote of stockholders. The definition of beneficial ownership for this regulation extends to persons holding revocable or irrevocable proxies for the Company's stock under circumstances that give rise to a conclusive or rebuttable determination of control under the OTS regulations.

     In addition, any proposal to acquire 10% of any class of equity security of the Company generally would be subject to approval by the OTS under the Change in Bank Control Act. The OTS requires all persons seeking control of a savings institution and, therefore, indirectly its holding company, to obtain regulatory approval prior to offering to obtain control. Federal law generally provides that no "person," acting directly or indirectly or through or in concert with one or more other persons, may acquire directly or indirectly "control," as that term is defined in OTS regulations, of a federally-insured savings institution without giving at least 60 days' written notice to the OTS and providing the

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

OTS an opportunity to disapprove the proposed acquisition. Such acquisitions of control may be disapproved if it is determined, among other things, that (i) the acquisition would substantially lessen competition; (ii) the financial condition of the acquiring person might jeopardize the financial stability of the savings institution or prejudice the interests of its depositors; or (iii) the competency, experience or integrity of the acquiring person or the proposed management personnel indicates that it would not be in the interest of the depositors or the public to permit the acquisition of control by such person. Such change in control restrictions on the acquisition of holding company stock are not limited to three years after conversion but will apply for as long as the regulations are in effect. Persons holding revocable or irrevocable proxies may be deemed to be beneficial owners of such securities under OTS regulations and therefore prohibited from voting all or the portion of such proxies in excess of the 10% aggregate beneficial ownership limit. Such regulatory restrictions may prevent or inhibit proxy contests for control of the Company or the Association which have not received prior regulatory approval.


                  DESCRIPTION OF CAPITAL STOCK OF THE COMPANY

GENERAL

     The Company is authorized to issue 33,000,000 shares of Common Stock having a par value of $0.01 per share and 3,000,000 shares of preferred stock having a par value of $0.01 per share (the "Preferred Stock"). Based on the sale of Common Stock in connection with the Conversion and issuance of authorized but unissued Common Stock to the Foundation in an amount equal to 7.7% of the Common Stock sold in the Conversion, the Company currently expects to issue up to 9,775,000 shares of Common Stock (or 11,241,250 in the event of an increase of 15% in the Estimated Price Range) and no shares of Preferred Stock in the Conversion. Except as discussed above in "Restriction on Acquisition of the Company and the Association," each share of the Company's Common Stock will have the same relative rights as, and will be identical in all respects with, each other share of Common Stock. Upon payment of the Purchase Price for the Common Stock, in accordance with the Plan, all such stock will be duly authorized, fully paid and non-assessable.

     THE COMMON STOCK OF THE COMPANY WILL REPRESENT NON-WITHDRAWABLE CAPITAL, WILL NOT BE AN ACCOUNT OF AN INSURABLE TYPE, AND WILL NOT BE INSURED BY THE FDIC.

COMMON STOCK

     Dividends. The Company can pay dividends out of statutory surplus or from certain net profits if, as and when declared by its Board of Directors. The payment of dividends by the Company is subject to limitations which are imposed by law and applicable regulation. See "Dividend Policy" and "Regulation." The holders of Common Stock of the Company will be entitled to receive and share equally in such dividends as may be declared by the Board of Directors of the Company out of funds legally available therefor. If the Company issues Preferred Stock, the holders thereof may have a priority over the holders of the Common Stock with respect to dividends.

     Voting Rights. Upon Conversion, the holders of Common Stock of the Company will possess exclusive voting rights in the Company. They will elect the Company's Board of Directors and act on such other matters as are required to be presented to them under Delaware law or the Company's Certificate of Incorporation or as are otherwise presented to them by the Board of Directors. Except as discussed in "Restrictions on Acquisition of the Company and the Association," each holder of Common Stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. If the Company issues Preferred Stock, holders of the Preferred Stock may also possess voting rights. Certain matters require an 80% shareholder vote. See "Restrictions on Acquisition of the Company and the Association."

     As a federal mutual savings and loan association, corporate powers and control of the Association are vested in its Board of Directors, who elect the officers of the Association and who fill any vacancies on the Board of Directors as it exists upon Conversion. Subsequent to Conversion, voting rights will be vested exclusively in the owners of the shares of capital stock of the Association, which will be the Company, and voted at the direction of the Company's Board of Directors. Consequently, the holders of the Common Stock will not have direct control of the Association.

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

     Liquidation. In the event of any liquidation, dissolution or winding up of the Association, the Company, as holder of the Association's capital stock, would be entitled to receive, after payment or provision for payment of all debts and liabilities of the Association (including all deposit accounts and accrued interest thereon) and after distribution of the balance in the special liquidation account to Eligible Account Holders and Supplemental Eligible Account Holders (see "The Conversion--Liquidation Rights"), all assets of the Association available for distribution. In the event of liquidation, dissolution or winding up of the Company, the holders of its Common Stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of the Company available for distribution.
If Preferred Stock is issued, the holders thereof may have a priority over the holders of the Common Stock in the event of liquidation or dissolution.

     Preemptive Rights. Holders of the Common Stock of the Company will not be entitled to preemptive rights with respect to any shares which may be issued. The Common Stock is not subject to redemption.

PREFERRED STOCK

     None of the shares of the Company's authorized Preferred Stock will be issued in the Conversion. Such stock may be issued with such preferences and designations as the Board of Directors may from time to time determine. The Board of Directors can, without stockholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights which could dilute the voting strength of the holders of the Common Stock and may assist management in impeding an unfriendly takeover or attempted change in control.


                DESCRIPTION OF CAPITAL STOCK OF THE ASSOCIATION

GENERAL

     The Federal Stock Charter of the Association, to be effective upon the Conversion, authorizes the issuance of capital stock consisting of 33,000,000 shares of common stock, par value $1.00 per share, and 3,000,000 shares of preferred stock, par value $1.00 per share, which preferred stock may be issued in series and classes having such rights, preferences, privileges and restrictions as the Board of Directors may determine. Each share of Common Stock of the Association will have the same relative rights as, and will be identical in all respects with, each other share of common stock. After the Conversion, the Board of Directors will be authorized to approve the issuance of Common Stock up to the amount authorized by the Federal Stock Charter without the approval of the Association's stockholders. Assuming that the holding company form of organization is utilized, all of the issued and outstanding common stock of the Association will be held by the Company as the Association's sole stockholder. THE CAPITAL STOCK OF THE ASSOCIATION WILL REPRESENT NON-WITHDRAWABLE CAPITAL, WILL NOT BE AN ACCOUNT OF AN INSURABLE TYPE, AND WILL NOT BE INSURED BY THE FDIC.

COMMON STOCK

     Dividends. The holders of the Association's common stock will be entitled to receive and to share equally in such dividends as may be declared by the Board of Directors of the Association out of funds legally available therefor. See "Dividend Policy" for certain restrictions on the payment of dividends and "Federal and State Taxation--Federal Taxation" for a discussion of the consequences of the payment of cash dividends from income appropriated to bad debt reserves.

     Voting Rights. Immediately after the Conversion, the holders of the Association's common stock will possess exclusive voting rights in the Association. Each holder of shares of common stock will be entitled to one vote for each share held, subject to the right of shareholders to cumulate their votes for the election of directors. During the five-year period after the effective date of the Conversion, cumulation of votes will not be permitted.
See "Restrictions on Acquisition of the Company and the Association--Anti-Takeover Effects of the Company's Certificate of Incorporation and Bylaws and Management Remuneration Adopted in Conversion."

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

     Liquidation. In the event of any liquidation, dissolution, or winding up of the Association, the holders of common stock will be entitled to receive, after payment of all debts and liabilities of the Association (including all deposit accounts and accrued interest thereon), and distribution of the balance in the special liquidation account to Eligible Account Holders and Supplemental Eligible Account Holders, all assets of the Association available for distribution in cash or in kind. If preferred stock is issued subsequent to the Conversion, the holders thereof may also have priority over the holders of common stock in the event of liquidation or dissolution.

     Preemptive Rights; Redemption. Holders of the common stock of the Association will not be entitled to preemptive rights with respect to any shares of the Association which may be issued. The common stock will not be subject to redemption. Upon receipt by the Association of the full specified purchase price therefor, the common stock will be fully paid and non-assessable.

                          TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Common Stock is Registrar and Transfer Company.

                             CHANGE IN ACCOUNTANTS

     Prior to the year ended June 30, 1998 the Association's financial statements were audited by Packer, Thomas & Co. As a result of the Association's decision to convert from a mutual savings and loan association to a stock savings and loan association, the Association decided on June 29, 1998 to dismiss Packer, Thomas & Co. and to engage Crowe, Chizek and Company LLP as the independent auditors of the Association. The decision to change auditors was recommended by the Audit Committee and was approved by the Board of Directors. Accordingly, the statement of financial condition as of June 30, 1997 and related statements of income, retained earnings and cash flows for the years ended June 30, 1997 and 1996, and included in this Prospectus, were audited by Packer, Thomas & Co.

     For the year ended June 30, 1997 and up to the date of replacement of Packer, Thomas & Co., there were no disagreements with Packer, Thomas & Co. on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to the satisfaction of Packer, Thomas & Co., would have caused it to make reference to the subject matter of the disagreement in connection with its report. The independent auditors' report on the financial statements for the year ended June 30, 1997 did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles.

                                    EXPERTS

     The consolidated financial statements of the Association as of June 30, 1998, and for the year ended June 30, 1998, have been included herein in reliance upon the report of Crowe, Chizek & Company, LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

     The financial statements of the Association as of June 30, 1997 and for the years ended June 30, 1997 and 1996, have been included herein in reliance upon the report of Packer, Thomas & Co., independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

     Keller and Company, Inc. has consented to the publication herein of the summary of its report to the Association and Company setting forth its opinion as to the estimated pro forma market value of the Common Stock upon Conversion and its opinion with respect to subscription rights.

                            LEGAL AND TAX OPINIONS

     The legality of the Common Stock and the federal income tax consequences of the Conversion will be passed upon for the Association and Company by Patton Boggs LLP, Washington, D.C., special counsel to the Association and Company.
The federal income tax consequences of First Federal of Warren Community Foundation will be passed upon for the Association and the Company by Crowe, Chizek and Company LLP, independent certified public accountants who have served as the Association's and the Company's independent tax advisors. Patton Boggs LLP will rely as to certain matters of Delaware law on the opinion of Potter Anderson & Corroon LLP. Ohio state income tax consequences will be passed upon by Crowe, Chizek and Company LLP. Certain legal matters will be passed upon for Webb by Elias, Matz, Tiernan & Herrick L.L.P., Washington, DC.

                            ADDITIONAL INFORMATION

     The Company has filed with the SEC a registration statement under the Securities Act with respect to the Common Stock offered hereby. As permitted by the rules and regulations of the SEC, this Prospectus does not contain all the information set forth in the registration statement. Such information, including the Conversion Valuation Appraisal Report, which is an exhibit to the Registration Statement, can be examined without charge at the public reference facilities of the SEC located at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of such material can be obtained from the SEC at prescribed rates.
In addition, the SEC maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC, including the Company. The Conversion Valuation Appraisal Report may also be inspected by members of the Association at the offices of the Association during normal business hours.
This Prospectus contains a description of the material terms and features of all material contracts, reports or exhibits to the registration statement required to be described; however, the statements contained in this Prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are, of necessity, brief descriptions thereof and are not necessarily complete; each such statement is qualified by reference to such contract or document.

     The Association has filed an application for conversion with the OTS. Pursuant to the rules and regulations of the OTS, this Prospectus omits certain information contained in that application. The application may be examined at the principal office of the OTS, 1700 G Street, Washington, DC, 20552 and at the office of the Regional Director of the OTS located at 200 West Madison Street, Suite 1300, Chicago, Illinois, 60606.

     The Company has filed with the Office of Thrift Supervision an Application to Form a Holding Company. This Prospectus omits certain information contained in such Application. Such Application may be inspected at the offices of the OTS, 1700 G Street, N.W., Washington, D.C. 20552.

     In connection with the Conversion, the Company has registered its Common Stock with the SEC under Section 12(g) of the Exchange Act, and, the Company and the holders of its stock are subject to the proxy solicitation rules, reporting requirements and restrictions on stock purchases and sales by directors, officers and greater than 10% stockholders, the annual and periodic reporting and certain other requirements of the Exchange Act. Under the Plan, the Company has undertaken that it will not terminate such registration for a period of at least three years following the Conversion. In the event that the Association amends the Plan to eliminate the concurrent formation of the Company as part of the Conversion, the Association will register its stock with the Federal Deposit Insurance Corporation under Section 12(g) of the Exchange Act and, upon such registration, the Association and the holders of its stock will become subject to the same obligations and restrictions.

     A copy of the Plan of Conversion, Certificate of Incorporation and the Bylaws of the Company and the Charter and Bylaws of the Association are available without charge from the Association. The Association's principal office is located at 185 East Market Street, Warren, Ohio and its telephone number is (330) 373-1221.

              FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF WARREN
                         INDEX TO FINANCIAL STATEMENTS


                                                                        Page
                                                                   -------------
Independent Auditors' Report for the Year Ended June 30, 1998......      F-2

Independent Auditors' Report for the Years Ended June 30, 1997 and
 1996..............................................................      F-3

Statements of Financial Condition as of June 30, 1998 and 1997.....      F-4

Statements of Income for the Years Ended June 30, 1998, 1997 and
 1996..............................................................      F-5

Statements of Retained Earnings for the Years Ended June 30, 1998,
 1997 and 1996.....................................................      F-6

Statements of Cash Flows for the Years Ended June 30, 1998,
1997 and 1996......................................................  F-7 to F-8

Notes to Financial Statements......................................  F-9 to F-27

     All schedules are omitted because they are not required or applicable, or the required information is shown in the financial statements or notes thereto.

     The financial statements of First Place Financial Corp. have been omitted because First Place Financial Corp. has not yet issued any stock, has no assets and no liabilities, and has not conducted any business other than of an organizational nature.

                   [LETTERHEAD OF CROWE CHIZEK APPEARS HERE]

                        REPORT OF INDEPENDENT AUDITORS



Board of Directors
First Federal Savings and Loan Association
 of Warren
Warren, OH


We have audited the accompanying statements of financial condition of First Federal Savings and Loan Association of Warren as of June 30, 1998, and the related statements of income, retained earnings and cash flows for the year then ended. These financial statements are the responsibility of the Association's management. Our responsibility is to express an opinion on these financial statements based on our audit. The 1997 and 1996 financial statements were audited by other auditors whose report dated September 9, 1997, expressed an unqualified opinion on those statements.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the 1998 financial statements referred to above present fairly, in all material respects, the financial position of First Federal Savings and Loan Association of Warren as of June 30, 1998, and the results of its operations and cash flows for the year then ended, in conformity with generally accepted accounting principles.


                                    /s/ Crowe, Chizek and Company LLP

                                    Crowe, Chizek and Company LLP

Cleveland, Ohio
July 22, 1998

REPORT OF INDEPENDENT AUDITORS


THE BOARD OF DIRECTORS
FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF WARREN

We have audited the accompanying statements of financial condition of First Federal Savings and Loan Association of Warren as of June 30, 1997 and 1996 and the related statements of income, retained earnings and cash flows, for the years then ended. These financial statements are the responsibility of the Association's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of First Federal Savings and Loan Association of Warren as of June 30, 1997 and 1996, and the results of its operations and cash flows for the years then ended, in conformity with generally accepted accounting principles.

Warren, Ohio                                   /s/ Packer, Thomas & Co.
September 9, 1997                               Packer, Thomas & Co.

             FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF WARREN
                       STATEMENTS OF FINANCIAL CONDITION
                            June 30, 1998 and 1997

--------------------------------------------------------------------------------


                                                                    1998           1997
                                                                -------------  -------------
ASSETS
  Cash and cash equivalents                                     $  6,668,406   $  6,757,030
  Federal funds sold                                               1,565,167        209,892
  Securities available for sale                                  211,184,978    202,676,569
  Securities held to maturity, fair value of
    $28,518,985 in 1998 and $44,798,465 in 1997                   28,294,848     44,874,887
  Loans receivable, net                                          353,012,434    285,211,625
  Premises and equipment, net                                      5,898,813      6,446,380
  Accrued interest receivable                                      1,835,336      1,888,998
  Other assets                                                       938,261        804,191
                                                                ------------   ------------

      Total assets                                              $609,398,243   $548,869,572
                                                                ============   ============

LIABILITIES
  Deposits                                                      $435,461,723   $412,933,944
  Repurchase agreements                                           60,430,000     16,000,000
  Federal Home Loan Bank advances                                 44,820,060     58,397,984
  Advances by borrowers for taxes and insurance                    1,983,256      1,700,988
  Accrued interest payable                                         1,089,645        704,278
  Federal income taxes payable                                     1,702,008      1,115,234
  Other liabilities                                                4,554,191      4,270,326
                                                                ------------   ------------
     Total liabilities                                           550,040,883    495,122,754
                                                                ------------   ------------
Commitments and contingencies

RETAINED EARNINGS
  Retained earnings, substantially restricted                     57,762,916     53,690,574
  Unrealized gain on available for sale securities, net
    of taxes                                                       1,594,444         56,244
                                                                ------------   ------------
     Total retained earnings                                      59,357,360     53,746,818
                                                                ------------   ------------

      Total liabilities and retained earnings                   $609,398,243   $548,869,572
                                                                ============   ============

--------------------------------------------------------------------------------
                See accompanying notes to financial statements.

             FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF WARREN
                             STATEMENTS OF INCOME
                   Years ended June 30, 1998, 1997 and 1996

--------------------------------------------------------------------------------


                                                      1998          1997           1996
                                                   -----------  ------------   ------------
INTEREST INCOME
   Loans                                           $25,735,667  $ 21,871,589   $ 20,135,093
   Securities
     Taxable                                         3,098,434     3,542,299      3,145,380
     Tax-exempt                                         66,072       193,879         31,517
   Mortgage-backed and related securities           13,581,433    12,805,242     13,124,197
                                                   -----------  ------------   ------------
     Total interest income                          42,481,606    38,413,009     36,436,187
                                                   -----------  ------------   ------------

INTEREST EXPENSE
   Deposits                                         19,859,626    18,495,360     17,881,388
   FHLB advances                                     3,056,698     3,953,237      3,976,414
   Repurchase agreements                             2,595,728       480,356
                                                   -----------  ------------   ------------
     Total interest expense                         25,512,052    22,928,953     21,857,802
                                                   -----------  ------------   ------------

NET INTEREST INCOME                                 16,969,554    15,484,056     14,578,385

Provision for loan losses                            1,778,591       590,395        238,239
                                                   -----------  ------------   ------------

NET INTEREST INCOME AFTER PROVISION
 FOR LOAN LOSSES                                    15,190,963    14,893,661     14,340,146
                                                   -----------  ------------   ------------

NONINTEREST INCOME
   Service charges                                   1,084,911       929,166        803,099
   Gains (losses) on securities available
     for sale, net                                     135,138      (934,150)       (26,451)
   Other                                               531,723       449,007        443,426
                                                   -----------  ------------   ------------
     Total noninterest income                        1,751,772       444,023      1,220,074
                                                   -----------  ------------   ------------

NONINTEREST EXPENSE
   Salaries and benefits                             5,470,758     4,863,349      4,698,715
   Occupancy and equipment                           1,577,820     1,431,500      1,295,575
   Federal deposit insurance premiums                  258,236     2,970,655        867,188
   Franchise taxes                                     776,228       713,658        648,608
   Other                                             2,289,423     1,919,304      1,638,425
                                                   -----------  ------------   ------------
     Total noninterest expense                      10,372,465    11,898,466      9,148,511
                                                   -----------  ------------   ------------

INCOME BEFORE INCOME TAX                             6,570,270     3,439,218      6,411,709

Provision for income tax                             2,497,928     1,215,175      2,262,419
                                                   -----------  ------------   ------------

NET INCOME                                         $ 4,072,342  $  2,224,043   $  4,149,290
                                                   ===========  ============   ============

--------------------------------------------------------------------------------
                See accompanying notes to financial statements.

             FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF WARREN
                        STATEMENTS OF RETAINED EARNINGS
                   Years ended June 30, 1998, 1997 and 1996

--------------------------------------------------------------------------------



                                                  Unrealized
                                                Gains (Losses)
                                                on Securities
                                    Retained    Available for
                                    Earnings      Sale, Net      Total
                                   -----------  -----------    -----------

Balance at July 1, 1995            $47,317,241  $(1,107,951)   $46,209,290

Change in fair value of
  securities available for sale                  (1,535,916)    (1,535,916)

Net income                           4,149,290                   4,149,290
                                   -----------  -----------    -----------


Balance at June 30, 1996            51,466,531   (2,643,867)    48,822,664

Change in fair value of
  securities available for sale                   2,700,111      2,700,111

Net income                           2,224,043                   2,224,043
                                   -----------  -----------    -----------


Balance at June 30, 1997            53,690,574       56,244     53,746,818

Change in fair value of
  securities available for sale                   1,538,200      1,538,200

Net income                           4,072,342                   4,072,342
                                   -----------  -----------    -----------

Balance at June 30, 1998           $57,762,916  $ 1,594,444    $59,357,360
                                   ===========  ===========    ===========

--------------------------------------------------------------------------------
                See accompanying notes to financial statements.

             FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF WARREN
                           STATEMENTS OF CASH FLOWS
                   Years ended June 30, 1998, 1997 and 1996

--------------------------------------------------------------------------------



                                                       1998           1997           1996
                                                   -------------  -------------  -------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income                                       $  4,072,342   $  2,224,043   $  4,149,290
  Adjustments to reconcile net income to net
   cash from operating activities
     Depreciation                                       737,726        570,125        514,596
     Provision for loan losses                        1,778,591        590,395        238,239
     Net amortization                                   282,363        127,892        298,834
     Investment security (gains) losses                (135,138)       934,150         26,451
     Loss on disposal of fixed assets                                  158,878
     FHLB dividend                                     (351,800)      (330,022)      (262,378)
     Change in
       Interest receivable                               53,662        (15,920)        44,704
       Interest payable                                 385,367       (185,616)      (446,752)
       Other assets                                    (134,070)       (23,960)       (78,098)
       Other liabilities                                498,574        572,638        986,473
       Deferred loan fees                                 3,611       (180,949)       179,410
       Deferred taxes                                  (420,339)        15,175        209,680
                                                   ------------   ------------   ------------
          Net cash from operating activities          6,770,889      4,456,829      5,860,449
                                                   ------------   ------------   ------------

CASH FLOWS FROM INVESTING ACTIVITIES
  Investment and mortgage-backed securities
   available for sale
     Proceeds from sales                             37,052,332     43,293,998     20,683,939
     Proceeds from maturities, calls
      and principal paydowns                         41,984,709      9,480,126      2,782,904
     Purchases                                      (85,697,887)   (50,050,159)   (74,984,501)
  Investment and mortgage-backed securities
   held to maturity
     Proceeds from maturities, calls
      and principal paydowns                         16,437,655      7,225,191     25,571,016
     Purchases                                                      (4,000,000)
  Net decrease (increase) in Federal Funds sold      (1,355,275)     2,360,909     (1,128,407)
  Purchases of Federal Home Loan Bank Stock                           (330,000)    (1,084,200)
  Sale of Federal Home Loan Bank Stock                  830,000
  Net increase in loans                             (69,583,011)   (30,678,497)   (15,351,087)
  Premises and equipment expenditures, net             (190,159)    (2,063,256)      (460,180)
                                                   ------------   ------------   ------------
     Net cash from investing activities             (60,521,636)   (24,761,688)   (43,970,516)
                                                   ------------   ------------   ------------

--------------------------------------------------------------------------------
                                  (Continued)

             FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF WARREN
                     STATEMENTS OF CASH FLOWS (Continued)
                   Years ended June 30, 1998, 1997 and 1996

--------------------------------------------------------------------------------



                                                1998           1997           1996
                                            -------------  -------------  -------------
CASH FLOWS FROM FINANCING ACTIVITIES
  Net change in deposits                      22,527,779     21,199,868     15,151,770
  Net change in advances by borrowers
      for taxes and insurance                    282,268        (16,448)      (230,556)
  Net change in repurchase agreements         44,430,000     16,000,000
  Proceeds from FHLB borrowings               57,075,000     59,550,000     82,078,100
  Repayment of FHLB borrowings               (70,652,924)   (77,229,912)   (58,435,754)
                                            ------------   ------------   ------------
     Net cash from financing activities       53,662,123     19,503,508     38,563,560
                                            ------------   ------------   ------------

Net change in cash and cash equivalents          (88,624)      (801,351)       453,493

Cash and cash equivalents at beginning
  of year                                      6,757,030      7,558,381      7,104,888
                                            ------------   ------------   ------------

CASH AND CASH EQUIVALENTS AT END OF YEAR    $  6,668,406   $  6,757,030   $  7,558,381
                                            ============   ============   ============

Supplemental disclosures of cash flow
  information
  Cash paid during the year for
     Interest                               $ 25,126,685   $ 23,215,732   $ 22,182,972
     Income taxes                              2,745,000      1,200,000      1,895,000

--------------------------------------------------------------------------------
                See accompanying notes to financial statements.

             FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF WARREN
                         NOTES TO FINANCIAL STATEMENTS
                         June 30, 1998, 1997 and 1996

--------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization:  First Federal Savings and Loan Association of Warren is a
------------
federally chartered mutual thrift association operating in Trumbull and Mahoning Counties, Ohio. The Association is engaged in the business of banking with operations conducted through its main office in Warren, Ohio and eleven branch locations and two loan production offices. The Association originates and holds residential, consumer and commercial loans and also offers a variety of deposit products to customers. The majority of the Association's income is derived from one- to four-family residential real estate loans and mortgage-backed securities.

Use of Estimates in Preparation of Financial Statements:  In preparing financial
-------------------------------------------------------
statements, management must make estimates and assumptions. These estimates and assumptions affect the amounts reported for assets, liabilities, revenues and expenses as well as affecting the disclosures provided. Future results could differ from current estimates. Areas involving the use of management's estimates and assumptions primarily include the allowance for loan losses, the realization of deferred tax assets, fair value of certain securities and the determination and carrying value of impaired loans.

Cash Reserves:  At June 30, 1998, the Association was required to have $100,000
-------------
on deposit with a correspondent bank.  This deposit does not earn interest.

Investment Securities:  Securities are classified into held-to-maturity and
---------------------
available-for-sale categories. Held-to-maturity securities are those that the Association has the positive intent and ability to hold to maturity, and are reported at amortized cost. Available-for-sale securities are those that the Association may decide to sell if needed for liquidity, asset-liability management, or other reasons. Available-for-sale securities are reported at fair value, with unrealized gains or losses included as a separate component of equity, net of tax.

Realized gains or losses on sales are determined based on the amortized cost of the specific security sold. Amortization of premiums and accretion of discounts are computed under a system materially consistent with the level yield method and are recognized as adjustments to interest income. Prepayment activity on mortgage-backed securities is affected primarily by changes in interest rates. Yields on mortgage-backed securities are adjusted as prepayments occur through changes to premium amortization or discount accretion.

--------------------------------------------------------------------------------
                                  (Continued)

             FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF WARREN
                         NOTES TO FINANCIAL STATEMENTS
                         June 30, 1998, 1997 and 1996

--------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Loans:  Interest income on loans is accrued over the term of the loans based
-----
upon the principal outstanding. The accrual of interest on loans is suspended when a loan is 90 days or more past due or when, in management's opinion, the collection of all or a portion of the loan principal has become doubtful. When a loan is placed on nonaccrual status, accrued and unpaid interest at risk is charged against income. Under Statement of Financial Accounting Standards ("SFAS") No. 114, as amended by SFAS No. 118, the carrying value of impaired loans is periodically adjusted to reflect cash payments, revised estimates of future cash flows and increases in the present value of expected cash flows due to the passage of time. Cash payments representing interest income are reported as such and other cash payments are reported as reductions in carrying value. Increases or decreases in carrying value due to changes in estimates of future payments or the passage of time are reported as reductions or increases in bad debt expense.

Loan fees, net of direct loan origination costs, are deferred and recognized over the life of the loan as a yield adjustment.

Allowance for Loan Losses:  Because some loans may not be repaid in full, an
-------------------------
allowance for loan losses is maintained. Increases to the allowance are recorded by a provision for loan losses charged to expense. Estimating the risk of the loss and the amount of loss on any loan is necessarily subjective. Accordingly, the allowance is maintained by management at a level considered adequate to cover losses that are currently anticipated based on past loss experience, general economic conditions, information about specific borrower situations including their financial position and collateral values, and other factors and estimates which are subject to change over time. While management may periodically allocate portions of the allowance for specific problem-loan situations, the whole allowance is available for any loan charge-offs that occur. A loan is charged-off against the allowance by management when deemed uncollectible, although collection efforts continue and future recoveries may occur.

Effective July 1, 1995, the Association adopted SFAS No. 114, "Accounting by Creditors for Impairment of a Loan." SFAS No. 114 requires that the carrying values of impaired loans be determined by calculating the present value of estimated future cash flows, discounted using the loan's effective interest yield. A loan is impaired when it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. SFAS No. 118 was issued in October 1994 and amends SFAS No. 114 to allow a creditor to use existing methods to recognize income on impaired loans. SFAS No. 114 and SFAS No. 118 did not materially affect the Association's financial condition or results of operations.

Smaller-balance homogeneous loans are evaluated for impairment in total. Such loans include residential first mortgage loans secured by one- to four-family residences, residential construction loans and automobile, home equity and second mortgages. Commercial loans and mortgage loans secured by other properties are evaluated individually for impairment.

--------------------------------------------------------------------------------
                                  (Continued)

             FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF WARREN
                         NOTES TO FINANCIAL STATEMENTS
                         June 30, 1998, 1997 and 1996

--------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

When analysis of borrower operating results and financial condition indicates that underlying cash flows of the borrower's business are not adequate to meet its debt service requirements, the loan is evaluated for impairment. Often this is associated with a delay or shortfall in payments of 30 days or more. Loans are generally moved to nonaccrual status when 90 days or more past due or when collection of principal or interest is in doubt. These loans are often also considered impaired. Impaired loans, or portions thereof, are charged off when deemed uncollectible. The nature of disclosures for impaired loans is considered generally comparable to prior nonaccrual and renegotiated loans and non-performing and past-due asset disclosures.

Real Estate Owned:  Real estate owned, other than that which is used in the
-----------------
normal course of business, is recorded at fair value less estimated costs to sell. For real estate acquired through foreclosure, any initial loss is recorded as a charge to the allowance for loan losses before being transferred to real estate owned. Any subsequent reduction in fair value is recognized in a valuation allowance by charges to income.

Premises and Equipment:  Office properties and equipment are stated at cost less
----------------------
accumulated depreciation. Depreciation is computed based on both the straight-line method and the accelerated method over the estimated useful lives of the respective properties and equipment, which range from 5 to 30 years. Maintenance and repairs are expensed and major improvements are capitalized.

Income Taxes:  The Association records income tax expense based on the amount of
------------
tax due on its tax return plus deferred taxes computed based on the expected future tax consequences of temporary differences between the carrying amounts and tax bases of assets and liabilities, using enacted tax rates. The provision for income taxes is based on the effective tax rate expected to be applicable for the entire year.

Concentrations of Credit Risk:  The Association grants residential, consumer and
-----------------------------
commercial loans to customers located primarily in Trumbull and surrounding counties in Ohio. Real estate mortgage loans make up approximately 82% of the Association's loan portfolio and the remaining 18% is made up of consumer and commercial loans. The Association, in the normal course of business, makes commitments to make loans that are not reflected in the financial statements.

Statement of Cash Flows:  For purposes of this statement, cash and cash
-----------------------
equivalents are defined to include the Association's cash on hand and due from banks. The Association reports net cash flows for customer loan transactions, deposit transactions, repurchase agreements transactions and federal funds sold.

Reclassifications:  Certain items in the 1997 and 1996 financial statements have
------------------
been reclassified to conform with the 1998 presentation. Such reclassifications had no effect on the net results of operations.

--------------------------------------------------------------------------------
                                  (Continued)

             FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF WARREN
                         NOTES TO FINANCIAL STATEMENTS
                         June 30, 1998, 1997 and 1996

--------------------------------------------------------------------------------

NOTE 2 - INVESTMENT SECURITIES

The amortized cost, gross unrealized gains and losses and estimated fair values of investment securities at June 30, 1998 and 1997 are as follows:

                                                            1998
                                                           Gross       Gross      Estimated
                                            Amortized    Unrealized  Unrealized      Fair
                                               Cost        Gains       Losses       Value
                                           ------------  ----------  ----------  ------------

Available for sale
   Investment securities
     U.S. Government agencies              $ 15,733,962  $   63,519    $    567  $ 15,796,914
     Federal Home Loan Bank stock             4,414,500                             4,414,500
     Obligations of states and
      political subdivisions                    826,127      27,226                   853,353
                                           ------------  ----------    --------  ------------
       Total                                 20,974,589      90,745         567    21,064,767
                                           ------------  ----------    --------  ------------
   Mortgage-backed securities and
    collateralized mortgage obligations
     FHLMC                                   99,493,537   1,470,722      66,163   100,898,096
     FNMA                                    49,958,930   1,095,359     536,341    50,517,948
     GNMA                                    37,354,752     375,622      16,455    37,713,919
     Other                                      987,346       2,902                   990,248
                                           ------------  ----------    --------  ------------
       Total                                187,794,565   2,944,605     618,959   190,120,211
                                           ------------  ----------    --------  ------------

                                           $208,769,154  $3,035,350    $619,526  $211,184,978
                                           ============  ==========    ========  ============


HELD TO MATURITY
   Investment securities
     U.S. Treasury securities              $  6,004,462  $   12,938    $  3,640  $  6,013,760
     U.S. Government agencies                 4,147,358      33,268                 4,180,626
     Obligations of states and
      political subdivisions                    364,203      32,108                   396,311
                                           ------------  ----------    --------  ------------
       Total                                 10,516,023      78,314       3,640    10,590,697
                                           ------------  ----------    --------  ------------
   Mortgage-backed securities and
    collateralized mortgage obligations
     FNMA                                    16,266,909     210,027     110,026    16,366,910
     GNMA                                     1,511,916      49,462                 1,561,378
                                           ------------  ----------    --------  ------------
       Total                                 17,778,825     259,489     110,026    17,928,288
                                           ------------  ----------    --------  ------------

                                           $ 28,294,848  $  337,803    $113,666  $ 28,518,985
                                           ============  ==========    ========  ============

--------------------------------------------------------------------------------
                                  (Continued)

             FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF WARREN
                         NOTES TO FINANCIAL STATEMENTS
                         June 30, 1998, 1997 and 1996

--------------------------------------------------------------------------------

NOTE 2 - INVESTMENT SECURITIES (Continued)

                                                                1997
                                        -------------------------------------------------------
                                                           Gross       Gross      Estimated
                                            Amortized    Unrealized  Unrealized      Fair
                                               Cost        Gains       Losses       Value
                                           ------------  ----------  ----------  ------------

Available for sale
   Investment securities
     U.S. Government agencies              $ 34,011,694  $   73,846  $  407,560  $ 33,677,980
     Federal Home Loan Bank stock             4,892,700                             4,892,700
     Obligations of states and
      political subdivisions                    825,316      12,649                   837,965
     Equity securities                        3,216,426                 236,184     2,980,242
                                           ------------  ----------  ----------  ------------
       Total                                 42,946,136      86,495     643,744    42,388,887
                                           ------------  ----------  ----------  ------------
   Mortgage-backed securities and
    collateralized mortgage obligations
     FHLMC                                   60,892,819     553,578     555,331    60,891,066
     FNMA                                    57,604,132   1,055,564     771,678    57,888,018
     GNMA                                    39,493,035     340,681      11,197    39,822,519
     Other                                    1,655,228      30,851                 1,686,079
                                           ------------  ----------  ----------  ------------
       Total                                159,645,214   1,980,674   1,338,206   160,287,682
                                           ------------  ----------  ----------  ------------

                                           $202,591,350  $2,067,169  $1,981,950  $202,676,569
                                           ============  ==========  ==========  ============


HELD TO MATURITY
   Investment securities
     U.S. Treasury securities              $ 14,004,878  $      599  $   54,837  $ 13,950,640
     U.S. Government agencies                 4,238,818       2,081       5,273     4,235,626
     Obligations of states and
      political subdivisions                    405,088      34,249                   439,337
                                           ------------  ----------  ----------  ------------
       Total                                 18,648,784      36,929      60,110    18,625,603
                                           ------------  ----------  ----------  ------------
   Mortgage-backed securities and
    collateralized mortgage obligations
     FNMA                                    24,283,597      73,909     177,438    24,180,068
     GNMA                                     1,942,506      50,288                 1,992,794
                                           ------------  ----------  ----------  ------------
       Total                                 26,226,103     124,197     177,438    26,172,862
                                           ------------  ----------  ----------  ------------

                                           $ 44,874,887  $  161,126  $  237,548  $ 44,798,465
                                           ============  ==========  ==========  ============

--------------------------------------------------------------------------------
                                  (Continued)

             FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF WARREN
                         NOTES TO FINANCIAL STATEMENTS
                         June 30, 1998, 1997 and 1996

--------------------------------------------------------------------------------

NOTE 2 - INVESTMENT SECURITIES (Continued)

The amortized cost and estimated fair value of debt securities at June 30, 1998, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                 Amortized     Estimated
                                                    Cost       Fair Value
                                                ------------  ------------
   AVAILABLE FOR SALE
      Due in one year or less                   $  9,552,400  $  9,575,038
      Due after one year through five years        7,007,689     7,075,229
                                                ------------  ------------
                                                  16,560,089    16,650,267

      Mortgage-backed securities and
         collateralized mortgage obligations     187,794,565   190,120,211


      Federal Home Loan Bank stock                 4,414,500     4,414,500
                                                ------------  ------------

                                                $208,769,154  $211,184,978
                                                ============  ============


HELD TO MATURITY
      Due in one year or less                   $  6,044,517  $  6,054,319
      Due after one year through five years        4,308,691     4,352,783
      Due after five years through ten years         162,815       183,595
                                                ------------  ------------
                                                  10,516,023    10,590,697
      Mortgage-backed securities and
         collateralized mortgage obligations      17,778,825    17,928,288
                                                ------------  ------------

                                                $ 28,294,848  $ 28,518,985
                                                ============  ============


Proceeds from the sale of debt securities for the years ended June 30, 1998 and 1997 were $34,009,566 and $43,293,998. Gross gains of $472,837 and $ 76,317 and gross losses of $164,038 and $1,010,467 were realized on sales of securities in 1998 and 1997. Proceeds from the sale of equity securities for the year ended June 30, 1998 were $3,042,766, resulting in gross loss of $173,661.

--------------------------------------------------------------------------------
                                  (Continued)

             FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF WARREN
                         NOTES TO FINANCIAL STATEMENTS
                         June 30, 1998, 1997 and 1996

--------------------------------------------------------------------------------

NOTE 2 - INVESTMENT SECURITIES (Continued)

Investment and mortgage-backed securities with a carrying value of $103,493,000 and $27,517,152 as of June 30, 1998 and 1997 were pledged to secure public deposits, repurchase agreements and for other purposes as required or permitted by law.


NOTE 3 - LOANS

Loans as presented on the balance sheet are comprised of the following classifications at June 30:

                                               1998          1997
                                           ------------  ------------
Real estate mortgage loans
     One- to four- family                  $267,949,898  $215,548,836
     Multifamily                              4,481,617     2,292,969
     Commercial                               8,626,770     6,787,635
     Construction                             6,301,000     5,376,444
     Home equity                              9,189,216     9,822,022
                                           ------------  ------------
                                            296,548,501   239,827,906
                                           ------------  ------------

Consumer loans
     Automobile                              52,846,731    43,172,395
     Other                                   11,242,663     6,521,390
                                           ------------  ------------
                                             64,089,394    49,693,785
                                           ------------  ------------

Commercial loans                              2,586,649     2,067,758

   Less:
     Loans in process                         5,865,902     3,339,387
     Net deferred loan origination fees       1,319,278     1,315,667
     Allowance for loan losses                3,026,930     1,722,770
                                           ------------  ------------
                                             10,212,110     6,377,824
                                           ------------  ------------

                                           $353,012,434  $285,211,625
                                           ============  ============

--------------------------------------------------------------------------------
                                  (Continued)

             FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF WARREN
                         NOTES TO FINANCIAL STATEMENTS
                         June 30, 1998, 1997 and 1996

--------------------------------------------------------------------------------

NOTE 3 - LOANS (Continued)

A summary of the activity in the allowance for loan losses is as follows:

                                           1998         1997         1996
                                        -----------  -----------  -----------

      Balance at beginning of period    $1,722,770   $1,258,829   $1,186,076
      Provision for loan losses          1,778,591      590,395      238,239
      Charge-offs                         (515,000)    (138,000)    (236,000)
      Recoveries                            40,569       11,546       70,514
                                        ----------   ----------   ----------

      Balance at end of period          $3,026,930   $1,722,770   $1,258,829
                                        ==========   ==========   ==========

Nonaccrual loans totaled $2,143,000, $2,480,000 at June 30, 1998 and 1997.
Interest not recognized on nonaccrual loans totaled approximately $94,400, $172,000 and $109,000 for the years then ended June 30, 1998, 1997 and 1996.
There were no impaired loans at June 30, 1998 and 1997 or during the fiscal years ended June 30, 1998, 1997 and 1996.


NOTE 4 - RELATED PARTY TRANSACTIONS

In the ordinary course of business, the Association has granted loans to executive officers, directors, and their related business interests. A summary of related party loan activity is as follows for the year ended June 30, 1998:



      Balance at beginning of period    $695,688
      New loans                          343,145
      Repayments                         (59,995)
                                        --------

      Balance at end of period          $978,838
                                        ========


--------------------------------------------------------------------------------
                                  (Continued)

             FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF WARREN
                         NOTES TO FINANCIAL STATEMENTS
                         June 30, 1998, 1997 and 1996

--------------------------------------------------------------------------------

NOTE 5 - PREMISES AND EQUIPMENT

Premises and equipment consists of the following:

                                        1998          1997
                                    ------------  ------------
      Land and improvements         $ 1,076,403   $ 1,076,403
      Buildings and improvements      4,522,645     4,499,798
      Leasehold improvements            959,540       948,618
      Furniture and equipment         6,466,648     6,257,427
      Construction in process           137,376       190,207
                                    -----------   -----------
          Total cost                 13,162,612    12,972,453
      Accumulated depreciation       (7,263,799)   (6,526,073)
                                    -----------   -----------

                                    $ 5,898,813   $ 6,446,380
                                    ===========   ===========

At June 30, 1998, the Association is obligated for rental commitments under non-cancelable operating leases on real estate and equipment as follows:


          1999          $  344,576
          2000             262,076
          2001             214,753
          2002             210,451
          2003             186,451
          Thereafter     1,274,243
                        ----------
                        $2,492,550
                        ==========

NOTE 6 - ACCRUED INTEREST RECEIVABLE

Accrued interest receivable at June 30, is summarized as follows:

                                      1998        1997
                                   ----------  ----------
      Investment securities        $  461,348  $  647,200
      Mortgage backed
         and related securities     1,061,572     956,187
      Loans receivable                312,416     285,611
                                   ----------  ----------
                                   $1,835,336  $1,888,998
                                   ==========  ==========

--------------------------------------------------------------------------------
                                  (Continued)

             FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF WARREN
                         NOTES TO FINANCIAL STATEMENTS
                         June 30, 1998, 1997 and 1996

--------------------------------------------------------------------------------

NOTE 7 - DEPOSITS

Deposits consist of the following:


                                           1998            1997
                                       ------------     -----------

      Noninterest-bearing demand       $  5,216,944    $  4,066,290
      Savings                            67,401,498      71,191,247
      NOW                                34,140,895      32,699,421
      Money Market                       68,733,365      57,801,995
      Certificates of deposit           259,969,021     247,174,991
                                       ------------    ------------

                                       $435,461,723    $412,933,944
                                       ============    ============

The aggregate amount of certificates of deposit with a minimum denomination of $100,000 is $53,224,874 and $42,399,697 at June 30, 1998 and 1997. Deposits in
excess of $100,000 are not insured by the FDIC.

At June 30, 1998, scheduled maturities of certificates of deposit are as follows:


              1999          $167,818,397
              2000            51,160,680
              2001            17,703,267
              2002             6,715,124
              2003             1,633,548
              Thereafter      14,938,005
                            ------------

                            $259,969,021
                            ============

Interest expense on deposits is summarized as follows:

                                    1998            1997            1996
                                -----------     -----------     -----------
Savings                         $ 1,661,053     $ 1,782,357     $ 2,012,822
NOW                                 556,529         591,428         634,090
Money Market                      2,743,742       2,109,814       1,308,307
Certificates of deposit          14,898,302      14,011,761      13,926,169
                                -----------     -----------     -----------

                                $19,859,626     $18,495,360     $17,881,388
                                ===========     ===========     ===========

NOTE 8 - SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

Securities sold under agreements to repurchase are secured by mortgage-backed securities with a carrying value and fair value of approximately $62,608,000 at June 30, 1998 and $16,836,000 at June 30, 1997.

Securities sold under agreements to repurchase are financing arrangements that mature within three years. Information concerning securities sold under agreements to repurchase is summarized as follows:

--------------------------------------------------------------------------------
                                  (Continued)

             FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF WARREN
                         NOTES TO FINANCIAL STATEMENTS
                         June 30, 1998, 1997 and 1996

--------------------------------------------------------------------------------

NOTE 8 - SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE (Continued)


                                                   1998          1997
                                               ------------  ------------

  Average daily balance during the year        $45,044,000   $ 8,470,000
  Average interest rate during the year               5.76%         5.67%
  Maximum month-end balance during the year    $60,430,000   $16,000,000

NOTE 9 - ADVANCES FROM FEDERAL HOME LOAN BANK

The association had the following outstanding Federal Home Loan Bank ("FHLB") advances at June 30, 1998 and 1997:


                                           1998
                            ----------------------------------
                                          Rate at
                              Amount     June 30,    Maturity
                            -----------  ---------  ----------
LIBOR indexed advance       $20,000,000      5.54%  06/30/2000
LIBOR indexed advance         6,000,000      5.59   12/01/2000
Amortizing term advance       1,668,719      5.20   05/01/2003
Amortizing term advance       1,147,881      5.30   07/01/2003
Amortizing term advance       1,178,121      5.20   09/01/2003
Amortizing term advance       3,258,081      6.30   02/01/2007
Amortizing term advance       4,013,449      6.05   12/01/2010
Amortizing term advance       7,553,809      6.05   12/01/2010
                            -----------

                            $44,820,060
                            ===========

                                           1997
                            ----------------------------------
Cash management advance     $   675,000      5.75%   9/23/1997
Cash management advance         175,000      5.75    9/25/1997
Cash management advance         650,000      5.75    9/26/1997
LIBOR indexed advance        20,000,000      5.54    6/30/2000
LIBOR indexed advance         6,000,000      5.59    12/1/2000
Amortizing term advance       1,959,068      5.20     5/1/2003
Amortizing term advance       1,339,586      5.30     7/1/2003
Amortizing term advance       1,368,367      5.20     9/1/2003
Amortizing term advance       3,964,467      6.30     2/1/2007
Amortizing term advance       4,444,364      6.05    12/1/2010
Amortizing term advance       8,364,844      6.05    12/1/2010
Amortizing term advance       9,457,288      6.20    12/1/2010
                            -----------

                            $58,397,984
                            ===========

--------------------------------------------------------------------------------
                                  (Continued)

             FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF WARREN
                         NOTES TO FINANCIAL STATEMENTS
                         June 30, 1998, 1997 and 1996

--------------------------------------------------------------------------------

NOTE 9 - ADVANCES FROM FEDERAL HOME LOAN BANK (Continued)


Amortizing term advances are FHLB advances which have a fixed interest rate for a fixed term, on which the principal balance of the advance is reduced by the monthly payments. At June 30, 1998, scheduled principal payments on FHLB advances are as follows:

        Year ended June 30,
        -------------------

              1999                  $ 2,185,521
              2000                   22,188,640
              2001                    8,197,754
              2002                    2,212,920
              2003                    2,202,090
              Thereafter              7,833,135
                                    -----------

                                    $44,820,060
                                    ===========

All advances are collateralized by the Association's FHLB stock and residential mortgage loans totaling $67,230,000 and $87,597,000 at June 30, 1998 and 1997.
Based on the Association investment in FHLB stock, the maximum dollar amount of FHLB advance borrowings available at June 30, 1998 was $88,290,000.

NOTE 10 - INCOME TAXES

The provision for income taxes consists of the following:

                                       1998         1997        1996
                                    -----------  ----------  ----------

    Current provision               $2,918,267   $1,200,000  $2,052,739
    Deferred provision (benefit)      (420,339)      15,175     209,680
                                    ----------   ----------  ----------

                                    $2,497,928   $1,215,175  $2,262,419
                                    ==========   ==========  ==========

The differences between the financial statement provision and amounts computed by applying the statutory federal income tax rate of 34% to income before taxes are as follows:

                                       1998        1997        1996
                                    ----------  ----------  ----------
    Income tax computed at the
     statutory federal rate         $2,301,892  $1,169,334  $2,179,981

    Add (subtract) tax effect of
      miscellaneous items              196,036      45,841      82,438
                                    ----------  ----------  ----------

                                    $2,497,928  $1,215,175  $2,262,419
                                    ==========  ==========  ==========

Effective tax rate                        38.0%       35.3%       35.3%

--------------------------------------------------------------------------------
                                  (Continued)

             FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF WARREN
                         NOTES TO FINANCIAL STATEMENTS
                         June 30, 1998, 1997 and 1996

--------------------------------------------------------------------------------

NOTE 10 - INCOME TAXES (Continued)

The tax effects of principal temporary differences and the resulting deferred tax assets and liabilities that comprise the net deferred tax balance are as follows at June 30:


                                                             1998          1997
                                                         -------------  -----------
  Items giving rise to deferred tax assets:
     Deferred loan fees and costs                        $    525,309   $  472,088
     Nonaccrual loan interest                                  32,097       58,441
     Write down of marketable equity security                       -       51,680
     Accrued retirement                                       137,037      160,542
     Deferred compensation                                     68,104       26,319
     Other                                                     27,848       24,967

  Items giving rise to deferred tax liabilities:
     FHLB stock dividend                                     (605,653)    (596,775)
     Franchise taxes                                         (139,174)    (124,272)
     Depreciation                                            (467,544)    (467,544)
     Bad debt                                                 (26,298)    (469,712)
     Unrealized gain on securities available for sale        (821,379)     (28,974)
     Other                                                    (26,214)     (30,561)
                                                         ------------   ----------
        Net deferred liability                            ($1,295,867)   ($923,801)
                                                         ============   ==========

The Association has sufficient taxes paid in prior years and available for recovery to warrant recording the full deferred tax asset without a valuation allowance.

Retained earnings at June 30, 1998, include approximately $11,600,000 for which no provision for federal income taxes has been made. This amount represents the tax bad debt reserve at June 30, 1988, which is the end of the Association's base year for purposes of calculating the bad debt deduction for tax purposes. If this portion of retained earnings is used in the future for any purpose other than to absorb bad debts, the amount used will be added to future taxable income. The unrecorded deferred tax liability on the above amount at June 30, 1998 was approximately $3,900,000.

Tax expense (benefit) attributable to securities gains (losses) approximated $46,000, ($318,000) and ($9,000) for the years ended June 30, 1998, 1997 and
1996.

--------------------------------------------------------------------------------
                                  (Continued)

             FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF WARREN
                         NOTES TO FINANCIAL STATEMENTS
                         June 30, 1998, 1997 and 1996

--------------------------------------------------------------------------------

NOTE 11 - EMPLOYEE BENEFIT PLANS

The Association sponsors a defined benefit pension plan that covers substantially all employees. The plan calls for benefits to be paid to eligible employees at retirement based primarily upon years of service with the Association and compensation rates near retirement. Contributions to the plan reflect benefits attributed to employees' services to date, as well as services expected to be earned in the future. Plan assets consist primarily of certificates of deposits with the Association and insurance contracts.

The following sets forth the funded status of the plan as of March 31, 1998 and 1997 and the amounts recognized in the accompanying Statements of Financial Condition at June 30, 1998 and 1997.


                                                                                             1998          1997
                                                                                         ------------  ------------
  Present values using actuarial assumptions:
     Accumulated benefit obligation, based on current
     compensation:
       Vested                                                                            $ 2,044,689   $ 2,369,415
       Non vested                                                                             80,459        49,936
                                                                                         -----------   -----------
          Total                                                                          $ 2,125,148   $ 2,419,351
                                                                                         ===========   ===========


  Projected benefit obligation, using compensation
       increase assumptions                                                              $ 3,943,041   $ 3,744,281
  Plan assets at fair value                                                                1,415,664     2,032,070
                                                                                         -----------   -----------
  Projected benefit obligation in excess of plan assets                                   (2,527,377)   (1,712,211)
  Unrecognized obligation from accounting transition                                         158,537       105,120
  Unrecognized net gain in assumptions or plan assets                                      1,619,661       904,860
                                                                                         -----------   -----------
     Recorded pension liability                                                          $   749,179   $   702,231
                                                                                         ===========   ===========

Pension expense and related year-end assumptions consist of the following:


                                                                                  1998          1997          1996
                                                                              --------   -----------   -----------
  Service cost--benefits earned                                               $225,414   $   230,080   $   186,752
  Interest cost on benefit obligation                                          224,829       232,512       202,334
  Actual return on plan assets                                                 (34,891)     (133,399)     (119,357)
  Net amortization and deferral                                                (41,800)       21,779         2,042
                                                                              --------   -----------   -----------
     Pension expense                                                          $373,552   $   350,972   $   271,771
                                                                              ========   ===========   ===========

--------------------------------------------------------------------------------
                                  (Continued)

             FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF WARREN
                         NOTES TO FINANCIAL STATEMENTS
                         June 30, 1998, 1997 and 1996

--------------------------------------------------------------------------------

NOTE 11 - EMPLOYEE BENEFIT PLANS (Continued)


  Weighted average discount rate              6.93%  6.93%  6.60%
  Rate of increase in future compensation     5.00%  5.00%  5.00%
  Expected long-term return on plan assets    7.00%  7.00%  7.00%

The Association also sponsors a salary reduction profit sharing plan under section 401(k) of the Internal Revenue Code. The plan covers substantially all full-time employees. Contributions to the plan are based on the salary reduction of the participants and a matching contribution at the discretion of the Association. The expense related to this plan was $54,000, $58,000 and $48,000 for the years ended June 30, 1998, 1997 and 1996.


NOTE 12 - COMMITMENTS AND FINANCIAL INSTRUMENTS WITH
 OFF-BALANCE-SHEET RISK

The Association is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to make loans. The Association's exposure to credit loss in case of nonperformance by the other party to the financial instrument for commitments to make loans is represented by the contractual amount of those instruments. The Association follows the same credit policy to make such commitments as is followed for those loans recorded in the financial statements.

As of June 30, 1998, variable rate commitments to make loans or fund outstanding lines of credit amounted to approximately $1.9 million and fixed-rate commitments amounted to $22.0 million. The interest rates on variable-rate commitments ranged from 6.625% to 7.375% and interest rates on fixed-rate commitments ranged from 6.625% to 8.5% at June 30, 1998. As of June 30, 1997, commitments to extend credit totaled approximately $13.9 million. Since loan commitments may expire without being used, the amounts do not necessarily represent future cash commitments.

NOTE 13 - SAVINGS ASSOCIATION INSURANCE FUND RECAPITALIZATION

Included in federal deposit insurance premium expense in the Statement of Income for the year ended June 30, 1997 is $2,461,000 for a special assessment resulting from legislation passed and enacted into law on September 30, 1996 to recapitalize the Savings Association Insurance Fund of the Federal Deposit Insurance Corporation. Thrifts such as the Association paid a one-time assessment in November, 1996 of $0.657 for each 100 in deposits as of March 31, 1995. Because of the recapitalization, the Association began paying lower deposit insurance premiums in January, 1997.

--------------------------------------------------------------------------------
                                  (Continued)

             FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF WARREN
                         NOTES TO FINANCIAL STATEMENTS
                         June 30, 1998, 1997 and 1996

--------------------------------------------------------------------------------

NOTE 14 - REGULATORY CAPITAL

The Association is subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and prompt corrective action regulations involve quantitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators about components, risk weightings, and other factors, and the regulators can lower classifications in certain cases. Failure to meet various capital requirements can initiate regulatory action that could have a direct material effect on the financial statements.

The prompt corrective action regulations provide five classifications, including well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and plans for capital restoration are required. The minimum requirements are:


                             Capital to risk-
                             weighted assets
                            -----------------    Tier 1 capital
                             Total    Tier 1   to average assets
                            -------  --------  ------------------

  Well capitalized              10%        6%         5%
  Adequately capitalized         8%        4%         4%
  Undercapitalized               6%        3%         3%


At June 30, 1998, management believes the Association complies with all regulatory capital requirements. Based on the computed regulatory capital ratios, the Association is considered well capitalized under the Federal Deposit Insurance Act. No conditions or events have occurred after June 30, 1998 that management believes have changed the Associations category.

--------------------------------------------------------------------------------
                                  (Continued)

             FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF WARREN
                         NOTES TO FINANCIAL STATEMENTS
                         June 30, 1998, 1997 and 1996

--------------------------------------------------------------------------------

NOTE 14 - REGULATORY CAPITAL (Continued)

At year end, actual capital levels (in millions) and minimum required levels were:


                                                                                      Minimum Required
                                                                                         To Be Well
                                                                  Minimum Required    Capitalized Under
                                                                    For Capital       Prompt Corrective
                                                    Actual       Adequacy Purposes    Action Regulations
                                               ----------------  ------------------  --------------------
                                               Amount    Ratio    Amount     Ratio     Amount      Ratio
                                               -------  -------  ---------  -------  -----------  -------
1998
----

Total capital (to risk weighted assets)        $60,418    21.8%    $22,134     8.0%     $27,667     10.0%

Tier 1 capital (to risk weighted assets)       $57,763    20.9%    $11,067     4.0%     $16,600      6.0%

Tier 1 capital (to adjusted total assets)      $57,763     9.5%    $24,279     4.0%     $30,349      5.0%

Tangible capital (to adjusted total assets)    $57,763     9.5%    $ 9,105     1.5%       N/A


1997
----

Total capital (to risk weighted assets)        $54,967    23.8%    $18,434     8.0%     $23,043     10.0%

Tier 1 capital (to risk weighted assets)       $53,659    23.3%    $ 9,217     4.0%     $13,826      6.0%

Tier 1 capital (to adjusted total assets)      $53,659     9.8%    $21,905     4.0%     $27,381      5.0%

Tangible capital (to adjusted total assets)    $53,659     9.8%    $ 8,214     1.5%        N/A

A reconciliation of GAAP capital at June 30, 1998 is as follows:

                                                         Total                 Tier I               Tangible
                                                        -------               --------              --------
GAAP Capital                                            $59,357               $59,357               $59,357
Unrealized loss on securities available for sale         (1,594)               (1,594)               (1,594)
Allowable allowance for loan losses                       2,655
                                                        -------
                                                        $60,418               $57,763               $57,763
                                                        =======               =======               =======

NOTE 15 - FAIR VALUES OF FINANCIAL INSTRUMENTS

The following table shows the estimated fair value and the related carrying value of the Associations financial instruments at June 30, 1998 and 1997:


                                         1998                        1997
                               --------------------------  --------------------------
                                 Carrying     Estimated      Carrying     Estimated
                                  Value       Fair Value      Value       Fair Value
                               ------------  ------------  ------------  ------------
ASSETS
Cash and cash equivalents      $  6,668,000  $  6,668,000  $  6,757,000  $  6,757,000
Federal Funds sold                1,565,000     1,565,000       210,000       210,000
Securities available
  for sale                      211,185,000   211,185,000   202,677,000   202,677,000
Securities held to
  maturity                       28,295,000    28,519,000    44,875,000    44,798,000
Loans receivable, net           353,012,000   368,109,000   285,212,000   283,734,000
Accrued interest receivable       1,835,000     1,835,000     1,889,000     1,889,000

--------------------------------------------------------------------------------
                                  (Continued)

             FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF WARREN
                         NOTES TO FINANCIAL STATEMENTS
                         June 30, 1998, 1997 and 1996

--------------------------------------------------------------------------------

NOTE 15 - FAIR VALUES OF FINANCIAL INSTRUMENTS (Continued)


LIABILITIES
Demand and savings deposits    (175,493,000)  (175,493,000)  (165,725,000)  (165,725,000)
Time deposits                  (259,969,000)  (260,580,000)  (247,175,000)  (246,722,000)
Repurchase agreements           (60,430,000)   (60,888,000)   (16,000,000)   (16,000,000)
FHLB advances                   (44,820,000)   (44,774,000)   (58,398,000)   (58,288,000)
Advances by borrowers
  for taxes and insurance        (1,983,000)    (1,983,000)    (1,701,000)    (1,701,000)
Accrued interest payable         (1,090,000)    (1,090,000)      (704,000)      (704,000)

For purposes of the above disclosures of estimated fair value, the following assumptions were used. The estimated fair value for cash and cash equivalents and federal funds sold is considered to approximate cost. The estimated fair value of investment and mortgage-backed securities is based on quoted market values for the individual securities or for equivalent securities. Carrying value is considered to approximate fair value for loans that contractually reprice at intervals of six months or less, for short-term borrowings, for deposit liabilities subject to immediate withdrawal and accrued interest. The fair values of fixed rate loans, loans that reprice less frequently than each six months, time deposits and Federal Home Loan Bank borrowings have been approximated by a discount rate value technique utilizing estimated market interest rates as of June 30, 1998 and 1997. The fair values of unrecorded commitments at June 30, 1998 and 1997 are not material.

While these estimates of fair value are based on management's judgment of the most appropriate factors, there is no assurance that were the Association to have disposed of such items at June 30, 1998 and 1997, the estimated fair values would necessarily have been achieved at these dates, since market values may differ depending on various circumstances. The estimated fair values at June 30, 1998 and 1997 should not necessarily be considered to apply at subsequent dates.

Other assets and liabilities of the Association may have value but are not included in the above disclosures, such as property and equipment. In addition, nonfinancial instruments typically not recognized in these financial statements nevertheless may have value, but are not included in the above disclosures. These include, among other items, the estimated earnings power of core deposit accounts, the earnings potential of loan servicing rights, the value of a trained work force, customer goodwill, and similar items.

--------------------------------------------------------------------------------
                                  (Continued)

             FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF WARREN
                         NOTES TO FINANCIAL STATEMENTS
                         June 30, 1998, 1997 and 1996

--------------------------------------------------------------------------------

NOTE 16 - ADOPTION OF PLAN OF CONVERSION

On June 15, 1998, the Board of Directors of the Association, subject to regulatory approval and approval by the members of the Association, unanimously adopted a Plan of Conversion from a federally chartered mutual savings and loan association to a federally chartered stock savings and loan association with the concurrent formation of a holding company. The Holding Company will acquire 100 percent of the Association's common stock. The conversion is expected to be accomplished through amendment of the Association's charter and the sale of the Holding Company's common stock in an amount equal to the pro forma market value of the Association after giving effect to the conversion. A subscription offering of the shares of the Holding Company's common stock will be offered to the Association's depositors, then to an employee stock benefit plan and then to other members. Any shares of the Holding Company's common stock not sold in the subscription offering may be offered for sale to the general public.

In connection with the Association's Plan of Conversion, the Association intends to establish a charitable foundation. The foundation will be funded concurrent with the sale of Common Stock sold in the Conversion through a contribution of the Company stock.

At the time of the conversion, the Association will establish a liquidation account in the amount equal to its regulatory capital as of the latest practicable date before the conversion at which such regulatory capital can be determined. The liquidation account will be maintained for the benefit of eligible depositors who continue to maintain their accounts at the Association after the conversion. The liquidation account will be reduced annually to the extent that eligible depositors have reduced their qualifying deposits. Subsequent increases will not restore an eligible account holder's interest in the liquidation account. In the event of a complete liquidation, each eligible depositor will be entitled to receive a distribution from the liquidation account in an amount proportionate to the current adjusted qualifying balances for accounts then held. The Association may not pay dividends that would reduce stockholders' equity below the required liquidation account balance.

Under Office of Thrift Supervision (OTS) regulations, limitations have been imposed on all "capital distributions" by savings institutions, including cash dividends. The regulation establishes a three-tiered system of restrictions, with the greatest flexibility afforded to thrifts that are both well capitalized and given favorable qualitative examination ratings by the OTS.

Conversion costs will be deferred and deducted from the proceeds of the shares sold in the conversion. If the conversion is not completed, all costs will be charged to expense. At June 30, 1998, no costs have been deferred or expensed.

--------------------------------------------------------------------------------

=================================================================     ==========================================================
  NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO
GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN AS
CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING MADE
HEREBY, AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION OR
REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED
BY FIRST PLACE FINANCIAL CORP., FIRST FEDERAL SAVINGS AND LOAN
ASSOCIATION OF WARREN OR CHARLES WEBB & COMPANY. THIS PROSPECTUS
DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN
OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON
IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT
AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR
SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM
IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH
JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY
SALE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY                                        9,077,065 Shares
IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF FIRST
PLACE FINANCIAL CORP. OR FIRST FEDERAL SAVINGS AND LOAN                                 FIRST PLACE FINANCIAL CORP.
ASSOCIATION OF WARREN SINCE ANY OF THE DATES AS OF WHICH
INFORMATION IS FURNISHED HEREIN OR SINCE THE DATE HEREOF.                              (Proposed Holding Company for
                                                                        First Federal Savings and Loan Association of Warren)
            ____________________________


                TABLE OF CONTENTS
                                                             Page
                                                             ----
Summary of the Conversion and the Offerings..................   4                              COMMON STOCK
Selected Financial and Other Data of the                                                (par value $0.01 per share)
  Association  ..............................................  10
Summary of Recent Developments...............................  12
Management's Discussion and Analysis of Recent
  Developments  .............................................  14
Risk Factors.................................................  16
First Place Financial Corp...................................  26                              __________
First Federal Savings and Loan Association of Warren.........  26
Regulatory Capital Compliance................................  28                              PROSPECTUS
Use of Proceeds..............................................  29                              __________
Dividend Policy..............................................  30
Market for the Common Stock..................................  31
Capitalization...............................................  32
Pro Forma Data...............................................  33
Comparison of Valuation and Pro Forma Information
 with No Foundation..........................................  36
Management's Discussion and Analysis of Financial
  Condition and Results of Operations........................  37
Business of the Company......................................  50
Business of the Association..................................  50
Federal and State Taxation...................................  72
Regulation...................................................  74
Management of the Company....................................  81
Management of the Association................................  82
The Conversion...............................................  95
Restrictions on Acquisition of the
   Company and the Association............................... 117
Description of Capital Stock of the Company.................. 123
Description of Capital Stock of the Association.............. 124
Transfer Agent and Registrar................................. 125                        CHARLES WEBB & COMPANY
Change in Accountants........................................ 125              A DIVISION OF KEEFE, BRUYETTE & WOODS, INC.
Experts...................................................... 125
Legal and Tax Opinions....................................... 125
Additional Information....................................... 126
Index to Financial Statements................................ F-1
            ____________________________

   UNTIL DECEMBER 15, 1998 OR 25 DAYS AFTER COMMENCEMENT OF
THE SYNDICATED COMMUNITY OFFERING, IF ANY, WHICHEVER IS                                   November 12, 1998
LATER, ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED
SECURITIES, MAY BE REQUIRED TO DELIVER A PROSPECTUS.  THIS
IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A
PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO
THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.
=================================================================     ==========================================================